   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 24, 1998


                                                      REGISTRATION NO. 333-63137

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                         PRE-EFFECTIVE AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                           REPUBLIC BANCSHARES, INC.
             (Exact Name of Registrant as Specified in its Charter)
                             ---------------------

             FLORIDA                              6711                            59-3347653
 (State or Other Jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  Incorporation or Organization)      Classification Code Number)            Identification No.)

                       111 SECOND AVENUE, N.E., SUITE 300
                            ST. PETERSBURG, FL 33701
                                 (727) 823-7300
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                             ---------------------

                          CHRISTOPHER M. HUNTER, ESQ.
                    GENERAL COUNSEL AND CORPORATE SECRETARY
                       111 SECOND AVENUE, N.E., SUITE 300
                            ST. PETERSBURG, FL 33701
                                 (727) 823-7300
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                             ---------------------

                                   COPIES TO:

                 JOHN A. BUCHMAN, ESQ.                                    JOHN L. DOUGLAS, ESQ.
                  HOLLAND & KNIGHT LLP                                      ALSTON & BIRD LLP
       2100 PENNSYLVANIA AVENUE, N.W., SUITE 400                           ONE ATLANTIC CENTER
               WASHINGTON, DC 20037-3202                                1201 WEST PEACHTREE STREET
                     (202) 955-3000                                       ATLANTA, GA 30309-3424
                                                                              (404) 881-7000

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                  ---------------------

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                           ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), SHALL DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           BANKERS SAVINGS BANK, FSB
                          2222 PONCE DE LEON BOULEVARD
                          CORAL GABLES, FLORIDA 33134


                                                              September 30, 1998


Dear Stockholder:


     You are cordially invited to attend a Special Meeting of the Stockholders (the "Special Meeting") of Bankers Savings Bank, FSB ("BSB") to be held at BSB's main office, located at 2222 Ponce de Leon Boulevard, Coral Gables, Florida 33134 on November 3, 1998, at 4:30 p.m. local time, notice of which is enclosed.


     As the Special Meeting, you will be asked to consider and vote on a proposal to approve an Agreement and Plan of Merger, dated as of March 2, 1998 (as amended and restated as of September 4, 1998, the "Agreement"), by and among Republic Bancshares, Inc. ("Bancshares"), its wholly owned subsidiary, Republic Bank ("Republic"), and BSB, pursuant to which, among other matters, BSB will merge (the "Merger") with and into Republic. Upon consummation of the Merger, each share of BSB common stock issued and outstanding at the effective time of the Merger (except for certain shares held by BSB or Bancshares, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or in satisfaction of debts previously contracted, and excluding shares held by BSB stockholders who perfect their dissenters' rights) will be exchanged for and automatically converted into shares of Bancshares common stock as determined in accordance with the exchange ratio formula set forth in the Agreement, with cash being paid in lieu of issuing fractional shares, as more fully described in the Proxy Statement/Prospectus.


     Enclosed are the Notice of Meeting, the Proxy Statement/Prospectus and a form of proxy. The accompanying Proxy Statement/Prospectus includes a description of the proposed Merger and provides other specific information concerning the Special Meeting. Please read these materials carefully and consider thoughtfully the information set forth in them.


     The Agreement has been approved by your Board of Directors and is recommended by the Board to you for approval. Your Board believes that, among other benefits, the Merger will result in a company with greater financial strength and increased opportunity and flexibility for profitable expansion and diversification. Consummation of the Merger is subject to certain conditions including approval of the Agreement and the transactions contemplated therein by BSB stockholders.

     It is important to understand that approval of the Agreement will require the affirmative vote of two-thirds of the issued and outstanding shares of BSB common stock. ACCORDINGLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE URGED TO COMPLETE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY FORM. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU PREVIOUSLY HAVE RETURNED YOUR PROXY FORM. The proposed Merger is a significant step for BSB stockholders and your vote on this matter is of great importance.

     ON BEHALF OF THE BOARD OF DIRECTORS, I URGE YOU TO VOTE FOR APPROVAL OF THE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREIN BY MARKING THE ENCLOSED PROXY FORM "FOR" ITEM ONE.

     If you have any questions about the Merger or the materials enclosed herewith, please write or call us at: Bankers Savings Bank, FSB, 2222 Ponce de Leon Boulevard, Coral Gables, Florida 33134; Attention: William Dolan. We look forward to seeing you at the Special Meeting.

                                          Sincerely,

                                          /S/ OCTAVIO HERNANDEZ
                                          ------------------------------------
                                          Octavio Hernandez
                                          President

                           BANKERS SAVINGS BANK, FSB
                          2222 PONCE DE LEON BOULEVARD
                          CORAL GABLES, FLORIDA 33134
                             ---------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                  TO BE HELD AT 4:30 P.M. ON NOVEMBER 3, 1998



                                                              September 30, 1998


To the Stockholders of Bankers Savings Bank, FSB:


     NOTICE IS HEREBY GIVEN that a Special Meeting of the Stockholders (the "Special Meeting") of Bankers Savings Bank, FSB ("BSB") will be held at BSB's main office, located at 2222 Ponce de Leon Boulevard, Coral Gables, Florida 33134, on November 3, 1998, at 4:30 p.m., local time, for the following purposes:


          1. Merger. To consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of March 2, 1998 (as amended and restated as of September 4, 1998, the "Agreement"), by and among Republic Bancshares, Inc. ("Bancshares"), its wholly-owned subsidiary, Republic Bank ("Republic"), and BSB, pursuant to which, among other matters, BSB will merge (the "Merger") with and into Republic. Upon consummation of the Merger, each share of BSB common stock issued and outstanding at the effective time of the Merger will be exchanged for and automatically converted into shares of Bancshares common stock as determined in accordance with the exchange ratio formula set forth in the Agreement, as more fully described in the accompanying Proxy Statement/Prospectus. A copy of the Agreement is set forth as Appendix A to the accompanying Proxy Statement/Prospectus.

          2. Other Business. To transact such other business as may come properly before the Special Meeting.

     Only stockholders of record at the close of business on September 10, 1998, will be entitled to receive notice of and to vote at the Special Meeting or any adjournment or postponement thereof. Approval of the Agreement and the transactions contemplated therein requires the affirmative vote of two-thirds of the issued and outstanding shares of BSB common stock.

     THE BOARD OF DIRECTORS OF BSB UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT BY MARKING THE ENCLOSED PROXY FORM "FOR" ITEM 1.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /S/ WILLIAM DOLAN
                                          ------------------------------------
                                          William Dolan
                                          Secretary

Coral Gables, Florida

September 30, 1998


WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND
                               SIGN THE ENCLOSED
    FORM OF PROXY AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE PAID RETURN
                              ENVELOPE IN ORDER TO
      ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING.
                             ---------------------

     EACH STOCKHOLDER HAS THE RIGHT TO DISSENT FROM THE AGREEMENT AND DEMAND PAYMENT OF THE FAIR VALUE OF HIS SHARES IF THE MERGER IS CONSUMMATED. THE RIGHT OF ANY STOCKHOLDER TO RECEIVE SUCH PAYMENT IS CONTINGENT UPON STRICT COMPLIANCE WITH THE REQUIREMENTS OF SECTION 552.14 OF THE RULES AND REGULATIONS OF THE OFFICE OF THRIFT SUPERVISION, THE FULL TEXT OF WHICH IS SET FORTH IN APPENDIX C TO THE PROXY STATEMENT/PROSPECTUS. SEE "DESCRIPTION OF THE TRANSACTION-DISSENTING STOCKHOLDERS" IN THE ACCOMPANYING PROXY STATEMENT/ PROSPECTUS.

          BANKERS SAVINGS BANK, FSB                      REPUBLIC BANCSHARES, INC.
               PROXY STATEMENT                                  PROSPECTUS

                                                                  475,000
                                                          SHARES OF COMMON STOCK
                                                        (PAR VALUE $2.00 PER SHARE)


     Republic Bancshares, Inc. ("Bancshares") has filed a registration statement with the Securities and Exchange Commission (the "Commission"), covering up to a maximum of 475,000 newly-issued shares of common stock of Bancshares, par value $2.00 per share ("Bancshares Common Stock"), to be issued pursuant to the merger (the "Merger") of Bankers Savings Bank, FSB ("BSB") with and into Republic Bank, a wholly-owned subsidiary of Bancshares ("Republic"). At the effective time of the Merger (the "Effective Time"), (i) Bancshares will acquire all of the issued and outstanding common stock of BSB, par value $4.00 per share ("BSB Common Stock"), and (ii) the outstanding shares of BSB Common Stock (except for certain shares held by BSB or Bancshares, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or in satisfaction of debts previously contracted, and excluding shares held by BSB stockholders who perfect their dissenters' rights of appraisal) will be exchanged for and automatically converted into shares of Bancshares Common Stock in accordance with the exchange ratio (the "Exchange Ratio") to be calculated at the Effective Time based on the formula set forth in an Agreement and Plan of Merger, dated as of March 2, 1998, by and among Bancshares, Republic and BSB (as amended and restated as of September 4, 1998, the "Agreement"). By way of example, if the Merger had been consummated on September 23, 1998, the Exchange Ratio would have been 0.5705, and BSB stockholders would have received a total of approximately 402,380 shares of Bancshares Common Stock, which had a closing price per share on the Nasdaq Stock Market's National Market (the "Nasdaq National Market") of $22.44. The actual Exchange Ratio and number of shares of Bancshares Common Stock issued will be subject to adjustment based on, among other factors, the average market price of Bancshares Common Stock for a 20-day period prior to the Effective Time. For a further description of the Exchange Ratio formula and the other terms of the Merger, see "Description of the Transaction."


     The registration statement includes this Proxy Statement/Prospectus, which constitutes both the prospectus for the Bancshares Common Stock to be issued upon consummation of the Merger and the proxy statement that is being furnished to the stockholders of BSB in connection with the solicitation by the Board of Directors of BSB of proxies from holders of BSB Common Stock for use at the special meeting of stockholders of BSB (the "Special Meeting"). At the Special Meeting of BSB stockholders, only stockholders of record as of the close of business on September 10, 1998, will be eligible to consider and vote upon a proposal to approve the Agreement.


     This Proxy Statement/Prospectus and the accompanying proxy form are first being mailed to stockholders of BSB on or about September 30, 1998.


     SEE "RISK FACTORS" COMMENCING ON PAGE 15 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE BANCSHARES COMMON STOCK OFFERED HEREBY.
                             ---------------------

 THE SHARES OF BANCSHARES COMMON STOCK OFFERED HEREBY ARE NOT DEPOSITS, SAVINGS ACCOUNTS OR OTHER OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS
     ASSOCIATION INSURANCE FUND OR ANY OTHER INSURER OR GOVERNMENT AGENCY.

  THE SECURITIES TO WHICH THIS PROXY STATEMENT/PROSPECTUS REFERS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
  SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY
STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


       THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS SEPTEMBER   , 1998.

     We have not authorized anyone to give any information or make any representation about the Merger or our companies that differs from, or adds to, the information in this Proxy Statement/Prospectus or in the documents that are publicly filed by Bancshares with the Commission. Therefore, if anyone does give you different or additional information, you should not rely on it.

     If you are in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this Proxy Statement/Prospectus or to ask for proxies, or if you are a person to whom it is unlawful to direct such activities, then the offer presented by this Proxy Statement/Prospectus does not extend to you.

     The information contained in this Proxy Statement/Prospectus speaks only as of its date unless the information specifically indicates that another date applies.

     Information in this Proxy Statement/Prospectus about Bancshares and Republic has been supplied by Bancshares, and information about BSB, except such information described under "Description of the Transaction -- Opinion of BSB's Financial Advisor," has been supplied by BSB.

                RISKS ASSOCIATED WITH FORWARD-LOOKING STATEMENTS

     Bancshares and BSB make forward-looking statements in this document, and Bancshares makes forward-looking statements in the Bancshares public documents to which we refer, that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations or the performance of the combined company after the Merger. Also, when we use any of the words "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Many possible events or factors could affect the future financial results and performance of each of our companies and the combined company after the Merger. This could cause results or performance to differ materially from those expressed in our forward-looking statements. You should consider these risks when you vote on the Merger. These possible events or factors include the following:

          1. Our revenues after the Merger are lower than we expect, our restructuring charges are higher than we expect, we lose more deposits, customers or business than we expect, or our operating costs after the Merger are greater than we expect;

          2. Competition among depository and other financial institutions increases significantly;

          3. We have more trouble integrating our businesses or retaining key personnel than we expect;

          4. Our costs savings from the Merger are less than we expect, or we are unable to obtain those cost savings as soon as we expect.

          5. Changes in the interest rate environment reduce our margins;


          6. Conditions in the overall real estate market and the market for high loan-to-value and other mortgage loans are worse than we expect;


          7. General economic or business conditions are worse than we expect;

          8. Legislative or regulatory changes adversely affect our business;

          9. Technological changes and systems integration, including becoming year 2000 compliant, are harder to make or more expensive than we expect; and

          10. Adverse changes occur in the securities markets.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
AVAILABLE INFORMATION.......................................   iii
DOCUMENTS INCORPORATED BY REFERENCE.........................    iv
SUMMARY.....................................................     1
  The Parties...............................................     1
  Special Meeting of BSB Stockholders.......................     5
  The Merger; Exchange Ratio................................     6
  Dissenting Stockholders...................................     6
  Reasons for the Merger; Recommendation of BSB's Board of
     Directors..............................................     6
  Opinion of BSB's Financial Advisor........................     7
  Effective Time............................................     7
  Exchange of Stock Certificates............................     7
  Regulatory Approvals......................................     7
  Waiver, Amendment and Termination of the Agreement........     8
  Interests of Certain Persons in the Merger................     8
  Certain Federal Income Tax Consequences of the Merger.....     8
  Certain Differences in Stockholders' Rights...............     8
RECENT DEVELOPMENTS.........................................     9
RISK FACTORS................................................    15
COMPARATIVE MARKET PRICES OF BANCSHARES AND BSB COMMON
  STOCK.....................................................    27
COMPARATIVE PER SHARE DATA..................................    28
SELECTED FINANCIAL AND OTHER DATA OF BANCSHARES AND BSB.....    29
THE SPECIAL MEETING OF BSB STOCKHOLDERS.....................    37
  Date, Place, Time and Purpose.............................    37
  Record Date, Voting Rights, Required Votes and
     Revocability of Proxies................................    37
  Recommendation of the Board of Directors of BSB...........    38
DESCRIPTION OF THE TRANSACTION..............................    39
  General...................................................    39
  Exchange Ratio............................................    39
  Treatment of BSB Options..................................    40
  Background of and Reasons for the Merger..................    40
  Opinion of BSB's Financial Advisor........................    42
  Effective Time of the Merger..............................    45
  Distribution of Bancshares' Stock Certificates and Payment
     for Fractional Shares..................................    45
  Conditions to Consummation of the Merger..................    46
  Regulatory Approvals......................................    47
  Waiver, Amendment and Termination of the Agreement........    47
  Conduct of Business Pending the Merger....................    48
  Management of Bancshares and Republic Following the
     Merger.................................................    49
  Interests of Certain Persons in the Merger................    49
  Dissenting Stockholders...................................    50
  Certain Federal Income Tax Consequences of the Merger.....    51
  Accounting Treatment......................................    52
  Expenses and Fees.........................................    52
  Resales of Bancshares Common Stock........................    52
EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS..............    54
  Authorized Capital Stock..................................    54
  Amendment of Articles of Incorporation and Bylaws.........    55
  Board of Directors and Absence of Cumulative Voting.......    55
  Removal of Directors......................................    55

                                                              PAGE
                                                              ----
  Indemnification...........................................    56
  Special Meetings of Stockholders..........................    57
  Actions of Stockholders Without a Meeting.................    57
  Stockholder Nominations and Proposals.....................    57
  Mergers, Consolidation and Sales of Assets................    58
  Dissenters' Rights of Appraisal...........................    58
  Stockholders' Rights to Examine Books and Records.........    59
  Dividends.................................................    59
COMPARATIVE MARKET PRICES...................................    60
UNAUDITED COMBINED FINANCIAL DATA...........................    61
CERTAIN INFORMATION CONCERNING BANCSHARES...................    69
CERTAIN INFORMATION CONCERNING BSB..........................    73
DESCRIPTION OF BANCSHARES COMMON AND PREFERRED STOCK........    89
LEGAL OPINIONS..............................................    90
EXPERTS.....................................................    90
INDEX TO FINANCIAL STATEMENTS...............................   F-1

APPENDIX A  --   Agreement and Plan of Merger
APPENDIX B  --   Opinion of RP Financial, LC.
APPENDIX C  --   Provisions of the Rules and Regulations of the Office of
                 Thrift Supervision Applicable to Dissenting Stockholders

                             AVAILABLE INFORMATION


     Bancshares is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information concerning Bancshares may be inspected and copied at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, where copies may be obtained at prescribed rates, as well as at the following regional offices: Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. The Commission also maintains an internet site that contains reports, proxy and information statements and other information regarding Bancshares. The address of the internet site is http://www.sec.gov. Bancshares Common Stock is listed on the Nasdaq National Market. Copies of reports, proxy statements and other information concerning Bancshares may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.


     This Proxy Statement/Prospectus constitutes part of the Registration Statement on Form S-4 of Bancshares (including any exhibits and amendments thereto, the "Registration Statement") filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered hereby. This Proxy Statement/Prospectus does not include all of the information in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. For further information about Bancshares and the securities offered hereby, reference is made to the Registration Statement. The Registration Statement may be inspected and copied, at prescribed rates, at the Commission's public reference facilities at the addresses set forth above.


                   [Balance of page intentionally left blank]

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents previously filed with the Commission by Bancshares pursuant to the Exchange Act are hereby incorporated by reference herein:

          1. Bancshares' Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

          2. Bancshares' Proxy Statement for its annual meeting of stockholders held on April 28, 1998;

          3. Bancshares' Quarterly Reports on Form 10-Q for the three-month periods ended March 31 and June 30, 1998.

     All documents filed by Bancshares pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THOSE DOCUMENTS ARE AVAILABLE UPON REQUEST, WITHOUT CHARGE (EXCEPT FOR THE EXHIBITS THERETO), FROM BANCSHARES -STAN BLAKEY, DIRECTOR OF INVESTOR RELATIONS & COMMUNICATIONS, REPUBLIC BANCSHARES, INC., 111 SECOND AVE., N.E., ST. PETERSBURG, FLORIDA 33701 (TELEPHONE (727) 823-7300). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS,
ANY REQUEST SHOULD BE MADE BY OCTOBER   , 1998.

                   [Balance of page intentionally left blank]

                                    SUMMARY

     The following is a summary of certain information relating to the Special Meeting, the proposed Merger, and the offering of shares of Bancshares Common Stock to be issued in connection therewith. This summary does not purport to be complete and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Proxy Statement/Prospectus. Stockholders are urged to read carefully the entire Proxy Statement/Prospectus, including the Appendices. As used in this Proxy Statement/Prospectus, the terms "Bancshares" and "BSB" refer to those entities, respectively, and, where the context requires, to those entities and their respective subsidiaries. The term "Combined Company" refers to Bancshares and BSB after consolidation.

THE PARTIES

  Bancshares

     General. Bancshares is a registered bank holding company whose principal subsidiary is Republic, a Florida-chartered commercial bank headquartered in St. Petersburg, Florida. As a result of the sale of several Florida-based banking organizations to out-of-state bank holding companies in January 1998, Bancshares is now the largest independent commercial bank holding company headquartered in Florida, based on its June 30, 1998 assets of $2.2 billion. Bancshares, through Republic, provides a broad range of traditional commercial banking services, emphasizing real estate and business lending. Republic is also active in mortgage banking through its Flagship Mortgage Services ("Flagship") division, which originates first-lien residential mortgages and high loan-to-value debt consolidation and home improvement loans ("High LTV Loans") for sale and securitization. Flagship's High LTV Loans are secured by junior liens on residential real estate where the combined amount of indebtedness secured by the residence may be up to 125% of the value of the residence and often exceeds 100%. Currently, Bancshares' branch network consists of 55 branches in Brevard, Broward, Columbia, Hernando, Manatee, Marion, Monroe, Orange, Osceola, Pasco, Pinellas, Sarasota, Seminole and Suwannee counties, Florida and one branch in Glynn County, Georgia. At June 30, 1998, Bancshares' consolidated assets totaled $2.2 billion, loans held in portfolio totaled $1.4 billion, deposits totaled $1.7 billion and stockholders' equity was $170.3 million. Bancshares is currently regulated by the Board of Governors of the Federal Reserve System (the "Federal Reserve"), and Republic is regulated by the Florida Department of Banking and Finance (the "Department") and the Federal Deposit Insurance Corporation (the "FDIC"). Bancshares' other depository institution subsidiary, Republic Bank, FSB (the "Savings Bank"), is a federally chartered savings bank headquartered in St. Petersburg with an interstate branch located in Brunswick, Georgia that commenced operations on August 21, 1998. The Savings Bank is regulated by the Office of Thrift Supervision ("OTS") and the FDIC. Republic's and the Savings Bank's deposits are insured by the FDIC up to applicable limits, and both institutions are members of the Federal Home Loan Bank of Atlanta ("FHLB").

     In May 1993, William R. Hough and John W. Sapanski (together, the "Principal Stockholders") acquired from Republic's prior controlling stockholder more than 99.0% of Republic's outstanding common stock (the "Change in Control"). Mr. Hough is a member of Bancshares' and Republic's Boards of Directors, and Mr. Sapanski serves as Bancshares' and Republic's Chairman of the Board, Chief Executive Officer and President.

     In May 1998, Bancshares completed a public offering of 2,642,150 shares of Bancshares Common Stock at price to the public of $29.50 per share (the "May 1998 Offering"). The number of common equivalent shares outstanding as of that date increased to 9,713,035. Net proceeds from the May 1998 Offering were $72.9 million after deducting underwriting discounts and commissions and expenses. Of the net proceeds, $70.2 million were used to increase the common equity of Republic Bank while $2.7 million were retained by Bancshares to be used for the capitalization of the Savings Bank.


     The principal executive offices of Bancshares are located at 111 Second Avenue, N.E., Suite 300, St. Petersburg, Florida 33701, and its telephone number is (727) 823-7300.

     Acquisitions and Branch Expansion. Following the Change in Control, Republic began to implement a program of expanding its branches and lines of business. In December 1993, Republic acquired 12 branches from CrossLand Savings FSB, a federal stock savings bank ("CrossLand"), and assumed deposit liabilities of $327.7 million and purchased loans secured by real estate and other real estate owned ("ORE") amounting to $201.6 million from CrossLand (the "CrossLand Purchase and Assumption"). The CrossLand Purchase and Assumption almost tripled Republic's size, increasing total assets to $531.3 million and total deposits to $494.3 million at December 31, 1993. Additionally, the 12 CrossLand branches expanded Republic's market coverage to include Manatee and Sarasota counties and more than doubled Republic's branch network to a total of 19 branches.

     During the latter part of 1994 and throughout 1995, Republic continued to pursue a strategy of increasing its retail banking presence on the west central coast of Florida. Republic opened 13 additional new branches, expanding its market coverage in existing counties and providing entry into Pasco County.

     In January 1996, Republic organized Bancshares and became its wholly-owned subsidiary. Throughout 1997, Bancshares continued its geographic expansion strategy. In January 1997, Bancshares opened a new branch in Hernando County. In April 1997, Bancshares acquired Firstate Financial, F.A. ("Firstate"), a federal savings association headquartered in Orlando, Florida, for a cash purchase price of $5.5 million (the "Firstate Acquisition"). The Firstate Acquisition increased Bancshares' presence in central Florida, where Bancshares previously operated a loan production office ("LPO") but had no branches. On the date of acquisition, Firstate had total assets of $71.1 million and total deposits of $67.9 million. The Firstate Acquisition was accounted for using purchase accounting rules.

     On September 19, 1997, F.F.O. Financial Group, Inc., St. Cloud, Florida ("FFO"), the holding company parent of First Federal Savings and Loan Association of Osceola County, which was also majority-controlled by Mr. Hough, was merged into Bancshares in a stock-for-stock transaction (the "FFO Merger"). The FFO Merger expanded Bancshares' presence in central Florida by adding 11 branches in Brevard, Orange and Osceola counties. On the date of the FFO Merger, FFO had total assets of $328.4 million, total loans of $233.3 million and total deposits of $303.4 million. The FFO Merger was accounted for as a corporate reorganization in which Mr. Hough's interests in FFO and Bancshares were combined at historical cost in a manner similar to a pooling of interests, while the minority interests in FFO were combined with Bancshares at fair market value using purchase accounting rules.

     On June 19, 1998, Bancshares acquired three branch offices of NationsBank, N.A. ("NationsBank") and four branch offices of NationsBank's affiliate, Barnett Bank, N.A. ("Barnett"), including the loans and other assets recorded at such offices (collectively, the "NationsBank Florida Branches"). The NationsBank Florida Branches are located throughout the State of Florida and include three in Monroe County (Key West, Marathon and Plantation Key), two in Marion County (Ocala and Silver Springs) and one each in Columbia County (Lake City) and Suwannee County (Live Oak). When acquired, the NationsBank Florida Branches had deposit liabilities of $199.9 million and loans of $114.4 million. On August 20, 1998, Bancshares acquired an additional branch (the "Georgia Branch" and, together with the NationsBank Florida Branches, the "NationsBank Branches") of Barnett located in Brunswick (Glynn County), Georgia, with the office becoming an interstate branch of Bancshares's newly-chartered Savings Bank. At the time of acquisition, the Georgia Branch had deposit liabilities of $16.9 million and loans of $7.5 million. Bancshares paid a combined deposit and loan premium of $27.2 million for the NationsBank Branches. Bancshares' acquisitions of the eight NationsBank Branches were both accounted for using purchase accounting rules, with the deposit premiums being amortized using the straight-line method over a 10-year period.

     On August 13, 1998, Bancshares purchased a branch office (the "Dime Branch") in Deerfield Beach (Broward County), Florida from The Dime Savings Bank, F.S.B. Pursuant to the transaction, Bancshares assumed $209.5 million of deposits and purchased $60,900 of loans and $100,000 of personal property and equipment assigned to the Dime Branch. Bancshares' purchase price for the Dime Branch was $9.8 million, and the transaction was accounted for using purchase accounting rules and a 10-year straight-line amortization of the deposit premium.

     On May 6, 1998, Bancshares and Republic entered into an Agreement and Plan of Merger (the "Lochaven Agreement") with Lochaven Federal Savings and Loan Association, Orlando, Florida ("Lochaven"), providing for the merger of Lochaven with and into Republic (the "Lochaven Merger" and with the BSB Merger, the "Proposed Mergers"). Lochaven has one branch in Orange County, Florida, and as of June 30, 1998, had total assets of $59.3 million, total loans (including loans held for sale) of $54.4 million and total deposits of $56.1 million. Under the terms of the Lochaven Agreement, stockholders of Lochaven are to receive
0.2776 of a share of Bancshares Common Stock for each outstanding share of Lochaven common stock, and options outstanding for Lochaven common stock will be converted to options for Bancshares Common Stock at the same ratio. It is anticipated that the Lochaven Merger will be accounted for as a pooling of interests. The transaction may be terminated by either Lochaven or Bancshares if it is not consummated by December 1, 1998. All required regulatory approvals for the Lochaven Merger have been received. See "Certain Information Concerning Bancshares -- Recent and Proposed Acquisitions."


     If consummated, the Proposed Mergers will increase the total assets of Bancshares to approximately $2.5 billion (based on most recent available data) and expand Republic's branch network from 55 to 58 branches in Florida, located in Brevard, Broward, Columbia, Dade, Hernando, Manatee, Marion, Monroe, Orange, Osceola, Pasco, Pinellas, Sarasota, Seminole and Suwannee counties, and one branch in Georgia, located in Glynn County. There can be no assurance that Bancshares will be able to consummate the Proposed Mergers, or, if consummated, successfully integrate the operations and management of the Proposed Mergers and its other branch acquisitions this year. See "Risk Factors -- Current Acquisitions and Ability to Manage Growth and Integrate Operations."

     Bancshares anticipates continuing its strategy of geographic expansion for the foreseeable future through a combination of whole bank and thrift acquisitions, branch acquisitions and de novo branching, depending upon various factors, including whether: (i) the transaction will be accretive to Bancshares' earnings per share no later than one year following consummation; (ii) the transaction will provide Bancshares with a new or additional location in a desirable market area; (iii) the transaction will close an existing gap in Bancshares' Florida branch network; or (iv) the transaction will present competitive opportunities, such as branches becoming available due to branch closings, bank mergers and other consolidations.


     Mortgage Banking and Lending Activities. During 1996 and 1997, Bancshares focused on increasing its residential lending capabilities. In conjunction with the establishment of Flagship in April 1996 and its internal growth, Bancshares added eight residential LPOs in Florida, one residential LPO in Boston, Massachusetts, as well as wholesale LPOs in St. Petersburg, Florida and in Irvine, California. These offices expanded Bancshares product line to include government-insured first mortgage loans, and, beginning in the fourth quarter of 1996, High LTV Loans. At the same time, Bancshares also began purchasing residential mortgage loans from mortgage brokers and other third-party originators for resale. The strategy of Bancshares is to sell or securitize substantially all of the loans it originates and purchases through Flagship.


     Until late 1997, Bancshares sold all of the High LTV and other mortgage loans originated by Flagship in whole loan sales. In December 1997, however, Bancshares consummated its first securitization, in which it securitized $60.0 million of High LTV Loans in a private placement offering. Bancshares retained servicing rights with respect to the loans that were securitized.

     In June 1998, Bancshares and SPC sold $240.0 million securities backed by $240.0 million of its High LTV Loans in a private placement securitization (the "June Securitization"), while retaining a $12.0 million subordinated interest in the pool of loans that were securitized. Bancshares retained servicing rights with respect to the loans that were securitized. Bancshares currently anticipates further whole loan sales or securitizations with respect to the mortgage loans originated by Flagship on a quarterly or other periodic basis, depending on then-prevailing market conditions and other factors such as Republic's capitalization and liquidity.

     Business Strategy. Bancshares' business strategy entails: (i) originating and purchasing real estate-secured loans for portfolio and sale; (ii) originating business and consumer loans for portfolio; (iii) improving market share and expanding market coverage through a combination of acquisitions of other financial institutions, branch purchases and de novo branching; (iv) increasing non-interest income through expanded mortgage banking activities and increased emphasis on commercial and retail checking relationships; and (v) increasing its range of products and services. While pursuing this strategy, management remains committed to improving asset quality, managing interest rate risk, enhancing profitability and maintaining its status as a well-capitalized institution for regulatory capital purposes.

     The results of the Bancshares' business strategy include:

     - Expanded Branch Network. Since the Change in Control in 1993, Bancshares has expanded its retail banking presence from seven branches in northern Pinellas County to its current 55 branches in Brevard, Broward, Columbia, Hernando, Manatee, Marion, Monroe, Orange, Osceola, Pasco, Pinellas, Sarasota, Seminole and Suwanee counties and one branch in Glynn County, Georgia. The Proposed Mergers, if consummated, will provide Bancshares with a two branch presence in Dade County and an additional branch in Orange County, bringing its total branch network to 58 branches in Florida and one branch in Georgia.


     - Substantial Asset Growth. Since the Change in Control, Bancshares has increased in asset size from approximately $168.7 million to approximately $2.2 billion at June 30, 1998. The Proposed Mergers, if all are consummated, will increase the total asset size of Bancshares to approximately $2.5 billion. This asset growth is largely attributable to the opening of new branches and internally-generated deposit and loan growth, bulk purchases of loan portfolios and deposit assumptions such as the CrossLand Purchase and Assumption, acquisitions of other financial institutions such as Firstate, FFO, BSB and Lochaven and branch purchases such as the NationsBank and Dime Branch purchases.



     - Increased Mortgage Banking and Other Fee-Generating
       Activities. Bancshares has increased its non-interest income through improved revenue from an expanded line of deposit products, and through the establishment of Flagship, with its emphasis on mortgage banking activities, both in absolute terms and as a relative percentage of its net income. In 1997, Flagship contributed approximately $15.3 million in non-interest income (over 60% of total non-interest income). As a result of Bancshares having expanded its sources and amounts of fee income, total non-interest income was 1.85% of average assets in 1997, as compared to 0.63% in 1994, the first full year after the Change in Control.


     - Improved Asset Quality Ratios. A significant portion of the assets of Republic at the time of the Change in Control and the assets acquired in the CrossLand Purchase and Assumption were nonperforming. As a result, Republic's nonperforming assets were $44.2 million, or 5.66% of total assets, at year-end 1993. At June 30, 1998, nonperforming assets of Bancshares had been reduced to $38.5 million, or 1.79% of total assets, primarily through the implementation of consistent loan underwriting policies and procedures, centralization of all credit decision functions, increasing the size of the loan portfolio, write-offs and sales of ORE. However, the level of Bancshares' nonperforming assets continues to be higher than that of peer group institutions. See "Risk
       Factors -- Nonperforming Assets."

     - Management of Financial Risks. One of Bancshares' primary objectives is to reduce fluctuations in net interest income caused by changes in market interest rates and changes in the value of its mortgage loans held for sale. To manage this interest rate risk, Bancshares generally limits holding loans in its portfolio to those that have variable interest rates tied to interest-sensitive indices and actively manages the maturities within its investment portfolio. Bancshares also engages in various hedging activities to reduce its exposure to the interest rate risks attributable to mortgage loans held pending subsequent sale or securitization.

  BSB

     BSB is a federally-chartered savings and loan association headquartered in Coral Gables, Florida, with two offices located in Dade County in the cities of Coral Gables and Miami, Florida. As of June 30, 1998, BSB had total assets of approximately $68.3 million, total loans and loans held for sale of approximately $49.4 million, total deposits of approximately $60.7 million, and total stockholders' equity of approximately $4.4 million.

     BSB offers a wide variety of traditional community-oriented depository and lending services. In addition to these activities, BSB engages in a substantial mortgage banking business, which generated approximately $56 million in loan sales in 1997.

     BSB was organized under the laws of the state of Florida and commenced operations in 1987 as a state-chartered savings and loan association. On January 1, 1998, BSB converted to a federally-chartered savings and loan association. BSB's principal executive office is located at 2222 Ponce de Leon Boulevard, Coral Gables, Florida 33134, and its telephone number at such address is (305) 441-2222.

     BSB is regulated by the OTS. Its deposits are insured by the FDIC up to applicable limits, and BSB is a member of the FHLB. Additional information with respect to BSB and its subsidiaries is included in this Proxy
Statement/Prospectus. See "Selected Financial and Other Data of Bancshares and BSB" and "Certain Information Concerning BSB."

SPECIAL MEETING OF BSB STOCKHOLDERS


     This Proxy Statement/Prospectus is being furnished to the holders of BSB Common Stock in connection with the solicitation by the BSB Board of Directors of proxies for use at the Special Meeting at which BSB stockholders will be asked to vote upon a proposal to approve the Agreement and the transactions contemplated therein. The Special Meeting will be held at BSB's main office, located at 2222 Ponce de Leon Boulevard, Coral Gables, Florida 33134, on November 3, 1998, at 4:30 p.m. local time. See "Special Meeting of BSB Stockholders -- Date, Place, Time and Purpose."



     BSB's Board of Directors has fixed the close of business on September 10, 1998, as the record date (the "Record Date") for determination of the stockholders entitled to notice of and to vote at the Special Meeting. Only holders of record of shares of BSB Common Stock on the Record Date will be entitled to notice of and to vote at the Special Meeting. Each share of BSB Common Stock is entitled to one vote. Stockholders who execute proxies retain the right to revoke them at any time prior to being voted at the Special Meeting. At August 31, 1998, there were 705,333 shares of BSB Common Stock issued and outstanding, which were held by approximately 130 stockholders of record. See "The Special Meeting of BSB Stockholders -- Record Date, Voting Rights, Required Votes and Revocability of Proxies."


     To hold a vote on any proposal, a quorum must be present either in person or by proxy, which is a majority of the votes entitled to be cast by the holders of the outstanding shares of BSB Common Stock. In determining whether a quorum exists at the Special Meeting, all votes "for" or "against," as well as all abstentions, will be counted. Approval of the Agreement and the transactions contemplated therein requires the affirmative vote by holders of two-thirds (approximately 470,222 shares) of the outstanding shares of BSB Common Stock. As a result, broker non-votes and abstentions will have the same effect as a vote against the approval of the Agreement at the Special Meeting.

     As of the Record Date, all directors and executive officers of BSB as a group (12 persons) were entitled to vote approximately 46,400 shares of BSB Common Stock, constituting approximately 6.6% of the total number of shares of BSB Common Stock outstanding at the date, and are anticipated to vote their shares of BSB Common Stock in favor of the Merger. As of the Record Date, Bancshares and its affiliates were not entitled to vote any shares of BSB Common Stock. See "Special Meeting of Stockholders -- Record Date, Voting Rights, Required Votes and Revocability of Proxies."

     BSB'S STOCKHOLDERS HAVE THE RIGHT TO DISSENT FROM APPROVAL OF THE AGREEMENT AND OBTAIN PAYMENT FOR THE FAIR VALUE OF THEIR SHARES OF BSB COMMON STOCK BY STRICTLY COMPLYING WITH THE PROCEDURES DESCRIBED IN SECTION 552.14 OF THE RULES AND REGULATIONS OF THE OTS (THE "OTS REGULATIONS"). SEE "DESCRIPTION OF THE TRANSACTION -- DISSENTING STOCKHOLDERS" AND APPENDIX C.

THE MERGER; EXCHANGE RATIO

     The Agreement provides for the acquisition of BSB by Bancshares pursuant to the Merger of BSB with and into Republic. At the Effective Time set forth in the Certificate of Merger relating to the Merger to be filed with the Department, shares of BSB Common Stock then issued and outstanding (excluding certain shares held by stockholders who perfect their dissenters' rights of appraisal) will be exchanged for and automatically converted into shares of Bancshares Common Stock in accordance with the Exchange Ratio. Under the terms of the Agreement, the Exchange Ratio will be determined by:

          (a) calculating the December 31, 1997 book value of BSB less the dollar amount of certain change in control payments to be made to BSB's executive officers ($4,237,000 minus $250,000 or $3,987,000);


          (b) adding to (or subtracting from) $3,987,000 any profits earned (or losses incurred) by BSB in 1998 through the month-end prior to the date on which the Special Meeting is held (through October 1998);


          (c) multiplying the sum in (b) by 1.7;

          (d) adding to the product in (c) $2,020,000, which represents the difference between the sales price of BSB's main office facility and its book value as of December 31, 1997;

          (e) dividing the resulting sum in (d) by the total number of shares of BSB Common Stock outstanding at the Effective Time, yielding a fixed per share value for each share of BSB Common Stock (the "BSB Per Share Value").

     The actual Exchange Ratio utilized to convert the shares of BSB Common Stock into shares of Bancshares Common Stock will be calculated by dividing the BSB Per Share Value by a blended market value of a share of Bancshares Common Stock (the "Market Value"), which is derived by taking the average of the closing prices of Bancshares Common Stock on each of the 20 consecutive trading days ending on the third business day immediately preceding the closing date for the transaction (the "Closing Date") as reported on the Nasdaq National Market (the "Average Price"). If the Average Price is within a range of $22.50 to $27.50, the Market Value will be $25.00. If the Average Price is not within this range, the Market Value will be the mean of the Average Price and $25.00.


     For the eight months ended August 31, 1998, BSB reported aggregate 1998 earnings of $105,000. Accordingly, based on the 705,333 shares of BSB Common Stock outstanding and the Market Value of Bancshares Common Stock of $22.63 as of September 23, 1998, it is estimated that the BSB Per Share Value would have been $12.91, the Exchange Ratio would have been 0.5705 and the number of shares of Bancshares Common Stock issued would have been 402,380 if the Merger had been consummated on that date. These figures are for illustration only. The actual BSB Per Share Value, Exchange Ratio and number of shares of Bancshares Common Stock issued will vary depending upon (i) future changes in the Market Value,
(ii) BSB's subsequent earnings performance, and (iii) the issuance of additional shares of BSB Common Stock.


     No fractional shares of Bancshares Common Stock will be issued. Rather, cash will be paid in lieu of any fractional share issued to which any BSB stockholder would otherwise be entitled upon consummation of the Merger, based on the Average Price. See "Description of the Transaction -- General."

DISSENTING STOCKHOLDERS

     Holders of BSB Common Stock entitled to vote on the approval of the Agreement have the right to dissent from the Merger and, upon consummation of the Merger and the satisfaction of certain specified procedures and conditions, to receive the fair value of such holders' shares of BSB Common Stock in cash in accordance with the applicable provisions of the OTS Regulations. The procedures to be followed by dissenting stockholders are summarized under "Description of the Transaction -- Dissenting Stockholders," and the applicable provisions of the OTS Regulations are reproduced as Appendix C.

REASONS FOR THE MERGER; RECOMMENDATION OF BSB'S BOARD OF DIRECTORS

     The BSB Board believes that the Merger is in the best interest of BSB and its stockholders, has unanimously approved the Agreement and unanimously recommends that the stockholders vote "FOR" approval of the Agreement and the consummation of the transactions contemplated therein. In deciding to approve the Agreement and the consummation of the transactions contemplated therein, the BSB Board considered a number of factors, including, among other matters, the financial terms of the proposed Merger, alternatives to the Merger, the impact the Merger would have on the stockholders of BSB, increased liquidity, and the preliminary opinion of RP Financial, LC. ("RP Financial") that the transaction was fair to the stockholders of BSB from a financial point of view. Based upon all of the foregoing, the BSB Board determined to approve the transaction with Bancshares. See "Description of the Transaction -- Background of and Reasons for the Merger."

     The Board of Directors of BSB believes that the Merger will result in a company with expanded opportunities for profitable growth and that the combined resources and capital of BSB and Bancshares will provide an enhanced ability to compete in the changing and competitive financial services industry. See "Description of the Transaction -- Background of and Reasons for the Merger."


OPINION OF BSB'S FINANCIAL ADVISOR


     RP Financial has rendered an opinion to BSB that the terms of the Merger are fair, from a financial point of view, to the stockholders of BSB. The opinion of RP Financial is attached as Appendix B to this Proxy Statement/Prospectus. BSB's stockholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken in connection therewith. See "Description of the Transaction -- Opinion of BSB's Financial Advisor."

EFFECTIVE TIME

     Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Time will occur on the date and at the time set forth in the Certificate of Merger to be filed by Republic and BSB with the Department. Unless otherwise agreed upon by Bancshares and BSB, and subject to the conditions to the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the Effective Time to occur by the tenth business day (as determined by Bancshares) following the last to occur of:
(i) the effective date (including the expiration of any applicable waiting period) of the last federal or state regulatory approval or consent required for the Merger (which has already occurred); or (ii) the date on which the Agreement is approved by the requisite vote of BSB's stockholders. The parties expect that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated during the fourth quarter of 1998, although there can be no assurance as to whether or when the Merger will occur. See "Description of the Transaction -- Effective Time of the Merger," "-- Conditions to Consummation of the Merger," and "-- Waiver, Amendment and Termination of the Agreement."

EXCHANGE OF STOCK CERTIFICATES

     Promptly after the Effective Time, Bancshares will cause its exchange agent, ChaseMellon Shareholders Services (the "Exchange Agent"), to mail to the former stockholders of BSB appropriate transmittal materials, which will include instructions for the exchange of such stockholders' certificates representing shares of BSB Common Stock for certificates representing shares of Bancshares Common Stock. BSB STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE FORM LETTER OF TRANSMITTAL AND INSTRUCTIONS FROM THE EXCHANGE AGENT. See "Description of the Transaction -- Distribution of Bancshares Stock Certificates."

REGULATORY APPROVALS

     The Merger is subject to approval by the FDIC, the Federal Reserve and the Department. All required regulatory approvals for the Merger have been obtained by Bancshares. See "Description of the Transaction -- Conditions to Consummation of the Merger" and "-- Regulatory Approvals."

WAIVER, AMENDMENT AND TERMINATION OF THE AGREEMENT


     The Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time by mutual action of the Boards of Directors of both Bancshares and BSB, or by action of the Board of Directors of either party under certain circumstances, including if the Merger is not consummated by December 1, 1998, unless the failure to consummate by such time is due to a breach of the Agreement by the party seeking to terminate. If for any reason the Merger is not consummated, BSB will continue to operate as a separate financial institution under its present management. See "Description of the Transaction -- Waiver, Amendment and Termination of the Agreement."


INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of Bancshares' and BSB's management and Board of Directors have interests in the Merger in addition to their interests as stockholders generally. These interests relate to, among other things, provisions in the Agreement regarding indemnification, eligibility for certain employee benefits, existing employment and change of control agreements and the payments to be made thereunder as a consequence of the Merger and the treatment of outstanding stock options. See "Description of the Transaction -- Interests of Certain Persons in the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER


     Consummation of the Merger is conditioned on the receipt of opinions of the respective counsel of the parties to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and no gain or loss will be recognized by holders of BSB Common Stock upon the exchange in the Merger of BSB Common Stock solely for Bancshares Common Stock (except to the extent of any cash received in lieu of a fractional share interest in Bancshares Common Stock or as a result of the exercise of dissenters' rights). Subject to the provisions and limitations of Section 302(a) of the Code, gain or loss will be recognized upon the receipt of cash in lieu of fractional share interests and cash received by dissenters. See "Description of the Transaction -- Certain Federal Income Tax Consequences of the Merger."



     BECAUSE CERTAIN CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH STOCKHOLDER, EACH BSB STOCKHOLDER IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER (INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX LAWS).


CERTAIN DIFFERENCES IN STOCKHOLDERS' RIGHTS

     At the Effective Time, BSB stockholders, whose rights are governed by the Home Owners' Loan Act of 1933, as amended ("HOLA"), the OTS Regulations and BSB's Charter and By-laws, will automatically become Bancshares stockholders, and their rights as Bancshares stockholders will be determined by the Florida Business Corporation Act ("FBCA") and Bancshares' Articles of Incorporation and By-Laws.

     The rights of Bancshares stockholders differ from the rights of BSB stockholders in certain important respects. See "Effect of the Merger on Rights of Stockholders."

                              RECENT DEVELOPMENTS

     The following table sets forth Bancshares' unaudited selected consolidated financial and other data at the dates and for the periods indicated. The data at June 30, 1998 and 1997, and for the six months ended June 30, 1998 and 1997, are unaudited and, in the opinion of management, contain all adjustments (none of which were other than normal recurring entries) necessary for a fair presentation of the results for such unaudited periods. The selected operations data for the three and six months ended June 30, 1998 are not necessarily indicative of the results of operations for the entire fiscal year. This information should be read in conjunction with "Selected Financial and Other Data of Bancshares and BSB" and the discussion under the headings "Comparison of Results of Operations for the Three Months Ended June 30, 1998 and 1997", "Comparison of Results of Operations for the Six Months Ended June 30, 1998 and 1997" and "Comparison of Balance Sheets at June 30, 1998 and December 31, 1997" included elsewhere herein.

            UNAUDITED SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

                                                              FOR THE SIX MONTHS ENDED
                                                                      JUNE 30,
                                                              -------------------------
                                                                 1998          1997
                                                              -----------   -----------
                                                               (DOLLARS IN THOUSANDS,
                                                               EXCEPT PER SHARE DATA)
OPERATING DATA:
Interest income.............................................  $   71,893    $   49,221
Interest expense............................................      36,972        24,963
                                                              ----------    ----------
Net interest income.........................................      34,921        24,258
Loan loss provision.........................................       1,525         1,639
                                                              ----------    ----------
Net interest income after loan loss provision...............      33,396        22,619
Other noninterest income....................................      23,747         6,453
General and administrative ("G&A") expenses.................      52,828        22,707
Other noninterest expense...................................         690           617
                                                              ----------    ----------
Net income (loss) before income taxes and minority
  interest..................................................       3,625         5,748
Income tax (provision) benefit..............................      (1,375)       (2,178)
Minority interest in income from subsidiary trust...........        (842)           --
Minority interest in FFO (net of tax).......................          --          (415)
                                                              ----------    ----------
          Net income (loss).................................  $    1,408    $    3,155
                                                              ==========    ==========
PER SHARE DATA:
Earnings per share -- diluted...............................  $      .16    $      .47
                                                              ----------    ----------
Weighted average shares outstanding -- diluted..............   8,712,367     7,002,356
                                                              ==========    ==========
Earnings per share -- basic.................................  $      .18    $      .54
                                                              ==========    ==========
Weighted average shares outstanding -- basic................   7,786,911     5,853,633
                                                              ==========    ==========
BALANCE SHEET DATA (at period end):
Total assets................................................  $2,155,025    $1,321,573
Investment and mortgage backed securities...................     109,760       140,899
Loans held for sale.........................................     410,113        72,487
Portfolio loans, net of unearned income.....................   1,374,797       995,864
Allowance for loan losses...................................      20,296        19,328
Goodwill and premium on deposits............................      28,765           397
Deposits....................................................   1,741,377     1,165,042
Stockholders' equity........................................     170,347        71,254
Book value per share........................................       16.26         10.79

                                                              FOR THE SIX MONTHS ENDED
                                                                      JUNE 30,
                                                              -------------------------
                                                                 1998          1997
                                                              -----------   -----------
SELECTED FINANCIAL RATIOS:
Return on average assets....................................         .16%          .50%
Return on average equity....................................        2.61          8.99
Equity to assets............................................        7.90          5.39
Equity and minority interest in preferred subsidiary to
  assets....................................................        9.24            --
Portfolio loans/deposit ratio...............................       78.95         85.48
Net interest spread.........................................        3.85          3.52
Net interest margin.........................................        4.18          4.10
G&A expense to average assets(1)............................        3.11          3.17
G&A efficiency ratio(1).....................................       67.30         69.30
Nonperforming loans to portfolio loans......................        2.13          1.99
Nonperforming assets to total assets........................        1.79          2.08
Loan loss allowance to portfolio loans(2)...................        1.48          1.94
Loan loss allowance to nonperforming loans(2)
  Originated portfolio......................................       90.92         90.96
  July 1997 bulk purchase of loans..........................       27.64            --
  March 1995 bulk purchase of loans.........................      263.80        441.82
  CrossLand loan portfolio..................................      409.57        106.60
  Other purchased loan portfolios...........................       17.82         46.67
          Total.............................................       69.19         97.32
OTHER DATA (at period end):
Number of branch banking offices............................          53            45
Number of full-time equivalent employees....................       1,439           856

---------------

(1) Commercial banking segment only.
(2) See "Note 6 -- Allowance for Loan Losses" for a discussion of the allocation and availability of loan loss allowance among portfolio of loans within Republic.

COMPARISON OF RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED JUNE 30, 1998 AND 1997

  Overview

     A net loss of $1.7 million or $0.23 per share on a diluted basis was incurred for the three months ended June 30, 1998, compared with a gain of $1.2 million or $0.17 per share for the same period in 1997. During the second quarter of 1998, Bancshares expensed approximately $10.8 million of indirect loan production costs associated with loans held for sale at period-end. Also, a $3.0 million portion of the gain on the June Securitization was required to be deferred for recognition until the third quarter of 1998.

  Business Segment Information

     Bancshares' operations are divided into two business segments, commercial banking and mortgage banking. Commercial banking activities include Bancshares' lending for portfolio purposes, deposit gathering through the retail branch network, investment and liquidity management. Mortgage banking activities, which operate through Flagship, a separate division of Republic, include originating and purchasing mortgage loans for sale or securitization. Republic provides support for its mortgage banking division in areas such as secondary marketing, data processing and financial management. All funding for the mortgage banking division is provided through Republic. The following are the business segment results of operation for the three months ended June 30, 1998 and 1997. Bancshares has elected to report its business segments without allocation of income taxes and minority interests.

                             BUSINESS SEGMENT DATA
                   THREE MONTHS ENDED JUNE 30, 1998 AND 1997

                                               1998                                 1997
                                ----------------------------------   ----------------------------------
                                COMMERCIAL   MORTGAGE    COMPANY     COMMERCIAL   MORTGAGE    COMPANY
                                 BANKING     BANKING      TOTAL       BANKING     BANKING      TOTAL
                                ----------   --------   ----------   ----------   --------   ----------
                                                        (DOLLARS IN THOUSANDS)
TOTAL ASSETS
  (at period-end).............  $1,731,591   $423,434   $2,155,025   $1,249,086   $72,487    $1,321,573
Operating Data:
Interest income...............  $   28,619   $  9,496   $   38,115   $   23,810   $ 1,534    $   25,344
Interest expense..............      14,170      5,687       19,857       12,240       582        12,822
                                ----------   --------   ----------   ----------   -------    ----------
Net interest income...........      14,449      3,809       18,258       11,570       952        12,522
Loan loss provision...........       1,032         --        1,032          501        --           501
                                ----------   --------   ----------   ----------   -------    ----------
Net interest income after loan
  loss provision..............      13,417      3,809       17,226       11,069       952        12,021
Noninterest income............       2,531      8,687       11,218        2,024       725         2,749
General and administrative
  (G & A) expenses............      12,067     17,829       29,896       10,057     2,167        12,224
Merger expenses...............         294         --          294           --        --            --
Provision for losses on ORE...         120         --          120          120        --           120
Other noninterest expense.....          15         --           15           59        --            59
Amortization of goodwill and
  premium on deposits.........         160         --          160          124        --           124
                                ----------   --------   ----------   ----------   -------    ----------
          Net income (loss)
            before taxes
            & minority
            interest..........  $    3,292   $ (5,333)      (2,041)  $    2,733   $  (490)        2,243
                                ==========   ========                ==========   =======
Income tax benefit
  (expense)...................                                 800                                 (863)
Minority interest in income
  from subsidiary trust
  (net of tax)................                                (422)                                  --
Minority interest in FFO
  (net of tax)................                                  --                                 (227)
                                                        ----------                           ----------
          Net income (loss)...                          $   (1,663)                          $    1,153
                                                        ==========                           ==========

  Commercial Banking Activities

     Income from commercial banking activities in the second quarter of 1998 was $3.3 million compared with $2.7 million for the second quarter of 1997, an increase of $559,000 or 20.5%. Net interest income after provision for loan losses increased from $11.1 million to $13.4 million, and noninterest income increased by $507,000. This more than offset the $2.0 million increase in G&A expenses, which were $12.1 million during the second quarter of 1998 compared with $10.1 million for the same period a year ago. The improvements were primarily the result of continued growth in Bancshares' commercial banking loan portfolio and expense savings from Bancshares' 1997 acquisitions.

  Mortgage Banking Activities

     Residential first- and second-lien loans closed for the quarter ended June 30, 1998 were $357.5 million compared with $97.6 million for the same period of 1997. Bancshares sold $227.5 million of loans during the second quarter of 1998, $130.0 million less than the amount of loans closed during the second quarter of 1998. Consequently, loans held for sale increased to $410.1 million at June 30, 1998. Bancshares expensed approximately $10.8 million in indirect loan production costs in the second quarter of 1998 that relate to loans held for sale.

COMPARISON OF RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

  Overview

     Net income for the six months ended June 30, 1998 was $1.4 million or $0.16 per share on a diluted basis compared with $3.2 million or $0.47 per share for the second quarter of 1997. Return on average assets for the first half of 1998 was 0.16%, while return on average equity was 2.61%.

  Business Segment Information

     The following are the business segment results of operation for the six months ended June 30, 1998 and 1997.

                             BUSINESS SEGMENT DATA
                    SIX MONTHS ENDED JUNE 30, 1998 AND 1997

                                               1998                                 1997
                                ----------------------------------   ----------------------------------
                                COMMERCIAL   MORTGAGE    COMPANY     COMMERCIAL   MORTGAGE    COMPANY
                                 BANKING     BANKING      TOTAL       BANKING     BANKING      TOTAL
                                ----------   --------   ----------   ----------   --------   ----------
                                                        (DOLLARS IN THOUSANDS)
TOTAL ASSETS
  (at period-end).............  $1,731,591   $423,434   $2,155,025   $1,249,086   $72,487    $1,321,573
Operating Data:
Interest income...............  $   54,518     17,375   $   71,893   $   46,662   $ 2,559    $   49,221
Interest expense..............      27,662      9,310       36,972       23,904     1,059        24,963
                                ----------   --------   ----------   ----------   -------    ----------
Net interest income...........      26,856      8,065       34,921       22,758     1,500        24,258
Loan loss provision...........       1,525         --        1,525        1,639        --         1,639
                                ----------   --------   ----------   ----------   -------    ----------
Net interest income after loan
  loss provision..............      25,331      8,065       33,396       21,119     1,500        22,619
Noninterest income............       4,555     19,192       23,747        4,742     1,711         6,453
General and administrative (G
  & A) expenses...............      21,718     31,110       52,828       19,086     3,621        22,707
Merger expenses...............         294         --          294           --        --            --
Provision for losses on ORE...          40         --           40          290        --           290
Other noninterest expense.....          37         --           37           80        --            80
Amortization of goodwill and
  premium on deposits.........         319         --          319          247        --           247
                                ----------   --------   ----------   ----------   -------    ----------
          Net income (loss)
            before taxes &
            minority
            interest..........  $    7,478   $ (3,853)       3,625   $    6,158   $  (410)        5,748
                                ==========   ========                ==========   =======
Income tax expense............                              (1,375)                              (2,178)
Minority interest in income
  from subsidiary trust (net
  of tax).....................                                (842)                                  --
Minority interest in FFO
  (net of tax)................                                  --                                 (415)
                                                        ----------                           ----------
          Net income..........                          $    1,408                           $    3,155
                                                        ==========                           ==========

  Commercial Banking Activities

     Income from commercial banking activities was $7.5 million for the six months ended June 30, 1998, compared to $6.2 million for the same period of 1997. Net interest income increased by $4.1 million while G & A expenses increased by $2.6 million. This improvement was largely the result of the additional income and operating efficiencies from Bancshares' 1997 acquisitions.

  Mortgage Banking Activities

     First- and second-lien residential loans closed during the first six months of 1998 totaled $680.8 million, a $513.4 million increase over the same period last year. Loans held for sale at June 30, 1998 were $410.1 million or 60.2% of total loan production for Flagship during the first six months of 1998. A majority of the expenses associated with that increased loan production was charged to operations during the first half of 1998. Any revenues associated with loans held for sale will not be recognized until the quarters in which such loans are sold.

COMPARISON OF BALANCE SHEETS AT JUNE 30, 1998 AND DECEMBER 31, 1997

  Overview

     Total assets were $2.2 billion at June 30, 1998, compared to $1.6 billion at December 31, 1997, an increase of $602.6 million or 38.8%. This increase included $155.6 million in assets from the acquisition of the NationsBank Florida Branches in June 1998. Also, during the second quarter of 1998, Bancshares completed a public offering of 2,642,150 shares of Bancshares Common Stock, realizing net proceeds of $72.9 million, which provided the capital necessary to support Bancshares' 1998 acquisitions. On June 25, 1998, Bancshares completed a private placement of $240.0 million of securities backed by $240.0 million of High LTV Loans.

  Trading Assets

     Bancshares records all mortgage-related securities resulting from securitization of Bancshares' loans held for sale as trading assets. In the June Securitization, Bancshares retained a $12.0 million subordinate tranche of the securities from the securitization and the residual interest in cash flows. All of the assets retained from the June Securitization have been recorded as trading assets at their fair value. The fair value assigned to the residual interest from the June Securitization was based on an evaluation of the present value of expected future cash flows using a 15% discount rate, a cumulative default rate equivalent to 10.7% of the face amount of the loans and prepayment rate resulting in an average expected life of the pool of loans of 4.2 years. Management reviews the fair value determination of its trading assets quarterly and any valuation adjustments are reflected in current period results of operations.

  Loans and Loans Held for Sale

     Total loans held in portfolio increased $225.1 million from $1.1 billion at the prior year-end to $1.4 billion at June 30, 1998. A $114.4 million portion of the increase was attributable to loans purchased in Bancshares' acquisition of the NationsBank Florida Branches. Real estate-secured loans increased during the period by $203.4 million to $1.3 billion or 93.8% of total portfolio loans. Loans held for sale increased by $258.7 million to $410.1 million, with residential loans secured by first liens increasing by $169.2 million to $270.7 million and High LTV Loans increasing by $88.1 million to $135.2 million.

  Allowance for Loan Losses

     The allowance for loan losses amounted to $20.3 million (1.5% of portfolio loans) at June 30, 1998, compared with $20.8 million (1.8% of portfolio loans) at December 31, 1997. At June 30, 1998, the allowance for loan losses included $14.4 million allocated to loans originated by Bancshares, $2.4 million allocated to the loans in a March 1995 bulk purchase, $951,000 allocated to the loans in a July 1997 bulk purchase, $942,000 allocated to the CrossLand loan portfolio and $1.6 million allocated to other loan purchases. For a discussion of discounts on purchased loans and the use of amounts allocated to the allowance for loan losses, see the notes to Bancshares' Consolidated Financial Statements included elsewhere herein. Other activity relating to the allowance in 1998 included provisions for loan losses of $1.5 million, part of which was a $0.5 million charge to provision for the originated portfolio, offset by the transfer of allowances from the March 1995 bulk loan purchase to loan discount of $1.0 million. Loan charge-offs (net of recoveries) were $964,000.

  Nonperforming Assets

     Nonperforming assets amounted to $38.5 million or 1.79% of total assets at June 30, 1998, compared with $34.2 million or 2.20% of total assets at December 31, 1997. Nonperforming loans totaled $29.3 million at June 30, 1998, an increase of $3.5 million from the prior year-end total of $25.8 million. This was primarily due to a $5.2 million increase in nonperforming residential loans. Commercial real estate loans and commercial (business) nonperforming loans decreased by $1.5 million. ORE balances were generally unchanged.

  Stockholders' Equity

     Stockholders' equity was $170.3 million at June 30, 1998, or 7.90% of total assets, compared to $95.5 million or 6.15% of total assets at December 31, 1997. At June 30, 1998, Republic's tier 1 ("leverage") capital ratio was 7.33%, its tier 1 risk-based capital ratio was 9.40%, and its total risk-based capital ratio was 10.49%, all in excess of minimum FDIC capital guidelines for an institution to be considered a "well-capitalized" bank. Bancshares' tier 1 ("leverage") ratio, tier 1 risk-based capital ratio and total risk-based capital ratios were 7.55%, 9.66%, and 10.76%, respectively. In May 1998, Bancshares completed a public offering of 2,642,150 shares of Bancshares Common Stock at an offering price of $29.50 per share, realizing net proceeds of $72.9 million after deducting underwriters' discounts and offering expenses.

REPUBLIC NATIONAL BANK OF MIAMI V. REPUBLIC BANK

     On August 7, 1998, Republic National Bank of Miami brought an action against Republic in the United States District Court for the Southern District of Florida seeking to enjoin Republic from using the term "REPUBLIC" or "REPUBLIC BANK" in connection with any business that Republic conducts in the State of Florida. Given Republic's long-standing use of the name REPUBLIC BANK" and the existence of other financial institutions in the State of Florida also using the name "Republic", Bancshares believes the lawsuit filed by Republic National Bank of Miami to be entirely without merit and intends to defend itself vigorously in any ensuing litigation.

                   [Balance of page intentionally left blank]

                                  RISK FACTORS

     BSB STOCKHOLDERS SHOULD CAREFULLY CONSIDER, TOGETHER WITH THE OTHER INFORMATION CONTAINED AND INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS, THE FOLLOWING FACTORS IN EVALUATING BANCSHARES BEFORE DECIDING HOW TO VOTE ON THE PROPOSALS CONTAINED HEREIN. CERTAIN OF THESE FACTORS ARE DISCUSSED IN MORE DETAIL ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS, INCLUDING, WITHOUT LIMITATION, UNDER THE CAPTIONS "SUMMARY," "DESCRIPTION OF THE TRANSACTION," "CERTAIN INFORMATION CONCERNING BANCSHARES" AND "CERTAIN INFORMATION CONCERNING BSB." BSB STOCKHOLDERS SHOULD ALSO NOTE, IN PARTICULAR, THAT THIS PROXY STATEMENT/PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT, AND SECTION 21E OF THE EXCHANGE ACT, THAT INVOLVE SUBSTANTIAL RISKS AND UNCERTAINTIES. WHEN USED IN THIS PROXY STATEMENT/PROSPECTUS, OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN, THE WORDS "ANTICIPATE," "BELIEVE," "ESTIMATE," "MAY," "INTEND" AND "EXPECT" AND SIMILAR EXPRESSIONS IDENTIFY CERTAIN OF SUCH FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS COULD DIFFER MATERIALLY FROM THOSE CONTEMPLATED, EXPRESSED OR IMPLIED BY THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN. THE CONSIDERATIONS LISTED BELOW REPRESENT CERTAIN IMPORTANT FACTORS BANCSHARES BELIEVES COULD CAUSE SUCH RESULTS TO DIFFER. THESE CONSIDERATIONS ARE NOT INTENDED TO REPRESENT A COMPLETE LIST OF THE GENERAL OR SPECIFIC RISKS THAT MAY AFFECT BANCSHARES. IT SHOULD BE RECOGNIZED THAT OTHER RISKS, INCLUDING GENERAL ECONOMIC FACTORS AND BUSINESS STRATEGIES, MAY BE SIGNIFICANT, PRESENTLY OR IN THE FUTURE, AND THE RISKS SET FORTH BELOW MAY AFFECT BANCSHARES TO A GREATER EXTENT THAN INDICATED.

THE EXCHANGE RATIO; POSSIBLE CHANGES IN STOCK PRICE

     The Exchange Ratio formula set forth in the Agreement is dependent upon a number of factors such as the price of Bancshares Common Stock and conditions in the commercial real estate markets, that are, to a large extent, beyond the control of Bancshares and BSB. The Average Price of Bancshares Common Stock at the Effective Time may vary from the Average Price at the date of this Proxy Statement/Prospectus and at the date of the Special Meeting, possibly by a material amount. Such variations may be the result of changes in the business, operations or prospects of Bancshares, market assessments of the likelihood that the Merger will be consummated and the timing thereof, regulatory considerations, general market and economic conditions, factors affecting the banking industry in general and other factors. Because the Effective Time will occur at a date later than the Special Meeting, there can be no assurance that the price of Bancshares Common Stock on the date of the Special Meeting will be indicative of its price at the Effective Time.

     The value of the Bancshares Common Stock to be exchanged in the Merger will be based primarily on a multiple of BSB's adjusted equity, but the Market Value averaging mechanism in the Exchange Ratio formula could have a significant impact on the total amount of consideration that BSB stockholders will receive in the transaction. To the extent that the Average Price of Bancshares Common Stock is higher than $27.50 a share at the Closing, the Exchange Ratio will be a smaller factor; however, Bancshares will issue shares having a higher aggregate fair market value than if the Market Value were to equal the average closing price. Conversely, because there is no floor stock price below which BSB would have the ability to terminate the Agreement, a significant decline in the Average Price of Bancshares Common Stock below $22.50 a share could cause BSB stockholders to receive much less total consideration.

     By way of illustration, on September 23, 1998, the Average Price of Bancshares Common Stock was $20.25 per share and the BSB Per Share Value was $12.91 and the Market Value was $22.63. If the Merger had been consummated on that date, the Exchange Ratio would have been $12.91 divided by $22.63, or 0.5705, and based on the 705,333 shares of BSB Common Stock outstanding as of August 31, 1998, BSB stockholders would have received 402,380 shares of Bancshares Common Stock. Multiplying the number of shares by the $22.44 closing price of a share of Bancshares Common Stock as reported on the Nasdaq National Market on September 23, 1998, the total consideration received by BSB stockholders would have been worth approximately $9,029,407. Lower Average Prices of Bancshares Common Stock, while increasing the Exchange Ratio and the number of shares of Bancshares Common Stock received by BSB stockholders in the Merger, would reduce the aggregate value of those shares, as follows:



                                       EXCHANGE RATIO      SHARES OF          TOTAL
AVERAGE PRICE OF   MARKET VALUE OF   (ASSUMING A $12.91    BANCSHARES     CONSIDERATION
   BANCSHARES        BANCSHARES        BSB PER SHARE      COMMON STOCK   RECEIVED BY BSB
  COMMON STOCK      COMMON STOCK           VALUE)            ISSUED       STOCKHOLDERS
----------------   ---------------   ------------------   ------------   ---------------
     $25.00            $25.00              0.5164           364,234        $9,105,849
     $22.00            $23.50              0.5494           387,483        $8,524,625
     $18.00            $21.50              0.6005           423,528        $7,623,502
     $15.00            $20.00              0.6455           455,292        $6,829,387


     The Effective Time will occur as soon as practicable following the Special Meeting and the satisfaction or waiver of the conditions set forth in the Agreement. Stockholders of BSB are urged to obtain current market quotations for Bancshares Common Stock. See "Comparative Market Prices of Common Stock" and "Comparative Per Share Data."

BENEFITS ACCRUING TO MANAGEMENT OF BSB

     The Agreement generally provides that Bancshares will, to the full extent provided by Florida law and the OTS Regulations and by BSB's Charter and By-laws, indemnify, defend and hold harmless the present and former directors, officers, employees and agents of BSB or any of its subsidiaries against all liabilities arising out of actions or omissions occurring at or prior to the Effective Time.


     The Agreement also provides that, after the Effective Time, Bancshares will provide generally to officers and employees of BSB and its subsidiaries who become officers or employees of Bancshares or its subsidiaries employee benefits under employee benefit plans on terms and conditions that, taken as a whole, are substantially similar to those currently provided by Bancshares and its subsidiaries to their similarly situated officers and employees. For purposes of participation and vesting (but not benefit accrual) under such employee benefit plans, service with BSB or its subsidiaries prior to the Effective time will be treated as service with Bancshares or its subsidiaries. The Agreement further provides that Bancshares will honor all provisions for vested amounts earned or accrued through the Effective Time under BSB's benefit plans.



     In addition, certain directors and officers of BSB will receive compensation upon the consummation of the Merger pursuant to several change of control agreements. Octavio Hernandez, the President, Chief Executive Officer and a director of BSB, will receive twelve months' compensation upon the consummation of the Merger. The compensation to be received by Mr. Hernandez under the terms of this change of control agreement includes his annual salary, car allowance, bonus paid during the previous year, unused vacation time and 12 months medical and dental insurance benefit. In addition, Mr. Hernandez will receive a bonus equal to 10% of the after-tax profits of BSB for the current year.


     Additionally, Dennis Dill, the current Senior Vice President and Chief Financial Officer, Abel V. Montuori, the current Vice President of Commercial Lending, Enid B. Cline, the current Vice President of Mortgage Loan Administration, Ron Lunger, the current Vice President and Controller, Margaret Simpson, the current Vice President and Branch Manager and Rosa Mejia, the current Human Resources Director will be entitled to receive a six-month salary continuation and six months medical and dental insurance benefit in the event of a change of control of BSB.

     The Agreement also generally provides that all rights with respect to BSB Common Stock pursuant to stock options granted by BSB under its stock option plans that are outstanding at the Effective Time, whether or not then exercisable, will be converted into and will become options with respect to Bancshares Common Stock, and Republic will assume each of such options in accordance with its terms and the Exchange Ratio in the Agreement. See "Description of the Transaction -- Treatment of BSB Options."


SECURITIES ARE NOT INSURED

     The shares of Bancshares Common Stock to be issued to BSB stockholders upon consummation of the Merger are not insured by the Bank Insurance Fund ("BIF"), the Savings Association Insurance Fund ("SAIF") or the FDIC or by any other insurer or government agency.

CURRENT ACQUISITIONS AND ABILITY TO MANAGE GROWTH AND INTEGRATE OPERATIONS

     Since the Change in Control, Bancshares has rapidly expanded its operations through acquisitions, loan purchases, the opening of LPOs and de novo branches and the establishment of Flagship, its mortgage banking division. It is possible that Bancshares may encounter unforeseen difficulties and complications in integrating expanded operations and new employees, resulting in the disruption of overall operations. In addition, such rapid growth may adversely affect Bancshares' operating results because of many factors, including unforeseen start-up costs, diversion of management resources, deterioration of asset quality and required operating adjustments. There can be no assurance that Bancshares will successfully achieve the anticipated benefits of its growth or expanded operations.


     In connection with its acquisitions of NationsBank and Dime branches, and following consummation of the Proposed Mergers, Bancshares may encounter unanticipated operational or organizational difficulties. The successful integration of the recent branch acquisitions and the Proposed Mergers has and/or will require, among other things, consolidation of certain operations, elimination of duplicative corporate and administrative expense, elimination of certain positions and the chartering by Bancshares of the Savings Bank, which operates the Georgia Branch. There can be no assurance that integration will be accomplished effectively or in a timely manner. Additionally, there can be no assurance that the branches purchased in the recent branch acquisitions and the Proposed Mergers will be able to retain existing customers or deposits. In addition, the integration of certain operations following the recent branch acquisitions and the Proposed Mergers will require the dedication of management resources, which may temporarily distract attention from the day-to-day business of Bancshares. Failure to accomplish effectively the integration of operations could have a material adverse effect on Bancshares' regulatory capital, business, financial condition and results of operations following the Proposed Mergers. See "Certain Information Concerning Bancshares -- Recent and Proposed Acquisitions."


IMPACT OF CHANGES IN REAL ESTATE VALUES

     A significant portion of Bancshares' loan portfolio consists of residential mortgage loans and commercial real estate loans. At June 30, 1998, 53.55% of Bancshares' loans were secured by one-to-four family residential real estate, 30.67% were secured by commercial and multifamily residential real estate and 6.17% were real estate-secured construction loans, and Bancshares had ORE with a book value of $6.9 million, or 0.32% of assets. Further, a substantial portion of the properties securing Bancshares' loans are located in Florida. Real estate values and real estate markets generally are affected by, among other things, changes in national, regional or local economic conditions, fluctuations in interest rates and the availability of loans to potential purchasers, changes in the tax laws and other governmental statutes, regulations and policies, demographic trends and acts of nature. Any decline in real estate prices, particularly in Florida, could significantly reduce the value of the real estate collateral securing Bancshares' loans, increase the level of Bancshares' nonperforming loans, require write-downs in the book value of its ORE, and have a material adverse effect on Bancshares' regulatory capital, business, financial condition and results of operations.

     In recent years, Bancshares has increased its level of construction and commercial real estate loans, which are generally considered to involve a higher degree of credit risk than that for one-to-four family

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

residential mortgage loans. Further, Bancshares' retention of High LTV Loans in anticipation of later sale or securitization, increases its credit risk and vulnerability to changes in real estate values.

DEPENDENCE ON EXISTING MANAGEMENT

     Bancshares' ability to operate as a profitable enterprise has depended, and will continue to depend in large part, upon the management and banking abilities of Bancshares' senior management, including John W. Sapanski, the Chairman, Chief Executive Officer and President of Bancshares and Republic. Bancshares does not currently have a Chief Operating Officer. If, for any reason, the services of Mr. Sapanski were to become unavailable to Bancshares, such event would likely have an adverse impact upon the future results of operations of Bancshares in light of Mr. Sapanski's experience and reputation in the banking industry, his stature within Bancshares, his extensive knowledge of and familiarity with Bancshares' operations, and the critical role played by Mr. Sapanski within Bancshares. Mr. Sapanski is 67 years old. Neither Bancshares nor Republic maintains a key man life insurance policy for Mr. Sapanski. Additionally, neither Mr. Sapanski nor any other member of senior management has an employment or noncompetition agreement with Bancshares.

     Bancshares believes that its results will also depend in part upon its ability to attract and retain highly skilled and qualified management, sales and marketing personnel. Competition for such personnel is intense, and there can be no assurance that Bancshares will be successful in attracting and retaining such personnel. Departures and additions of key personnel may be disruptive to Bancshares' business and could have a material adverse effect on Bancshares' business, financial condition and results of operations.

INCREASED EMPHASIS ON MORTGAGE BANKING ACTIVITIES AND HIGH LTV LOANS

     In 1996, Bancshares began its emphasis on mortgage banking, both as the primary focus of its residential mortgage lending activities and as the key business strategy to increase substantially its levels of non-interest income. As a result, Bancshares' mortgage banking operations represented approximately 9.8% of Bancshares' assets at year-end 1997 and 17.5% of its pre-tax profits in 1997. Bancshares continues to devote significant resources and to incur significant expenses operating Flagship and expanding its mortgage loan origination and purchase capabilities.

     Mortgage banking is fundamentally different from other traditional kinds of real estate-secured residential and commercial lending in that substantially all of the mortgage loans directly originated or purchased from mortgage brokers are re-sold into the secondary market instead of being held in portfolio until maturity. Such sales may take the form of either whole loan sales or securitizations. While indirect loan production costs are expensed in the period when incurred, revenues other than mortgage loan servicing fees, if any, are only recognized when and to the extent that the originated loans are subsequently sold.

     Approximately 50.0% of the dollar amount of mortgage loans originated or purchased by Flagship in 1997 were High LTV Loans made to borrowers who may have had historical credit problems but are now considered by Bancshares to be acceptable credit risks. These borrowers generally have little or no equity in their homes. Because High LTV Loans generally pose a higher credit risk to the lender, they normally carry significantly higher interest rates and origination fees than conventional mortgage loans. Moreover, overhead and origination costs incurred by Flagship are substantially higher on a per loan basis than the costs incurred in Bancshares' other lending operations due to the nationwide scope of Flagship's mortgage banking activities and the substantial amount of advertising, direct mail and other marketing expenses that it incurs.

     In a securitization of High LTV Loans, an entity such as a trust or special purpose corporation is typically organized to purchase directly or through an intermediate conduit a pool of mortgage loans from the financial institution. The entity funds its purchase of the loans by selling tiered levels or "tranches" of debt securities that entitle the holders to receive, in order of priority, payments at a set percentage rate until all principal is repaid. Payments are made to the debt holders out of the entity's collection of interest payments and principal repayments on the loans. Because there is generally no recourse to the financial institution in a securitization transaction, third-party investors typically require "overcollateralization" such that the principal amount of the loans in the pool exceeds the total amount of indebtedness issued by the entity. The selling financial institution may retain a subordinated debt interest in the pool of securitized High LTV Loans as well as an "interest-only," "principal-only" or other type of residual interest in the pool. Any such interest retained by the financial institution will be valued in accordance with SFAS No. 125.

     Certain aspects of Bancshares' mortgage banking that distinguish it from other traditional forms of lending pose risks that are unique to this type of business. Set forth below are certain risks to Bancshares associated with Flagship's mortgage banking activities:

  Dependence on Origination and Purchase of Mortgage Loans

     The future profitability of Flagship's mortgage banking operations will depend upon the extent to which Bancshares is able to originate and/or purchase and sell and/or securitize High LTV Loans and other mortgage loans. Bancshares' ability to do so is affected by a number of factors beyond its control, including general economic conditions, conditions and values in residential real estate markets, interest rates, competition and changes in applicable regulatory requirements. For example, periods of economic slowdown or recession and high interest rates may be accompanied by decreased demand for consumer credit and declining real estate and other asset values. Any material decline in real estate values, in turn, reduces the ability of borrowers to use home equity to support borrowings. Moreover, the OTS recently issued regulatory guidelines in which it warned of the risks involved in making High LTV Loans. While Flagship is not subject to OTS regulation and the agency's guidelines arguably would not apply in any event due to Bancshares' practice of selling or securitizing substantially all of its High LTV Loan production, it is possible that the FDIC could act in the future to limit or restrict Flagship's High LTV Loan origination activities.

     Bancshares' ability to originate and purchase mortgage loans will also depend upon its own financial condition. In this regard, Flagship's mortgage loan production could be constrained or sharply limited if Bancshares were to lack sufficient regulatory capital or liquidity to support Flagship's operations. Bancshares' regulatory capital and liquidity position, in turn, will be substantially affected by its mortgage loan sales and securitization activities and the extent to which it retains subordinated and residual interests in packages of securitized loans. If, for whatever reason, Bancshares is unable to sell or securitize mortgage loans in an efficient manner and on a timely basis, or finds it necessary to retain a larger-than-anticipated subordinated and residual interest in loans that are securitized, Flagship's future loan origination and purchase activities could be significantly impaired and financial results could be adversely affected.

     As a result, in part, of Flagship's expanded mortgage banking activities during the first half of 1998, the level of Bancshares' liquid assets, as well as the amount of funds available for borrowing from the FHLB, have declined. As of June 30, 1998, Bancshares had $125 million in advances from and $225 million remaining on its $350 million credit line with the FHLB, as compared to $35 million and $215 million, respectively, at December 31, 1997. At the same time,
(i) the recent growth in Bancshares' asset size and loan production costs attributable to Flagship's operations and (ii) Bancshares' recent loan securitizations, in which it has retained both subordinated and residual interests, have significantly increased Bancshares' regulatory capital requirements. As of December 31, 1997, it was necessary for Bancshares to have at least $73 million in total capital in order to qualify as a "well-capitalized institution" for regulatory purposes. (Bancshares' actual total capital at year-end 1997 was $101 million.) By June 30, 1998, Bancshares' minimum regulatory capital requirements had increased to $145 million, as compared to its actual total capital of $159 million. The combined effect of these two factors is such that Bancshares' current capital and liquidity levels will not be able to support a continuation of Flagship's present rate of growth or future securitization transactions in which Bancshares retains a substantial subordinate and/or residual interest. Among the options that Bancshares is currently considering are: disposition of Flagship's loan production exclusively through whole loan sales or securitizations in which Bancshares retains no interest; a reduction in the current growth rate of Flagship's mortgage origination operations; future capital- and liquidity-raising transactions, including additional FHLB borrowings; and/or disposition by Bancshares of all or a portion of its equity interest in Flagship such that Flagship's operations are no longer consolidated with those of Bancshares.

     Should events arise in the future that prevent or otherwise adversely affect Flagship's ability to originate or purchase mortgage loans, sales and securitizations of loans, gains derived therefrom and revenues from Bancshares' servicing of securitized loans will be reduced accordingly. Moreover, since Bancshares would continue to incur ongoing expenses associated with its mortgage banking activities during such a period, Bancshares' diminished revenues from Flagship may not be sufficient to offset the expenses (primarily, salary, occupancy, advertising and mailing costs) associated with Flagship's operations, causing Bancshares to incur operating losses therefrom. In addition, if Flagship's loan origination and purchase activities are reduced or eliminated, Bancshares may not be able to recover its investment in Flagship.

  Dependence on Loan Securitizations and Sales and Mismatch of Expenses and
Sales

     Mortgage loans originated and purchased by Flagship are generally sold as whole loans or securitized as market conditions permit. While a majority of the expenses associated with loan origination and production are charged to operations as they are incurred, any offsetting revenues are not recognized until the periods in which such loans are sold or securitized. A significantly greater volume of loan originations than sales in a particular period, either due to growth in Flagship's loan production or reduced loan sales, could cause a mismatch of expenses and revenues that would render Flagship's operations unprofitable and, in turn, adversely affect Bancshares' financial results. In the second quarter of 1998, Bancshares originated substantially more mortgage loans than it was able to sell in its June 1998 securitization. Although Bancshares did recognize a gain on the sale of loans that were securitized, these revenues were not sufficient to offset the approximately $10.8 million of indirect loan production costs that were incurred with respect to loans that had not been sold by quarter end. The combination of these factors contributed to the net loss reported by Bancshares during the second quarter. To the extent that Flagship's future loan production costs exceed or increase more rapidly than future loan sales, a similar mismatch in the timing and relative levels of revenues and expenses could result.

     Several factors affect (i) Bancshares' ability to complete and (ii) the timing of loan sales or securitizations, including general economic conditions, conditions in the securities markets and secondary mortgage markets generally, conditions in the asset-based securities market specifically, perceptions of the credit quality of the mortgage loans Bancshares offers for sale or securitization, changes in interest rates and the effect of such factors as mortgage loan refinancings, delinquencies, defaults and foreclosures. If Bancshares fails to securitize or sell a sufficient number of loans in a particular financial reporting period at or near its historical profit levels for such sales, Bancshares' gain on sale of loans and other related income may not offset Flagship's overhead and origination costs, particularly the costs associated with originating High LTV Loans, resulting in Bancshares reporting lower net income or a net loss for such period. Bancshares' costs and risks associated with carrying its loans, including hedging costs, interest rate risk and credit risk could also increase if loan sales or securitizations fail to occur or are delayed. The ability of Bancshares to sell or securitize loans in the secondary market is essential for the continuation of Flagship's mortgage banking activities, and any event adversely affecting Bancshares' ability to complete securitizations or loan sales on a regular basis could have a material adverse effect on Bancshares' regulatory capital, business, financial condition and results of operations.

  Valuation of Capitalized Excess Interest-Only Spread and Mortgage Related Securities

     At June 30, 1998, Bancshares' statement of financial condition reflected an excess interest-only spread of $2.7 million, mortgage-related securities of $15.5 million, which resulted from the securitizations of Bancshares' loan production, and a residual interest in the cash flows from the securitizations valued at $17.3 million. Bancshares derives an increasingly larger portion of its income by realizing gains upon the sale of loans due to the excess interest-only spread associated with such loans recorded at the time of sale and the capitalization of mortgage servicing rights recorded at sale. Excess interest-only spread as capitalized on Bancshares' statement of financial condition represents the present value of the excess of the interest rate payable by an obligor on a loan over the interest rate passed through to the purchaser acquiring an interest in such loan, less Bancshares' contracted servicing fee and other applicable recurring fees.

     Bancshares records gains on sale of loans through securitizations and whole loan sales based in part on the estimated fair value of the mortgage-related securities (residual interest and interest-only spread) retained by Bancshares and on the estimated fair value of retained mortgage servicing rights related to such loans. When loans are sold, Bancshares recognizes as a gain the present value of the excess cash flow expected to be realized after the payment of all principal and interest to the security holders. These present values are computed using prepayment, default and interest rate assumptions that Bancshares believes are reasonable. The amount of gain recognized upon the sale of loans will vary depending on the assumptions utilized. The weighted average discount rate used to determine the present value of the excess cash flows reflected on Bancshares' statement of financial condition at June 30, 1998 was approximately 15.0%.

     Although Bancshares believes that it has made reasonable estimates of the fair values of the residual interest, mortgage servicing rights and excess interest-only spread likely to be realized, the rate of prepayment and the amount of defaults utilized by Bancshares are estimates and actual experience may vary from its estimates. Bancshares periodically reviews its prepayment and default assumptions in relation to current rates of prepayment and default and, if necessary, reduces the remaining excess interest-only spread, residual interest and mortgage servicing rights assets to the net present value of the estimated remaining future net cash flows, resulting in a charge to earnings in the period of adjustment.

     Increases in interest rates, competitive pressures, higher than anticipated rates of loan prepayments or credit losses on the underlying loans in a securitization could result in a reduction in the estimated value of Bancshares' residual interest, mortgage servicing rights and excess interest-only spread and may require Bancshares to write down the value of these assets, which in turn could have a material adverse impact on Bancshares' results of operations and financial condition. Bancshares is not aware of any active market for Bancshares' residual interest, mortgage servicing rights and excess interest-only spread. No assurance can be given that the residual interest, mortgage servicing rights and excess interest-only spread could in fact be sold at their carrying value, if at all.

  Contingent Risks Relating to Bancshares' Beneficial Interest in the Loans

     Although Bancshares intends to sell or securitize substantially all High LTV Loans and other residential mortgage loans that Flagship originates or purchases, Bancshares retains some degree of risk on most of these mortgage loans. During the period of time that loans are held pending sale or securitization, Bancshares is subject to the various business risks associated with lending, including the risk of borrower delinquency, default or loss and the risk that an increase in interest rates would reduce the value of loans to potential purchasers. In May 1998, Bancshares recorded a pre-tax charge against earnings of $252,000 for an equivalent principal amount of High LTV Loans held for sale that had been delinquent 90 days or more at March 31, 1998.


     Although whole loans are sold on a non-recourse basis, Bancshares continues to be subject to the risks of delinquency, default and loss following the securitization of mortgage loans. The agreements governing Bancshares' securitizations generally require the initial principal amount of the pool of mortgage loans that is securitized to exceed the aggregate principal amount of the senior interests sold to third-party investors. Thereafter, the trustee of the securitization is required to maintain overcollateralization levels through retention of cash otherwise payable to the interest-only spread and residual interest owners. Such excess amounts serve as credit enhancement for the related senior interests and are available to fund losses realized on loans in the pool. Because the residual interest in the pool retained by Bancshares is subordinated to the senior interests in the loans purchased by third-party investors, Bancshares continues to have a first-loss exposure with respect to the loans to the extent of the overcollateralization amount. Bancshares also continues to be subject to the risks of delinquency, default and loss insofar as interest-only spread distributions are reduced by loan losses. In addition, its whole loan sales and securitization agreements require Bancshares to commit to repurchase or replace loans that do not conform to the representations and warranties made by Bancshares at the time of transfer. In May 1998, a private investor that had purchased from Bancshares $36.1 million of subprime loans put back $20.1 million of the loans that did not satisfy the investor's pre-established purchase criteria. It is possible that in the future Bancshares may be required to repurchase or replace loans previously sold or securitized. Any higher than expected loan losses or repurchases could have a material adverse effect on Bancshares' regulatory capital, business, financial condition and results of operation.

  Loss of Right to Service Securitized Loans

     The agreements entered into in connection with Bancshares' securitization of High LTV Loans generally set forth certain conditions under which the insurer or the trustee of the loan securitization can terminate Bancshares' right to act as servicer. If, at any measuring date, the loss and delinquency performance of the mortgage loans in a particular pool of loans exceeds certain levels, servicing rights may be terminated. Bancshares' servicing rights can also be terminated with respect to a loan securitization (i) if Bancshares were to breach its obligations under the related servicing agreement, (ii) if losses on foreclosures of loans included in the pool were to exceed specified limits,
(iii) if the insurer were required to make payments under its policy, or (iv) if Bancshares failed to meet certain financial tests, including a minimum net worth test. It is possible that Bancshares' servicing rights with respect to mortgage loans included in any securitization may be terminated in the future. In addition, if any loan included in a securitization is prepaid, Bancshares will no longer be entitled to loan servicing fees with respect to such loan. Any termination or reduction of Bancshares' right to act as servicer with respect to securitized loans would result in a loss of servicing revenue and could adversely affect its ability to participate in future securitizations.

  Borrowers With Limited Home Equity

     In the High LTV Loan market and certain other markets, Bancshares targets borrowers with little equity in their homes. Loans made to such borrowers may entail a higher risk of delinquency, default and loss than other types of mortgage loans due to their substantially unsecured nature. While Bancshares believes that the underwriting policies and collection methods it employs enable it to control the higher risks inherent in High LTV Loans, no assurance can be given that such criteria or methods will afford adequate protection against such risks. Additionally, because of Bancshares' recent entrance into the High LTV Loan market, there is limited performance history on which to base various assumptions by Bancshares with respect to defaults and prepayments of such loans. If loans originated or purchased by Bancshares experience higher delinquencies, defaults or losses than anticipated, Bancshares' regulatory capital, business, financial condition or results of operation could be adversely affected.

  Risks Relating to Growth Strategy

     Bancshares' strategic plan contemplates the continued expansion of its Flagship operations. Bancshares' implementation of its expansion strategy depends on its ability to increase the volume of loans it originates and purchases while maintaining credit quality and managing its resulting growth. Bancshares' ability to increase its loan production will depend on, among other factors, its ability to (i) obtain and maintain increasingly larger amounts of funding and liquidity in the form of federally-insured deposits, FHLB advances and other borrowings and proceeds from loan sales and securitizations, (ii) effectively sell or securitize pools of loans that it originates, (iii) offer attractive products to prospective borrowers, (iv) attract and retain qualified underwriting, servicing and other personnel, (v) market its loan products successfully and (vi) establish and maintain relationships with correspondents and mortgage brokers in states in which Bancshares is currently active and in additional states. Bancshares' ability to manage growth as it pursues its Flagship expansion strategy will be dependent upon, among other things, its ability to (i) maintain appropriate procedures, policies and systems to ensure that Bancshares' loan portfolio does not have an unacceptable level of credit risk and loss, (ii) satisfy its need for additional capital, funding and liquidity on reasonable terms, (iii) manage the costs associated with expanding its infrastructure, (iv) retain key personnel and (v) continue operating in competitive, economic, regulatory and judicial environments that are conducive to Bancshares' business activities. There can be no assurance that Bancshares will be able to expand Flagship's mortgage lending operations successfully.

  Possible Adjustment of Compensation Levels of Mortgage Banking Personnel

     As a Florida-chartered commercial bank, Republic is subject to the regulatory oversight, examination and supervision of both the FDIC and the Department. As part of their regular examinations of Republic, the FDIC and the Department review, among other things, the compensation arrangements for Republic's executive officers and other employees to ensure that they are commensurate with such employees' responsibilities and duties performed, and that Republic's overall compensation levels are consistent with such levels at other similarly-sized financial institutions.

     The FDIC has recently expressed its concerns to Republic regarding the high levels of compensation being received by the executive officers and certain employees of Republic's Flagship mortgage banking division in relation to Republic's earnings. In response, Republic's Board of Directors has reviewed and analyzed the current compensation arrangements for its mortgage banking personnel and, to the extent deemed appropriate, made adjustments in such compensation. It is possible that the personnel affected may pursue employment opportunities with other mortgage lenders or companies that are not regulated as extensively as Republic, given that such other entities would not be subject to the same degree of compensation constraints as those that prevail in a highly regulated industry such as banking.

     Republic is not currently aware of any plans that any of its mortgage banking staff may have to seek other employment. However, no assurance can be given that the executive officers or other employees of its mortgage banking division will not leave Republic or that any such departure would not have a material adverse effect on Republic's mortgage banking activities or its financial condition and earnings. In addition, if Flagship's loan origination and purchase activities are reduced or eliminated as a result of such departures, Bancshares may not be able to recover its investment in Flagship.

  Competition

     The home equity loan market, and particularly the High LTV Loan market, is highly competitive. Bancshares faces competition from commercial banks, savings and loan associations, consumer finance lenders, mortgage lenders and mortgage brokers. Many of these competitors and potential competitors are substantially larger, have more capital and other resources and have lower cost structures than Bancshares. Competition can take many forms, including convenience in obtaining a loan, customer service, marketing and distribution channels and interest rates charged to borrowers. In addition, the current level of gains realized by Bancshares and its competitors on High LTV Loans could attract additional competitors into this market, with the possible effect of lowering the interest rates and origination fees that Bancshares can charge borrowers as well as gains that may be realized on Bancshares' future loan sales. To the extent that existing competitors significantly expand their operations or new competitors enter this segment of the mortgage lending market, Bancshares' results of operations and financial condition could be materially adversely affected.

  Nonperforming Assets

     At the time of the Change in Control, Republic had a relatively high ratio of nonperforming assets to total assets. In addition, Bancshares has purchased, at a discount, certain loans that it placed in nonperforming status shortly after purchase. Although Bancshares has reduced its nonperforming assets ratio from 5.66% at year-end 1993 to 1.79% at June 30, 1998, its current level of nonperforming assets is still significantly above 0.95%, which is the average level for all commercial banks with assets between $1.0 billion and $3.0 billion, according to the most recently available data from the Uniform Performance Banking Report issued by federal bank regulators. There is no assurance that this ratio will continue to decline, particularly if general economic conditions or Florida real estate values deteriorate.

  Adequacy of Loan Loss Allowance

     Industry experience indicates that a portion of Bancshares' loans will become delinquent and will be partially or completely charged-off. Regardless of the underwriting criteria utilized by Bancshares, losses may be experienced as a result of various factors beyond Bancshares' control, including, among other things, changes in market conditions affecting the value of properties and problems affecting the credit of the borrower. Bancshares' determination of the adequacy of its allowance for loan losses is based on various considerations, including an analysis of the risk characteristics of various classifications of loans, previous loan loss experience, specific loans that would have loan loss potential, delinquency trends, the estimated fair market value of the underlying collateral, current economic conditions, the view of Bancshares' regulators, and geographic and industry loan concentration. However, if delinquency levels were to increase as a result of adverse general economic conditions, especially in Florida where Bancshares' exposure is greatest, the loan loss allowance so determined by Bancshares may not be adequate. A substantial portion of Bancshares' loan loss allowances are allocated to specific portfolios or pools of loans purchased by Bancshares. Accordingly, such allocations would not be available to cover losses related to originated loans or other purchased loans. To the extent that losses in certain pools or portfolios of loans exceed the loan loss allowances and unamortized loan discount allocated to such pool or portfolio, or available as a general reserve, Bancshares' results of operations would be adversely affected. There can be no assurance that Bancshares' allowance for loan losses will be adequate to cover its future loan losses or that Bancshares will not experience significant losses in its loan portfolios that may require significant increases to the allowance for loan losses in the future. Additionally, Bancshares' policy is to record its loans held for sale at the lower of cost or market. Accordingly, no allowances are allocated to loans that are held for sale or securitization.

  Potential Impact of Changes in Interest Rates

     Bancshares' profitability is dependent to a large extent on its net interest income, which is the difference between its interest income on interest-earning assets and its interest expense on interest-bearing liabilities. Bancshares, like most financial institutions, is affected by changes in general interest rate levels, which are currently relatively low, and by other economic factors beyond its control. Interest rate risk arises from mismatches (i.e., the interest rate sensitivity gap) between the dollar amount of repricing or maturing assets and liabilities, and is measured in terms of the ratio of the interest rate sensitivity gap to total assets. More assets repricing or maturing than liabilities over a given time frame is considered asset-sensitive and is reflected as a positive gap, and more liabilities repricing or maturing than assets over a given time frame is considered liability-sensitive and is reflected as a negative gap. An asset-sensitive position (i.e., a positive gap) will generally enhance earnings in a rising interest rate environment and will negatively impact earnings in a falling interest rate environment, while a liability-sensitive position (i.e., a negative gap) will generally enhance earnings in a falling interest rate environment and negatively impact earnings in a rising interest rate environment. Fluctuations in interest rates are not predictable or controllable. Bancshares has attempted to structure its asset and liability management strategies to mitigate the impact on net interest income of changes in market interest rates. Bancshares believes that, based on certain assumptions and experience, its one-year cumulative gap was positive at December 31, 1997.

  Regulatory Oversight

     Republic is subject to extensive regulation, supervision and examination by the Department as its chartering authority and primary regulator, and by the FDIC as its federal regulator and administrator of the insurance fund that insures Republic's deposits up to applicable limits. Republic is a member of the FHLB and is subject to certain limited regulation by the Federal Reserve. In connection with its acquisition of the Georgia Branch, Bancshares chartered the Savings Bank. After it was organized, the Savings Bank became subject to regulation, supervision and examination by the OTS as its chartering authority and primary regulator and by the FDIC as the administrator of the Savings Bank's insurance fund. As a federally-chartered thrift, the Savings Bank was automatically a member of the FHLB. As the holding company of Republic and the Savings Bank, Bancshares is also subject to regulation and oversight by the Federal Reserve. Such regulation and supervision governs the activities in which an institution may engage and is intended primarily for the protection of the FDIC insurance funds and depositors. Regulatory authorities have been granted extensive discretion in connection with their supervisory and enforcement activities, and regulations have been adopted that have increased capital requirements, commercial bank insurance premiums and administrative, professional and compensation expenses. Any change in the regulatory structure or the applicable statutes or regulations, such as the recently-issued OTS guidelines regarding High LTV Loans, could have a material adverse impact on Bancshares, Republic, the Savings Bank and their respective operations. Additional legislation and regulations may be enacted or adopted in the future which could significantly affect the powers, authority and operations of Republic and the Savings Bank and their competitors, which in turn could have a material adverse effect on both institutions and their regulatory capital, business, financial condition and results of operations.

     In the course of a recent review of Republic's operations by the FDIC, issues arose as to the software and procedures used by Republic to record and calculate the charges and other information for certain types of mortgage loans, and the amounts of interest due on one class of deposit accounts. Management believes Republic has taken the necessary actions to address these issues, including the payment of refunds or additional interest as appropriate.

CONTROL BY THE PRINCIPAL STOCKHOLDERS AND RELATED PARTY TRANSACTIONS

     As of June 30, 1998, Bancshares' Principal Stockholders, William R. Hough and John W. Sapanski (and their respective affiliates and immediate family members) owned shares of Bancshares' capital stock representing approximately 40.2% and 4.8%, respectively, of the total voting rights of Bancshares. Following the consummation of the Merger, Messrs. Hough and Sapanski will own approximately 38.3% and 4.6% of the total voting rights of Bancshares, respectively. On the basis of such ownership, the Principal Stockholders will likely still be able to exert a controlling influence over the affairs of Bancshares and Republic. Bancshares has engaged in numerous transactions with affiliates of Mr. Hough, and it is likely that Bancshares will in the future continue to engage in such transactions. Generally, transactions with affiliates can involve conflicts of interests. However, Bancshares believes that its transactions with its affiliates were on terms as or more favorable as those that could have been obtained in arm's-length transactions. See Note 17 to Bancshares' Consolidated Financial Statements included elsewhere herein.

CAPITAL LIMITATIONS ON FUTURE GROWTH

     Since the Change in Control, one of Bancshares' primary business objectives has been to increase its total asset size, expand into new market areas and increase market share in its existing markets. Bancshares has sought to accomplish this goal through a combination of internal growth, loan and other asset purchases, deposit assumptions, the opening of de novo branches and acquisitions of other financial institutions and branches. Bancshares' ability to continue to grow is constrained by, among other things, its regulatory capital levels. See Note 16 to Bancshares' Consolidated Financial Statements included elsewhere herein. Most recently, in May 1998, Bancshares sold 2,642,150 shares of Bancshares Common Stock in a public offering and raised $72.9 million in additional capital. The primary purposes of the offering were to increase Bancshares' regulatory capital to permit it to consummate the recent branch acquisitions and the Proposed Mergers and to continue to expand Flagship's mortgage banking activities while maintaining its "well capitalized" status. Bancshares intends to continue its current growth strategy for the foreseeable future. Since the Change in Control, Bancshares has raised capital five times to accommodate its growth. There can be no assurance that Bancshares will in the future have sufficient capital or the ability to obtain additional sufficient capital on acceptable terms to continue to pursue its growth strategy.

YEAR 2000 ISSUES

     In the next two years, many companies, including financial institutions such as Bancshares, will face potentially serious risks associated with the inability of existing data processing hardware and software to appropriately recognize calendar dates beginning in the year 2000. Many computer programs that can only distinguish the final two digits of the year entered may read entries for the year 2000 as the year 1900 and compute payment, interest or delinquency based on the wrong date, or are expected to be unable to compute payment interest or delinquency. If a company's critical internal systems do not correctly recognize and process data information beyond the year 1999, there could be a material adverse impact on business and operations.

     In 1997, Bancshares began the process of identifying the many software applications and hardware devices expected to be impacted by this issue. Bancshares formed a Year 2000 Committee, consisting of Republic's senior management and key data processing employees to address the year 2000 compliance project. The Board of Directors is updated on Bancshares' progress towards compliance on a monthly basis. Also, as Republic's primary federal regulator, the FDIC conducts periodic examinations of Republic's readiness for year 2000 operations.

     Additional staff for year 2000 compliance, including a full-time project coordinator and other technically-proficient employees, have been hired to monitor the daily activities of the project for Republic. Non-compliant vendors have been and continue to be contacted for project progress reports. Communication with compliant vendors to develop testing plans is also ongoing. Bancshares has set a target date of December 31, 1998 to complete testing of vendor systems other than its main client loan and deposit application systems that are processed by ALLTEL Information Services, Inc. ("ALLTEL"). As ALLTEL tests and certifies applications as year 2000 compliant, the test results are being forwarded to Republic for verification. All main client applications are expected to be compliant and installed by year-end 1998 with Republic and ALLTEL performing future date testing during the fourth quarter of 1998 to verify system compliance. Republic's vendors will be able to perform tests with ALLTEL during this time also. Bancshares anticipates that the critical internal systems of BSB and Lochaven will be converted to the ALLTEL loan and deposit application systems by December 31, 1998, and that the day-to-day activities of BSB and Lochaven will thereafter be fully integrated into Republic.

     In the event that Republic and ALLTEL's efforts are unsuccessful and/or that one or more of Republic's critical internal systems are not year 2000 compliant by December 31, 1999, the following could occur, any of which could have a material adverse impact on the operations of Republic and Bancshares:

          (a) Client service could deteriorate to the point that a substantial number of Republic's clients move their account relationships to another financial institution;

          (b) Bancshares and Republic may be unable to provide the public and the applicable regulatory authorities with timely and accurate financial information; or

          (c) Bancshares and Republic may be unable to fulfill on a timely basis their various contractual obligations.

     Republic expects to formulate a contingency plan by September 30, 1998 for the remote possibility that ALLTEL will not be year 2000 compliant. Republic will continue its efforts toward year 2000 compliance with a goal of January 1, 1999 for completion of all testing and implementation of compliant systems. Bancshares estimates that the costs associated with replacing non-compliant hardware and software will be approximately $1.4 million, the majority of which will be incurred in the normal course of upgrading Bancshares' computer systems.

COMPETITION

     Bancshares competes with various types of financial institutions, including other commercial banks, savings institutions, finance companies, mortgage banking companies, money market funds and credit unions, many of which have substantially greater financial resources than Bancshares and, in some cases, operate with fewer regulatory costs and constraints. Bancshares not only competes with other financial institutions that operate in Florida but, through Flagship, also competes nationwide with a number of finance companies, mortgage banking companies and other financial institutions located throughout the United States. As Bancshares expands its retail banking operations to additional markets in Florida and Georgia and its mortgage banking activities to additional states, it will encounter other larger and well-established financial institutions in those markets. While Bancshares believes that it has been able to compete successfully with larger financial institutions in its current geographic and product markets, there can be no assurance that it will be able to compete effectively in the new markets it is entering.

VOLATILITY OF SHARE PRICE


     The market price of the Bancshares Common Stock has and may continue to experience fluctuations that are both related and unrelated to the operating performance of Bancshares. In particular, the price of the Bancshares Common Stock may be affected by general market price movements as well as changes in interest rates. In addition, increases in Bancshares' loan production costs or the inability of Bancshares to complete significant loan sale transactions or securitizations in a particular quarter have had and may in the future have a material adverse impact on Bancshares' results of operations for that quarter and could, therefore, negatively impact the price of the Common Stock.

          COMPARATIVE MARKET PRICES OF BANCSHARES AND BSB COMMON STOCK


     Bancshares Common Stock is traded in the over-the-counter market and quoted on the Nasdaq National Market. BSB Common Stock is not traded in any established market. The following table sets forth, as of the indicated dates, (i) the last sale price of Bancshares Common Stock, (ii) the sale price in the last known transaction of purchase and sale of BSB Common Stock, and (iii) equivalent per share price (as explained below) of BSB Common Stock. The indicated dates of February 9, 1998 and September 23, 1998 represent, respectively, the last trading day immediately preceding public announcement that Bancshares and BSB had executed a letter of intent for the combination of the two companies and the latest practical date prior to mailing of this Proxy Statement/Prospectus.



                                                                                   EQUIVALENT PER
                                      BANCSHARES                BSB                SHARE PRICE OF
                                     COMMON STOCK           COMMON STOCK          BSB COMMON STOCK
                                     ------------           ------------          ----------------
Market Price Per Share at:
  February 9, 1998.................    $28.625        $8.00 at January 6, 1998         $14.69
                                                      (prior to announcement)
  September 23, 1998...............    $ 22.44       $8.75 at September 9, 1998        $12.80



     The equivalent per share price of BSB Common Stock at each specified date represents the Market Value of a share of Bancshares Common Stock on such date multiplied by the estimated Exchange Ratio at September 23, 1998 of 0.5705. Stockholders are advised to obtain current market quotations for Bancshares Common Stock. No assurance can be given as to the market price of Bancshares Common Stock at or after the Effective Time, or as to the final Exchange Ratio that will be used to determine the number of shares of Bancshares Common Stock to be received by the holders of BSB Common Stock.


                   [Balance of page intentionally left blank]

                           COMPARATIVE PER SHARE DATA


     The following table sets forth certain comparative per share data relating to net income, cash dividends declared and book value on (i) a historical basis for Bancshares and BSB, (ii) a pro forma combined basis per share of Bancshares Common Stock (taking into effect conversion of each share of Bancshares' noncumulative convertible perpetual preferred stock, $20.00 par value ("Bancshares Preferred Stock"), into ten (10) shares of Bancshares Common Stock), giving effect to the Merger, (iii) an equivalent pro forma basis per share of BSB Common Stock, giving effect to the Merger, (iv) a pro forma combined basis per share of Bancshares Common Stock, giving effect to the Proposed Mergers, and (v) an equivalent pro forma basis per share of BSB Common Stock, giving effect to the Proposed Mergers. The Bancshares and BSB pro forma combined information and the Bancshares pro forma Merger equivalent information give effect to the Merger on a pooling of interests basis and assume an Exchange Ratio of 0.5132 (the estimated Exchange Ratio if the Special Meeting and the Merger had both taken place in July 1998) of a share of Bancshares Common Stock for each share of BSB Common Stock. See "Description of the Transaction -- Accounting Treatment." The Bancshares and BSB pro forma combined information and the Bancshares pro forma Merger and BSB equivalent information give effect to (i) the Merger as described in the preceding sentence and (ii) Bancshares' other Proposed Merger. Bancshares did not pay dividends during the periods presented. The pro forma data are presented for information purposes only and are not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger been consummated at the dates or during the periods indicated, nor are they necessarily indicative of future results of operations or combined financial position.


     The information shown below should be read in conjunction with, and is qualified in its entirety by, the historical financial statements of Bancshares and BSB, including the respective notes thereto, included elsewhere herein. See "Documents Incorporated by Reference" and "Selected Financial and Other Data of Bancshares and BSB."

                                                          SIX MONTHS             YEAR ENDED
                                                        ENDED JUNE 30,          DECEMBER 31,
                                                        ---------------   ------------------------
                                                         1998     1997     1997     1996     1995
                                                        ------   ------   ------   ------   ------
                                                          (UNAUDITED)      (UNAUDITED, EXCEPT FOR
                                                                             BANCSHARES AND BSB
                                                                                HISTORICAL)
Net income per common share (diluted basis):
  Bancshares historical...............................  $ 0.16   $ 0.47   $ 1.21   $ 0.74   $ 1.10
  BSB historical......................................    0.09     0.09     0.21    (1.06)   (0.81)
  Bancshares and BSB pro forma combined...............    0.16       --     1.17     0.59     0.96
  BSB pro forma equivalent(1).........................    0.08       --     0.60     0.30     0.49
  Bancshares, BSB and proposed merger pro forma
     combined(2)......................................    0.16       --     1.02     0.53     0.94
  BSB pro forma equivalent(1).........................    0.08       --     0.52     0.27     0.48
Book value per common share:
  Bancshares historical...............................   16.26    10.79    12.27    10.32     9.65
  BSB historical......................................    6.23     6.01     6.14     5.91     6.98
  Bancshares and BSB pro forma combined...............   16.12       --       --       --       --
  BSB pro forma equivalent(1).........................    8.28       --       --       --       --
  Bancshares, BSB and proposed merger pro forma
     combined(2)......................................   16.13       --       --       --       --
  BSB pro forma equivalent............................    8.28       --       --       --       --

---------------

(1) Represents pro forma combined information multiplied by the assumed Exchange Ratio of 0.5132 of a share of Bancshares Common Stock for each share of BSB Common Stock.
(2) Represents the combined results of Bancshares and BSB, as if all such acquisitions were consummated on January 1, 1997.

            SELECTED FINANCIAL AND OTHER DATA OF BANCSHARES AND BSB

     The following tables present certain selected historical financial information for Bancshares and BSB. The data should be read in conjunction with the historical financial statements, related notes and other financial information concerning Bancshares and BSB incorporated by reference or included herein. Interim unaudited data of Bancshares and BSB for the three months and six months ended June 30, 1998 and 1997 reflect, in the opinion of the respective managements of Bancshares and BSB, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the three months and six months ended June 30, 1998 are not necessarily indicative of results that may be expected for any other interim period or for the year as a whole. See "Documents Incorporated by Reference."

     Selected consolidated operating data, per share data, balance sheet data and selected financial ratios for Bancshares as of and for each of the years ended December 31, 1997, 1996, 1995 and 1994, the seven-month period ended December 31, 1993, and the five-month period ended May 31, 1993, were derived from the consolidated financial statements which have been audited by Arthur Andersen LLP, independent certified public accountants. The selected consolidated operating data, per share data, balance sheet data, selected financial ratios and other data for Bancshares as of and for the three- and six-month periods ended June 30, 1998 and 1997, were derived from unaudited consolidated financial statements. Financial data for those interim periods include all adjustments, consisting of normal accruals, that management considers necessary for a fair presentation of financial condition and results of operations for such interim periods. In light of the significant mark-to-market adjustments and other adjusting entries to Bancshares' financial statements that were made following the Change in Control on May 28, 1993, management of Bancshares believes that the usefulness of comparisons between (i) the financial statements and the financial data derived therefrom as of the dates and for the periods prior to June 1, 1993, and (ii) the financial statements and the financial data derived therefrom as of the dates and for the periods since June 1, 1993, may be limited. In addition, since (i) Republic's initial public offering and (ii) the CrossLand Purchase and Assumption in December 1993, Bancshares has operated in a significantly different manner from that which it had previously operated. Accordingly, the financial results for periods prior to the CrossLand Purchase and Assumption differ significantly from periods since then.

     Selected operating data, per share data and balance sheet data for BSB as of and for each of the years ended December 31, 1997, 1996, 1995, 1994 and 1993, were derived from the financial statements that have been audited by Deloitte & Touche LLP, independent auditors.

     The following information should be read in conjunction with "Recent Developments," "Certain Information Concerning BSB -- Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements, related notes and other financial information included elsewhere herein by Bancshares and BSB.

                SELECTED HISTORICAL FINANCIAL DATA OF BANCSHARES

                  SELECTED FINANCIAL AND OTHER DATA -- TABLE 1

                                                    THREE MONTHS ENDED         SIX MONTHS ENDED
                                                         JUNE 30,                  JUNE 30,
                                                  -----------------------   -----------------------
                                                     1998         1997         1998         1997
                                                  ----------   ----------   ----------   ----------
                                                        (UNAUDITED)               (UNAUDITED)
                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
Interest income.................................  $   38,115   $   25,344   $   71,893   $   49,221
Interest expense................................      19,857       12,822       36,972       24,863
                                                  ----------   ----------   ----------   ----------
Net interest income.............................      18,258       12,522       34,921       24,258
Loan loss provision.............................       1,032          501        1,525        1,639
                                                  ----------   ----------   ----------   ----------
Net interest income after loan loss provision...      17,226       12,021       33,396       22,619
Other noninterest income........................      11,218        2,749       23,747        6,453
General and administrative ("G&A") expense......      29,896       12,224       52,828       22,707
Other noninterest expense.......................         589          303          690          617
                                                  ----------   ----------   ----------   ----------
Net income (loss) before income taxes & minority
  interest......................................      (2,041)       2,241        3,625        5,748
Income tax (provision) benefit..................         800         (863)      (1,375)      (2,178)
Minority interest in income from subsidiary
  trust.........................................        (422)          --         (842)          --
Minority interest in FFO........................          --         (227)          --         (415)
                                                  ----------   ----------   ----------   ----------
          Net income (loss).....................  $   (1,663)  $    1,151   $    1,408   $    3,155
                                                  ==========   ==========   ==========   ==========
PER SHARE DATA:
Earnings per share -- diluted...................  $     (.23)  $      .17   $      .16   $      .47
                                                  ==========   ==========   ==========   ==========
Weighted average shares outstanding --diluted...   8,522,623    7,017,181    8,712,367    7,002,356
                                                  ==========   ==========   ==========   ==========
Earnings per share -- basic.....................  $     (.26)  $      .20   $      .18   $      .54
                                                  ==========   ==========   ==========   ==========
Weighted average shares outstanding -- basic....   8,522,623    5,852,861    7,786,911    5,853,633
                                                  ==========   ==========   ==========   ==========
BALANCE SHEET DATA (at period-end):
Total assets....................................  $2,155,025   $1,321,573   $2,155,025   $1,321,573
Investment & mortgage backed securities.........     109,760      140,899      109,760      140,899
Loans held for sale.............................     410,113       72,487      410,113       72,487
Portfolio loans, net of unearned income.........   1,374,797      995,864    1,374,797      995,864
Allowance for loan losses.......................      20,296       19,328       20,296       19,328
Goodwill & premium on deposits..................      28,765          397       28,765          397
Deposits........................................   1,741,377    1,165,042    1,741,377    1,165,042
Stockholders' equity............................     170,341       71,254      170,341       71,254
Book value per share............................       16.26        10.79        16.26        10.79
SELECTED FINANCIAL RATIOS:
Return on average assets........................        (.35)%        .35%         .16%         .50%
Return on average equity........................       (5.29)        6.33         2.61         8.99
Equity to assets................................        7.90         5.39         7.90         5.39
Equity and minority interest in preferred
  subsidiary to assets..........................        9.24           --         9.24           --
Portfolio loans/deposit ratio...................       78.95        85.48        78.95        85.48
Net interest spread.............................        3.85         3.52         3.85         3.52
Net interest margin.............................        4.14         4.10         4.18         4.10
G&A expenses to average assets(1)...............        3.16         3.29         3.11         3.17
G&A efficiency ratio(1).........................       71.07        73.79        67.30        69.30
Nonperforming loans to portfolio loans..........        2.13         1.99         2.13         1.99

                                                    THREE MONTHS ENDED         SIX MONTHS ENDED
                                                         JUNE 30,                  JUNE 30,
                                                  -----------------------   -----------------------
                                                     1998         1997         1998         1997
                                                  ----------   ----------   ----------   ----------
                                                        (UNAUDITED)               (UNAUDITED)
Nonperforming assets to total assets............        1.79%        2.08%        1.79%        2.08%
Loan loss allowance to portfolio loans(2).......        1.48         1.94         1.48         1.94
Loan loss allowance to nonperforming loans(2)...
  Originated portfolio..........................       90.92        90.96        90.92        90.96
  July 1997 bulk purchase of loans..............       27.64           --        27.64           --
  March 1995 bulk purchase of loans.............      263.80       441.82       263.80       441.82
  CrossLand loan portfolio......................      409.57       106.60       409.57       106.60
  Other purchased loan portfolios...............       17.82        46.67        17.82        46.67
          Total.................................       69.19        97.32        69.19        97.32
OTHER DATA (at period-end):
Number of branch banking offices................          53           45           53           45
Number of full-time equivalent employees........       1,439          856        1,439          856

---------------

(1) Commercial banking segment only.
(2) See "Note 6 -- Allowance for Loan Losses" for a discussion of the allocation and availability of loan loss allowance amount portfolio of loans within Republic.

                   [Balance of page intentionally left blank]

                SELECTED HISTORICAL FINANCIAL DATA OF BANCSHARES

                  SELECTED FINANCIAL AND OTHER DATA -- TABLE 2


                                                               YEAR ENDED DECEMBER 31,
                                                  -------------------------------------------------
                                                     1997         1996         1995         1994
                                                  ----------   ----------   ----------   ----------
                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
Interest income.................................  $  108,457   $   88,944   $   77,593   $   53,997
Interest expense................................      54,923       44,949       40,112       24,423
                                                  ----------   ----------   ----------   ----------
Net interest income.............................      53,534       43,995       37,481       29,574
Loan loss provision.............................       2,628        2,582        2,162          172
                                                  ----------   ----------   ----------   ----------
Net interest income after loan loss provision...      50,906       41,413       35,319       29,402
Other noninterest income........................      25,031        6,745        5,353        5,099
Gain on sale of ORE held for investment.........          --        1,207           --           --
General and administrative ("G&A") expense......      57,484       36,829       30,963       23,678
Merger expenses.................................       1,144           --           --           --
SAIF special assessment.........................          --        4,005           --           --
Provision for losses on ORE.....................         530          111           --           --
Other noninterest expense.......................         273         (490)         902        4,216
Amortization of goodwill & premium on
  deposits......................................         464          491          450        1,269
                                                  ----------   ----------   ----------   ----------
          Net income before income taxes,
            negative goodwill accretion &
            minority interest...................      16,042        8,419        8,357        5,338
Accretion of negative goodwill..................          --           --        1,578        2,705
                                                  ----------   ----------   ----------   ----------
Net income before income taxes & minority
  interest......................................      16,042        8,419        9,935        8,043
Income tax (expense) benefit....................      (6,096)      (3,035)      (2,516)        (702)
Minority interest in income from subsidiary
  trust.........................................        (701)          --           --           --
Minority interest in FFO Financial, Inc.........        (674)        (505)        (503)        (131)
                                                  ----------   ----------   ----------   ----------
          Net income............................  $    8,571   $    4,879   $    6,916   $    7,210
                                                  ==========   ==========   ==========   ==========
Earnings per share -- diluted...................  $     1.21   $     0.74   $     1.10   $     1.28
                                                  ==========   ==========   ==========   ==========
Weighted average shares outstanding --diluted...   7,301,499    6,626,604    6,261,368    5,632,437
                                                  ==========   ==========   ==========   ==========
Earnings per share -- basic.....................  $     1.40   $     0.83   $     1.26   $     1.48
                                                  ==========   ==========   ==========   ==========
Weighted average shares outstanding -- basic....   6,128,014    5,857,174    5,491,250    4,868,211
                                                  ==========   ==========   ==========   ==========
BALANCE SHEET DATA (at period-end):
Total assets....................................  $1,552,405   $1,224,357   $1,103,480   $  879,873
Investment & mortgage backed securities.........     108,593      161,357      155,345      101,028
Loans held for sale.............................     151,404       46,593       27,476        7,930
Loans held in portfolio, net of unearned
  income........................................   1,149,731      920,782      831,033      680,604
Allowance for loan losses.......................      20,776       18,747       20,048       15,272
Goodwill & premium on deposits..................       4,855          527        1,017          820
Deposits........................................   1,361,312    1,114,907      992,041      794,717
Stockholders' equity............................      95,531       68,178       63,833       47,618
Book value per share............................       12.27        10.32         9.65         8.16
SELECTED FINANCIAL RATIOS:
Return on average assets........................        0.63%        0.43%        0.68%        0.90%
Return on average equity........................       11.44         7.41        12.62        16.73
Equity to assets................................        6.15         5.57         5.78         5.41

                                                               YEAR ENDED DECEMBER 31,
                                                  -------------------------------------------------
                                                     1997         1996         1995         1994
                                                  ----------   ----------   ----------   ----------
Equity and minority interest in preferred
  subsidiary....................................        8.01%        5.57%        5.78%        5.41%
Net interest spread.............................        3.71         3.63         3.65         3.87
Net interest margin.............................        4.18         4.02         3.95         4.06
G&A expenses to average assets..................        4.26         3.21         3.06         2.95
G&A efficiency ratio............................       73.17        72.58        72.29        68.29
Loan/deposit ratio..............................       84.46        82.59        83.77        85.64
Nonperforming loans to loans....................        2.36         2.12         2.18         2.44
Nonperforming assets to total assets............        2.20         2.27         2.78         3.96
Loan loss allowance to loans....................        1.81         2.04         2.40         2.24
Loan loss allowance to nonperforming loans
  Originated portfolio..........................       93.66        73.15       106.51       177.30
  March 1995 bulk purchase of loans.............      373.91       488.78       647.83          N/A
  CrossLand loan portfolio......................      421.88       126.12        41.77        23.73
  Other purchased loan portfolios...............       22.28        89.80        41.84        82.99
  Total portfolio loans.........................       76.51        96.03       110.73        91.98
OTHER DATA (at period-end):
Number of branch banking offices................          45           43           43           31
Number of full-time equivalent employees........       1,045          795          573          451


                   [Balance of page intentionally left blank]

                SELECTED HISTORICAL FINANCIAL DATA OF BANCSHARES

                  SELECTED FINANCIAL AND OTHER DATA -- TABLE 3

                                                               SEVEN MONTHS ENDED       FIVE MONTHS ENDED
                                                                DECEMBER 31, 1993          MAY 31, 1993
                                                              ---------------------    --------------------
                                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
Interest income.............................................       $   11,885               $    4,848
Interest expense............................................            5,120                    1,970
                                                                   ----------               ----------
Net interest income.........................................            6,765                    2,878
Loan loss provision.........................................            3,222                      379
                                                                   ----------               ----------
         Net interest income after loan loss provision......            3,543                    2,499
         Other noninterest income...........................            1,677                      743
General and administrative ("G&A") expense..................            6,481                    2,699
Provision for losses on ORE.................................               --                    1,214
Other noninterest expense...................................              331                      443
                                                                   ----------               ----------
         Net income before income taxes, negative goodwill
           accretion & minority interest....................           (1,592)                  (1,114)
Accretion of negative goodwill..............................            1,578                       --
Net income before income taxes & minority interest..........              (14)                  (1,114)
  Income tax (expense) benefit..............................            2,844                       --
Minority interest in FFO Financial, Inc.....................             (197)                      --
                                                                   ----------               ----------
         Net income.........................................       $    2,633               $   (1,114)
                                                                   ==========               ==========
Earnings per share -- diluted...............................       $     1.01               $    (1.00)
                                                                   ==========               ==========
Weighted average shares outstanding -- diluted..............        2,594,923                1,117,192
                                                                   ==========               ==========
Earnings per share -- basic.................................       $     1.10               $    (1.11)
                                                                   ==========               ==========
Weighted average shares outstanding -- basic................        2,398,066                1,002,794
                                                                   ==========               ==========
BALANCE SHEET DATA (at period-end):
Total assets................................................       $  780,711               $  168,741
Investment & mortgage backed securities.....................           74,042                   27,433
Loans held for sale.........................................           11,346                       --
Loans held in portfolio, net of unearned income.............          479,600                  111,292
Allowance for loan losses...................................           15,872                    1,866
Goodwill & premium on deposits..............................          705,584                  153,660
Deposits....................................................            4,283                    5,861
Stockholders' equity........................................           34,003                    8,058
Book value per share........................................             6.11                      N/A
SELECTED FINANCIAL RATIOS:
Return on average assets....................................             0.97%                   (1.61)%
Return on average equity....................................            36.97                   (21.75)
Equity to assets............................................             4.36                     4.78
Equity and minority interest in preferred subsidiary........             3.88                     4.21
Net interest spread.........................................             4.30                     4.66
Net interest margin.........................................             2.38                     6.28
G&A expenses to average assets..............................            76.77                    74.54
G&A efficiency ratio........................................            67.97                    72.43
Loan/deposit ratio..........................................             4.03                     2.27
Nonperforming loans to loans................................             5.66                     5.89
Nonperforming assets to total assets........................             3.31                     1.68
Loan loss allowance to loans................................
Loan loss allowance to nonperforming loans..................
  Originated portfolio......................................           129.06                    73.03
  CrossLand portfolio.......................................            39.88                      N/A
         Total portfolio loans..............................            82.20                    73.03
OTHER DATA (at period-end):
Number of branch banking offices............................               29                        7
Number of full-time equivalent employees....................              373                       96

                   SELECTED HISTORICAL FINANCIAL DATA OF BSB

                  SELECTED FINANCIAL AND OTHER DATA -- TABLE 4

                                                      THREE MONTHS ENDED       SIX MONTHS ENDED
                                                           JUNE 30,                JUNE 30,
                                                     ---------------------   ---------------------
                                                       1998        1997        1998        1997
                                                     ---------   ---------   ---------   ---------
                                                          (UNAUDITED)             (UNAUDITED)
                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
  Interest income.................................   $  1,172    $  1,161    $  2,384    $  2,294
  Interest expense................................        788         766       1,603       1,532
                                                     --------    --------    --------    --------
          Net interest income.....................        384         395         781         762
  Loan loss provision (credit)....................         21          19          42          34
                                                     --------    --------    --------    --------
          Net interest income after loan loss
            provision.............................        363         376         739         728
  Other noninterest income........................        419         325         794         682
  General and administrative ("G&A") expenses.....        736         661       1,460       1,345
  SAIF special assessment.........................          0           0           0           0
  Provision for losses on ORE.....................          0           0           0           0
  Other noninterest expense.......................          0           0           0           0
                                                     --------    --------    --------    --------
          Net income before income taxes..........         46          40          73          65
  Income tax provision (credit)...................          0           0           0           0
                                                     --------    --------    --------    --------
          Net income (loss).......................   $     46    $     40    $     73    $     65
                                                     ========    ========    ========    ========
PER SHARE DATA:
  Earnings per share -- diluted...................   $   0.06    $   0.06    $   0.09    $   0.09
                                                     ========    ========    ========    ========
  Weighted average shares outstanding --diluted...    814,071     690,333     816,714     713,988
                                                     ========    ========    ========    ========
  Earnings per share -- basic.....................   $   0.07    $   0.06    $   0.11    $   0.09
                                                     ========    ========    ========    ========
  Weighted average shares outstanding -- basic....    690,498     690,333     690,416     690,333
                                                     ========    ========    ========    ========
BALANCE SHEET DATA (at period-end):
  Total assets....................................   $ 68,342    $ 68,318    $ 68,342    $ 68,318
  Investment & mortgage backed securities.........      6,068       8,032       6,068       8,032
  Loans held for sale.............................      7,036       5,063       7,036       5,063
  Portfolio loans, net of unearned income.........     42,790      44,707      42,790      44,707
  Allowance for loan losses.......................        418         324         418         324
  Deposits........................................     60,701      56,609      60,701      56,609
  Stockholders' equity............................      4,385       4,147       4,385       4,147
  Book value per share............................       6.23        6.01        6.23        6.01
SELECTED FINANCIAL RATIOS:
  Return on average assets........................       0.27%       0.24%       0.22%       0.20%
  Return on average equity........................       4.25        3.88        3.44        3.21
  Net interest spread.............................       2.16        2.42        2.26        2.35
  Net interest margin.............................       2.51        2.68        2.58        2.64
  G&A expense to average assets...................       1.08        0.98        2.15        2.00
  G&A efficiency ratio............................      91.68       91.93       92.76       93.07
  Non-accrual loans to loans......................       3.00        1.94        3.00        1.94
  Nonperforming assets to total assets............       3.14        2.41        3.14        2.41
  Loan loss allowance to loans....................       0.97        0.72        0.97        0.72
  Loan loss allowance to non-performing loans.....      32.43%      37.33%      32.43%      37.33%
OTHER DATA (at period-end):
  Number of full service offices..................          2           2           2           2
  Number of full-time equivalent employees........         31          32          31          32

                   SELECTED HISTORICAL FINANCIAL DATA OF BSB

                  SELECTED FINANCIAL AND OTHER DATA -- TABLE 5

                                                            YEARS ENDED DECEMBER 31,
                                              ----------------------------------------------------
                                                1997       1996       1995       1994       1993
                                              --------   --------   --------   --------   --------
                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
Interest income.............................  $  4,724   $  4,283   $  5,091   $  5,182   $  3,803
Interest expense............................     3,167      2,927      3,717      3,044      1,918
                                              --------   --------   --------   --------   --------
          Net interest income...............     1,557      1,356      1,374      2,138      1,885
Loan loss provision (credit)................       101        131        121       (135)        80
                                              --------   --------   --------   --------   --------
          Net interest income after loan
            loss provision..................     1,456      1,225      1,253      2,273      1,805
Other noninterest income....................     1,459      1,376        735      1,328      1,485
General and administrative ("G&A")
  expenses..................................     2,759      2,980      2,830      3,388      2,954
SAIF special assessment.....................         0        408          0          0          0
Provision for losses on ORE.................         0          0          0          0          0
Other noninterest expense...................         0          0          0          0          0
                                              --------   --------   --------   --------   --------
          Net income before income taxes....       156       (787)      (842)       213        336
Income tax provision (credit)...............         0        (54)      (286)         4         80
                                              --------   --------   --------   --------   --------
          Net income (loss).................  $    156   $   (733)  $   (556)  $    209   $    256
                                              ========   ========   ========   ========   ========
PER SHARE DATA:
Earnings (loss) per share -- diluted........  $   0.21   $  (1.06)  $  (0.81)  $   0.30   $   0.37
                                              ========   ========   ========   ========   ========
Weighted average shares
  outstanding -- diluted....................   734,085    690,333    690,333    690,333    690,333
                                              ========   ========   ========   ========   ========
Earnings per share -- basic.................  $   0.23   $  (1.06)  $  (0.81)  $   0.30   $   0.37
                                              ========   ========   ========   ========   ========
Weighted average shares
  outstanding -- basic......................   690,333    690,333    690,333    690,333    690,333
                                              ========   ========   ========   ========   ========
BALANCE SHEET DATA (at period-end):
Total assets................................  $ 67,060   $ 66,339   $ 63,129   $ 81,018   $ 72,688
Investment & mortgage backed securities.....     8,032      9,035      9,042      9,048      9,055
Loans held for sale.........................     3,924      6,071      4,284      3,070     10,973
Portfolio loans, net of unearned income.....    47,565     43,174     42,145     62,799     57,443
Allowance for loan losses...................       376        328        283        189        324
Deposits....................................    56,016     56,283     50,974     55,361     60,644
Stockholders' equity........................     4,237      4,082      4,815      5,371      5,162
Book value per share........................      6.14       5.91       6.98       7.78       7.48
SELECTED FINANCIAL RATIOS:
Return on average assets....................      0.23%     (1.14)%    (0.74)%     0.27%      0.43%
Return on average equity....................      3.75     (15.94)    (10.79)      3.99       5.09
Net interest spread.........................      2.29       2.09       1.67       2.74       3.16
Net interest margin.........................      2.59       2.34       1.81       2.86       3.28
G&A expense to average assets...............      4.07       4.63       3.78       4.37       4.99
G&A efficiency ratio........................     91.51     109.11     134.23      97.75      87.66
Non-accrual loans to loans..................      1.99       2.71       3.89       1.21       1.19
Nonperforming assets to total assets........      2.52       2.82       2.85       0.98       0.76
Loan loss allowance to loans................      0.79       0.76       0.67       0.32       0.70
Loan loss allowance to non-performing
  loans.....................................     39.75%     27.99%     17.28%     26.21%     58.70%
OTHER DATA (at period-end):
Number of full service offices..............         2          2          2          2          2
Number of full-time equivalent employees....        33         36         41         58         68

                    THE SPECIAL MEETING OF BSB STOCKHOLDERS

DATE, PLACE, TIME AND PURPOSE


     This Proxy Statement/Prospectus is being furnished to the holders of BSB Common Stock in connection with the solicitation by the BSB Board of Directors of proxies for use at the Special Meeting, at which BSB stockholders will be asked to vote upon a proposal to approve the Agreement and the transactions contemplated therein. The Special Meeting will be held at BSB's main office, located at 2222 Ponce de Leon Boulevard, Coral Gables, Florida 33134, on November 3, 1998, at 4:30 p.m., local time.


RECORD DATE, VOTING RIGHTS, REQUIRED VOTES AND REVOCABILITY OF PROXIES


     BSB's Board of Directors has fixed the close of business on September 10, 1998, as the Record Date. Only holders of record of shares of BSB Common Stock on the Record Date will be entitled to notice of and to vote at the Special Meeting. Each share of BSB Common Stock is entitled to one vote. Stockholders who execute proxies retain the right to revoke them at any time prior to being voted at the Special Meeting. At August 31, 1998, there were 705,333 shares of BSB Common Stock issued and outstanding, which were held by approximately 130 stockholders of record.


     To hold a vote on any proposal, a quorum must be assembled, which is the presence in person or by proxy of holders of a majority of the outstanding shares of BSB Common Stock. In determining whether a quorum exists at the Special Meeting for purposes of all matters to be voted on, all votes "for" or "against," as well as all abstentions, will be counted. Approval of the Agreement and the transactions contemplated therein requires the affirmative vote by holders of two-thirds (approximately 470,222 shares) of the outstanding shares of BSB Common Stock. As a result, abstentions and broker non-votes will have the same effect as votes cast against the approval of the Agreement at the Special Meeting.

     As of the Record Date, all directors and executive officers of BSB as a group (12 persons) were entitled to vote 46,400 shares of BSB Common Stock, constituting approximately 6.6% of the total number of shares of BSB Common Stock outstanding at that date, and are anticipated to vote their shares of BSB Common Stock in favor of the Agreement and the transactions contemplated therein. As of the Record Date, Bancshares, Republic and their affiliates did not own of record any shares of BSB Common Stock.

     Shares of BSB Common Stock represented by properly executed proxies, if such proxies are received in time and not revoked, will be voted in accordance with the instructions indicated on the proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR APPROVAL OF THE AGREEMENT, AND THUS THE HOLDERS OF THE SHARES OF BSB COMMON STOCK REPRESENTED BY SUCH PROXIES WILL NOT BE ENTITLED TO ASSERT DISSENTERS' RIGHTS (SEE "DESCRIPTION OF THE TRANSACTION -- DISSENTING STOCKHOLDERS"). SUCH PROXIES WILL ALSO BE VOTED IN THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING. If necessary, the proxy holder may vote in favor of a proposal to adjourn the Special Meeting in order to permit further solicitation of proxies in the event a quorum is not present or there are not sufficient votes to approve the foregoing proposal at the time of the Special Meeting.

     FAILURE EITHER TO VOTE BY PROXY OR IN PERSON AT THE SPECIAL MEETING WILL HAVE THE EFFECT OF A VOTE CAST AGAINST APPROVAL OF THE AGREEMENT.

     A BSB stockholder who has given a proxy may revoke it at any time prior to its exercise at the Special Meeting by (i) giving written notice of revocation to the Secretary of BSB, (ii) properly submitting to BSB a duly executed proxy bearing a later date, or (iii) attending the Special Meeting and voting in person. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: Bankers Savings Bank, FSB, 2222 Ponce de Leon Boulevard, Coral Gables, Florida 33134; Attention:
William Dolan.

     The costs associated with the solicitation of proxies for the Special Meeting will be borne by BSB. In addition to the solicitation of stockholders of record by mail, telephone, facsimile or personal contact, BSB will be contacting brokers, dealers, banks or voting trustees or their nominees who can be identified as record holders of BSB Common Stock. Such holders, after inquiry by BSB, will provide information concerning quantities of proxy materials needed to supply such information to beneficial owners, and BSB will reimburse them for the reasonable expense of mailing proxy materials to such persons.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF BSB

     The Board of Directors of BSB has unanimously adopted the Agreement, believes the Merger is in the best interests of BSB and its stockholders, and unanimously recommends that stockholders of BSB vote "FOR" adoption of the Agreement and the consummation of the transactions contemplated therein. See "Description of the Transaction -- Background of and Reasons for the Merger; BSB's Reasons for the Merger and Recommendation of Directors."

                   [Balance of page intentionally left blank]

                         DESCRIPTION OF THE TRANSACTION

     The following material describes certain aspects of the Merger. This description does not purport to be complete and is qualified in its entirety by reference to the Appendices hereto, including the Agreement, which is attached as Appendix A to this Proxy Statement/Prospectus and incorporated herein by reference. All BSB stockholders are urged to read the Appendices in their entirety.

GENERAL

     Shares of BSB Common Stock (except for certain shares held by BSB or Bancshares, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or in satisfaction of debts previously contracted, and excluding shares held by BSB's stockholders who perfect their dissenters' rights) issued and outstanding at the Effective Time will cease to be outstanding and will be converted into shares of Bancshares Common Stock based on the Exchange Ratio formula set forth in the Agreement, as described below. Each share of Bancshares Common and Preferred Stock outstanding immediately prior to the Effective Time will remain outstanding and unchanged as a result of the Merger. No fractional shares of Bancshares Common Stock will be issued in connection with the Merger.

EXCHANGE RATIO


     Under the terms of the Agreement, the Exchange Ratio is to be based primarily on a multiple of BSB's total stockholders' equity as of December 31, 1997, which was approximately $4,237,000, as adjusted to reflect certain equity-affecting items. The adjusted equity amount is arrived at by first reducing BSB's year-end 1997 equity figure by the net after-tax cost of certain change in control payments to BSB's executive officers, approximately $250,000, and then either adding or further subtracting as appropriate, BSB's aggregate earnings or losses in 1998 through the month prior to the date on which the Special Meeting of BSB stockholders is held. BSB's equity, as adjusted above, is to be multiplied by 1.7. Added to the resulting multiple of BSB's adjusted equity will be $2.02 million, which represents the difference between the $6.2 million sales price of BSB's main office facility in Coral Gables and its December 31, 1997 book value, which was $4.2 million. The combined amount of the multiple of BSB's adjusted equity and the gain on the sale of BSB's main office facility will then be divided by the total number of shares of BSB Common Stock outstanding at the Effective Time, yielding the BSB Per Share Value. For the eight months ended August 31, 1998, BSB reported aggregate earnings of $105,000. Accordingly, based on the 705,333 shares of BSB Common Stock outstanding as of August 31, 1998, the BSB Per Share Value would have been approximately $12.73.


     The actual Exchange Ratio utilized to convert the shares of BSB Common Stock into shares of Bancshares Common Stock will be calculated by dividing the BSB Per Share Value by the Market Value, which is derived by calculating the Average Price of the Bancshares Common Stock. If the Average Price of the Bancshares Common Stock is within a range of $22.50 to $27.50, the Market Value will be $25.00. If the Average Price is not within this range, the Market Value will be the mean of the average closing price and $25.00.


     The Market Value of Bancshares Common Stock was $22.63 as of September 23, 1998. Accordingly, it is estimated that the Exchange Ratio would have been
0.5705 ($12.91 divided by $22.63), and that BSB stockholders would have received approximately 402,380 shares of Bancshares Common Stock, if the Merger had been consummated on that date. These figures are for illustration only. The actual Exchange Ratio and number of shares of Bancshares Common Stock issued will vary depending upon (i) future changes in the Market Value, (ii) BSB's subsequent earnings performance, and (iii) the issuance of additional shares of BSB Common Stock.


     No fractional shares of Bancshares Common Stock will be issued in connection with the Merger. In lieu of issuing fractional shares, Bancshares will make a cash payment (without interest) equal to the fractional part of a share of Bancshares Common Stock that the BSB stockholder would otherwise have received multiplied by the Average Price of a share of Bancshares Common Stock as described above in "--Exchange

Ratio." No BSB stockholder will be entitled to dividends, voting rights or any other rights as a stockholder with respect to any fractional share.

TREATMENT OF BSB OPTIONS

     Each of the options to purchase BSB Common Stock issued and outstanding at the Effective Time (the "BSB Options"), will cease to be outstanding and will be converted into and exchanged for the right to acquire Bancshares Common Stock on substantially the same terms applicable to the BSB Options. The number of options to acquire Bancshares Common Stock to be issued pursuant to the exercise of such options will equal the number of shares of BSB Common Stock subject to such options multiplied by the Exchange Ratio, provided that no fractions of options for shares of Bancshares Common Stock will be issued, and the number of shares of Bancshares Common Stock to be issued upon the exercise of the BSB Options, if a fractional share exists, will equal the number of whole shares obtained by rounding to the nearest whole number, giving account to such fraction. The exercise price for the acquisition of Bancshares Common Stock will be the exercise price for each share of BSB Common Stock subject to such options divided by the Exchange Ratio, adjusted as appropriate for any rounding to whole shares that may be done.

BACKGROUND OF AND REASONS FOR THE MERGER

  Background of the Merger

     For the past several years, BSB has struggled with profitability, improving over the past year when BSB returned to modest profitability, and the Board of Directors of BSB has searched for ways to enhance stockholder value. The Board has evaluated BSB's options as a small savings institution but has been constrained by certain regulatory restrictions on its activities, its small size, its modest capital base, a series of changes in its chief executive officer and the extent of competition in its market. The Board has considered remaining independent, adding additional product lines to increase profitability, merging with other similarly sized institutions or being acquired by a larger institution.

     From time to time, certain large stockholders and the Chairman of the Board have been approached with respect to the possible acquisition of BSB by private investor groups. Upon investigation, these approaches have been rejected as either inadequate from a financial point of view or as so unlikely to receive necessary regulatory approvals as to be speculative and not worthy of pursuit.

     In early 1998, a large stockholder of BSB and the Chairman of the Board met with representatives of Bancshares. As a result of these discussions, Bancshares proposed a transaction whereby Bancshares would acquire BSB by merging BSB into Republic. After negotiating the terms and conditions of the proposed transaction, on February 10, 1998, the Chairman of the Board of BSB executed a letter of intent with Bancshares reflecting the transaction, subject to the negotiation of a definitive agreement and the approval of the Board of Directors of BSB. Bancshares issued a press release upon execution of the letter of intent, describing the proposed transaction.

     Between February 10 (the date of the letter of intent) and February 26, 1998, various of the directors of BSB reviewed the proposed transaction, and discussed the transaction informally among themselves. At the same time, counsel for BSB and Bancshares negotiated the definitive agreement reflecting the proposed transaction. The Board of Directors of BSB met on February 26, 1998, and approved the proposed transaction.

     Each member of the Board of Directors of BSB has indicated his or her intent to vote all of the shares of BSB Common Stock beneficially owned by such member in favor of the Agreement. The Board of Directors of BSB UNANIMOUSLY recommends that its stockholders vote for approval of the Agreement.

  Bancshares' Reasons for the Merger

     The Bancshares Board of Directors has approved the Agreement and determined that the Merger is in the best interests of Bancshares and its stockholders. In approving the Agreement, Bancshares' Board considered a number of factors. Without assigning any relative or specific weights to the factors, Bancshares' Board considered the following material factors:

          (a) The information presented to Bancshares' Board by its executive officers concerning the business, operations, earnings and financial condition, including the capital levels and asset quality, of BSB on an historical, prospective and pro forma basis and in comparison to other financial institutions in the area;

          (b) The demographic, economic and financial characteristics of the markets in which BSB operates, including existing competition, history of the market areas with respect to financial institutions and average demand for credit, on an historical and prospective basis;

          (c) The results of Bancshares' due diligence review of BSB;

          (d) A variety of factors affecting and relating to the overall strategic focus of Bancshares, including Bancshares' desire to increase its presence in the southeastern Florida market; and

          (e) The legal advice of Bancshares' counsel.

     Based upon the consideration of the foregoing factors, the Board of Directors of Bancshares concluded that the Merger is in the best interest of Bancshares' stockholders.

  BSB's Reasons for the Merger

     The BSB Board of Directors, with the assistance of outside legal and financial advisors, evaluated the financial, legal and market considerations bearing on the decision to recommend the Merger. In reaching its conclusion that the Agreement is in the best interest of BSB and its stockholders, the BSB Board of Directors carefully considered the following material factors:

          (a) The lack of adequate capital to expand, and the resulting impact on current and future profitability;

          (b) The level of non-performing assets and the adequacy of reserves;

          (c) The lack of revenue diversification;

          (d) The costs of upgrading technology;

          (e) The relative illiquidity of BSB Common Stock and the increased liquidity that would be associated with exchanging the shares of BSB Common Stock for shares of Bancshares Common Stock as contemplated by the transaction;

          (f) The small size and lack of name recognition of BSB;

          (g) The significant competition from other financial institutions in the Dade County market;

          (h) Other factors affecting the potential for significant appreciation and return for stockholders;

          (i) A comparison of the value inherent in the proposed transaction with the likely alternatives available for BSB, including remaining independent, potentially linking with a similar-sized organization or seeking another transaction with another acquiror;

          (j) The impact the proposed transaction would have on the stockholders of BSB; and

          (k) The preliminary opinion of RP Financial that the transaction was fair to the stockholders of BSB from a financial point of view.

     While each member of the BSB Board individually considered the foregoing and other factors, the Board did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. The BSB Board collectively made its determination with respect to the Merger based on the unanimous conclusion reached by its members, in light of the factors that each of them considered as appropriate, that the Merger is in the best interests of the BSB stockholders.

     The terms of the Merger, including the purchase price, were the result of arm's-length negotiations between representatives of BSB and representatives of Bancshares. Based upon its consideration of the foregoing factors, the Board of Directors of BSB approved the Agreement and the Merger as being in the best interests of BSB and its stockholders.

     THE BSB BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE AGREEMENT AND THE MERGER BE ADOPTED AND APPROVED BY ALL STOCKHOLDERS OF BSB.

OPINION OF BSB'S FINANCIAL ADVISOR

     The Board of Directors of BSB retained RP Financial in February 1998 to provide certain financial advisory and investment banking services to BSB in conjunction with the Merger, including the rendering of an opinion with respect to the fairness of the Merger consideration from a financial point of view to holders of BSB Common Stock. In requesting RP Financial's advice and opinion, the Board of Directors of BSB did not give any special instruction to, or impose any limitations upon the scope of the investigation that RP Financial might wish to conduct to enable it to give its opinion. RP Financial was selected by BSB to act as its financial advisor because of RP Financial's expertise in the valuation of businesses and their securities for a variety of purposes including its expertise in connection with mergers and acquisitions of savings and loans, savings banks, and savings and loan holding companies.

     On February 26, 1998, at a meeting in which the Board of Directors of BSB reviewed the Agreement and the transactions contemplated thereby, RP Financial rendered its oral opinion to the Board that, as of such date, the Merger consideration was fair to holders of BSB Common Stock from a financial point of view. The opinion has been updated and delivered in written form as of the date of this Proxy Statement/Prospectus. In connection with its opinion dated the date of this Proxy Statement/Prospectus, RP Financial also confirmed the appropriateness of its reliance on the analysis used to render its February 26, 1998 opinion by performing procedures to confirm the appropriateness of such analyses and by reviewing the assumptions on which such analyses were based and the factors considered in connection therewith.

     The full text of the opinion of RP Financial, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as appendix B to this Proxy Statement/Prospectus and is incorporated herein by reference. Holders of BSB Common Stock are urged to read the opinion in its entirety.

     THE OPINION OF RP FINANCIAL IS DIRECTED TO THE BOARD OF DIRECTORS OF BSB IN ITS CONSIDERATION OF THE MERGER CONSIDERATION AS DESCRIBED IN THE AGREEMENT, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF BSB AS TO ANY ACTION THAT SUCH STOCKHOLDER SHOULD TAKE IN CONNECTION WITH THE AGREEMENT, OR OTHERWISE. IT IS FURTHER UNDERSTOOD THAT THE OPINION OF RP FINANCIAL IS BASED ON MARKET CONDITIONS AND OTHER CIRCUMSTANCES EXISTING ON THE DATE HEREOF.

     In rendering this fairness opinion, RP Financial reviewed the following material: (1) the Agreement, including exhibits; (2) financial and other information for BSB, all with regard to balance and off-balance sheet composition, profitability, interest rates, volumes, maturities, trends, credit risk, interest rate risk, liquidity risk and operations: (a) audited financial statements for the fiscal years ended December 31, 1995 through 1997; (b) regulatory and internal financial and other reports through June 30, 1998; (c) the most recent proxy statement for BSB; (d) internal budgets and financial projections prepared by management; and (e) BSB's management and Board comments regarding past and current business, operations, financial condition and future prospects; and (3) financial and other information for Bancshares including: (a) audited financial statements for the fiscal years ended December 31, 1995 through 1997, incorporated in Annual Reports to stockholders; (b) Bancshares' annual report on Form 10-K as of December 31, 1997; (c) stockholder, regulatory and internal financial and other reports through June 30, 1998; (d) internal budgets and financial projections prepared by management of Bancshares; (e) the registration statement on Form S-4 dated as of September 24, 1998 and filed in conjunction with the issuance of common stock to BSB's stockholders; (f) the Proxy Statement/Prospectus furnished to BSB's stockholders in connection with the adoption of the Agreement; and (g) Bancshares' management comments regarding past and current business, operations, financial condition, and future prospects.


     In addition, RP Financial reviewed financial, operational, market area and stock price and trading characteristics for Bancshares and the stock price and relatively limited trading information available for BSB relative to publicly-traded banks and savings institutions, respectively, with comparable resources, financial conditions, earnings, operations and markets. RP Financial also considered the economic and demographic characteristics in the local market area, and the potential impact of the regulatory, legislative and economic environments on operations for BSB and Bancshares and the public perception of banks and savings institutions. In rendering its opinion, RP Financial relied, without independent verification, on the accuracy and completeness of the information concerning BSB and Bancshares furnished by the respective institutions to RP Financial for review, as well as publicly-available information regarding other financial institutions and economic and demographic data. BSB and Bancshares did not restrict RP Financial as to the material it was permitted to review. The opinion further states that RP Financial did not perform or obtain any independent appraisals or evaluations of the assets and liabilities and potential and/or contingent liabilities of BSB or Bancshares. RP Financial further indicated that the financial forecasts and budgets reviewed by RP Financial were prepared by the managements of BSB and Bancshares; that neither BSB nor Bancshares publicly discloses internal management forecasts or budgets of the type provided to RP Financial in connection with the review of the Merger; and such financial forecasts were not prepared with a view toward public disclosure. The financial forecasts and budgets were based upon numerous variables and assumptions which are inherently uncertain, including without limitation factors related to general economic and competitive conditions, as well as trends in asset quality. Accordingly, RP Financial cautioned that actual results could vary significantly from those set forth in such financial forecasts.

     In connection with rendering its oral opinion dated February 26, 1998 and updated as of the date of this Proxy Statement/Prospectus, RP Financial performed a variety of analyses, which are summarized below. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or summary description. RP Financial stated that its analyses must be considered as a whole and that selecting portions of such analyses and of the factors considered by RP Financial without considering all such analyses and factors could create an incomplete view of the process underlying RP Financial's opinion. In its analyses, RP Financial made numerous assumptions with respect to industry performance, business and economic conditions, applicable laws and regulations and other matters, many of which are beyond the control of BSB. Any estimates contained in RP Financial's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. No company or transaction utilized in RP Financial's analyses was identical to BSB, Bancshares or the Merger. None of the analyses performed by RP Financial were assigned a greater significance by RP Financial than any other.

     The following is a summary of the material financial analyses performed by RP Financial in connection with providing its fairness opinion.

     (a) Transaction Summary. RP Financial summarized the terms of the Merger, including the conversion of each share of BSB Common Stock into the right to receive Bancshares Common Stock pursuant to the Exchange Ratio. RP Financial also summarized the formula for calculating the Exchange Ratio, the treatment of the outstanding options to acquire BSB Common Stock, the termination provisions incorporated in the Agreement, and the pricing ratios indicated by the Merger consideration relative to the tangible book value, historical earnings, budgeted earnings, assets and deposits of BSB. RP Financial also summarized the impact on the Merger consideration of certain provisions of the Agreement related to the real estate owned by BSB.

     (b) Comparable Transactions Analysis. In this analysis, RP Financial conducted an evaluation of the financial terms, financial and operating condition and market area of recent business combinations among comparable thrift institutions both pending and completed. In conjunction with its analysis, RP Financial considered the multiples of tangible book value, earnings and assets implied by the terms in such completed and pending transactions involving selling companies whose financial characteristics were comparable to those of BSB including two comparable groups: (1) selling companies operating in Florida, with total assets less than $150 million and completed/announced since 1996, representing a total of nine transactions ("Comparable Group #1"; and (2) selling companies operating in the Southeast U.S. with total assets less than $150 million, and completed/announced since 1996, representing a total of twenty-nine transactions ("Comparable Group #2"). The median tangible price-to-book value ratios indicated by Comparable Group #1 and Comparable Group #2 were 155% and 156%, respectively, versus a tangible price-to-book value ratio of approximately 203% indicated by the Merger consideration based on June 30, 1998 financial data. The median price-to-assets ratios indicated by the Comparable Group #1 and Comparable Group #2 were 10.4% and 13.6%, respectively, versus a price-to-assets ratio of approximately 13.0% indicated by the Merger consideration based on June 30, 1998 financial data. The median price-to-earnings multiples indicated by the Comparable Group #1 and Comparable Group #2 were 18.1 times and 20.1 times, respectively, based on trailing twelve month earnings, versus a price-to-earnings multiple of approximately 60.0 times indicated by the Merger consideration relative to BSB's June 30, 1998 trailing twelve month earnings. The pricing ratios based on tangible book value, earnings and trailing twelve month earnings indicated by the Merger consideration were comparable to or exceeded the median pricing ratios indicated by the Comparable Group #1 and #2, which RP Financial cited in support of its fairness conclusions.

     (c) Discounted Cash Flow Analysis. RP Financial prepared several discounted cash flow ("DCF") analyses, all of which incorporated a five-year financial projection and cash flow analysis to stockholders. The DCF analyses incorporated several specific factors reflecting the operating environment of BSB on a stand-alone basis, including growth prospects in the local market, the level of competition from other financial institutions and future earnings projections for BSB under a stand-alone business plan. The projections of future cash flows to stockholders included no cash dividends, consistent with current BSB policy, but rather were comprised wholly of the receipt of consideration at the end of five years of operations, assuming a terminal value for BSB Common Stock equal to an assumed merger value. The merger value reflected an estimate of the price that could be received for BSB Common Stock assuming the Board of Directors of BSB sought to pursue a merger transaction at the end of five years, including an orderly marketing of BSB to potential merger partners and receipt of a control premium by the holders of BSB Common Stock. In the "base case" operating scenario, the projections of future cash flows assumed asset growth of 10% annually, a return on average assets ranging from 0.55% of average assets to 0.75% of average assets, and realization of a terminal value at the end of five years of operations equal to 150% of book value per share (assumed to be the "current market merger value" based on comparable group transaction data). The cash flow represented by the terminal value was discounted to present value using a discount rate of 15%. The "base case" DCF analysis indicated a present value to stockholders of $9.27 per share (assuming a current market merger value of 150% of book value). In addition to the "base case" operating scenario, RP Financial prepared DCF analyses assuming different operating scenarios. Under the conservative operating scenario, in which earnings were projected at 90% of the "base case", the DCF analysis indicated a present value to stockholders of $8.94 per share. Under the aggressive operating scenario, in which earnings were projected at 110% of the "base case", the DCF analysis indicated a present value to stockholders of $9.59 per share. Assuming a terminal value of 170% of book value per share (the "aggressive merger value"), the DCF analysis indicated a present value to stockholders of $10.50 per share, $10.14 per share, and $10.87 per share, respectively, under the "base case", the conservative operating scenario, and the aggressive operating scenario. RP Financial concluded that, since the Merger consideration exceeded the present value of future cash flows accruing to holders of BSB Common Stock under all scenarios assuming the current market merger value and the aggressive merger value, the DCF analyses supported its fairness conclusions.

     (d) Impact Analysis. RP Financial evaluated the projected financial impact of the Merger on the balance sheet, income statement and per share financial measures of BSB. RP Financial's analysis considered the financial condition and operations of BSB and Bancshares at June 30, 1998 and the pro forma impact of the Merger. RP Financial calculated the impact analysis assuming that the holders of BSB Common Stock would receive 0.5737 shares of Bancshares Common Stock pursuant to the Exchange Ratio formula based on the Bancshares closing price of $19.00 per share as of September 2, 1998. Under these circumstances, RP Financial estimated that holders of BSB Common Stock would realize accretion of 33.1 percent in tangible book value per share. RP Financial further estimated that holders of BSB Common Stock would realize dilution of 54 percent to pro forma trailing twelve-month EPS. The holders of BSB Common Stock would realize earnings accretion and a stronger return on equity (ROE) on a pro forma basis relative to stand-alone operations based on budgeted earnings. RP Financial considered both the impact of the Merger on the overall financial measures of BSB as well as the impact of the Merger on the per share financial measures of BSB in support of the fairness issue.

     In addition to these financial analyses, RP Financial considered several other considerations in its fairness conclusions. Such other financial considerations included the greater market capitalization of the merged company relative to BSB on a stand-alone basis; the significantly greater liquidity in the shares relative to the shares of BSB Common Stock without the Merger; the likelihood of greater potential stock price appreciation in the Bancshares Common Stock relative to the shares of BSB Common Stock without the Merger; and, the potential benefits to BSB of the greater geographic and operating diversification of the merged company relative to BSB on a stand-alone basis.

     On the basis of these analyses and other considerations, RP Financial concluded that the Merger consideration, as described in the Agreement, is fair to the stockholders of BSB from a financial point of view. As described above, RP Financial's opinion and presentation to Board of Directors of BSB was one of many factors taken into consideration by the Board in making its determination to approve the Agreement. Although the foregoing summary describes the material components of the analyses presented by RP Financial to the Board of Directors of BSB, it does not purport to be a complete description of all the analyses performed by RP Financial and is qualified by reference to the written opinion of RP Financial set forth as Appendix B hereto, which the holders of BSB Common Stock are urged to read in its entirety.

     Pursuant to a letter dated February 25, 1998 (the "RP Financial Engagement Letter"), RP Financial estimates that it will receive from BSB total fees of $20,000, of which $10,000 has been paid to date, plus reimbursement of certain out-of-pocket expenses, for its services in connection with the Merger. In addition, BSB has agreed to indemnify RP Financial against certain liabilities, including liabilities under the federal securities laws.

EFFECTIVE TIME OF THE MERGER

     Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Time will occur on the date and at the time set forth in the Certificate of Merger to be filed with the Department. Unless otherwise agreed upon by Bancshares and BSB, and subject to the conditions to the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the Effective Time to occur on or before the tenth business day (as designated by Bancshares) following the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required consent of any regulatory authority having authority over and approving or exempting the Merger (which has already occurred); or (ii) the date on which the stockholders of BSB approve the Agreement.

     No assurance can be provided that the necessary stockholder approval can be obtained or that other conditions precedent to the Merger can or will be satisfied. Bancshares and BSB anticipate that all conditions to consummation of the Merger will be satisfied so that the Merger can be effected during the fourth quarter of 1998. However, delays in the consummation of the Merger could occur.

     The Board of Directors of either Bancshares or BSB generally may terminate the Agreement if the Merger is not consummated by December 1, 1998. See
"-- Conditions to Consummation of the Merger" and "-- Waiver, Amendment and Termination of the Agreement."

DISTRIBUTION OF BANCSHARES' STOCK CERTIFICATES AND PAYMENT FOR FRACTIONAL SHARES

     Promptly after the Effective Time, Bancshares will cause the Exchange Agent to mail to the former stockholders of BSB a form letter of transmittal, together with instructions for the exchange of such stockholders' certificates theretofore representing shares of BSB Common Stock for new certificates representing shares of Bancshares Common Stock.

          BSB STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE FORM LETTER OF TRANSMITTAL AND INSTRUCTIONS.


     Upon surrender to the Exchange Agent of certificates for BSB Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to each holder of BSB Common Stock surrendering such items a certificate or certificates representing the number of shares of Bancshares Common Stock to which such holder is entitled, as well as payment, by check, for any resulting fractional shares of Bancshares Common Stock. The amount of the payment to be received by the holder will equal the product of the fractional share amount multiplied by the Average Price of Bancshares Common Stock. After the Effective Time, to the extent permitted by law, BSB stockholders of record as of the Effective Time will be entitled to vote at any meeting of holders of Bancshares Common and Preferred Stock the number of whole shares of Bancshares Common Stock into which their BSB Common Stock has been converted, regardless of whether such stockholders have surrendered their BSB Common Stock certificates. No dividend or other distribution payable after the Effective Time with respect to Bancshares Common Stock, however, will be paid to the holder of any unsurrendered BSB Common Stock certificate until the holder duly surrenders such certificate. Upon such surrender, all undelivered dividends and other distributions will be delivered to such former BSB stockholder, in each case without interest.


     The stock transfer books of BSB shall be closed at the Effective Time. After the Effective Time, there will be no transfers of shares of BSB Common Stock on BSB's stock transfer books. If certificates representing shares of BSB Common Stock are presented for transfer after the Effective Time, they will be canceled and exchanged for the shares of Bancshares Common Stock deliverable in respect thereof.

CONDITIONS TO CONSUMMATION OF THE MERGER

     Consummation of the Merger is subject to a number of conditions, including, but not limited to:

          (a) Approvals from the FDIC, the Federal Reserve and the Department without any conditions or restrictions that would, in the reasonable judgment of Bancshares' or BSB's Board of Directors, so materially adversely impact the economic or business benefits of the transactions contemplated by the Agreement that had such condition or requirement been known, Bancshares or BSB would not, in their reasonable respective judgments, have entered into the Agreement, and the expiration of all applicable waiting and notification periods. All required regulatory approvals for the Merger have been obtained, and all applicable waiting periods have expired.

          (b) The approval of the Agreement by the holders of two-thirds of the outstanding shares of BSB Common Stock;

          (c) The absence of any action by any court or governmental authority restraining, prohibiting, restricting or making illegal consummation of the Merger;

          (d) The receipt of satisfactory opinions of counsel that the Merger qualifies for federal income tax treatment as a reorganization under
     Section 368(a) of the Code and that the exchange of BSB Common Stock for Bancshares Common Stock will not give rise to recognition of gain or loss to BSB stockholders, except to the extent of any cash received. Such opinions have already been rendered by counsel to Bancshares and BSB; and

          (e) The Registration Statement of which this Proxy Statement/Prospectus is a part shall have become effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the Commission to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws or the Securities Act relating to the issuance or trading of the shares of

     Bancshares Common Stock issuable pursuant to the Merger shall have been received. The Registration Statement was declared effective by the
     Commission on September   , 1998.


     Consummation of the Merger also is subject to the satisfaction or waiver of various other conditions specified in the Agreement, including, among others:
(i) the delivery by Bancshares and BSB of opinions of their respective counsel and certificates executed by their respective duly authorized officers as to compliance with the Agreement; and (ii) as of the Closing Date, the accuracy of certain representations and warranties and the compliance in all material respects with the agreements and covenants of each party.

REGULATORY APPROVALS

     As noted above, the Merger required the approval of the FDIC, the Federal Reserve and the Department prior to consummation. On June 4, 1998, the Federal Reserve issued its approval, which was originally due to expire on September 4, 1998. Prior to such expiration, the Federal Reserve extended its approval so as to remain in effect until December 4, 1998. On June 15, 1998, the Department issued its final order approving the Merger conditional on BSB stockholder approval. The Department's approval expires in six months unless an extension of time is requested and granted. Also, on July 8, 1998, the FDIC issued its approval, which expires in six months. Approval by the OTS is not required, but notification of the Merger by BSB to the OTS has been provided and the requisite 30-day notification period has expired.

     Under the FDI Act, the Merger may not be consummated until the 30th day following the date of FDIC approval, which may be shortened to the 15th day by the FDIC, during which time the United States Department of Justice may challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the FDIC's approval, unless a court specifically orders otherwise. The applicable waiting period for the Merger expired on July 23, 1998.

WAIVER, AMENDMENT AND TERMINATION OF THE AGREEMENT

     Prior to the Effective Time, and to the extent permitted by law, any provision of the Agreement generally may be: (i) waived by the party benefitted by the provision; or (ii) amended by a written agreement between Bancshares and BSB approved by their respective Boards of Directors; provided, however, after BSB stockholder approval of the Agreement, no amendment relating to the manner in which BSB Common Stock shall be exchanged for Bancshares Common Stock may be made without the further approval of such stockholders.

     The Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, either before or after approval by BSB stockholders, under certain circumstances, including:

          (a) By mutual consent of the Boards of Directors of Bancshares and BSB;

          (b) By the Board of Directors of either Bancshares or BSB in the event of an inaccuracy of any representation or warranty of the other party contained in the Agreement; provided that the terminating party is not then in breach of any representation or warranty or in material breach of any covenant or other agreement contained in the Agreement that cannot be or has not been cured within 30 days after the giving of written notice to the other party;

          (c) By the Board of Directors of either Bancshares or BSB in the event of a material breach by the other party of any covenant contained in the Agreement that cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach;

          (d) By the Board of Directors of Bancshares or BSB in the event (i) any application filed with any regulatory authority required for consummation of the Merger and the other transactions contemplated by the Agreement is denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the stockholders of BSB fail to vote their approval of the matters submitted for the approval by such stockholders at the Special Meeting where the transactions will be presented to such stockholders for approval and voted upon; provided that such denial or failure is not caused by any willful breach of the Agreement by the party electing to terminate;

          (e) By the Board of Directors of either Bancshares or BSB in the event that the Merger shall not have been consummated by December 1, 1998; provided that such failure to consummate is not caused by any willful breach of the Agreement by the party electing to terminate; or

          (f) By the Board of Directors of either Bancshares or BSB in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in the Agreement; provided that the terminating party is not then in breach of any representation or warranty or in material breach of any covenant or other agreement contained in the Agreement.

     If the Agreement is terminated, the parties will have no further obligations, except with respect to certain provisions, including those providing for payment of expenses and restricting disclosure of confidential information. Further, termination will not relieve the parties from the consequences of any uncured willful breach of the Agreement giving rise to such termination.

CONDUCT OF BUSINESS PENDING THE MERGER

     Each of Bancshares and BSB has generally agreed, unless the prior consent of the other party is obtained, and except as otherwise contemplated by the Agreement, to operate its business only in the ordinary course, preserve intact in all material respects its business organizations and assets, maintain its rights and franchises, and take no action that would materially adversely affect the ability of either party to perform its covenants and agreements under the Agreement or to obtain any consent or approval required for the consummation of the transactions contemplated by the Agreement. In addition, the Agreement contains certain other restrictions applicable to the conduct of the business of BSB and Bancshares prior to consummation of the Merger, as described below.

  BSB

     BSB has agreed not to take certain actions relating to the operation of its business pending consummation of the Merger without the prior approval of Bancshares. Those actions generally include, without limitation: (i) amending the Charter or By-laws or other governing instrument of BSB and its subsidiaries; (ii) becoming responsible for any obligation for borrowed money in excess of an aggregate amount outstanding at any time of $50,000 (except in the ordinary course of business consistent with past practices); (iii) repurchasing, redeeming, acquiring or exchanging, directly or indirectly, any shares or any securities convertible into shares of its capital stock (other than exchanges in the ordinary course under employee benefits plans) or declaring or paying any dividend or making any other distribution in respect of its capital stock; (iv) except pursuant to the exercise of outstanding options to purchase BSB Common Stock, issuing or selling any additional shares of any BSB capital stock, any rights to acquire any such stock or any security convertible into such stock;
(v) adjusting, splitting, combining or reclassifying any of its capital stock;
(vi) except for U.S. Treasury or federal agency securities or Freddie Mac, Fannie Mae, Ginnie Mae or other investment-grade securities, purchasing any securities of or making any material investment in any entity other than one of its wholly-owned subsidiaries or otherwise acquiring control over any other entity; (vii) except in accordance with past practice or as previously approved by the Board of Directors of BSB, granting any increase in compensation or benefits to employees, officers or directors, paying any severance pay or bonus (except pursuant to any existing written policies or contracts), entering into or amending any severance agreements with officers (except as provided by the Agreement), or voluntarily accelerating the vesting of any employee benefits;
(viii) granting any increase in fees or other increases in compensation or other benefits to the directors of BSB or any of its subsidiaries except in accordance with past practice; (ix) entering into or amending (except for any amendment required by law) any employment contract that it does not have the unconditional right to terminate without liability (other than liability for services already rendered); (x) adopting any new employee benefit plan or program or materially changing any existing plan or program (except for any change required by law or advisable to maintain the tax qualified status of any such plan); (xi) making any significant change in tax or accounting methods or systems of internal accounting controls (except in conformity to changes in tax laws or generally accepted accounting principles); (xii) commencing any litigation (except in accordance with past practices), or settling any litigation for material money damages or restrictions upon the operations of BSB or any of its subsidiaries; or (xiii) modifying or terminating any material contract.

  Bancshares

     Bancshares has agreed (a) to continue to conduct its business in a manner designed to enhance the long-term value of the Bancshares Common Stock and the business prospects of Bancshares and (b) to take no action that would adversely affect the ability of either Bancshares or BSB (i) to obtain any regulatory approvals required for the Merger or (ii) to perform its covenants and agreements under the Agreement.

MANAGEMENT OF BANCSHARES AND REPUBLIC FOLLOWING THE MERGER

     Consummation of the Merger will not alter the present directors and officers of Bancshares or Republic. Information concerning the management of Bancshares and Republic is included in the documents incorporated herein by reference. See "Documents Incorporated by Reference."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     The Agreement generally provides that Bancshares will, to full extent provided by Florida law and the OTS Regulations and by BSB's Charter and By-laws, indemnify, defend and hold harmless the present and former directors, officers, employees and agents of BSB or any of its subsidiaries against all liabilities arising out of actions or omissions occurring at or prior to the Effective Time.


     The Agreement also provides that, after the Effective Time, Bancshares will provide generally to officers and employees of BSB and its subsidiaries who become officers or employees of Bancshares or its subsidiaries employee benefits under employee benefit plans on terms and conditions that, taken as a whole, are substantially similar to those currently provided by Bancshares and its subsidiaries to their similarly situated officers and employees. For purposes of participation and vesting (but not benefit accrual) under such employee benefit plans, service with BSB or its subsidiaries prior to the Effective Time will be treated as service with Bancshares or its subsidiaries. The Agreement further provides that Bancshares will honor all provisions for vested amounts earned or accrued through the Effective Time under BSB's benefit plans.



     In addition, certain directors and officers of BSB will receive compensation upon the consummation of the Merger, pursuant to several change of control agreements. Octavio Hernandez, the President, Chief Executive Officer and a director of BSB will receive 12 months' compensation upon the consummation of the Merger. The compensation to be received by Mr. Hernandez under the terms of this change of control agreement includes his annual salary, car allowance, bonus paid during the previous year, unused vacation time and 12 months' medical and dental insurance benefit. In addition, Mr. Hernandez will receive a bonus equal to 10% of the after-tax profits of BSB for the current year.


     Additionally, Dennis Dill, the current Senior Vice President and Chief Financial Officer, Abel V. Montuori, the current Vice President of Commercial Lending, Enid B. Cline, the current Vice President of Mortgage Loan Administration, Ron Lunger, the current Vice President and Controller, Margaret Simpson, the current Vice President and Branch Manager and Rosa Mejia, the current Human Resources Director will be entitled to receive a six-month salary continuation and six months' medical and dental insurance benefit in the event of a change of control of BSB.

     As described above under "-- Treatment of BSB Options," the Agreement also provides that all rights with respect to BSB Common Stock pursuant to stock options granted by BSB under its stock option plans that are outstanding at the Effective Time, whether or not then exercisable, will be converted into and will become options with respect to Bancshares Common Stock, and Republic will assume each of such options in accordance with its terms and the Exchange Ratio in the Agreement.

DISSENTING STOCKHOLDERS

  General

     If the Merger and the transactions contemplated thereby are consummated, any BSB stockholder who properly perfects his or her dissenters' rights of appraisal will be entitled to receive in cash the fair or appraised value of such stockholder's shares of BSB Common Stock determined immediately prior to the Effective Time, excluding any appreciation or depreciation in anticipation of the Merger, as provided in Section 552.14 of the OTS Regulations, a copy of which is included as Appendix C to this Proxy Statement/Prospectus. FAILURE TO STRICTLY COMPLY WITH THE PROCEDURES PRESCRIBED BY THE APPLICABLE OTS REGULATIONS WILL RESULT IN THE LOSS OF DISSENTERS' RIGHTS.

  Regulatory Requirements

     The following is a summary of the steps to be taken by a BSB stockholder who is interested in perfecting such holder's dissenters' rights and should be read in conjunction with the full text of Appendix C. Each of the steps enumerated below must be taken in strict compliance with the applicable provisions of the OTS Regulations in order for holders of BSB Common Stock to perfect their dissenters' rights.

     Any written objection, demand or notice required by the OTS Regulations in connection with the exercise of dissenters' rights should be sent to BSB at 2222 Ponce De Leon Boulevard, Coral Gables, Florida 33134, Attention: William Dolan, Corporate Secretary (telephone (305) 441-2222). It is recommended that all required documents to be delivered by mail be sent by registered or certified mail with return receipt requested.

     Any stockholder of BSB entitled to vote on the Agreement has the right to receive payment of the fair or appraised value of his or her shares of BSB Common Stock upon compliance with the applicable provisions of the OTS Regulations. A stockholder may dissent as to all or less than all of the shares that are registered in his or her name. Any BSB stockholder intending to enforce the right to dissent (i) must not vote in favor of the Agreement, and (ii) must file a written notice of intent to demand appraisal of and payment for his or her shares (the "Objection Notice") with BSB before the vote on the proposal to approve the Agreement and the transactions contemplated thereby is taken at the Special Meeting. The Objection Notice must identify the stockholder and state that the stockholder intends to demand appraisal of and payment for his or her shares of BSB Common Stock if the Merger is effected. Such demand must be in addition to and separate from any proxy or vote against the Agreement submitted by the stockholder. A VOTE AGAINST APPROVAL OF THE AGREEMENT, IN AND OF ITSELF, WILL NOT CONSTITUTE AN OBJECTION NOTICE SATISFYING THE REQUIREMENTS OF THE OTS REGULATIONS.

     If the Agreement is approved by BSB's stockholders at the Special Meeting, each stockholder who has properly filed an Objection Notice and has not voted in favor of the Agreement will be notified by Republic of the Merger within ten days of the Effective Date. In such notice Republic will make a written offer to the dissenting BSB stockholder to pay a specified price that it deems to be the fair value for their shares of BSB Common Stock. The notice will also set forth the steps that must be taken by a dissenting stockholder in order to perfect his or her dissenter's rights. The Republic notice and offer will be accompanied by certain BSB financial statements. If the fair value for the shares is agreed upon within 60 days following the Effective Date of the Merger, the dissenting stockholder shall receive payment for his or her shares within 90 days of the Effective Date of the Merger.

     If Republic and any dissenting stockholder are unable to agree as to the fair value of the stockholder's shares of BSB Common Stock, the stockholder must to file a petition with the OTS demanding a determination of the fair market value of the stock of all dissenting stockholders, with a copy of the petition sent by registered or certified mail to Republic, within 60 days following the Effective Date of the Merger. Also within such 60-day period, the stockholder must submit to Republic's transfer agent, ChaseMellon Shareholders Services, his or her BSB Common Stock certificates for notation thereon that (i) an appraisal and payment have been demanded with respect to such stock and (ii) appraisal proceedings are pending. ANY BSB STOCKHOLDER WHO EITHER FAILS TO FILE A PETITION WITH THE OTS

DEMANDING AN APPRAISAL OR FAILS TO SUBMIT HIS OR HER BSB COMMON STOCK CERTIFICATES FOR NOTATION WILL NO LONGER BE ENTITLED TO APPRAISAL RIGHTS AND WILL BE DEEMED TO HAVE ACCEPTED THE TERMS SET FORTH IN THE AGREEMENT.

     After receiving a properly filed petition, the OTS will conduct an appraisal and will make a determination as to the fair value of the dissenting stockholders' shares. The OTS will then direct Republic to pay such amount upon surrender of the BSB Common Stock certificates. Any payment made by Republic will include interest from the Effective Date of the Merger at a rate deemed equitable by the OTS. The agency may also apportion and assess costs and expenses against all or some of the parties to the appraisal proceeding as it deems equitable, taking into consideration whether any party has acted arbitrarily, vexatiously or not in good faith in exercising its rights.

     THE FOREGOING SUMMARY OF THE APPLICABLE PROVISIONS OF SECTION 552.14 OF THE OTS REGULATIONS IS NOT INTENDED TO BE A COMPLETE STATEMENT OF SUCH PROVISIONS, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH SECTION, WHICH IS REPRODUCED IN FULL AS APPENDIX C HEREOF. THE PROVISIONS OF THE OTS REGULATIONS ARE TECHNICAL IN NATURE AND COMPLEX. IT IS RECOMMENDED THAT ANY BSB STOCKHOLDER WHO DESIRES TO EXERCISE THE RIGHT TO DISSENT TO THE AGREEMENT CONSULT HIS OR HER COUNSEL. FAILURE TO STRICTLY COMPLY WITH THE PROVISIONS OF THE OTS REGULATIONS MAY DEFEAT A STOCKHOLDER'S RIGHT TO DISSENT.

     Any dissenting BSB stockholder who perfects such holder's right to be paid the value of such holder's shares in cash under the foregoing procedures for dissent and appraisal will recognize taxable gain or loss for federal income tax purposes upon receipt of cash for such shares. See "-- Certain Federal Income Tax Consequences of the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER


     THE FOLLOWING IS A DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO HOLDERS OF BSB COMMON STOCK. THE DISCUSSION MAY NOT APPLY TO BSB STOCKHOLDERS WITH SPECIAL SITUATIONS, SUCH AS STOCKHOLDERS, IF ANY, WHO HOLD BSB COMMON STOCK OTHER THAN AS A CAPITAL ASSET, WHO RECEIVED BSB COMMON STOCK UPON THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, WHO HOLD BSB COMMON STOCK AS PART OF A "STRADDLE" OR "CONVERSION TRANSACTION," OR WHO ARE INSURANCE COMPANIES, SECURITIES DEALERS, FINANCIAL INSTITUTIONS OR FOREIGN PERSONS, AND DOES NOT DISCUSS ANY ASPECTS OF STATE, LOCAL, OR FOREIGN TAXATION. THIS DISCUSSION IS BASED UPON LAWS, REGULATIONS, RULINGS AND DECISIONS NOW IN EFFECT AND ON PROPOSED REGULATIONS, ALL OF WHICH ARE SUBJECT TO CHANGE (POSSIBLY WITH RETROACTIVE EFFECT) BY LEGISLATION, ADMINISTRATIVE ACTION, OR JUDICIAL DECISION.



     No ruling has been or will be requested from the Internal Revenue Service on any matter relating to the tax consequences of the Merger. Instead, consummation of the Merger is conditioned upon receipt by Bancshares of an opinion from Holland & Knight, special counsel to Bancshares, and by BSB of an opinion from Alston & Bird LLP, special counsel to BSB, concerning the material federal income tax consequences of the Merger. Copies of such opinions are included as Exhibits 8.1 and 8.2 to the Registration Statement. Based upon the assumption that the Merger is consummated in accordance with the Agreement and upon factual statements and factual representations made by Bancshares and BSB, the material federal income tax consequences of the Merger would be as follows:



          (i) The Merger will constitute a reorganization within the meaning of
     Section 368(a) of the Code, and BSB, Bancshares and Republic will each be a party to the reorganization within the meaning of Section 368(b) of the Code.



          (ii) No gain or loss will be recognized by holders of BSB Common Stock upon the exchange in the Merger of all of their BSB Common Stock solely for shares of Bancshares Common Stock (except with respect to any cash received in lieu of a fractional share interest in Bancshares Common Stock).

          (iii) The aggregate tax basis of the Bancshares Common Stock received by holders of BSB Common Stock who exchange all of their BSB Common Stock solely for Bancshares Common Stock in the Merger will be the same as the tax basis of the BSB Common Stock surrendered in exchange therefor, less the basis of any factional share of Bancshares Common Stock settled by cash payment.



          (iv) The holding period of the Bancshares Common Stock received by holders who exchange all of their BSB Common Stock solely for Bancshares Common Stock in the Merger will include the holding period of the BSB Common Stock surrendered in exchange therefor, provided that such BSB Common Stock is held as a capital asset at the Effective Time.



          (v) The payment of cash to holders of BSB Common Stock in lieu of fractional share interests of Bancshares Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Bancshares. These cash payments will be treated as having been received as distributions in full payment in exchange for the Bancshares Common Stock redeemed, as provided in Section 302(a) of the Code.



          (vi) Where solely cash is received by a holder of BSB Common Stock in exchange for BSB Common Stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of such holder's BSB Common Stock, subject to the provisions and limitations of Section 302 of the Code.



     THE TAX OPINIONS DO NOT ADDRESS ANY STATE, LOCAL, FOREIGN, OR OTHER TAX CONSEQUENCES OF THE MERGER. STOCKHOLDERS OF BSB ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE MERGER TO THEM INDIVIDUALLY, INCLUDING TAX REPORTING REQUIREMENTS AND TAX CONSEQUENCES UNDER STATE, LOCAL, OR FOREIGN LAW.


ACCOUNTING TREATMENT

     The Merger will be accounted for as a pooling of interests in which BSB's assets will be carried forward at their historical cost. No charge to goodwill will be made following the Merger. The equity of the Combined Company will be increased by $4.4 million, based on data as of June 30, 1998.

     Following the Merger, the Combined Company will restate its historical financial and other data necessary for a fair presentation of financial condition and results of operations "as if" Bancshares and BSB had been combined during the current and four preceding fiscal years.

EXPENSES AND FEES

     The Agreement provides, in general, that each of the parties will bear and pay its own expenses in connection with the transactions contemplated by the Agreement, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel, except that the parties will each bear and pay one half of the printing costs incurred in connection with the printing and filing of this Proxy Statement/Prospectus.

RESALES OF BANCSHARES COMMON STOCK

     The Bancshares Common Stock to be issued to stockholders of BSB in connection with the Merger will be registered under the Securities Act. All shares of Bancshares Common Stock received by holders of BSB Common Stock, and all shares of Bancshares Common Stock issued and outstanding immediately prior to the Effective Time, upon consummation of the Merger, will be freely transferable by those stockholders of BSB and Bancshares not deemed to be "Affiliates" of BSB or Bancshares. "Affiliates" generally are defined as persons or entities who control, are controlled by or are under common control with BSB or Bancshares at the Effective Time of the Merger.

     Rules 144 and 145 promulgated under the Securities Act restrict the sale of Bancshares Common Stock received in the Merger by Affiliates and certain of their family members and related interests. Generally speaking, during the one-year period following the Effective Time, Affiliates of BSB or Bancshares may resell publicly the Bancshares Common Stock received by them in the Merger within certain limitations as to the amount of Bancshares Common Stock sold in any three-month period and as to the manner of sale. After this one-year period, such Affiliates of BSB who are not Affiliates of Bancshares may resell their shares without restriction. This Proxy Statement/Prospectus does not cover any resales of Bancshares Common Stock received by persons who may be deemed to be Affiliates of BSB or Bancshares.

     BSB has agreed to use its reasonable efforts to cause each person who BSB reasonably believes will be an Affiliate of BSB to execute and deliver to Bancshares a written agreement providing that such person generally will not sell, pledge, transfer or otherwise dispose of any Bancshares Common Stock to be received by such person upon consummation of the Merger, except in compliance with the Securities Act and the rules and regulations of the Commission promulgated thereunder.

                   [Balance of page intentionally left blank]

                 EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS

     As a result of the Merger, holders of BSB Common Stock will be exchanging their shares of BSB, a federal savings association governed by the HOLA, the OTS Regulations, BSB's Charter (the "Charter") and BSB's By-laws, for shares of Bancshares, a Florida corporation governed by the FBCA, Bancshares' Articles of Incorporation (the "Bancshares Articles") and Bancshares' By-Laws. Certain differences exist between the rights of BSB stockholders and those of Bancshares stockholders. Certain of these differences are summarized below. The following discussion is necessarily general; it is not intended to be a complete statement of all differences affecting the rights of stockholders and their respective entities, and it is qualified in its entirety by reference to the FBCA and the OTS Regulations as well as to the Bancshares Articles and By-Laws and the BSB Charter and By-laws.

AUTHORIZED CAPITAL STOCK

  Bancshares

     The Bancshares Articles authorize the issuance of up to 20,000,000 shares of Bancshares Common Stock, and 100,000 shares of Bancshares Preferred Stock, of which 9,724,325 and 75,000 shares, respectively, were issued and outstanding as of June 30, 1998. Each share of Bancshares Preferred Stock is convertible into ten shares of Bancshares Common Stock and is redeemable by Bancshares upon 30 days prior written notice at a price of $96.80 per share.

     Unless otherwise required by law or the Bancshares Articles, holders of Bancshares Common and Preferred Stock vote together as a single class on all matters presented to Bancshares' stockholders. Each share of Bancshares Preferred Stock is entitled to ten votes for all purposes, and each share of Bancshares Common Stock is entitled to one vote. No cash dividend may be declared or paid on shares of Bancshares Common Stock unless, simultaneously therewith or prior thereto, there is or has been declared or paid the quarterly dividend payable on Bancshares Preferred Stock.

     In any liquidation or dissolution of the corporation, the holders of Bancshares Preferred Stock will be entitled to receive, out of the assets available for distribution to stockholders, an amount equal to $88.00 per share before any amount is paid to holders of Bancshares Common Stock. After the above preference amount has been paid to the holders of Bancshares Preferred Stock, such holders will not be entitled to any further distributions. The holders of Bancshares Common Stock will then be entitled to participate, pro rata in accordance with the number of shares owned by them, in the distribution of Bancshares' remaining assets.

     Bancshares' Board of Directors may authorize the issuance of additional authorized but unissued shares of Bancshares Common and Preferred Stock without further action by Bancshares' stockholders, unless such action is required in a particular case by applicable laws or regulations or by any stock exchange upon which Bancshares' capital stock may be listed. The Bancshares Articles do not provide any preemptive rights to Bancshares' stockholders.

     The authority to issue additional shares of Bancshares Common Stock provides Bancshares with the flexibility necessary to met its future needs without the delay resulting from seeking stockholder approval. The authorized but unissued shares of Bancshares Common and Preferred Stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions and public or private sales for cash as a means of raising capital.

  BSB

     As of the Record Date, BSB's authorized capital stock consisted of 10,000,000 shares of BSB Common Stock, par value $4.00 per share, of which 705,333 shares were issued and outstanding. BSB's Board of Directors may authorize the issuance of additional shares of BSB Common Stock without further action by BSB's stockholders, except to the extent that such approval is required by the Charter, governing law, rule or regulation. The holders of the BSB Common Stock exclusively possess all voting power. Each holder of shares of BSB Common Stock is entitled to one vote on all matters for each share held by such holder. BSB's

Charter does not provide the stockholders of BSB with preemptive rights or the right to cumulate votes in an election of directors.

     Subject to any provision for a liquidation account, in the event of any liquidation, dissolution or winding up of BSB, the holders of BSB Common Stock would be entitled, after payment or provision for payment of all debts and liabilities of BSB, to receive the remaining assets of BSB available for distribution, in cash or in kind. Each share of BSB Common Stock has the same relative rights as and is identical in all respects with all the other shares of BSB Common Stock.

AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS

  Bancshares

     The Bancshares Articles provide that such articles may be amended as provided by law. The FBCA generally requires that the approval of a corporation's board of directors and the affirmative vote of a majority of (i) all shares entitled to vote thereon and (ii) the shares of each class of stock entitled to vote thereon as a class, to amend a corporation's articles of incorporation, unless the corporation's articles specify a greater voting requirement. A majority of the Bancshares Board of Directors has the power to adopt, amend or repeal the Bancshares By-Laws. Neither the Bancshares Articles nor By-Laws expressly permit the Bancshares stockholders to make, alter or rescind any By-Laws.

  BSB

     The BSB Charter generally provides that such charter may not be amended unless (i) an amendment is proposed by the BSB's Board of Directors, (ii) the proposed amendment is approved by the affirmative vote by holders of a majority of the outstanding shares of BSB Common Stock (unless a higher vote is otherwise required) and (iii) the OTS approves or preapproves the proposed amendment.

     The BSB Board of Directors generally has the power to amend, alter and repeal the By-laws and to adopt new By-laws; provided that the Board of Directors may delegate such power to the BSB stockholders. Any amendment to BSB's By-laws that provides for the election of directors by classes for staggered terms, however, must be adopted by the BSB stockholders.

BOARD OF DIRECTORS AND ABSENCE OF CUMULATIVE VOTING

  Bancshares

     Bancshares' By-Laws generally provide that the number of directors constituting the Bancshares Board shall be not less than five nor more than 25 directors as fixed from time to time by resolution of Bancshares' Board of Directors. Currently, the number of Bancshares directors is fixed at six. The Bancshares directors are elected to one-year terms, and the Bancshares Board is not classified. Bancshares' stockholders do not have cumulative voting rights with respect to the election of directors. All elections for directors are decided by a plurality vote.

  BSB


     BSB's Charter provides that the number of directors constituting the BSB Board shall be not less than five nor more than 15 except when a greater or lesser number is approved by the Director of the OTS. Currently, the BSB By-laws fix the number of BSB directors at six. The BSB Board is divided into three classes, and BSB directors are elected to staggered, three-year terms. BSB stockholders do not have cumulative voting rights with respect to the election of directors.


REMOVAL OF DIRECTORS

  Bancshares

     Pursuant to Bancshares' By-Laws, any or all of the directors may be removed with or without cause by the affirmative vote of the holders of at least a majority of the outstanding shares then entitled to vote.

  BSB

     Under the BSB By-laws, any or all of the directors may be removed for cause only, at any time, by vote of the stockholders holding a majority of the votes, at any special meeting called for that purpose.

INDEMNIFICATION

  Bancshares

     The Bancshares By-Laws essentially provide that Bancshares will indemnify its officers, directors, employees and agents to the full extent permitted by the FBCA. Under the FBCA, other than in actions brought by or in the right of Bancshares, such indemnification would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Bancshares and, with respect to any criminal proceeding, if such person had no reasonable cause to belief that the conduct was unlawful. In actions brought by or in the right of Bancshares, such indemnification would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Bancshares, except that no indemnification may be made with respect to any matter as to which such person is adjudged liable to Bancshares, unless, and only to the extent that, the court determines upon application that, in view of all the circumstances of the case, the proposed indemnitee is fairly and reasonably entitled to indemnification for such expenses as the court deems proper. To the extent that any director, officer, employee or agent of Bancshares has been successful on the merits or otherwise in defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative, such person must be indemnified against reasonable expenses incurred by such person in connection with the action.

     The Bancshares By-Laws also provide that a director of Bancshares will have no indemnification rights for liability for (i) willful misconduct or a conscious disregard for the best interests of Bancshares or its stockholders,
(ii) acts or omissions constituting a violation of criminal law, (iii) the payment of certain unlawful dividends and the making of certain unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

     Expenses, including attorneys' fees, incurred by a Bancshares director or officer in defending a civil or criminal action, suit or proceeding must be paid by Bancshares in advance of the final disposition of the action upon receipt of an undertaking by the director or officer to repay such amounts if he is ultimately found not to be entitled to indemnification by Bancshares.

  BSB

     The BSB By-laws provide that BSB will indemnify any person against whom an action is brought or threatened because that person is or was a director, officer or employee of the association, for any amount for which that person becomes liable under a judgment in such action, and reasonable costs and expenses, including reasonable attorney's fees, actually paid or incurred by that person in defending or settling such action, or in enforcing his or her rights under BSB's By-laws, if he or she attains a favorable judgment in such enforcement action.


     Indemnification shall be made to such person only if (i) final judgment on the merits is in his or her favor, or (ii) in case of settlement, final judgment against him or her, or final judgment in his or her favor other than on the merits, if a majority of the disinterested directors of BSB determine that he or she was acting in good faith within the scope of his or her employment or authority as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interest of BSB or its members.


     However, no indemnification shall be made unless BSB gives the OTS at least 60 days' notice of its intention to make such indemnification. Such notice shall state the facts on which the action arose, the terms of any settlement, and any disposition of the action by a court. Such notice, a copy thereof, and a certified copy of the resolution containing the required determination by the BSB Board of Directors shall be sent to the Regional Director of the OTS, who shall promptly acknowledge receipt thereof. The notice period shall run from the date of such receipt. No such indemnification may be made if the OTS advises BSB in writing, within such notice period, of its objection thereto.

     If a majority of the directors of BSB concludes that, in connection with an action, any person ultimately may become entitled to indemnification under the BSB By-laws, the directors may authorize payment of reasonable costs and expenses, including reasonable attorneys' fees, arising from the defense or settlement of such action. Nothing in BSB's By-laws shall prevent the directors of BSB from imposing such conditions on a payment of expenses as they deem warranted and in the interests of BSB. Before making advance payment of expenses as provided in BSB's By-laws, BSB shall obtain an agreement that BSB will be repaid if the person or whose behalf payment is made is later determined not to be entitled to such indemnification.

SPECIAL MEETINGS OF STOCKHOLDERS

  Bancshares

     Under the Bancshares By-Laws, a special meeting of Bancshares stockholders may be called at any time by the Chairman of the Board, the President or the Board of Directors of Bancshares, or as otherwise required by the FBCA.

  BSB

     BSB's By-laws provide that special meetings of stockholders may be called by the directors, by any officer instructed by the directors to call such a meeting, by the Chairman of the Board or by stockholders holding ten percent (10%) or more of the outstanding stock of BSB entitled to vote thereat.

ACTIONS OF STOCKHOLDERS WITHOUT A MEETING

  Bancshares

     The Bancshares By-Laws provide that any action required or permitted to be taken by Bancshares stockholders at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent signed by the holders of outstanding stock of each group having not less than the minimum number of votes necessary to take such action at a meeting at which all voting groups were present and voted is delivered to Bancshares.

  BSB

     Pursuant to BSB's By-laws, any action required or permitted to be taken at a meeting of the BSB stockholders may be taken without a meeting if a consent in writing, setting forth the actions so taken, is signed by all of the stockholders entitled to vote with respect to the subject matter thereof and filed with the Secretary of BSB as part of the corporate records. In addition, the BSB stockholders and directors may elect to hold a meeting through the telephone and decide on any action in that manner.

STOCKHOLDER NOMINATIONS AND PROPOSALS

  Bancshares

     Bancshares' Articles, By-Laws and the FBCA are silent as to the procedures to be followed for stockholders' director nominations and the submission of stockholder proposals.

  BSB

     BSB's By-laws provide that director nominations and new business submitted by stockholders must be submitted in writing to the secretary of BSB at least five days prior to the date of BSB's annual meeting in order to be voted upon.

MERGERS, CONSOLIDATION AND SALES OF ASSETS

  Bancshares

     Neither the Bancshares Articles nor its By-Laws contain provisions regarding business combination transactions. Under the FBCA, such transactions generally must be approved by Bancshares' Board of Directors and by the holders of each class of voting securities by a majority of the total outstanding votes entitled to be cast by the class unless, in the case of a surviving corporation in a business combination, (i) its articles of incorporation will not differ from its articles before the combination and, (ii) each stockholder whose shares were outstanding immediately prior to the combination will hold the same number of shares with identical designations, preferences, limitations and relative rights immediately after the business combination.

  BSB

     BSB's Charter and By-laws are silent as to business combinations and sales, leases or other dispositions of assets. For such transactions, the Board of Directors and stockholder approval provisions set forth in the OTS Regulations would apply. Under the OTS Regulations, such transactions generally must be approved by at least two-thirds of the directors and holders of two-thirds of the outstanding voting stock of BSB.

DISSENTERS' RIGHTS OF APPRAISAL

  Bancshares

     Under Section 1302 of the FBCA, a stockholder of a corporation generally has the right to dissent from and to obtain payment of the fair value of his or her shares in the event of a number of corporate actions, including: (i) a merger that the stockholder has the right to vote on; (ii) a sales of all or substantially all of a corporation's assets; (iii) a control share acquisition or share exchange that the stockholder has the right to vote on; (iv) an amendment to the articles of incorporation that would adversely affect the stockholder in certain respects; or (v) any other corporate action to the extent provided for in the corporation's articles of incorporation.

     In order to receive payment of the fair value of his or her shares in the foregoing situations, a stockholder must comply with all of the applicable provisions of the FBCA. Any stockholder intending to enforce the right to dissent (i) must not vote in favor of the corporate action, and (ii) must file a written notice of intent to demand payment for his or her shares (the "Objection Notice") with the corporation before the vote on the action. The Objection Notice must state that the stockholder intends to demand payment for his or her shares if the action is effected.

     If the action is subsequently approved by the corporation's stockholders, each stockholder who has properly filed an Objection Notice and has not voted in favor of the action will be notified by the corporation within ten days of the stockholder approval. Within 20 days following receipt of such notice, any stockholder electing to dissent must file a notice of his or her election to exercise dissenters' rights, stating the stockholder's name, address, the number, classes and series of shares as to which the stockholder dissents, and a demand for payment of the fair value of such shares (the "Election Notice"), and simultaneously deposit the certificates representing the shares with the corporation.

     Within the later to occur of ten days following the expiration of the period in which stockholders may file their Election Notices and ten days after the corporate action is taken, the corporation must make a written offer to each stockholder who has properly filed an Election Notice to pay what it deems to be a fair value for the shares. Any stockholder who accepts such offer within 30 days shall receive payment for his or her shares within 90 days of such offer to pay or the corporate action, whichever is later.

     In the event the corporation fails to make any payment offer within the time period set forth above or any dissenting stockholder fails to accept such offer within 30 days and demands payment within 60 days following the corporate action, the corporation must institute proceedings in state circuit court requesting that the fair value of such dissenting stockholder's shares be determined. The court may, in its discretion, appoint an appraiser to receive evidence and recommend a decision on the question of fair value. The judgment may, in the discretion of the court, include a fair rate of interest. Each dissenting stockholder will be entitled to payment as determined by the court, within ten days following final determination by the court as to the fair value of such stockholder's stock.

  BSB

     The rights of appraisal of dissenting stockholders of BSB in business combination transactions are governed by Section 552.14 of the OTS Regulations. See "Description of the Transaction -- Dissenting Stockholders" and "Appendix C."

STOCKHOLDERS' RIGHTS TO EXAMINE BOOKS AND RECORDS

  Bancshares

     Bancshares' Articles and By-Laws are silent with respect to the stockholders' rights to examine books and records. In the absence of such a provision, the FBCA provides that a stockholder may inspect books and records upon written demand at least five days before the date on which he wishes to inspect such records. Such inspection is to occur during regular business hours at the corporation's principal office. The corporation may deny any demand for inspection if the demand was made for an improper purpose, which means a purpose not reasonably related to such person's interest as a stockholder.

  BSB

     BSB's Charter and By-laws are silent with respect to the stockholders' rights to examine books and records. In the absence of such a provision, the OTS Regulations provide that any stockholder or group of stockholders holding of record either (i) voting shares having a cost of not less than $100,000 or constituting at least one percent of the total outstanding voting shares for a period of at least six months or (ii) at least five percent of the total outstanding voting shares may inspect the books and records of a federal savings association and make extracts therefrom.

DIVIDENDS

  Bancshares

     The Bancshares Articles provide that Bancshares Preferred Stock shall pay a noncumulative annual dividend of $3.52 per share payable in quarterly increments from legally available funds prior to payment of any dividend on Bancshares Common Stock for the dividend period. No dividend may be paid on Bancshares Common Stock unless holders of Bancshares Preferred Stock have received their dividend for that quarter. Under the FBCA, no dividend or other distribution to stockholders may be made by Bancshares if, after giving effect to the distribution, (i) Bancshares would not be able to pay its debts as they come due in the usual course of business, or (ii) its total assets would be less than the sum of its liabilities.

  BSB

     The BSB By-laws provide that dividends may be declared by the BSB Board of Directors and BSB may pay dividends and other distributions with respect to its outstanding shares in cash, property or its own shares.

                           COMPARATIVE MARKET PRICES

BANCSHARES

     Since April 24, 1995, Bancshares Common Stock (and, prior to March 1, 1996 Republic's common stock) has been listed on the Nasdaq National Market under the symbol "REPB." From January 1, 1995 through April 23, 1995, Republic's common stock was listed on the Nasdaq Small-Cap Market under the same symbol. To date Bancshares has not declared any dividends on the Bancshares Common Stock. The high, low and closing bids per share of Bancshares Common Stock on the Nasdaq National Market for the indicated periods were as follows:


                                                               HIGH     LOW     CLOSING
                                                              ------   ------   -------
Quarter ended March 31, 1996................................  $14.25   $12.25   $12.31
Quarter ended June 30, 1996.................................   14.94    12.25    12.31
Quarter ended September 30, 1996............................   12.88    11.75    12.88
Quarter ended December 31, 1996.............................   15.50    13.63    15.31
Quarter ended March 31, 1997................................   16.00    14.00    15.50
Quarter ended June 30, 1997.................................   18.50    17.25    17.25
Quarter ended September 30, 1997............................   27.63    16.88    26.38
Quarter ended December 31, 1997.............................   27.88    23.75    26.50
Quarter ended March 31, 1998................................   31.75    25.00    29.25
Quarter ended June 30, 1998.................................   34.75    25.81    27.13
Quarter ended September 30, 1998
  (through September 23, 1998)..............................   27.13    17.75    22.44


BSB

     On February 9, 1998, the last business day prior to public announcement of the proposed Merger, the last known price of BSB Common Stock was $8.00 (at January 6, 1998).

     BSB Common Stock is not traded in any established market. The following table sets forth, as derived from quotations provided by America Online, an internet service provider, the high and low bid prices per share of BSB Common Stock for the indicated periods:


                                                               HIGH     LOW     CLOSING
                                                              ------   ------   -------
Quarter ended March 31, 1996................................  $ 7.00   $ 5.50   $ 7.00
Quarter ended June 30, 1996.................................    7.50     6.00     6.50
Quarter ended September 30, 1996............................    7.50     5.56     5.63
Quarter ended December 31, 1996.............................    5.63     5.50     5.63
Quarter ended March 31, 1997................................    8.00     5.50     5.75
Quarter ended June 30, 1997.................................    5.75     5.75     5.75
Quarter ended September 30, 1997............................    9.00     6.50     8.75
Quarter ended December 31, 1997.............................    9.00     8.25     8.75
Quarter ended March 31, 1998................................   14.75     8.00    13.25
Quarter ended June 30, 1998.................................   13.88    11.13    11.75
Quarter ended September 30, 1998
  (through September 23, 1998)..............................   11.50     8.75     8.75


     The payment of cash dividends to the holders of BSB Common Stock is subject to authorization by the Board of Directors of BSB. BSB has never paid any dividends on the BSB Common Stock.

                       UNAUDITED COMBINED FINANCIAL DATA

                 UNAUDITED PRO FORMA COMBINED BALANCE SHEET FOR
                          BANCSHARES, BSB AND LOCHAVEN

     The following unaudited pro forma combined balance sheet presents (i) the historical unaudited consolidated balance sheet of Bancshares at June 30, 1998,
(ii) the pro forma combined balance sheet of Bancshares at June 30, 1998 giving effect to the Proposed Mergers, as if it had occurred on that date, and (iii) the pro forma combined balance sheet of Bancshares at June 30, 1998, giving effect to the Proposed Mergers, as if they had occurred as of that date.

     The Proposed Mergers will be accounted for as a pooling of interests in which the assets of BSB will be combined with those of Republic at historical cost. No goodwill will be created in the Mergers.

     The pro forma adjustments are based upon available information and upon certain assumptions that Bancshares believes are reasonable under the circumstances. Pro forma adjustments consist solely of the issuance of Bancshares Common Stock. The unaudited pro forma combined balance sheet should be read in conjunction with the historical consolidated financial statements of Bancshares and BSB, including the respective notes thereto, which are set forth at pages F-2, through F-61, respectively, of this Proxy Statement/Prospectus, and the unaudited financial information appearing elsewhere herein. See "Comparative Per Share Data." The pro forma combined balance sheet is not necessarily indicative of Bancshares' future financial position.

                   [Balance of page intentionally left blank]

                   UNAUDITED PROFORMA COMBINED BALANCE SHEET
                        FOR BANCSHARES, BSB AND LOCHAVEN
                              AS OF JUNE 30, 1998


                                                                                                                   COMBINED
                                                                  BSB       BANCSHARES               LOCHAVEN      COMPANY
                                                              ADJUSTMENTS      WITH                 ADJUSTMENTS      WITH
                                       BANCSHARES     BSB     INC. (DEC)       BSB       LOCHAVEN   INC. (DEC)     LOCHAVEN
                                       ----------   -------   -----------   ----------   --------   -----------   ----------
                                                                      (DOLLARS IN THOUSANDS)
                                                                              ASSETS

Cash and due from banks..............  $  39,095    $ 1,767     $    --     $  40,862    $ 1,012       $  --      $   41,874
Interest bearing deposits in banks...     29,356         --          --        29,356      1,546          --          30,902
Investment and MBS securities........    109,760      6,068          --       115,828         --          --         115,828
FHLB stock...........................     10,247        393          --        10,640        368          --          11,008
Federal funds sold...................     73,500      4,804          --        78,304         --          --          78,304
Loans held for sale..................    410,113      7,036          --       417,149     24,513          --         441,662
Loans, net...........................  1,354,501     42,372          --     1,396,873     27,795          --       1,424,668
Premises and equipment, net..........     50,856      4,326          --        55,182        654          --          55,836
Other real estate owned..............      6,944        876          --         7,820        641          --           8,461
Goodwill.............................     28,765         --          --        28,765         --          --          28,765
Other assets.........................     41,888        700          --        42,588      3,089          --          45,677
                                       ----------   -------     -------     ----------   -------       -----      ----------
        Total assets.................  $2,155,025   $68,342     $     -     $2,223,367   $59,618       $  --      $2,282,985
                                       ==========   =======     =======     ==========   =======       =====      ==========

                                                               LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits-
    Noninterest-bearing checking.....  $ 135,441    $ 3,874     $    --     $ 139,315    $ 6,351       $  --      $  145,666
    Interest checking................    160,762      2,312          --       163,074     16,545          --         179,619
    Savings & money market...........    417,705      8,468          --       426,173        941          --         427,114
    Time deposits....................  1,027,469     46,047          --     1,073,516     25,941          --       1,099,457
                                       ----------   -------     -------     ----------   -------       -----      ----------
        Total deposits...............  1,741,377     60,701          --     1,802,078     49,778          --       1,851,856
  Securities sold under agreements to
    repurchase.......................     40,745         --          --        40,745      1,358          --          42,103
  Other borrowed funds...............    125,000      1,800          --       126,800      3,792          --         130,592
  Other liabilities..................     48,806      1,456          --        50,262      1,859          --          52,121
                                       ----------   -------     -------     ----------   -------       -----      ----------
        Total liabilities............  1,955,928     63,957          --     2,019,885     56,787          --       2,076,672
Stockholders' Equity:
  Company obligated mandatorily
    redeemable preferred securities
    of subsidiary trust solely
    holding
    junior subordinated debentures of
    Bancshares.......................     28,750         --          --        28,750         --          --          28,750
  Perpetual preferred convertible
    stock............................      1,500         --          --         1,500         --          --           1,500
  Common stock.......................     19,449      2,813      (2,089)       20,173          6         332          20,511
  Capital surplus....................    118,937      1,256       2,089       122,282      3,365        (332)        125,315
  Retained earnings..................     30,429        316          --        30,745       (540)         --          30,205
Net unrealized gains (losses)
  on available-for-sale securities,
  net of tax effect..................         32         --          --            32         --          --              32
                                       ----------   -------     -------     ----------   -------       -----      ----------
        Total stockholders' equity...    170,347      4,385          --       174,732      2,831          --         177,563
                                       ----------   -------     -------     ----------   -------       -----      ----------
        Total liabilities and
          stockholders' equity.......  $2,155,025   $68,342     $    --     $2,223,367   $59,618       $  --      $2,282,985
                                       ==========   =======     =======     ==========   =======       =====      ==========

                  PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                        FOR BANCSHARES, BSB AND LOCHAVEN

     The following unaudited pro forma combined condensed statements of operations have been prepared for the years ended December 31, 1997, 1996 and 1995 and for the six months ended June 30, 1998 and 1997, giving effect to the Merger, as if it had occurred at the beginning of the respective periods. The pro forma adjustments are based upon available information and upon certain assumptions that Bancshares believes are reasonable under the circumstances. The pro forma adjustments to the combined condensed statements of operations do not include the effect of operating cost savings or revenue enhancements that may be realized after the Merger is completed. The pro forma combined condensed statements of operations are not necessarily indicative of the results that actually would have occurred if the Proposed Mergers had been consummated at the dates indicated or that may be obtained in the future. The unaudited pro forma combined condensed statements of operations should be read in conjunction with the historical consolidated financial statements of Bancshares and BSB, including the respective notes thereto, which are set forth at pages F-2 through F-61 respectively, of this Proxy Statement/Prospectus, and the unaudited financial information appearing elsewhere herein. See "Comparative Per Share Data."

                   [Balance of page intentionally left blank]

         UNAUDITED PROFORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                         FOR BANCSHARES, BSB & LOCHAVEN
                         SIX MONTHS ENDED JUNE 30, 1998


                                                                BSB                                LOCHAVEN      COMBINED
                                                            ADJUSTMENTS   BANCSHARES              ADJUSTMENTS    COMPANY
                                    BANCSHARES     BSB      INC. (DEC)      W/BSB      LOCHAVEN      (DEC)      W/LOCHAVEN
                                    ----------   --------   -----------   ----------   --------   -----------   ----------
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income...................  $  71,893    $  2,384    $     --     $  74,277    $ 2,291     $     --     $   76,568
Interest expense..................     36,972       1,603          --        38,575      1,287           --         39,862
                                    ----------   --------    --------     ----------   --------    --------     ----------
        Net interest income.......     34,921         781          --        35,702      1,004           --         36,706
Loan provision....................      1,525          42          --         1,567         49           --          1,616
                                    ----------   --------    --------     ----------   --------    --------     ----------
Net interest income after loan
  loss provision..................     33,396         739          --        34,135        955           --         35,090
Noninterest income................     23,747         794          --        24,541      2,442           --         26,983
General & administrative (G&A)
  expenses........................     52,828       1,460          --        54,288      3,284           --         57,572
Other noninterest expenses........        690          --          --           690          0           --            690
                                    ----------   --------    --------     ----------   --------    --------     ----------
        Net income before taxes...      3,625          73          --         3,698        113           --          3,811
Income tax expense................     (1,375)         --          --        (1,375)       (43)          --         (1,418)
Minority interest in income from
  subsidiary trust, net of tax....       (842)         --          --          (842)        --           --           (842)
Minority interest in FFO, net of
  tax.............................         --          --          --            --         --           --             --
                                    ----------   --------    --------     ----------   --------    --------     ----------
        Net income................  $   1,408    $     73    $     --     $   1,481    $    70     $     --     $    1,551
                                    ==========   ========    ========     ==========   ========    ========     ==========
Earnings per share -- diluted.....  $     .16    $    .17                 $     .16    $   .41                  $      .17
                                    ==========   ========                 ==========   ========                 ==========
Weighted average shares
  outstanding -- diluted..........  8,712,367     419,137                 9,131,504    169,106                   9,300,610
                                    ==========   ========                 ==========   ========                 ==========
Earnings per share -- basic.......  $     .18    $    .21                 $     .18    $   .41                  $      .19
                                    ==========   ========                 ==========   ========                 ==========
Weighted average shares
  outstanding -- basic............  7,786,911     354,321                 8,141,232    169,084                   8,310,316
                                    ==========   ========                 ==========   ========                 ==========


                   [Balance of page intentionally left blank]

         UNAUDITED PROFORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                         FOR BANCSHARES, BSB & LOCHAVEN
                         SIX MONTHS ENDED JUNE 30, 1997


                                                               BSB                                 LOCHAVEN      COMBINED
                                                           ADJUSTMENTS    BANCSHARES              ADJUSTMENTS    COMPANY
                                   BANCSHARES     BSB       INC. (DEC)      W/BSB      LOCHAVEN      (DEC)      W/LOCHAVEN
                                   ----------   --------   ------------   ----------   --------   -----------   ----------
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income..................  $  49,221    $  2,294     $     --     $  51,515    $ 2,474     $     --     $   53,989
Interest expense.................     24,936       1,532           --        26,495      1,336           --         27,831
                                   ----------   --------     --------     ----------   --------    --------     ----------
        Net interest income......     24,258         762           --        25,020      1,138           --         26,158
Loan loss provision..............      1,639          34           --         1,673         37           --          1,710
                                   ----------   --------     --------     ----------   --------    --------     ----------
        Net interest income after
          loan loss provision....     22,619         728           --        23,347      1,101           --         24,448
Noninterest income...............      6,453         682           --         7,135      2,233           --          9,368
General and administrative
  ("G&A") expenses...............     22,707       1,345           --        24,052      3,507           --         27,559
Other noninterest expenses.......        617          --           --           617         --           --            617
                                   ----------   --------     --------     ----------   --------    --------     ----------
Income loss before income
  taxes..........................      5,748          65           --         5,813       (173)          --          5,640
Income tax (expense) benefit.....     (2,178)         --           --        (2,178)        66           --         (2,112)
Minority interest in income from
  subsidiary trust (net of
  tax)...........................         --          --           --            --         --           --             --
Minority interest in FFO (net of
  tax)...........................       (415)         --           --          (415)        --           --           (415)
                                   ----------   --------     --------     ----------   --------    --------     ----------
        Net income (loss)........  $   3,155    $     65     $     --     $   3,220    $  (107)    $     --     $    3,113
                                   ==========   ========     ========     ==========   ========    ========     ==========
Earnings per share -- diluted....  $    0.47    $   0.18                  $    0.44    $ (0.63)                 $     0.41
                                   ==========   ========                  ==========   ========                 ==========
Weighted average shares
  outstanding -- diluted.........  7,002,356     366,418                  7,368,774    169,303                   7,538,077
                                   ==========   ========                  ==========   ========                 ==========
Earnings per share -- basic......  $    0.54    $   0.18                  $    0.52    $ (0.63)                 $     0.49
                                   ==========   ========                  ==========   ========                 ==========
Weighted average shares
  outstanding -- basic...........  5,853,633     354,278                  6,207,911    169,084                   6,376,995
                                   ==========   ========                  ==========   ========                 ==========


                   [Balance of page intentionally left blank]

         UNAUDITED PROFORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                         FOR BANCSHARES, BSB & LOCHAVEN
                     TWELVE MONTHS ENDED DECEMBER 31, 1997


                                                                       BSB                                LOCHAVEN      COMBINED
                                                                   ADJUSTMENTS   BANCSHARES              ADJUSTMENTS    COMPANY
                                          BANCSHARES      BSB      INC. (DEC)      W/BSB      LOCHAVEN   INC. (DEC)    W/LOCHAVEN
                                          -----------   --------   -----------   ----------   --------   -----------   ----------
                                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income.........................  $  108,457    $  4,724    $     --     $  113,181   $  4,654          --     $  117,835
Interest expense........................      54,923       3,167          --         58,090      2,652          --         60,742
                                          ----------    --------    --------     ----------   --------    --------     ----------
        Net interest income.............      53,534       1,557          --         55,091      2,002          --         57,093
Loan loss provision.....................       2,628         101          --          2,729        518          --          3,247
                                          ----------    --------    --------     ----------   --------    --------     ----------
        Net interest income after loan
          loss provision................      50,906       1,456          --         52,362      1,484          --         53,846
Noninterest income......................      25,031       1,459          --         26,490      3,394          --         29,884
General & Administrative (G&A)
  expenses..............................      57,484       2,759          --         60,243      5,614          --         65,857
Other noninterest expenses..............       2,411          --          --          2,411        135          --          2,546
                                          ----------    --------    --------     ----------   --------    --------     ----------
        Net income before taxes.........      16,042         156          --         16,198       (871)         --         15,327
Income tax expense......................      (6,096)         --          --         (6,096)       (69)         --         (6,165)
Minority interest income from subsidiary
  trust, net of tax.....................        (701)         --          --           (701)        --          --           (701)
Minority interest in FFO, net of tax....        (674)         --          --           (674)        --          --           (674)
                                          ----------    --------    --------     ----------   --------    --------     ----------
        Net income (loss)...............  $    8,571    $    156    $     --     $    8,727   $   (940)   $     --     $    7,787
                                          ==========    ========    ========     ==========   ========    ========     ==========
Earnings per share -- diluted...........  $     1.21    $    .41                 $     1.17   $  (5.56)                $     1.02
                                          ==========    ========                 ==========   ========                 ==========
Weighted average shares outstanding --
  diluted...............................   7,301,499     376,732                  7,678,231    169,084                  7,847,315
                                          ==========    ========                 ==========   ========                 ==========
Earnings per share -- basic.............  $     1.40    $    .44                 $     1.35   $  (5.56)                $     1.17
                                          ==========    ========                 ==========   ========                 ==========
Weighted average shares outstanding --
  basic.................................   6,128,014     354,278                  6,482,292    169,084                  6,651,376
                                          ==========    ========                 ==========   ========                 ==========


                   [Balance of page intentionally left blank]

         UNAUDITED PROFORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                        FOR BANCSHARES, BSB AND LOCHAVEN
                     TWELVE MONTHS ENDED DECEMBER 31, 1996


                                                                      BSB                                 LOCHAVEN      COMBINED
                                                                  ADJUSTMENTS   BANCSHARES               ADJUSTMENTS    COMPANY
                                           BANCSHARES     BSB     INC. (DEC)      W/BSB      LOCHAVEN    INC. (DEC)    W/LOCHAVEN
                                           ----------   -------   -----------   ----------   ---------   -----------   ----------
                                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income..........................  $  88,944    $ 4,283       $--       $  93,227     $ 5,831        $--       $  99,058
Interest expense.........................     44,949      2,927       --           47,876       3,369        --           51,245
                                           ---------    -------       --        ---------     -------        --        ---------
        Net interest income..............     43,995      1,356       --           45,351       2,462        --           47,813
Loan loss prevention.....................      2,582        131       --            2,713          44        --            2,757
                                           ---------    -------       --        ---------     -------        --        ---------
        Net interest income after loan
          loss provision.................     41,413      1,225       --           42,638       2,418        --           45,056
Noninterest income.......................      7,952      1,376       --            9,328       3,017        --           12,345
General & Administrative (G&A)
  expenses...............................     36,829      3,388       --           40,217       5,382        --           45,599
Other noninterest expenses...............      4,117         --       --            4,117         610        --            4,727
                                           ---------    -------       --        ---------     -------        --        ---------
        Net income before taxes..........      8,419       (787)      --            7,632        (557)       --            7,075
Income tax (expense) benefit.............     (3,035)        54       --           (2,981)        209        --           (2,772)
Minority interest in FFO, net of tax.....       (505)        --       --             (505)         --        --             (505)
                                           ---------    -------       --        ---------     -------        --        ---------
        Net income (loss)................  $   4,879    $  (733)      $--           4,146     $  (348)       $--       $   3,798
                                           =========    =======       ==        =========     =======        ==        =========
Earnings per share -- diluted............  $     .74    $ (2.07)                $     .59     $ (2.06)                 $     .53
                                           =========    =======                 =========     =======                  =========
Weight average shares
  outstanding -- diluted.................  6,626,604    354,278                 6,980,882     169,084                  7,149,966
                                           =========    =======                 =========     =======                  =========
Earnings per share -- basic..............  $     .83    $ (2.07)                $     .67     $ (2.06)                 $     .60
                                           =========    =======                 =========     =======                  =========
Weighted average shares
  outstanding -- basic...................  5,857,174    354,278                 6,211,452     169,084                  6,380,536
                                           =========    =======                 =========     =======                  =========


                   [Balance of page intentionally left blank]

         UNAUDITED PROFORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                        FOR BANCSHARES, BSB AND LOCHAVEN
                     TWELVE MONTHS ENDED DECEMBER 31, 1995

                                                                      BSB                                 LOCHAVEN      COMBINED
                                                                  ADJUSTMENTS   BANCSHARES               ADJUSTMENTS    COMPANY
                                          BANCSHARES     BSB      INC. (DEC)      W/BSB      LOCHAVEN    INC. (DEC)    W/LOCHAVEN
                                          ----------   --------   -----------   ----------   ---------   -----------   ----------
                                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income.........................  $   77,593   $  5,091       $--       $  82,684    $  6,164        $--       $   88,848
Interest expense........................      40,112      3,717       --           43,829       3,403        --            47,232
                                          ----------   --------       --        ---------    --------        --        ----------
        Net interest income.............      37,481      1,374       --           38,855       2,761        --            41,616
Loan loss prevention....................       2,162        121       --            2,283         141        --             2,424
                                          ----------   --------       --        ---------    --------        --        ----------
        Net interest income after loan
          loss provision................      35,319      1,253       --           36,572       2,620        --            39,192
Noninterest income......................       5,353        735       --            6,088       3,341        --             9,429
General & Administrative (G&A)
  expenses..............................      30,963      2,830       --           33,793       5,767        --            39,560
Other noninterest expenses..............       1,352         --       --            1,352         191        --             1,543
                                          ----------   --------       --        ---------    --------        --        ----------
        Net income before taxes.........       8,357       (842)      --            7,515           3        --             7,518
Income tax (expense) benefit............      (2,516)       286       --           (2,230)         (1)       --            (2,231)
Goodwill amortization (accretion).......       1,578         --       --            1,578          --        --             1,578
Minority interest in FFO, net of tax....        (503)        --       --             (503)         --        --              (503)
                                          ----------   --------       --        ---------    --------        --        ----------
        Net income (loss)...............  $    6,916   $   (556)      $--       $   6,360    $      2        $--       $    6,362
                                          ==========   ========       ==        =========    ========        ==        ==========
Earnings per share -- diluted...........  $     1.10   $  (1.57)                $     .96    $    .01                  $      .94
                                          ==========   ========                 =========    ========                  ==========
Weighted average shares outstanding --
  diluted...............................   6,261,368    354,278                 6,615,647     169,084                   6,784,730
                                          ==========   ========                 =========    ========                  ==========
Earnings per share -- basic.............  $     1.26   $  (1.57)                $    1.09    $    .01                  $     1.06
                                          ==========   ========                 =========    ========                  ==========
Weighted average shares
  outstanding -- basic..................   5,491,250    354,278                 5,845,528     169,084                   6,014,612
                                          ==========   ========                 =========    ========                  ==========

                   [Balance of page intentionally left blank]

                   CERTAIN INFORMATION CONCERNING BANCSHARES


     Bancshares is a registered bank holding company formed in February 1996 under the laws of the State of Florida, whose principal subsidiary is Republic, a Florida-chartered, FDIC-insured commercial bank headquartered in St. Petersburg, Florida. As a result of the sale of several Florida-based banking organizations to out-of-state bank holding companies in January 1998, Bancshares is now the largest independent commercial bank holding company in Florida, based on its June 30, 1998 assets of $2.2 billion. Bancshares, through Republic, provides a broad range of traditional commercial banking services, emphasizing real estate and business lending. Republic is also active in mortgage banking through its mortgage banking division, Flagship, which originates first-lien residential mortgages and High LTV Loans. Currently, Bancshares' branch network consists of 55 branches in Brevard, Broward, Columbia, Hernando, Manatee, Marion, Monroe, Orange, Osceola, Pasco, Pinellas, Sarasota, Seminole and Suwannee counties and Florida and one branch in Glynn County, Georgia. At June 30, 1998, Bancshares' consolidated assets totaled $2.2 billion, loans held in portfolio totaled $1.4 billion, deposits totaled $1.7 billion and stockholders' equity was $170.3 million. Bancshares is regulated by the Federal Reserve, and Republic is regulated by the Department and the FDIC. The Savings Bank is a federally chartered savings bank headquartered in St. Petersburg with an interstate branch located in Brunswick, Georgia that commenced operations on August 21, 1998. The Savings Bank is regulated by the OTS and the FDIC. Republic's and the Saving Bank's deposits are insured by the FDIC up to applicable limits, and both institutions are members of the FHLB.


BACKGROUND AND PRIOR OPERATING HISTORY

     In May 1993, the Principal Stockholders, William R. Hough and John W. Sapanski, acquired from the prior controlling stockholder more than 99.0% of Republic's outstanding common stock. As of June 30, 1998, the Principal Stockholders (and their respective affiliates and immediate family members) owned shares of Bancshares' voting stock representing approximately 40.2% and 4.8%, respectively, of the total voting rights of Bancshares. Following the consummation of the Merger, and after taking into account the May 1998 Offering, Messrs. Hough and Sapanski will own approximately 38.3% and 4.6%, respectively, of the total voting rights of Bancshares. Mr. Hough is a member of Bancshares' and Republic's Board of Directors and Mr. Sapanski serves as Bancshares' and Republic's Chairman of the Board, Chief Executive Officer and President.

     Following the Change in Control, Republic began to implement a program of expanding its branches and lines of business. In December 1993, Republic purchased 12 branches in Pinellas, Manatee and Sarasota counties from CrossLand, assumed deposit liabilities of $327.7 million, and purchased performing and non-performing loans secured by real estate and ORE amounting to $201.6 million. Republic paid CrossLand $11.5 million for the branches and related furniture, fixtures, equipment and other assets, plus a $1.9 million premium on the dollar amount of the deposits assumed. The CrossLand Purchase and Assumption almost tripled Republic's size, increasing total assets to $531.3 million and total deposits to $494.3 million at December 31, 1993. Additionally, the 12 CrossLand branches expanded Republic's market coverage to include Manatee and Sarasota counties and more than doubled Republic's branch network to a total of 19 branches.

     Also in December 1993, Republic sold 1,398,200 shares of its common stock in an initial public offering at a price of $8.00 per share. The net proceeds from the offering totaled $10.3 million. In addition, Republic sold 75,000 shares of its preferred stock for a purchase price of $6.6 million (or $88.00 per share). In June 1995, Republic sold 800,000 shares of its common stock in a combined subscription rights and public offering at $12.50 per share, with net proceeds totaling $9.1 million.

     During the latter part of 1994 and throughout 1995, Republic continued to pursue a strategy of increasing its retail banking presence on the west central coast of Florida. Republic opened 13 additional new branches, expanding its market presence in existing counties and providing entry into Pasco County.

     In January 1996, Republic's stockholders approved a reorganization under which Republic became a wholly-owned subsidiary of Bancshares. All holders of shares of Republic's common and preferred stock received one share of Bancshares Common Stock or Bancshares Preferred Stock, as appropriate, for each share of Republic's common or preferred stock held of record. Holders of outstanding options to purchase or acquire Republic's common stock received options to purchase an equal number of shares of Bancshares Common Stock.

     Bancshares also continued its geographic expansion strategy throughout 1997. In January 1997, Bancshares opened a new branch in Hernando County. In April 1997, Bancshares acquired Firstate for a cash purchase price of $5.5 million. The Firstate Acquisition increased Bancshares' presence in central Florida, where Bancshares previously operated an LPO but had no branches. On the date of acquisition, Firstate had total assets of $71.1 million and total deposits of $67.9 million. The Firstate Acquisition was accounted for using purchase accounting rules.

     In July 1997, Bancshares and its wholly-owned subsidiary, RBI Capital Trust I ("RBI Capital") completed an offering by RBI Capital of $28.8 million of Cumulative Trust Preferred Securities ("Preferred Securities"). The proceeds from the Preferred Securities were used to purchase an equivalent amount of Bancshares' 9.10% junior subordinated debentures. The net proceeds from the sale of the junior subordinated debentures were contributed by Bancshares to the regulatory capital of Republic. See Note 1 of Bancshares' Consolidated Financial Statements included elsewhere herein.

     On September 19, 1997, FFO was merged into Bancshares in the FFO Merger. The FFO Merger further increased Bancshares' presence in central Florida by adding 11 branches in Brevard, Orange and Osceola counties. On the date of FFO Merger, FFO had total assets of $328.4 million, total loans of $222.4 million and total deposits of $281.3 million. The FFO Merger was accounted for as a corporate reorganization in which Mr. Hough's interests in FFO and Bancshares were combined at historical cost in a manner similar to a pooling of interests, while the minority interests in FFO were combined with Bancshares using purchase accounting rules.

     In May 1998, Bancshares completed the May 1998 Offering of 2,642,150 shares of Bancshares Common Stock at price to the public of $29.50 per share. The number of common equivalent shares outstanding as of that date increased to 9,713,035. Net proceeds from the May 1998 Offering were $72.9 million after deducting underwriting discounts and commissions and expenses. Of the net proceeds, $70.2 million were used to increase the common equity of Republic Bank while $2.7 million was retained by Bancshares to be used for the capitalization of the Savings Bank.

MORTGAGE BANKING AND LENDING ACTIVITIES

     During 1996 and 1997, Bancshares focused on increasing its residential lending capabilities. In conjunction with the establishment of Flagship in April 1996 and its internal growth, Bancshares added eight residential LPOs in Florida, one residential LPO in Boston, Massachusetts, as well as wholesale LPOs in St. Petersburg, Florida and in Irvine, California. These offices expanded Bancshares' product line to include government-insured first mortgage loans, and, beginning in the fourth quarter of 1996, High LTV Loans. At the same time, Bancshares also began purchasing residential mortgage loans from mortgage brokers and other third-party originators for resale. The strategy of Bancshares is to sell or securitize substantially all of the loans it originates and purchases through Flagship.

     Until late 1997, Bancshares sold all of the High LTV and other mortgage loans originated by Flagship in whole loan sales. In December 1997, however, Bancshares consummated its first securitization, in which it securitized $60.0 million of High LTV Loans in a private placement offering. Bancshares retained servicing rights with respect to the loans that were securitized.


     In June 1998, Bancshares and SPC sold $240 million securities backed by $240.0 million of its High LTV Loans in a private placement securitization, while retaining a $12.0 million subordinated interest in the pool of loans that were securitized. Bancshares retained servicing rights with respect to the loans that were securitized. Bancshares currently anticipates further whole loan sales or securitizations with respect to the mortgage loans originated by Flagship on a quarterly or other periodic basis, depending on then-prevailing market conditions and other factors such as Republic's capitalization and liquidity.

RECENT AND PROPOSED ACQUISITIONS

     On June 19, 1998, Bancshares acquired three branch offices of NationsBank and four branch offices of Barnett, including the loans and other assets recorded at the NationsBank Florida Branches. These branches are located throughout the State of Florida and include three in Monroe County (Key West, Marathon and Plantation Key), two in Marion County (Ocala and Silver Springs) and one each in Columbia County (Lake City) and Suwannee County (Live Oak). When acquired, the NationsBank Florida Branches had deposit liabilities of $199.9 million and loans of $114.4 million. On August 20, 1998, Bancshares acquired the Georgia Branch of Barnett located in Brunswick (Glynn County), Georgia, with the office becoming an interstate branch of the Savings Bank. At the time of acquisition, the Georgia Branch had deposit liabilities of $16.9 million and loans of $7.5 million. Bancshares paid a combined deposit and loan premium of $27.2 million for the NationsBank Branches. Bancshares' acquisitions of the eight NationsBank Branches were both accounted for using purchase accounting rules, with the deposit premiums being amortized using the straight-line method over a 10-year period.

     On August 13, 1998, Bancshares purchased the Dime Branch in Deerfield Beach (Broward County), Florida from The Dime Savings Bank, F.S.B. Pursuant to the transaction, Bancshares assumed $206.7 million of deposits and purchased $60,900 of loans and $100,000 of personal property and equipment assigned to the Dime Branch. Bancshares' purchase price for the Dime Branch was $9.8 million, and the transaction was accounted for using purchase accounting rules and a 10-year straight-line amortization of the deposit premium.

     On May 6, 1998, Bancshares entered into the Lochaven Agreement with Lochaven providing for the merger of Lochaven with and into Republic. Lochaven has one branch in Orange County, Florida, and as of June 30, 1998, had total assets of $59.3 million, total loans of $54.4 million and total deposits of $56.1 million. Under the terms of the Lochaven Agreement, stockholders of Lochaven are to receive 0.2776 of a share of Bancshares Common Stock for each of the 609,094 outstanding shares of Lochaven common stock. It is anticipated that the Lochaven Acquisition will be accounted for as a pooling of interests. The transaction may be terminated by either Lochaven or Bancshares if it is not consummated by December 1, 1998. All required regulatory approvals for the Lochaven Acquisition have been received.

     If consummated, the Proposed Mergers, including the Merger, will increase the total assets of Bancshares to approximately $2.5 billion (based on most recent available data) and expand Bancshares' branch network from 55 to 58 branches in Florida, in addition to its one branch in Georgia. There can be no assurance that Bancshares will be able to consummate the Proposed Mergers, or, if consummated, successfully integrate the operations and management of the Proposed Mergers. See "Risk Factors -- Current Acquisitions and Ability to Manage Growth and Integrate Operations."

     Bancshares anticipates continuing its strategy of geographic expansion for the foreseeable future through a combination of whole bank and thrift acquisitions, branch acquisitions and de novo branching, depending upon various factors, including whether: (i) the transaction will be accretive to earnings no later than one year following consummation; (ii) the transaction will provide Bancshares with a new or additional location in a desirable market area; (iii) the transaction will close an existing gap in Bancshares' branch network; or
(iv) the transaction will present competitive opportunities, such as branches becoming available due to branch closings or bank mergers and other consolidations.

BUSINESS STRATEGY

     Bancshares' business strategy entails: (i) originating and purchasing real estate-secured loans for portfolio and sale; (ii) originating business and consumer loans for portfolio; (iii) improving market share and expanding its market coverage through a combination of acquisitions of other financial institutions, branch purchases and de novo branching; (iii) increasing non-interest income through expanded mortgage banking activities and increased emphasis on commercial and retail checking relationships; and (v) increasing its range of products and services. While pursuing this strategy, management remains committed to improving asset quality, managing interest rate risk, enhancing profitability and maintaining its status as a well-capitalized institution for regulatory capital purposes.

     The results of Bancshares' business strategy include:

     - Expanded Branch Network. Since the Change in Control, Bancshares has expanded its retail banking presence from seven branches in northern Pinellas County to its current 55 branches in Brevard, Broward, Cloumbia, Hernando, Manatee, Marion, Monroe, Orange, Osceola, Pasco, Pinellas, Sarasota, Seminole and Suwanee counties and one branch in Glynn County, Georgia. The Proposed Mergers, if consummated, will provide Bancshares with a two branch presence in Dade County and an additional branch in Orange County, bringing its total branch network to 58 branches in Florida and one branch in Georgia.


     - Substantial Asset Growth. Since the Change in Control, Bancshares has increased in asset size from approximately $168.7 million to approximately $2.2 billion at June 30, 1998. The Proposed Mergers, if all are consummated, will increase the total asset size of Bancshares to approximately $2.5 billion. This asset growth is largely attributable to bulk purchases of loan portfolios and deposit assumptions such as the CrossLand Purchase and Assumption, acquisitions of other financial institutions such as Firstate, FFO, Lochaven and BSB, branch purchases such as the NationsBank Branch and Dime Branch purchases, the opening of new branches and internally-generated deposit and loan growth.



     - Increased Mortgage Banking and Other Fee-Generating
       Activities. Bancshares has increased its non-interest income through improved revenue from an expanded line of deposit products and through the establishment of Flagship, with its emphasis on mortgage banking activities, both in absolute terms and as a relative percentage of its net income. In 1997, Flagship contributed approximately $15.3 million in non-interest income (over 60% of total non-interest income). Bancshares has also increased its non-interest income through improved revenue from an expanded line of deposit products. As a result of Bancshares having expanded its sources and amounts of fee income, total non-interest income was 1.85% of average assets in 1997, as compared to 0.63% in 1994, the first full year after the Change in Control.


     - Improved Asset Quality Ratios. A significant portion of the assets of Republic at the time of the Change in Control and the assets acquired in the CrossLand Purchase and Assumption were nonperforming. As a result, Republic's nonperforming assets were $44.2 million, or 5.66% of total assets, at year-end 1993. At June 30, 1998, nonperforming assets of Bancshares had been reduced to $38.5 million, or 1.79% of total assets, primarily through the implementation of consistent loan underwriting policies and procedures, centralization of all credit decision functions, increasing the size of the loan portfolio, write-offs and sales of ORE. However, the level of Bancshares' nonperforming assets continues to be higher than that of peer group institutions. See "Risk
       Factors -- Nonperforming Assets."

     - Management of Financial Risks. One of Bancshares' primary objectives is to reduce fluctuations in net interest income caused by changes in market interest rates and changes in the value of its mortgage loans held for sale. To manage this interest rate risk, Bancshares generally limits holding loans in its portfolio to those that have variable interest rates tied to interest-sensitive indices and actively manages the maturities within its investment portfolio. Bancshares also engages in various hedging activities to reduce its exposure to the interest rate risks attributable to mortgage loans held pending subsequent sale or securitization.

                       CERTAIN INFORMATION CONCERNING BSB

GENERAL

     BSB is a federally-chartered savings and loan association headquartered in Coral Gables, Florida, with two offices located in the cities of Coral Gables and Miami, Florida. As of June 30, 1998, BSB had total assets of approximately $68.3 million, total loans and loans held for sale of approximately $49.4 million, total deposits of approximately $60.7 million and total stockholders' equity of approximately $4.4 million.

     BSB offers a wide variety of traditional community-oriented depository and lending services. In addition to these activities, BSB engages in a substantial mortgage loan origination and sales business, which generated approximately $56 million in loan sales in 1997.

     BSB was organized under the laws of the state of Florida and commenced operations in 1987 as a state-chartered savings and loan association. On January 1, 1998, BSB converted to a federally-chartered savings and loan association. BSB's principal executive office is located at 2222 Ponce de Leon Boulevard, Coral Gables, Florida 33134, and its telephone number at such address is (305) 441-2222.

     BSB is regulated by the OTS. Its deposits are insured by the FDIC up to applicable limits, and BSB is a member of the FHLB. Additional information with respect to BSB is included in this Proxy Statement/Prospectus and the financial statements, related notes and other financial information presented included elsewhere herein. See "Selected Financial and Other Data of Bancshares and BSB."

MANAGEMENT

     The following table presents BSB Common Stock ownership information about the directors and executive officers of BSB, as of August 31, 1998. Unless otherwise indicated, each person has sole voting and investment power over the indicated shares. Information relating to beneficial ownership of the BSB Common Stock is based upon "beneficial ownership" concepts set forth in rules promulgated under the Exchange Act. Under such rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose or to direct the disposition of such security. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities.

                                                              AMOUNT AND NATURE
                                                                OF BENEFICIAL
NAME OF BENEFICIAL OWNER                                          OWNERSHIP        PERCENT OF CLASS
------------------------                                      -----------------    ----------------
William Dolan...............................................    23,000 shares(1)         3.19%
Frances Everett.............................................    20,700 shares(1)         2.87%
John Chris Hansen...........................................    21,000 shares(2)         2.90%
Octavio Hernandez...........................................    48,500 shares(3)         6.43%
Jack Levine.................................................    17,100 shares(4)         2.37%
Arthur Shapiro..............................................    51,600 shares(2)         7.11%
Directors and Executive Officers as a Group -- 12 persons...   231,900 shares(5)        26.03%

---------------
(1) Includes 15,000 shares that may be acquired within 60 days of August 31, 1998 pursuant to the exercise of options previously granted to the beneficial owner.
(2) Includes 20,000 shares that may be acquired within 60 days of August 31, 1998 pursuant to the exercise of options previously granted to the beneficial owner.
(3) Includes 48,500 shares that may be acquired within 60 days of August 31, 1998 pursuant to the exercise of options previously granted to the beneficial owner. Additional options to purchase 2,500 shares at $11.50 per share were granted to Mr. Hernandez on June 22, 1998, but are not exercisable until December 22, 1998.
(4) Includes 17,000 shares that may be acquired within 60 days of August 31, 1998 pursuant to the exercise of options previously granted to the beneficial owner.
(5) Includes 185,500 shares that may be acquired within 60 days of August 31, 1998 pursuant to the exercise of options previously granted to the beneficial owner.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

COMPARISON OF BALANCE SHEETS AT JUNE 30, 1998, AND DECEMBER 31, 1997

  Overview

     Total assets were $68.3 million at June 30, 1998, compared to $67.1 million at December 31, 1997, an increase of $1.2 million. This increase was primarily due to increases in overnight investments and loans held for sale. The increase was primarily funded through increased deposits in noninterest demand and money market accounts.

  Cash and Cash Equivalents

     At June 30, 1998, cash and cash equivalents were $6.6 million compared to $1.4 million at December 31, 1997. The increase of $5.2 million was primarily due to additional overnight investments.

  Investment Securities Held to Maturity

     At June 30, 1998, investment securities held to maturity were $6.0 million, a $2.0 million decrease from December 31, 1997. This decrease was due to the maturity of a U.S. Agency security and the proceeds were invested in overnight investments.

  Loans Receivable

     Loans receivable were $42.8 million at June 30, 1998, compared to $47.6 million at December 31, 1997, a decrease of $4.8 million. Residential mortgage loans decreased $5.1 million due to higher loan prepayments. Commercial real estate loans increased $422,000 as BSB continued to change the mix of its loan portfolio to a larger proportion of commercial and consumer loans.

  Loans Held for Sale

     Loans held for sale increased $3.1 million to $7.0 million at June 30, 1998, from $3.9 million at December 31, 1997.

  Non-Performing Assets

     At June 30, 1998, non-performing assets were $2.1 million or 3.14% of total assets, compared to $1.7 million or 2.52% of total assets at December 31, 1997.

  Deposits

     Total deposits were $60.7 million at June 30, 1998, compared to $56.0 million at December 31, 1997, an increase of $4.7 million. Certificates of deposit increased $2.8 million and the funds were primarily used to pay off short-term borrowings. Noninterest bearing demand deposits increased $1.1 million, while money market accounts increased $1.0 million.

  Shareholder's Equity

     At June 30, 1998, shareholder's equity was $4.4 million or 6.4% of total assets compared to $4.2 million or 6.3% of total assets at December 31, 1997. At June 30, 1998, BSB's Tier 1 ("Leverage") Capital ratio was 6.4%, its Tier 1 Risk-Based Capital ratio was 10.7% and its total Risk-Based Capital ratio was 11.7%, all in excess of minimum OTS guidelines for an institution to be considered "well capitalized." BSB's ratios were 6.3%, 10.3% and 11.2% respectively at December 31, 1997.

COMPARISON OF RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

  Overview

     Net income for the six months ended June 30, 1998, was $73,000, or $.09 per share, compared to $65,000, or $.09 per share, for the six months ended June 30, 1997. Return on average assets for the six months ended June 30, 1998, was 0.22%, and return on average equity was 3.44%. For the six months ended June 30, 1997, the return on average assets and equity was 0.20% and 3.21%, respectively.

  Analysis of Net Interest Income

     Net interest income for the six months ended June 30, 1998, was $781,000 compared to $762,000 for the six months ended June 30, 1997. The increase of $19,000 or 2.5%, was primarily the result of a change in the mix of the loan portfolio from residential mortgage loans to higher yielding commercial and consumer loans. Interest income for the six months ended June 30, 1998, was $2.4 million compared to $2.3 million for the same period in 1997. Interest expense for the first six months of 1998 was $1.6 million compared to $1.5 million for the same period in 1997. Average asset yield increased 3 basis points from 7.71% in 1997 to 7.74% in the first six months of 1998. Average earning assets increased $2.1 million in 1998. The average cost of interest-bearing liabilities increased 12 basis points from 5.36% to 5.48%. BSB's net interest spread decreased 9 basis points in 1998, primarily due to the higher cost of time deposits. Net interest margin, which includes the benefit of noninterest bearing funds, decreased from 2.64% in 1997 to 2.58% in 1998.

     The following table summarizes the average yields earned on interest-earning assets and the average rates paid on interest-bearing liabilities and changes in net interest income for the six months ended June 30, 1998 and 1997 (dollars in thousands):

                                                            SIX MONTHS ENDED JUNE 30,
                                              -----------------------------------------------------
                                                        1998                        1997
                                              -------------------------   -------------------------
                                              AVERAGE                     AVERAGE
                                              BALANCE   INTEREST   RATE   BALANCE   INTEREST   RATE
                                              -------   --------   ----   -------   --------   ----
SUMMARY OF AVERAGE RATES
Interest-earning assets:
  Loans, net................................  $50,460   $ 2,083    8.32%  $48,097   $ 1,971    8.26%
  Investment securities.....................    6,857       167    4.91     8,858       237    5.40
  Mortgage backed securities................       32         1    6.30        33         1    6.11
  FHLB Stock................................      439        18    8.27       500        19    7.66
  Federal funds sold........................    4,340       115    5.34     2,505        66    5.31
                                                        -------                     -------
         Total interest-earning assets......   62,128     2,384    7.74    59,993     2,294    7.71
                                                        -------                     -------    ----
  Non interest-earning assets...............    5,845                       7,266
                                              -------                     -------
         Total assets.......................  $67,973                     $67,259
                                              =======                     =======
Interest-bearing liabilities:
  Interest checking.........................  $ 2,248        21    1.88   $ 2,068        20    1.95
  Money market..............................    5,212       105    4.06     5,222        98    3.78
  Savings...................................    2,788        59    4.27     2,335        49    4.23
  Time deposits.............................   46,202     1,346    5.87    43,190     1,233    5.76
  FHLB advances.............................    2,300        62    5.44     3,385        99    5.90
  Other borrowings..........................      260        10    7.76     1,393        33    4.78
                                              -------   -------           -------   -------
         Total interest-bearing
           liabilities......................   59,010     1,603    5.48    57,593     1,532    5.36
                                                        -------                     -------
  Non interest-bearing liabilities..........    4,682                       5,553
  Shareholders' equity......................    4,281                       4,113
                                              -------                     -------
         Total liabilities and equity.......  $67,973                     $67,259
                                              =======                     =======
Net interest income/net interest spread.....            $   781    2.26%            $   762    2.35%
                                                        =======    ====             =======    ====
Net interest margin.........................                       2.58%                       2.64%
                                                                   ====                        ====

                                                                INCREASE (DECREASE) DUE TO
                                                                ---------------------------
                                                                 VOLUME     RATE     TOTAL
                                                                --------   ------   -------
CHANGES IN NET INTEREST INCOME
Interest-earning assets
  Loans, net................................................      $ 98      $ 14      $112
     Investment securities..................................       (48)      (22)      (70)
     Mortgage backed securities.............................         0         0         0
     FHLB stock.............................................        (3)        2        (1)
     Federal funds sold.....................................        49         0        49
                                                                  ----      ----      ----
          Total change in interest income...................        96        (6)       90
                                                                  ----      ----      ----
  Interest-bearing liabilities:
     Interest checking......................................         2        (1)        1
     Money market...........................................         0         7         7
     Savings................................................        10         0        10
     Time deposits..........................................        89        24       113
     FHLB advances..........................................       (29)       (8)      (37)
     Other borrowings.......................................       (44)       21       (23)
                                                                  ----      ----      ----
          Total change in interest expense..................        28        43        71
                                                                  ----      ----      ----
Increase (decrease) in net interest income..................      $ 68      $(49)     $ 19
                                                                  ====      ====      ====

  Noninterest Income

     Noninterest income for the six months ended June 30, 1998, was $794,000 compared to $682,000 for the comparable period in 1997. The following table reflects the components of noninterest income for the six months ended June 30, 1998, and 1997 (in thousands):

                                                                 FOR THE SIX MONTHS
                                                                   ENDED JUNE 30,
                                                              ------------------------
                                                                             INCREASE
                                                              1998   1997   (DECREASE)
                                                              ----   ----   ----------
Rental income...............................................  $300   $315      $(15)
Net gain on sale of loans...................................   354    241       113
Service charges on deposit accounts.........................    97     79        18
Loan servicing fees.........................................    40     25        15
Other.......................................................     3     22       (19)
                                                              ----   ----      ----
          Total noninterest income..........................  $794   $682      $112
                                                              ====   ====      ====

  Noninterest Expense

     For the six months ended June 30, 1998, noninterest expense was $1.5 million compared to $1.3 million for the comparable period in 1997. The following table reflects the components of noninterest expense for the six months ended June 30, 1998 and 1997 (in thousands):

                                                                  FOR THE SIX MONTHS
                                                                    ENDED JUNE 30,
                                                             ----------------------------
                                                                                INCREASE
                                                              1998     1997    (DECREASE)
                                                             ------   ------   ----------
Employee compensation and benefits.........................  $  716   $  678      $ 38
Occupancy and equipment....................................     213      189        24
Rental expenses............................................     122      132       (10)
Deposit insurance premiums.................................      27       19         8
Professional fees..........................................      82       75         7
Data processing............................................      65       67        (2)
Stationery and printing....................................      27       18         9
Advertising................................................       1        6        (5)
Telephone..................................................      26       26         0
Other expenses.............................................     181      135        46
                                                             ------   ------      ----
          Total noninterest expense........................  $1,460   $1,345      $115
                                                             ======   ======      ====

COMPARISON OF RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED JUNE 30, 1998 AND 1997

  Overview

     Net income for the three months ended June 30, 1998, was $46,000, or $.06 per share, compared to $40,000, or $.06 per share, for the three months ended June 30, 1997. Return on average assets for the three months ended June 30, 1998, was 0.27%, and return on average equity was 4.25%. For the three months ended June 30, 1997, the return on average assets and equity was 0.24% and 3.88%, respectively.

  Analysis of Net Interest Income

     Net interest income for the three months ended June 30, 1998, was $384,000 compared to $395,000 for the three months ended June 30, 1997. Interest income for the three months ended June 30, 1998 and 1997, was $1.2 million. Interest expense for the second quarter of 1998 was $788,000 compared to $766,000 for the same period in 1997. Average asset yield decreased 19 basis points from 7.73% in 1997 to 7.54% in the second quarter of 1998. Average earning assets increased $2.1 million in 1998. The average cost of interest-bearing liabilities increased seven basis points from 5.31% to 5.38%. BSB's net interest spread decreased 26 basis points in 1998, primarily due to the decrease in the yield earned on loans and an increase in the cost of time deposits. Net interest margin, which includes the benefit of noninterest bearing funds, decreased from 2.68% in 1997 to 2.51% in 1998.

     The following table summarizes the average yields earned on interest-earning assets and the average rates paid on interest-bearing liabilities and changes in net interest income for the three months ended June 30, 1998 and 1997 (dollars in thousands):

                                                       THREE MONTHS ENDED JUNE 30,
                                         -------------------------------------------------------
                                                    1998                         1997
                                         --------------------------   --------------------------
                                         AVERAGE                      AVERAGE
                                         BALANCE   INTEREST   RATE    BALANCE   INTEREST   RATE
                                         -------   --------   -----   -------   --------   -----
SUMMARY OF AVERAGE RATES
Interest-earning assets:
  Loans, net...........................  $50,276    $1,029     8.21%  $48,564    $1,008     8.33%
  Investment securities................    6,009        69     4.61     8,750       116     5.32
  Mortgage backed securities...........       32         1    12.53        33         1    12.15
  FHLB Stock...........................      393         8     8.16       500         9     7.22
  Federal funds sold...................    5,599        65     4.66     2,391        27     4.53
                                                    ------                       ------
          Total interest-earning
            assets.....................   62,309     1,172     7.54    60,238     1,161     7.73
                                                    ------                       ------
  Non interest-earning assets..........    5,938                        7,288
                                         -------                      -------
          Total assets.................  $68,247                      $67,526
                                         =======                      =======
Interest-bearing liabilities:
  Interest checking....................  $ 2,292        10     1.75   $ 2,103        11     2.10
  Money market.........................    5,637        58     4.13     4,984        47     3.78
  Savings..............................    2,664        27     4.07     2,525        27     4.29
  Time deposits........................   46,285       669     5.80    43,907       624     5.70
  FHLB advances........................    1,800        24     5.35     2,600        36     5.55
  Other borrowings.....................       36         0     0.00     1,714        21     4.91
                                         -------    ------            -------    ------
          Total interest-bearing
            liabilities................   58,714       788     5.38    57,833       766     5.31
                                                    ------                       ------
  Non interest-bearing liabilities.....    5,223                        5,561
  Shareholders' equity.................    4,310                        4,132
                                         -------                      -------
          Total liabilities and
            equity.....................  $68,247                      $67,526
                                         =======                      =======
Net interest income/net interest
  spread...............................             $  384     2.16%             $  395     2.42%
                                                    ======    =====              ======    =====
Net interest margin....................                        2.51%                        2.68%
                                                              =====                        =====

                                                              INCREASE (DECREASE) DUE TO
                                                              --------------------------
                                                              VOLUME     RATE     TOTAL
                                                              -------    -----    ------
CHANGES IN NET INTEREST INCOME
Interest-earning assets:
  Loans, net................................................   $ 36      $(14)     $ 22
  Investment securities.....................................    (31)      (16)      (47)
  Mortgage backed securities................................      0         0         0
  FHLB stock................................................     (2)        1        (1)
  Federal funds sold........................................     36         1        37
                                                               ----      ----      ----
          Total change in interest income...................     39       (28)       11
                                                               ----      ----      ----
Interest-bearing liabilities:
  Interest checking.........................................      1        (2)       (1)
  Money market..............................................      7         4        11
  Savings...................................................      1        (1)        0
  Time deposits.............................................     34        11        45
  FHLB advances.............................................    (11)       (1)      (12)
  Other borrowings..........................................    (21)        0       (21)
                                                               ----      ----      ----
          Total change in interest expense..................     11        11        22
                                                               ----      ----      ----
Increase (decrease) in net interest income..................   $ 28      $(39)     $(11)
                                                               ====      ====      ====

  Noninterest Income

     Noninterest income for the three months ended June 30, 1998, was $419,000 compared to $325,000 for the comparable period in 1997. The following table reflects the components of noninterest income for the three months ended June 30, 1998, and 1997 (in thousands):

                                                                 FOR THE THREE MONTHS
                                                                    ENDED JUNE 30,
                                                              --------------------------
                                                                               INCREASE
                                                              1998    1997    (DECREASE)
                                                              -----   -----   ----------
Rental income...............................................  $151    $157       $(6)
Net gain on sale of loans...................................   197     112        85
Service charges on deposit accounts.........................    52      38        14
Loan servicing fees.........................................    18      17         1
Other.......................................................     1       1         0
                                                              ----    ----       ---
          Total noninterest income..........................  $419    $325       $94
                                                              ====    ====       ===

  Noninterest Expense

     For the three months ended June 30, 1998, noninterest expense was $736,000 compared to $661,000 for the comparable period in 1997. The following table reflects the components of noninterest expense for the three months ended June 30, 1998 and 1997 (in thousands):

                                                            FOR THE THREE MONTHS ENDED
                                                                     JUNE 30,
                                                            --------------------------
                                                                             INCREASE
                                                            1998    1997    (DECREASE)
                                                            ----    ----    ----------
Employee compensation and benefits......................    $354    $331       $23
Occupancy and equipment.................................     112      91        21
Rental expenses.........................................      60      65        (5)
Deposit insurance premiums..............................      13      14        (1)
Professional fees.......................................      40      36         4
Data processing.........................................      34      34         0
Stationery and printing.................................      12      10         2
Advertising.............................................       0       3        (3)
Telephone...............................................      13      13         0
Other expenses..........................................      98      64        34
                                                            ----    ----       ---
          Total noninterest expense.....................    $736    $661       $75
                                                            ====    ====       ===

COMPARISON OF BALANCE SHEETS AT DECEMBER 31, 1997 AND 1996

  Overview

     Total assets of BSB were $67.1 million at December 31, 1997, and $66.3 million at December 31, 1996, an increase of $800,000. This increase was primarily due to an increase in commercial real estate loans originated. The growth was funded through an increase in short-term borrowings.

  Investment Securities Held to Maturity

     At December 31, 1997, investment securities held to maturity consisted of U.S. government agency securities and totaled $8.0 million compared to $9.0 million at December 31, 1996. The $1.0 million decrease was due to the maturity of a U.S. Treasury note and the proceeds were used to fund loan originations.

  Loans Receivable

     Loans receivable were $47.6 million at December 31, 1997, and $43.2 million at December 31, 1996, an increase of $4.4 million. In 1997, BSB continued to change the mix of the loan portfolio to a higher percentage of commercial and consumer loans. Commercial real estate loans increased $4.4 million and consumer loans increased $886,000, while one-to-four family residential real estate loans decreased $1.3 million.

  Loans Held for Sale

     Loans held for sale consist of residential first-mortgage one-to-four family loans and decreased $2.2 million to $3.9 million at December 31, 1997, from $6.1 million at December 31, 1996. Loans originated in 1997 increased to $54.4 million from $43.5 million in 1996, while loan sales increased to $55.8 million in 1997, compared to $41.7 million in 1996.

  Allowance for Loan Losses

     The allowance for loan losses was $376,000 at December 31, 1997, compared to $328,000 at December 31, 1996, an increase of $48,000. The increase was due to an excess of provision for loan losses over charge-offs.

  Non-Performing Assets

     Non-performing assets were $1.7 million or 2.52% of total assets at December 31, 1997, compared with $1.9 million or 2.82% of total assets at December 31, 1996, a decrease of $200,000. The decrease was primarily due to a reduction in non-performing residential loans.

  Deposits

     Total deposits were $56.0 million at December 31, 1997, compared to $56.3 million at December 31, 1996, a decrease of $300,000. Noninterest bearing demand deposit accounts decreased $1.4 million and were partially offset by an increase of $1.0 million in money market and statement savings accounts.

  Shareholder's Equity

     At December 31, 1997, shareholders equity was $4.2 million or 6.3% of total assets compared to $4.1 million or 6.1% of total assets at December 31, 1996. At December 31, 1997, BSB's Tier 1 ("Leverage") Capital ratio was 6.3%, its Tier 1 Risk-Based Capital ratio was 10.3% and its Total Risk-Based Capital ratio was 11.2%, all in excess of minimum OTS guidelines for an institution to be considered "well-capitalized". BSB's ratios were 6.1%, 9.3% and 10.0%, respectively, at December 31, 1996.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1997 AND
1996

  Overview

     Net income for the year ended December 31, 1997, was $156,000, or $0.21 per share, compared with a net loss of $733,000, or $1.06 per share for the year ended December 31, 1996. Return on average assets for the year ended December 31, 1997, was 0.23%, and return on average equity was 3.75%. For the year ended December 31, 1996, BSB had a negative return on assets and equity of 1.14% and 15.94%, respectively.

  Analysis of Net Interest Income

     Net interest income for the year ended December 31, 1997, was $1.6 million, compared with $1.4 million for the same period in 1996. This increase of $201,000 or 14.8%, was primarily the result of a change in the mix of the loan portfolio from residential mortgage loans to higher yielding commercial and consumer loans. Interest income for the year ended December 31, 1997, was $4.7 million, an increase of $441,000 from the same period in 1996. Interest expense for the year ended December 31, 1997, was $3.2 million, an increase of $240,000 from the same period in 1996. Average asset yield increased 27 basis points from 7.45% for the year ended December 31, 1996, to 7.72% for the same period in 1997. Average earning assets increased $3.7 million in 1997. In 1997, the average cost of interest-bearing liabilities increased 7 basis points from 5.36% to 5.43%. BSB's net interest spread increased 20 basis points in 1997, primarily due to the increase in the yield earned on loans. Net interest margin, which includes the benefit of noninterest-bearing funds, increased from 2.34% for the year ended December 31, 1996, to 2.59% for the comparable period in 1997.

     The following table summarizes the average yields earned on interest-earning assets and the average rates paid on interest-bearing liabilities and changes in net interest income for the years ended December 31, 1997 and 1996 (dollars in thousands):

                                                               YEARS ENDED DECEMBER 31,
                                                 -----------------------------------------------------
                                                           1997                        1996
                                                 -------------------------   -------------------------
                                                 AVERAGE                     AVERAGE
                                                 BALANCE   INTEREST   RATE   BALANCE   INTEREST   RATE
                                                 -------   --------   ----   -------   --------   ----
SUMMARY OF AVERAGE RATES
Interest-earning assets:
  Loans, net...................................  $49,795    $4,109    8.25%  $45,222    $3,639    8.05%
  Investment securities........................    8,501       443    5.21     9,005       452    5.02
  Mortgage backed securities...................       33         3    9.09        34         3    8.82
  FHLB stock...................................      500        36    7.20       526        39    7.41
  Federal funds sold...........................    2,395       133    5.55     2,689       150    5.58
                                                 -------    ------           -------    ------
          Total interest-earning assets........   61,224     4,724    7.72    57,476     4,283    7.45
                                                            ------                      ------
  Noninterest-earning assets...................    6,640                       6,903
                                                 -------                     -------
          Total assets.........................  $67,864                     $64,379
                                                 =======                     =======
Interest-bearing liabilities:
  Interest checking............................  $ 2,062        42    2.04   $ 1,779        33    1.86
  Money market.................................    5,245       199    3.79     4,513       168    3.72
  Savings......................................    2,551       109    4.27     1,565        57    3.64
  Time deposits................................   43,622     2,536    5.81    41,472     2,357    5.68
  FHLB advances................................    3,392       195    5.75     4,780       285    5.96
  Other borrowings.............................    1,469        86    5.85       480        27    5.63
                                                 -------    ------           -------    ------
          Total interest-bearing liabilities...   58,341     3,167    5.43    54,589     2,927    5.36
                                                            ------                      ------
  Noninterest-bearing liabilities..............    5,372                       5,189
  Shareholders' equity.........................    4,151                       4,601
                                                 -------                     -------
          Total liabilities and equity.........  $67,864                     $64,379
                                                 =======                     =======
Net interest income/net interest spread........             $1,557    2.29%             $1,356    2.09%
                                                            ======    ====              ======    ====
Net interest margin............................                       2.59%                       2.34%
                                                                      ====                        ====

                                                              INCREASE (DECREASE) DUE TO
                                                              --------------------------
                                                              VOLUME     RATE     TOTAL
                                                              -------    -----    ------
CHANGES IN NET INTEREST INCOME
Interest-earning assets:
  Loans, net................................................   $379      $ 91      $470
  Investment securities.....................................    (26)       17        (9)
  Mortgage backed securities................................      0         0         0
  FHLB stock................................................     (2)       (1)       (3)
  Federal funds sold........................................    (16)       (1)      (17)
                                                               ----      ----      ----
          Total change in interest income...................   $335      $106      $441
                                                               ====      ====      ====
Interest-bearing liabilities:
  Interest checking.........................................   $  6      $  3      $  9
  Money market..............................................     28         3        31
  Savings...................................................     42        10        52
  Time deposits.............................................    125        54       179
  FHLB advances.............................................    (80)      (10)      (90)
  Other borrowings..........................................     58         1        59
                                                               ----      ----      ----
          Total change in interest expense..................    179        61       240
                                                               ----      ----      ----
Increase (decrease) in net interest income..................   $156      $ 45      $201
                                                               ====      ====      ====

  Noninterest Income

     Noninterest income for the year ended December 31, 1997, was $1.5 million compared to $1.4 million in 1996. The increase was primarily due to additional gains on sale of residential mortgage loans due to the higher originations and sales in 1997 compared to 1996.

     The following table reflects the components of noninterest income for the years ended December 31, 1997 and 1996 (dollars in thousands):

                                                         FOR THE YEARS ENDED DECEMBER 31,
                                                         ---------------------------------
                                                                                INCREASE
                                                          1997       1996      (DECREASE)
                                                         -------    -------    -----------
Rental income..........................................  $  611     $  607        $  4
Net gain on sale of loans..............................     589        484         105
Service charges on deposit accounts....................     167        141          26
Loan servicing fees....................................      67         58           9
Other income...........................................      25         86         (61)
                                                         ------     ------        ----
          Total noninterest income.....................  $1,459     $1,376        $ 83
                                                         ======     ======        ====

  Noninterest Expense

     Total noninterest expenses for the year ended December 31, 1997, were $2.8 million, compared to $3.4 million for the same period in 1996. The one-time SAIF special assessment was $408,000 in 1996. Professional fees decreased $58,000 in 1997 from $237,000 to $179,000. Employee compensation and benefits decreased $47,000 in 1997 due to a reduction in the number of employees from 1996.

     The following table reflects the components of noninterest expense for the years ended December 31, 1997 and 1996 (dollars in thousands):

                                                         FOR THE YEARS ENDED DECEMBER 31,
                                                         ---------------------------------
                                                                                INCREASE
                                                          1997       1996      (DECREASE)
                                                         -------    -------    -----------
Employee compensation and benefits.....................  $1,335     $1,382        $ (47)
Occupancy and equipment................................     388        383            5
Rental expenses........................................     260        253            7
Deposit insurance premiums.............................      46        148         (102)
SAIF special assessment................................       0        408         (408)
Professional fees......................................     179        237          (58)
Data processing........................................     134        122           12
Stationery and printing................................      44         38            6
Advertising............................................      10          9            1
Telephone..............................................      54         57           (3)
Other expenses.........................................     309        351          (42)
                                                         ------     ------        -----
          Total noninterest expense....................  $2,759     $3,388        $(629)
                                                         ======     ======        =====

COMPARISON OF BALANCE SHEETS AT DECEMBER 31, 1996 AND 1995

  Overview

     Total assets of BSB were $66.3 million at December 31, 1996, and $63.1 million at December 31, 1995, an increase of $3.2 million. This increase was primarily due to an increase in the volume of loans originated for portfolio and held for sale. The growth was primarily funded through an increase in deposits.

  Investment Securities Held to Maturity

     BSB investment securities for both years consisted of U.S. government agency securities and a U.S. Treasury note.

  Loans Receivable

     Loans receivable were $43.2 million at December 31, 1996, and $42.1 million at December 31, 1995, an increase of $1.1 million. During 1996, BSB was changing the mix of its loan portfolio to a higher percentage of commercial and consumer loans. Commercial loans, primarily real estate, increased by $7.0 million and consumer loans increased by $1.4 million in 1996. One-to-four family residential loans decreased by $7.4 million in 1996.

  Loans Held for Sale

     Loans held for sale consist of residential first mortgage one-to-four family loans and increased $1.8 million to $6.1 million at December 31, 1996, from $4.3 million at December 31, 1995. Loans originated in 1996 were $43.5 million, compared to $40.4 million in 1995. Loans sold were $41.7 million in 1996 compared to $39.3 million for 1995.

  Allowance for Loan Losses

     The allowance for loan losses was $328,000 at December 31, 1996, compared to $283,000 at December 31, 1995. The provision for loan losses exceeded charge-offs by $45,000 in 1996.

  Non-Performing Assets

     Non-performing assets totaled $1.9 million, or 2.82% of total assets, at December 31, 1996, compared to $1.8 million, or 2.85% of total assets, at December 31, 1995.

  Deposits

     Total deposits were $56.3 million at December 31, 1996, compared to $51.0 million at December 31, 1995, an increase of $5.3 million. The increase was primarily due to an increase in lower-cost demand, money market and savings accounts.

  Shareholders' Equity

     At December 31, 1996, shareholders' equity was $4.1 million, or 6.1% of total assets, compared to $4.8 million or 7.6% of total assets, at December 31, 1995. At December 31, 1996, BSB's Tier 1 ("Leverage") Capital ratio was 6.1%, its Tier 1 Risk-Based Capital ratio was 9.3% and its total Risk Based Capital ratio was 10.0%, all at or in excess of minimum OTS guidelines for an institution to be considered "well-capitalized". BSB's ratios were 7.6%, 14.8% and 15.7%, respectively, at December 31, 1995.

COMPARISON OF RESULTS OF OPERATIONS FOR YEARS ENDED DECEMBER 31, 1996 AND 1995

  Overview

     The net loss for the year ended December 31, 1996, was $733,000 or $1.06 per share, compared with a net loss of $556,000 or $.81 per share for the comparable period of 1995. BSB's return on assets and equity for 1996 were a negative 1.14% and 15.94%, respectively, compared with a negative 0.74% and 10.79%, respectively, in 1995.

  Analysis of Net Interest Income

     Net interest income was $1.4 million for both 1996 and 1995. Interest income for 1996 was $4.3 million, compared with $5.1 million in 1995. The decrease of $800,000 was primarily due to the sale of $17.0 million of fixed rate one-to-four family residential mortgage loans to reduce BSB's interest rate risk. The proceeds from the sale of the loans were used to reduce advances from the FHLB and deposit accounts, which resulted in an $800,000 decrease in interest expense. Asset yield increased 20 basis points in 1996 from 7.25% in 1995 to 7.45% in 1996. Average earning assets decreased $12.8 million in 1996 due to the sale of fixed-rate mortgage loans. The average cost of interest-bearing liabilities decreased 22 basis points to 5.36% from 5.58% due to the lower cost of certificates of deposit. Net interest spread increased 42 basis points from 1.67% in 1995 to 2.09% in 1996. Net interest margin, which includes the benefit of noninterest-bearing funds, increased from 1.81% for 1995 to 2.34% for 1996.

     The following table summarizes the average yields earned on interest-earning assets and the average rates paid on interest-bearing liabilities and changes in net interest income for the years ended December 31, 1996 and 1995 (dollars in thousands).

                                                                 YEARS ENDED DECEMBER 31,
                                                   -----------------------------------------------------
                                                             1996                        1995
                                                   -------------------------   -------------------------
                                                   AVERAGE                     AVERAGE
                                                   BALANCE   INTEREST   RATE   BALANCE   INTEREST   RATE
                                                   -------   --------   ----   -------   --------   ----
Summary of average rates
Interest-earning assets:
  Loans, net.....................................  $45,222    $3,639    8.05%  $55,596    $4,288    7.71%
  Investment securities..........................    9,005       452    5.02     9,011       474    5.26
  Mortgage backed securities.....................       34         3    8.82        34         3    8.82
  FHLB stock.....................................      526        39    7.41       716        54    7.54
  Federal funds sold.............................    2,689       150    5.58     4,883       272    5.57
                                                   -------    ------           -------    ------
          Total interest-earning assets..........   57,476     4,283    7.45    70,240     5,091    7.25
                                                              ------                      ------
  Noninterest-earning assets.....................    6,903                       4,574
                                                   -------                     -------
          Total assets...........................  $64,379                     $74,814
                                                   =======                     =======
Interest-bearing liabilities:
  Interest checking..............................  $ 1,779    $   33    1.85   $ 1,289    $   24    1.86
  Money market...................................    4,513       168    3.72     4,952       179    3.61
  Savings........................................    1,565        57    3.64     1,142        37    3.24
  Time deposits..................................   41,472     2,357    5.68    48,214     2,823    5.86
  FHLB advances..................................    4,780       285    5.96    10,900       650    5.96
  Other borrowings...............................      480        27    5.63        71         4    5.63
                                                   -------    ------           -------    ------
          Total interest-bearing liabilities.....   54,589     2,927    5.36    66,568     3,717    5.58
                                                              ------                      ------
  Noninterest-bearing liabilities................    5,189                       3,096
  Shareholders' equity...........................    4,601                       5,150
                                                   -------                     -------
          Total liabilities and equity...........  $64,379                     $74,814
                                                   =======                     =======
Net interest income/net interest spread..........             $1,356    2.09%             $1,374    1.67%
                                                              ======    ====              ======    ====
Net interest margin..............................                       2.34%                       1.81%
                                                                        ====                        ====

                                                              INCREASE (DECREASE) DUE TO
                                                              --------------------------
                                                              VOLUME     RATE     TOTAL
                                                              -------    -----    ------
Changes in Net Interest Income
Interest-earning assets:
  Loans, net................................................   $(838)    $189     $(649)
  Investment securities.....................................       0      (22)      (22)
  Mortgage backed securities................................       0        0         0
  FHLB stock................................................     (13)      (2)      (15)
  Federal funds sold........................................    (123)       1      (122)
                                                               -----     ----     -----
          Total change in interest income...................    (974)     166      (808)
                                                               -----     ----     -----
Interest-bearing liabilities:
  Interest checking.........................................       9        0         9
  Money market..............................................     (16)       5       (11)
  Savings...................................................      15        5        20
  Time deposits.............................................    (379)     (87)     (466)
  FHLB advances.............................................    (365)       0      (365)
  Other borrowings..........................................      23        0        23
                                                               -----     ----     -----
          Total change in interest expense..................    (713)     (77)     (790)
                                                               -----     ----     -----
Increase (decrease) in net interest income..................   $(261)    $243     $ (18)
                                                               =====     ====     =====

  Noninterest Income

     Noninterest income was $1.4 million for the year ended December 31, 1996, compared to $700,000 for the comparable period in 1995. The increase of $641,000 was primarily due to increased rental property income of $141,000 and an increase in gain on sale of loans of $414,000. Although the gain on sale of mortgage loans from current production was relatively the same in 1996 and 1995, BSB sold $17.0 million in fixed rate mortgage loans to reduce interest rate risk and realized a loss of $373,000 in 1995.

     The following table reflects the components of noninterest income for the years ended December 31, 1996 and 1995 (dollars in thousands):

                                                        FOR THE YEARS ENDED DECEMBER 31,
                                                        ---------------------------------
                                                                               INCREASE
                                                         1996       1995      (DECREASE)
                                                        -------     -----     -----------
Rental income.........................................  $  607      $466         $141
Net gain on sale of loans.............................     484        70          414
Service charges on deposit accounts...................     141        78           63
Loan servicing fees...................................      58        54            4
Other income..........................................      86        67           19
                                                        ------      ----         ----
          Total noninterest income....................  $1,376      $735         $641
                                                        ======      ====         ====

  Noninterest Expense

     Total noninterest expenses for 1996 were $3.4 million, compared to $2.8 million in 1995, or an increase of $558,000. The one-time SAIF special assessment in 1996 was $408,000. Rental property expenses increased by $44,000 and professional fees increased by $30,000 in 1996. Other operating expenses included $65,000 in 1996 for the settlement of a lawsuit.

     The following table reflects the components of noninterest expense for the years ended December 31, 1996 and 1995 (dollars in thousands):

                                                         FOR THE YEARS ENDED DECEMBER 31,
                                                         ---------------------------------
                                                                                INCREASE
                                                          1996       1995      (DECREASE)
                                                         -------    -------    -----------
Employee compensation and benefits.....................  $1,382     $1,381           1
Occupancy and equipment................................     383        381           2
Rental expenses........................................     253        209          44
Deposit insurance premiums.............................     148        161         (13)
SAIF special assessment................................     408          0         408
Professional fees......................................     237        207          30
Data processing........................................     122        118           4
Stationery and printing................................      38         32           6
Advertising............................................       9         26         (17)
Telephone..............................................      57         74         (17)
Other expenses.........................................     351        241         110
                                                         ------     ------        ----
          Total noninterest expense....................  $3,388     $2,830        $558
                                                         ======     ======        ====

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS OF BSB

     To the best of BSB's knowledge, the following lists each stockholder of record that directly or indirectly owned, controlled or held with power to vote five percent (5.0%) or more of the 705,333 outstanding shares of BSB Common Stock as of August 31, 1998.


                                                              AMOUNT AND NATURE
                                                                OF BENEFICIAL
NAME AND ADDRESS OF BENEFICIAL OWNER                              OWNERSHIP        PERCENT OF CLASS
------------------------------------                          -----------------    ----------------
James B. Burgin, Sr. .......................................    50,200 shares(1)         7.12%
  P.O. Box 562076
  Miami, FL 33256-2076
Cede & Co...................................................   472,180 shares(2)        66.94%
  P.O. Box 20
  New York, NY 10004
The Krasnow Foundation......................................    46,400 shares            6.58%
  1101 96th Street
  Miami, FL 33154
Hashu Gidoomal..............................................    40,000 shares            5.67%
  676 N. Michigan Avenue
  Chicago, IL 60611
Octavio Hernandez...........................................    48,500 shares(3)         6.43%
  12850 SW 147 Lane Road
  Miami, FL 33186
Estate of Imre Rosenthal....................................    58,000 shares(4)         8.22%
  1370 Broadway
  New York, NY 10018
Arthur Shapiro..............................................    51,600 shares(5)         7.11%
  3141 Royal Palm Avenue
  Miami Beach, FL 33140
Milton J. Wallace...........................................   150,305 shares(6)         21.3%
  55 Casvarina Concourse
  Coral Gables, FL 33143


---------------
(1) Includes 31,885 shares in the name of James B. Burgin Trustee U/T James B. Burgin Rev. Trust, and 18,115 shares in the name of James B. Burgin, Jr.

(2) Includes 127,690 shares beneficially owned by Milton J. Wallace, 46,400 shares beneficially owned by The Krasnow Foundation, 40,000 shares beneficially owned by Hashu Gidoomal, and 58,000 shares beneficially owned by the Estate of Imre Rosenthal.

(3) Includes 48,500 shares that may be acquired within 60 days of August 31, 1998 pursuant to the exercise of options previously granted to the beneficial owner. Additional options to purchase 2,500 shares at $11.50 per share were granted to Mr. Hernandez on June 22, 1998, but are not exercisable until December 22, 1998.
(4) Includes 18,000 shares in the name of Atlantic Avenue Associates and 40,000 shares in the name of the estate of Imre Rosenthal.
(5) Includes 20,000 shares that may be acquired within 60 days of August 31, 1998 pursuant to the exercise of options previously granted to the beneficial owner, 21,600 shares in the name of Arthur and Rivka Shapiro as Tenants by the Entireties, 2,000 shares in the name of Rivka Shapiro as Custodian for Iris Shapiro UGMA, 2000 shares in the name of Rivka Shapiro as Custodian for Sylvie Shapiro UGMA, 4,000 shares in the Arthur Shapiro Rollover Cust, and 2,000 shares in the name of Rivka Shapiro.
(6) Includes 3,500 shares in the name of Biscayne National Corp., 1,000 shares in the name of Patricia Wallace, 18,115 shares in the names of Milton J. and Patricia Wallace as Joint Tenants, 53,475 shares in the names of Milton J. and Patricia Wallace's 1st Equity IRA Rollover, and 62,000 shares in Milton
    J. Wallace's Prudential IRA Rollover account.

                   [Balance of page intentionally left blank]

              DESCRIPTION OF BANCSHARES COMMON AND PREFERRED STOCK

BANCSHARES COMMON STOCK

     Bancshares is authorized to issue 20,000,000 shares of Bancshares Common Stock, of which 9,724,325 shares were issued and outstanding as of June 30, 1998. Each holder of Bancshares Common Stock has the same relative rights as each other holder of Bancshares Common Stock, and each share of Bancshares Common Stock is identical in all respects with each other share of Bancshares Common Stock. Bancshares Common Stock does not constitute a deposit account of any savings association or bank, is not guaranteed by either Bancshares or Republic and is not insured by the FDIC.

     Holders of shares of Bancshares Common Stock are entitled to dividends, when, as and if declared by the Board of Directors, from funds legally available therefor, but only after payment of all required dividends on any outstanding preferred stock. Upon the liquidation, dissolution or winding up of Bancshares, the holders of Bancshares Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities, subject to the liquidation preferences of any preferred stock that may be issued and outstanding. Shares of Bancshares Common Stock are not redeemable and do not have any conversion rights.

     The holders of shares of Bancshares Common Stock do not have preemptive rights to subscribe to a pro-rata share of any future offers of shares of Bancshares Common Stock. Accordingly, shares may be offered to the public, stockholders or to both at the discretion of the Bancshares Board of Directors. In addition, holders do not have the right to cumulate their votes for the election of directors. In certain circumstances, cumulative voting rights allow the holders of less than a majority of the voting shares to elect one or more directors when such holders would not be able to elect any directors if cumulative voting were not allowed. The holders of Bancshares Common Stock have voting powers on all matters requiring approval of stockholders, subject to the voting rights of the holders of any preferred stock that may be issued and outstanding. Each holder of Bancshares Common Stock is entitled to one vote for each share held.

BANCSHARES PERPETUAL PREFERRED CONVERTIBLE STOCK

     There are 100,000 authorized shares of Bancshares Preferred Stock, of which 75,000 shares were issued and outstanding as of June 30, 1998. The Board of Directors, without further action by the stockholders, may issue shares of Bancshares Preferred Stock in one or more series and with such terms, at such times and for such consideration as the Board may determine. The Board's authority includes the determination or fixing of the following matters with respect to the shares or any series thereof: (i) the number of shares and designation thereof; (ii) rights as to dividends; (iii) voting rights, if any;
(iv) the terms upon which shares will be redeemable; (v) the amount payable on the shares in the event of dissolution, liquidation or winding-up of the affairs of Bancshares; (vi) the sinking fund provisions, if any, for the redemption or purchase of the shares; and (vii) whether and upon what terms the shares will be convertible. The Board of Directors may determine that any shares that are issued would rank prior to shares of Bancshares Common Stock as to dividend and liquidation rights. The Bancshares Preferred Stock is non-cumulative, perpetual preferred stock and qualifies as Tier 1 Capital for bank regulatory purposes.

     Holders of shares of Bancshares Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for payment, non-cumulative cash dividends, payable quarterly in arrears, at the rate of $3.52 per share per annum, which is equivalent to $0.88 per share per quarter. Declared dividends accrue from the date of issuance or the most recent date on which dividends were payable and are payable quarterly on the first day of March, June, September and December of each year (each, a "Dividend Payment Date"). The rights of holders of Bancshares Preferred Stock to receive dividends is non-cumulative. Accordingly, if the Board of Directors fails to declare a dividend payable on a Dividend Payment Date, then holders will have no right to receive a dividend in respect of the dividend period ending on such Dividend Payment Date, and Bancshares will have no obligation to pay the dividend for such period, whether or not dividends are declared payable on any future Dividend Payment Dates.

     No full dividends shall be declared and paid or set apart for payment on Bancshares Preferred Stock of any series ranking, as to dividends, on a parity with Bancshares Preferred Stock during any calendar quarter unless full dividends on Bancshares Preferred Stock for the dividend period ending during such calendar quarter have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment. Unless full dividends have been declared and paid or set apart for payment for the Dividend Payment Date falling in the then-current dividend period, no dividend or distribution may be declared, set aside or paid on any shares of Bancshares Common Stock or on any series of preferred stock ranking, as to dividends, junior to Bancshares Preferred Stock.

     In the event of any liquidation, dissolution or winding up of Bancshares, voluntary or involuntary, the holders of Bancshares Preferred Stock will be entitled to receive out of the assets of Bancshares available for distribution to stockholders, before any distribution of assets is made to the holders of Bancshares Common Stock or any other shares of stock ranking junior to Bancshares Preferred Stock as to such distribution, liquidating distributions in the amount of $88.00 per share plus dividends declared but unpaid for the then-current dividend period (without accumulation of unpaid dividends for prior dividend periods) to the date fixed for such liquidation, dissolution or winding up. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Bancshares Preferred Stock will not be entitled to any further participation in any distribution of assets. All distributions made with respect to Bancshares Preferred Stock in connection with such liquidation, dissolution or winding up of Bancshares shall be made pro rata to the holders entitled thereto.

     Bancshares Preferred Stock is redeemable, subject to any required bank regulatory approvals, out of funds of Bancshares legally available therefor, at the option of Bancshares for cash, in whole at any time or in part, from time to time, at $96.80 per share, plus declared but unpaid dividends for the then-current dividend period to the date fixed for redemption (without accumulation of unpaid dividends for prior dividend periods) without interest. In order to exercise the right of redemption, Bancshares must give 30 days prior written notice to the holders, during which time period the holders may convert Bancshares Preferred Stock into Bancshares Common Stock as described below.

     Except as described below or otherwise required by the FBCA, the holders of Bancshares Preferred Stock are entitled to vote on all matters submitted to a vote of the holders of Bancshares Common Stock, voting together with the holders of Bancshares Common Stock as one class. Each share of Bancshares Preferred Stock is entitled to a number of votes equal to the number of shares of Bancshares Common Stock into which such share could be converted on the record date for determining the stockholders entitled to vote. Currently, each share of Bancshares Preferred Stock is entitled to ten votes. Bancshares Preferred Stock is entitled to vote as a separate class with respect to any proposal to (i) alter or change any of the powers, preferences, privileges or rights of Bancshares Preferred Stock, (ii) amend the provisions of the Bancshares Articles relating to Bancshares Preferred Stock, (iii) create any new class or series of stock having preferences prior to or being on a parity with the Bancshares Preferred Stock as to dividends or assets, (iv) sell, lease, convey, exchange, transfer or otherwise dispose of all or substantially all of the assets of Bancshares, or (v) merge or consolidate with or into any other corporation except into or with a wholly-owned subsidiary.

     Each share of Bancshares Preferred Stock is convertible at the option of the holder into ten shares of Bancshares Common Stock, subject to adjustment in the event of a stock split, stock dividend or similar recapitalization.

                                 LEGAL OPINIONS

     The legality of Bancshares Common Stock to be issued in the Merger and certain tax matters will be passed upon by the law firm of Holland & Knight LLP, Washington, D.C. and Tampa, Florida. Certain legal matters related to the Merger are being passed upon for BSB by the law firm of Alston & Bird LLP, Atlanta, Georgia.

                                    EXPERTS

     The audited consolidated financial statements of Bancshares have been audited by Arthur Andersen LLP, independent public accountants, for the period indicated in their report thereon that is included in

Bancshares' Annual Report on Form 10-K. The financial statements audited by Arthur Andersen LLP, have been included herein in reliance on their report given on their authority as experts in accounting and auditing.

     The financial statements of BSB as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, included in this Proxy Statement/Prospectus of Bancshares have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                   [Balance of page intentionally left blank]

                      [This page intentionally left blank]

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE NO.
                                                              --------
BANCSHARES
Report of Independent Certified Public Accountants..........     F-2
Consolidated Balance Sheets at December 31, 1997 and 1996...     F-3
Consolidated Statements of Operations for the years ended
  December 31, 1997, 1996 and 1995..........................     F-4
Consolidated Statements of Stockholders' Equity for the
  years ended December 31, 1995, 1996 and 1997..............     F-5
Consolidated Statements of Cash Flows for the years ended
  December 31, 1997, 1996 and 1995..........................     F-6
Notes to Consolidated Financial Statements..................     F-7

BSB
For the Year Ended December 31, 1997
Independent Auditors' Report................................    F-36
Statements of Financial Condition at December 31, 1997 and
  1996......................................................    F-37
Statements of Operations for the years ended December 31,
  1997, 1996 and 1995.......................................    F-38
Statements of Shareholders' Equity for the years ended
  December 31, 1997, 1996 and 1995..........................    F-39
Statements of Cash Flows for the years ended December 31,
  1997, 1996 and 1995.......................................    F-40
Notes to Financial Statements...............................    F-41
For the Six Months Ended June 30, 1998
Statements of Financial Condition at June 30, 1998 and
  December 31, 1997 (unaudited).............................    F-56
Statements of Operations for the three and six months ended
  June 30, 1998 and 1997 (unaudited)........................    F-57
Statements of Shareholders' Equity for the six months ended
  June 30, 1998 (unaudited).................................    F-58
Statements of Cash Flows for the six months ended June 30,
  1998 and 1997 (unaudited).................................    F-59
Notes to Unaudited Financial Statements.....................    F-60

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders and the Board of Directors of Republic Bancshares, Inc.:

     We have audited the accompanying consolidated balance sheets of Republic Bancshares, Inc. (a Florida corporation) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We did not audit the financial statements of F.F.O. Financial Group, Inc., a company acquired during 1997 in a transaction accounted for as a corporate reorganization, as discussed in Note 1. Such statements are included in the consolidated financial statements of Republic Bancshares, Inc. and reflect total assets and total revenues of 27% and 25%, respectively, of the related consolidated totals. These statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to amounts included for F.F.O. Financial Group, Inc., is based solely upon the report of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audit and the report of the other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Republic Bancshares, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ ARTHUR ANDERSEN LLP

Tampa, Florida
March 13, 1998

                    REPUBLIC BANCSHARES, INC. & SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996
                      ($ IN THOUSANDS, EXCEPT PAR VALUES)

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1997         1996
                                                              ----------   ----------
                                       ASSETS
Cash and due from banks.....................................  $   45,998   $   34,109
Interest bearing deposits in banks..........................         671       11,783
Federal funds sold..........................................      33,000        8,000
Investment securities:
  Available for sale........................................      16,080       74,397
  Trading...................................................          --        4,032
Mortgage-backed securities:
  Held to maturity..........................................          --       15,343
  Available for sale........................................      55,467       62,037
  Trading...................................................      37,046        5,548
FHLB stock..................................................       8,148        7,209
Loans held for sale.........................................     151,404       46,593
Loans, net of allowance for loan losses.....................   1,128,955      902,035
Premises and equipment, net.................................      33,303       25,039
Other real estate owned acquired through foreclosure, net...       6,997        8,162
Accrued interest receivable.................................       9,611        7,160
Goodwill and premium on deposits............................       4,855          527
Other assets................................................      20,870       12,383
                                                              ----------   ----------
         Total assets.......................................  $1,552,405   $1,224,357
                                                              ==========   ==========

                        LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits --
    Noninterest-bearing checking............................  $   93,843   $   64,363
    Interest checking.......................................     137,240       87,639
    Money market............................................      30,389       32,665
    Savings.................................................     291,604      303,932
    Time deposits...........................................     808,236      626,308
                                                              ----------   ----------
         Total deposits.....................................   1,361,312    1,114,907
  Securities sold under agreements to repurchase............      19,654       15,372
  FHLB advances.............................................      35,000        7,000
  Subordinated debt.........................................          --        6,000
  Other liabilities.........................................      12,158        6,479
                                                              ----------   ----------
         Total liabilities..................................   1,428,124    1,149,758
                                                              ----------   ----------
Company-obligated mandatorily redeemable capital securities
  of subsidiary trust holding soley junior subordinated
  debentures of the Company.................................      28,750           --
                                                              ----------   ----------
Minority interest in F.F.O. Financial Group, Inc............          --        6,421
                                                              ----------   ----------
Stockholders' equity:
Perpetual preferred convertible stock ($20.00 par, 100,000
  shares authorized, 75,000 shares issued and outstanding.
  Liquidation preference $6,600 at December 31, 1997 and
  1996.)....................................................       1,500        1,500
Common stock ($2.00 par, 20,000,000 shares authorized,
  7,035,886 and 5,854,414 shares issued and outstanding at
  December 31, 1997 and 1996, respectively).................      14,072       11,708
Capital surplus.............................................      50,322       34,225
Retained earnings...........................................      29,155       20,847
Net unrealized gain (losses) on available-for-sale
  securities, net of tax effect.............................         482         (102)
                                                              ----------   ----------
         Total stockholders' equity.........................      95,531       68,178
                                                              ----------   ----------
         Total liabilities and stockholders' equity.........  $1,552,405   $1,224,357
                                                              ==========   ==========

   The accompanying notes are an integral part of these consolidated balance sheets.

                    REPUBLIC BANCSHARES, INC. & SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    ($ IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                FOR THE YEARS ENDED DECEMBER 31,
                                                              ------------------------------------
                                                                 1997         1996         1995
                                                              ----------   ----------   ----------
INTEREST INCOME:
  Interest and fees on loans................................  $   97,810   $   78,955   $   67,746
  Interest on investment securities.........................       2,155        2,097        3,171
  Interest on mortgage-backed securities....................       5,252        5,375        2,869
  Interest on trading securities............................          59           --           --
  Interest on federal funds sold............................       2,447        1,714        3,117
  Interest on other investments.............................         734          803          690
                                                              ----------   ----------   ----------
         Total interest income..............................     108,457       88,944       77,593
                                                              ----------   ----------   ----------
INTEREST EXPENSE:
  Interest on deposits......................................      52,311       44,136       39,822
  Interest on FHLB advances.................................       1,169          365          163
  Interest on subordinated debt.............................         392            5           --
  Interest on other borrowings..............................       1,051          443          127
                                                              ----------   ----------   ----------
         Total interest expense.............................      54,923       44,949       40,112
                                                              ----------   ----------   ----------
         Net interest income................................      53,534       43,995       37,481
PROVISION FOR LOAN LOSSES...................................       2,628        2,582        2,162
                                                              ----------   ----------   ----------
  Net interest income after provision for possible loan
    losses..................................................      50,906       41,413       35,319
                                                              ----------   ----------   ----------
NONINTEREST INCOME:
  Income from mortgage banking activities...................      15,159          852           --
  Gain on sale of loans.....................................       1,491          144          210
  Service charges and fees on deposits......................       3,358        2,847        2,644
  Loan fee income...........................................       1,394        1,327        1,019
  Gain on sale of ORE -- held for investment................          --        1,207           --
  Gain on sale of securities, net...........................       1,308          261          322
  Other operating income....................................       2,321        1,314        1,138
                                                              ----------   ----------   ----------
         Total noninterest income...........................      25,031        7,952        5,353
NONINTEREST EXPENSES:
  Salaries and employee benefits............................      27,253       18,505       15,294
  Net occupancy expense.....................................       8,118        6,381        5,025
  Data processing fees......................................       2,605        2,119        1,716
  FDIC and state assessments................................         824        1,606        2,212
  Other operating expense...................................      18,684        8,218        6,716
                                                              ----------   ----------   ----------
         Total general and administrative expenses..........      57,484       36,829       30,963
  Merger expenses...........................................       1,144           --           --
  SAIF special assessment...................................          --        4,005           --
  Provisions for losses on ORE..............................         530          111          240
  ORE expense, net of ORE income............................         273         (490)         662
  Amortization of goodwill & premium on deposits............         464          491          450
                                                              ----------   ----------   ----------
         Total noninterest expenses.........................      59,895       40,946       32,315
                                                              ----------   ----------   ----------
Income before negative goodwill accretion, income taxes and
  minority interest.........................................      16,042        8,419        8,357
Negative goodwill accretion.................................          --           --        1,578
Income tax provision........................................      (6,096)      (3,035)      (2,516)
Minority interest in income from subsidiary trust...........        (701)          --           --
Minority interest in F.F.O..................................        (674)        (505)        (503)
                                                              ----------   ----------   ----------
         NET INCOME.........................................  $    8,571   $    4,879   $    6,916
                                                              ==========   ==========   ==========
PER SHARE DATA:
  Net income per common and common equivalent
    share-diluted...........................................  $     1.21   $      .74   $     1.10
                                                              ==========   ==========   ==========
  Weighted average common and common equivalent shares
    outstanding -- diluted..................................   7,301,499    6,626,604    6,261,368
                                                              ==========   ==========   ==========
  Net income per common share -- basic......................  $     1.40   $      .83   $     1.26
                                                              ==========   ==========   ==========
  Weighted average common shares outstanding -- basic.......   6,128,014    5,857,174    5,491,250
                                                              ==========   ==========   ==========

 The accompanying notes are an integral part of these consolidated statements.

                    REPUBLIC BANCSHARES, INC. & SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                                ($ IN THOUSANDS)

                                 PERPETUAL
                                 PREFERRED                                                 NET UNREALIZED
                                CONVERTIBLE                                                    GAINS
                                   STOCK           COMMON STOCK                               (LOSSES)
                              ---------------   -------------------                         ON AVAILABLE
                              SHARES             SHARES               CAPITAL   RETAINED      FOR SALE
                              ISSUED   AMOUNT    ISSUED     AMOUNT    SURPLUS   EARNINGS     SECURITIES      TOTAL
                              ------   ------   ---------   -------   -------   --------   --------------   -------
Balance, December 31,
  1994......................  75,000   $1,500   5,082,782   $10,166   $26,843   $ 9,577        $(549)       $47,537
Net income..................      --      --           --        --        --     6,918           --          6,918
Net unrealized gains on
  available-for-sale
  securities, net of tax
  effect....................      --      --           --        --        --        --          651            651
Issuance of common stock....      --      --      800,000     1,600     7,537        --           --          9,137
Exercise of stock options...      --      --        3,170         6        23        --           --             29
Dividends on preferred
  stock.....................                                                       (263)                       (263)
Net change in minority
  interest..................      --      --      (23,200)      (47)     (129)       --           --           (176)
                              ------   ------   ---------   -------   -------   -------        -----        -------
Balance, December 31,
  1995......................  75,000   1,500    5,862,752    11,725    34,274    16,232          102         63,833
Net income..................      --      --           --        --        --     4,879           --          4,879
Net unrealized loss on
  available-for-sale
  securities, net of tax
  effect....................      --      --           --        --        --        --         (204)          (204)
Dividends on preferred
  stock.....................      --      --           --        --        --      (264)          --           (264)
Net change in minority
  interest..................      --      --       (8,338)      (17)      (49)       --           --            (66)
                              ------   ------   ---------   -------   -------   -------        -----        -------
Balance, December 31,
  1996......................  75,000   1,500    5,854,414    11,708    34,225    20,847         (102)        68,178
Net income..................      --      --           --        --        --     8,571           --          8,571
Net unrealized gains on
  available-for-sale
  securities, net of tax
  effect....................      --      --           --        --        --        --          584            584
Exercise of stock options...      --      --       21,300        43       197        --           --            240
Net change in minority
  interest..................      --      --       (2,537)       (5)     (487)       --           --           (492)
Issuance of common stock in
  merger transaction........      --      --      826,709     1,654    11,211        --           --         12,865
Conversion of subordinated
  debentures................      --      --      336,000       672     5,176        --           --          5,848
Dividends on preferred
  stock.....................      --      --           --        --        --      (263)          --           (263)
                              ------   ------   ---------   -------   -------   -------        -----        -------
Balance, December 31,
  1997......................  75,000   $1,500   7,035,886   $14,072   $50,322   $29,155        $ 482        $95,531
                              ======   ======   =========   =======   =======   =======        =====        =======

  The accompanying notes are an integral part of these consolidated statements

                    REPUBLIC BANCSHARES, INC. & SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                ($ IN THOUSANDS)

                                                                     FOR THE YEARS ENDED
                                                                        DECEMBER 31,
                                                              ---------------------------------
                                                                1997        1996        1995
                                                              ---------   ---------   ---------
OPERATING ACTIVITIES:
Net income..................................................  $   8,571   $   4,879   $   6,916
Reconciliation of net income to net cash (used in) provided
  by operating activities:
  Provision for loan and ORE losses.........................      3,235       2,693       2,402
  Depreciation and amortization, net........................      5,297      (1,165)        592
  Amortization of premium (accretion) of fair value, net....        918         712      (1,111)
  Gain on sale of loans.....................................    (16,500)       (996)       (210)
  Gain on sale of investment securities.....................       (724)       (457)        (93)
  Gain on sale of other real estate owned...................        (27)     (1,810)        (39)
  Capitalization of mortgage servicing......................     (6,826)     (1,741)         --
  Loss (gain) on disposal of premises and equipment.........         14          (2)         --
  Net decrease (increase) in deferred tax benefit...........     (3,768)       (755)        (12)
  Net (increase) decrease in other assets...................     (4,339)      1,803      (4,027)
  Net increase (decrease) in other liabilities..............      4,554      (1,248)      1,800
                                                              ---------   ---------   ---------
         Net cash (used in) provided by operating
           activities.......................................    (11,430)      1,919       6,218
                                                              ---------   ---------   ---------
INVESTING ACTIVITIES:
  Proceeds from excess of deposit liabilities assumed on
    assets acquired, net of cash acquired...................      7,223          --          --
  Proceeds from sales and maturities of:
    Investment securities held to maturity..................         --       7,000      36,526
    Investment securities available for sale................    126,544     109,218      11,727
    Mortgage-backed securities held to maturity.............         --      15,455          --
    Mortgage-backed securities available for sale...........     50,627       6,393       9,732
    Mortgage-backed securities in trading portfolio.........      2,764      13,496          --
  Purchase of investment securities available for sale......    (66,771)   (156,036)    (68,187)
  Purchase of mortgage backed securities in trading
    portfolio...............................................     (4,468)    (20,105)    (16,106)
  Principal repayment on mortgage backed securities.........      9,809      25,606       3,073
  Purchase of FHLB stock....................................       (131)     (1,155)     (2,248)
  Net increase in loans.....................................   (324,605)   (118,650)   (203,262)
  Purchase of premises and equipment........................     (9,993)     (2,379)     (6,783)
  Proceeds from sale of other real estate owned.............      4,739      10,271      10,623
  Investments in other real estate owned (net)..............      2,276         101         315
                                                              ---------   ---------   ---------
         Net cash used in investing activities..............   (201,986)   (110,785)   (224,590)
                                                              ---------   ---------   ---------
FINANCING ACTIVITIES:
  Net increase in deposits..................................    177,540     122,866     197,316
  Net increase in repurchase agreements.....................      4,282      12,301         991
  Proceeds from issuance of subordinated debt...............         --       6,000          --
  Net change of minority interest in FFO....................        645          --          --
  Proceeds from issuance of common stock....................        240          --       9,166
  Proceeds from issuance of minority interest in trust
    subsidiary..............................................     28,750          --          --
  Proceeds from FHLB advances...............................     28,000     (23,000)      8,600
  Dividends on perpetual preferred stock....................       (264)       (264)       (263)
                                                              ---------   ---------   ---------
         Net cash provided by financing activities..........    239,193     117,903     215,810
                                                              ---------   ---------   ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........     25,777       9,037     ( 2,562)
CASH AND CASH EQUIVALENTS, beginning of year................     53,892      44,855      47,417
                                                              ---------   ---------   ---------
CASH AND CASH EQUIVALENTS, end of year......................  $  79,669   $  53,892   $  44,855
                                                              =========   =========   =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
         Cash paid during the year for interest.............  $  47,342   $  45,080   $  39,376
         Cash paid during the year for income taxes.........      5,674       4,010       2,066
         Noncash transactions: Conversion of subordinated
           debt.............................................      5,888          --          --
         Stock issued for minority interest in FFO..........      5,307          --          --

  The accompanying notes are an integral part of these consolidated statements

                    REPUBLIC BANCSHARES, INC. & SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

1. BUSINESS:

BASIS OF PRESENTATION AND ORGANIZATION

     The consolidated financial statements of Republic Bancshares, Inc. (the Company) include the accounts of the Company, RBI Capital Trust I, Republic Insurance Agency, Inc., and Republic Bank (the "Bank") and the Bank's wholly-owned subsidiaries, RBREO, Inc., Tampa Bay Equities, Inc., and VQH Development, Inc. restated for the acquisition of FFO Financial Group, Inc. as discussed below. All significant intercompany accounts and transactions have been eliminated. On November 21, 1995, the Bank's Board of Directors approved for shareholder consideration an Amended and Restated Plan of Share Exchange and Reorganization (the "Reorganization") under which the Bank became a wholly-owned subsidiary of Company. On the effective date and time of the Reorganization, all holders of shares of the Bank's Common and Preferred Stock -- at the November 30, 1995, record date -- received one share of Company Common Stock for each share of the Bank's Common Stock held and one share of Company Preferred Stock for each share of the Bank's Preferred Stock held. Holders of outstanding options to purchase or acquire the Bank's Common Stock received options to purchase an equal number of shares of Company Common Stock. All necessary governmental and shareholder approvals for the Reorganization were received. The Company's primary source of income is from its banking subsidiary which operates 46 branches throughout west central Florida. The Bank's primary source of revenue is derived from net interest income on loans and investments and income from mortgage banking activities.

NEGATIVE GOODWILL

     On May 28, 1993 (the "Purchase Date"), 99 percent of the Company's outstanding common stock was acquired for $4,450,000 (the "Purchase Price"). Also, on May 28, 1993, 583,334 additional shares of common stock were issued for $3,500,000. The acquisition was accounted for by the purchase method of accounting. Assets and liabilities were adjusted based upon their fair value as of the Purchase Date. The excess of the adjusted net book value over the Purchase Price was recorded as a reduction of the non current assets, to the extent available. The remaining difference was recorded as excess of fair value over purchase price ("negative goodwill").

     The negative goodwill was accreted into income on a straight-line basis over 26 months beginning May 28, 1993, and ending July 31, 1995, which was based on the estimated life of the loans, investments and deposits acquired. The premiums on loans and investment securities and the discount on demand and other time deposits were amortized into income on a straight-line basis over periods based on the estimated life of the related loans, securities or deposits ranging from 12 to 30 months.

BUSINESS COMBINATIONS

  Firstate Financial, F.A.

     On April 18, 1997, the Company acquired Firstate Financial, F.A. ("Firstate"), a thrift institution headquartered in Orlando, Florida, for a cash purchase of $5.5 million. At April 18, 1997, Firstate had total assets of $71.1 million, total deposits of $67.9 million and operated a branch in each of Orange and Seminole counties. The acquisition was accounted for using the purchase accounting rules which do not require prior period restatement. The amount of goodwill recorded was $130,000. Accordingly, the consolidated results of operations only reflect activity subsequent to the acquisition data.

  F.F.O. Financial Group, Inc.

     On September 19, 1997, F.F.O. Financial Group, Inc. ("FFO"), St. Cloud, Florida, the parent company for First Federal Savings and Loan Association of Osceola County ("First Federal"), was merged into the

                    REPUBLIC BANCSHARES, INC. & SUBSIDIARIES

Company in a stock transaction (the "FFO Merger"). William R. Hough, one of the Company's controlling stockholders, also owned a majority interest in FFO.

     The FFO Merger was accounted for as a corporate reorganization in which the controlling stockholder's interest in FFO was combined at historical cost in a manner similar to a pooling of interests while the minority interest in FFO was combined using purchase accounting rules. The excess of the purchase price of the minority interest over the market value was first assigned to individual assets and liabilities with the remaining $4.5 million considered unidentifiable goodwill, which will be amortized over 10 years. The Company issued 1,668,370 shares of common stock to the controlling interest and 826,709 shares of common stock to the minority interest.

     The pooling of interests method of accounting, which is used to account for the controlling interest in the FFO merger, requires the restatement of financial results for all prior periods presented. The Company's previously reported components of consolidated income and the amounts reflected in the accompanying consolidated statements of operations for the two years ended December 31, 1996 and 1995, are as follows (in thousands):

                                                                 YEARS ENDED
                                                                DECEMBER 31,
                                                              -----------------
                                                               1996      1995
                                                              -------   -------
Net Interest Income:
  As previously reported:
  Republic Bancshares, Inc..................................  $34,021   $27,862
  F.F.O. Financial Group, Inc...............................    9,974     9,619
                                                              -------   -------
  Combined as restated......................................  $43,995   $37,481
                                                              =======   =======
Net Income:
  As previously reported:
  Republic Bancshares, Inc..................................  $ 3,784   $ 5,773
  F.F.O. Financial Group, Inc...............................    1,600     1,646
  Minority interest decrease................................     (505)     (503)
                                                              -------   -------
  Combined as restated......................................  $ 4,879   $ 6,916
                                                              =======   =======

  RBI Capital Trust I ("RBI Capital")

     RBI Capital is a wholly-owned subsidiary of the Company which was formed on May 29, 1997, to issue Cumulative Trust Preferred Securities (the "Preferred Security or Securities") to the public. The Preferred Securities, issued through an underwritten public offering on July 28, 1997, were sold at their $10 par value. RBI Capital issued 2,875,000 shares of the Preferred Securities bearing a dividend rate of 9.10% for net proceeds of $27.4 million, after deducting underwriting commissions and other costs. RBI Capital invested the proceeds in junior subordinated debt of the Company which also has an interest rate of 9.10%. The Company used the proceeds from the junior subordinated debt to increase the equity capital of the Bank. Interest on the junior subordinated debentures and distributions on the Preferred Securities are payable quarterly in arrears, with the first payment having been paid on September 30, 1997. Distribution on the Preferred Securities are cumulative and based upon the liquidation value of $10 per Preferred Security. The Company has the right, at any time, so long as no event of default has occurred and is continuing, to defer payments of interest on the Junior Subordinated Debentures, which will require deferral of distribution on the preferred securities, for a period not exceeding 20 consecutive quarters, provided, that such deferral may not extend beyond the stated maturity of the Junior Subordinated Debentures. If payments are deferred, the Company will not be permitted to declare cash dividends. The Preferred Securities are subject to mandatory redemption, in whole or in part, upon repayment of the Junior Subordinated Debentures at maturity or their earlier redemption. The Company

                    REPUBLIC BANCSHARES, INC. & SUBSIDIARIES has the right to redeem the Junior Subordinated Debentures in whole (but not in part) within 180 days following certain events whether occurring before or after June 30, 2002. The exercise of such right is subject to the Company having received regulatory approval to do so if then required under applicable capital guidelines or regulatory policies. In addition to the above right, the Company has the right, at any time, to shorten the maturity of the Junior Subordinated Debentures to a date not earlier than June 30, 2002. Exercise of this right is also subject to the Company having received regulatory approval to do so if then required under applicable capital guidelines or regulatory policies.

     The Company has reported its obligation, with respect to the holders of the Preferred Securities, as a separate line item on its audited consolidated balance sheet under the caption "Company-obligated mandatorily redeemable capital securities of subsidiary trust holding solely junior subordinated debentures of the Company". The related dividend expense, net of the tax benefit, is reported as a separate line item on the statement of operations under the caption "minority interest in income from subsidiary trust."

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

ESTIMATES, APPRAISALS AND EVALUATIONS

     The financial statements include, in conformity with generally accepted accounting principles, estimates, appraisals and evaluations of loans, other real estate owned and other assets and liabilities, and disclosure of contingent assets and liabilities. Changes in such estimates, appraisals and evaluations might be required because of rapidly changing economic conditions, changing economic prospects of borrowers and other factors. Actual results may differ from those estimates.

INVESTMENT SECURITIES

     Securities that the Company has both the positive intent and ability to hold to maturity are classified as Held to Maturity and are carried at historical cost, adjusted for amortization of premiums and accretion of discounts. Securities Available for Sale, which are those securities that may be sold prior to maturity as part of asset/liability management or in response to other factors, are carried at fair value with any valuation adjustment reported in a separate component of stockholders' equity, net of tax effect.

     Investments identified as trading securities, include mortgage backed securities resulting from the securitization of residential and High LTV loans, the resulting residual interest in cash flows from those securitizations, where applicable, and the excess spread on mortgage servicing rights. Trading securities are carried at market value with any unrealized gains or losses included in the statement of operations under "Gain on sale of securities, net."

     Interest and dividends on investment securities and amortization of premiums and accretion of discounts are reported in interest on investment securities. Gains (losses) realized on sales of investment securities are generally determined on the specific identification method and are reported as a component of other noninterest income.

LOANS

     Interest on commercial and real estate loans and substantially all installment loans is recognized monthly on the loan balance outstanding. The Company's policy is to discontinue accruing interest on loans 90 days or more delinquent and restructured loans that have not yet demonstrated a sufficient payment history, which, in the opinion of management, may be doubtful as to the collection of interest or principal. These loans are designated as "non-accrual" and any accrued but unpaid interest previously recorded is reversed against current period interest revenue.

                    REPUBLIC BANCSHARES, INC. & SUBSIDIARIES

     Loan origination and commitment fees net of certain costs are deferred, and the amount is amortized as an adjustment to the related loan's yield, generally over the contractual life of the loan. Unearned discounts and premiums on loans purchased are deferred and amortized as an adjustment to interest income on a basis that approximates level rates of return over the terms of the loan.

HEDGING CONTRACTS AND LOANS HELD FOR SALE

     The Company manages its interest rate market risk on the loans held for sale and its estimated future commitments to originate and close mortgage loans for borrowers at fixed prices ("Locked Loans") through hedging techniques which include listed options and fixed price forward delivery commitments ("Forward Commitments") to sell mortgage-backed securities or specific whole loans to investors on a mandatory or best efforts basis. The Company records the inventory of loans held for sale at the lower of cost or market on an aggregate basis after considering any market value changes in the loans held for sale, Locked Loans, and Forward Commitments.

MORTGAGE SERVICING RIGHTS

     On July 1, 1995, SFAS No. 122, "Accounting for Mortgage Servicing Rights, an amendment of FASB Statement No. 65," was adopted. SFAS No. 122 permits an allocation of a portion of the cost of loan origination to the rights to service mortgage loans. Approximately $5.5 million, $1.9 million, and $117,000 was capitalized relating to mortgage servicing rights ("MSRs") during 1997, 1996 and 1995, respectively. Also included in the balance of mortgage servicing rights is approximately $225,000 of rights acquired through the Firstate acquisition. As of December 31, 1997, 1996 and 1995, the unamortized portion of these MSRs were $7.1 million, $2.0 million, and $113,000, respectively. For purposes of measuring impairment, MSRs are stratified based on the loan type, interest rate and maturity of the underlying loans.

ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENT OF LIABILITIES

     The FASB has issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," which was effective for the Company's fiscal year beginning January 1, 1997. SFAS 125 provides standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. In addition to providing further guidance related to the recording of mortgage servicing rights, SFAS 125 required that the Company classify loans held for sale which are securitized and retained in the Company's portfolio, residual interest retained and excess spread interest only strip receivable as trading assets. As a result, the Company is required to carry these assets at their current market value as of the balance sheet date with the resulting valuation adjustment recorded in the statement of operations.

     The Company uses an automated portfolio analysis system to value its mortgage servicing rights at the individual loan level. The model uses current market assumptions to determine default probabilities and prepayment speed assumptions based upon current factors to include interest rate, age, loan type, geography and demographic factors. The automated foreclosure probabilities also take into consideration the regional, demographic and behavioral characteristics. These factors are applied to each loan based on its own individual characteristics. The following table shows the amount of servicing assets which were capitalized and

                    REPUBLIC BANCSHARES, INC. & SUBSIDIARIES amortized, and the fair value of those assets as of December 31, for the periods indicated (dollars in thousands):

                                                               1997     1996    1995
                                                              ------   ------   ----
Balance, beginning of year..................................  $1,968   $  113   $ --
  Rights acquired through Firstate acquisition..............     225       --     --
  Capitalized servicing assets..............................   5,504    1,923    117
  Amortization..............................................    (572)     (68)    (4)
                                                              ------   ------   ----
  Balance, end of year......................................  $7,125   $1,968   $113
                                                              ======   ======   ====
  Fair Value of assets......................................  $7,505   $2,289   $113
                                                              ======   ======   ====

     During December, 1997, the Company completed a securitization of $60 million of High LTV home equity loans. The assets were sold to Republic Bank Home Loan Owner Trust 1997-1 and the trust then issued $57.6 million of asset backed notes and certificates. As part of that transaction the Company recorded $5.7 million of residual interest on these securities. The calculation used to determine the value of the residual interest assumed a 14% discount rate, a default rate of 2.25%, and a prepayment rate ranging from 12% through 15%.

ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses provides for risks of losses inherent in the credit extension process. Losses and recoveries are either charged or credited to the allowance. The Company's allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. The evaluations are periodically reviewed and adjustments are recorded in the period in which changes become known.

ACCOUNTING FOR IMPAIRMENT OF LOANS

     The Company's measurement of impaired loans includes those loans which are nonperforming and have been placed on non-accrual status and those loans which are performing according to all contractual terms of the loan agreement but may have substantive indication of potential credit weakness. As of December 31, 1997, $22.8 million of loans were considered impaired by the Company. Approximately $16.0 million of these loans required valuation allowances, totaling $2.8 million, which are included within the overall allowance for loan losses at December 31, 1997. Residential mortgages and consumer loans and leases outside the scope of SFAS 114 are collectively evaluated for impairment.

     As of December 31, 1996, $19.2 million of loans were considered impaired by the Company. Approximately $16.9 million of these loans required valuation allowances, totaling $2.9 million, which were included within the overall allowance for loan losses at December 31, 1996.

                    REPUBLIC BANCSHARES, INC. & SUBSIDIARIES

PREMISES AND EQUIPMENT

     Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets, except for leasehold improvements for which the lesser of the estimated useful life of the asset or the term of the lease is used. The useful lives used in computing depreciation and amortization are as follows:

                                                              YEARS
                                                              ------
Buildings and improvements..................................      39
Furniture and equipment.....................................       7
Leasehold improvements......................................  5 - 15

     Gains and losses on routine dispositions are reflected in current operations. Maintenance, repairs and minor improvements are charged to operating expenses, and major replacements and improvements are capitalized.

OTHER REAL ESTATE

     Other real estate owned ("ORE") represents property acquired through foreclosure proceedings held for sale and real estate held for investment. ORE is net of a valuation allowance established to reduce cost to fair value. Losses are charged to the valuation allowance and recoveries are credited to the allowance. Declines in market value and gains and losses on disposal are reflected in current operations in ORE expense. Recoverable costs relating to the development and improvement of ORE are capitalized whereas routine holding costs are charged to expense. The sales of these properties are dependent upon various market conditions. Management is of the opinion that such sales will result in net proceeds at least equal to present carrying values.

ACCOUNTING FOR IMPAIRMENT OF LONG-LIVED ASSETS

     The FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," which was effective for the Company's fiscal year beginning January 1, 1996. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used be reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. If the sum of the expected future cash flows from the use of the asset and its eventual disposition is less than the carrying amount of the asset, an impairment loss is recognized. SFAS No. 121 also requires that certain assets to be disposed of be measured at the lower of carrying amount or the net realizable value. The impact of adopting SFAS No. 121 upon the results of operations of the Company was not material.

EARNINGS PER SHARE

     In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share," SFAS No. 128 simplifies the method for computing and presenting earnings per share ("EPS") previously required by APB Opinion No. 15, "Earnings Per Share", and makes them comparable to international EPS standards. SFAS No. 128 is effective for periods ending after December 15, 1997, and requires restatement of all prior period EPS data and has been implemented by the Company. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

                    REPUBLIC BANCSHARES, INC. & SUBSIDIARIES

REPORTING COMPREHENSIVE INCOME

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," SFAS No. 130 establishes standards for reporting and display of comprehensive income. A specific reporting format is not required, provided the financial statements show the amount of total comprehensive income for the period. Those items which are not included in net income are required to be shown in the financial statements with appropriate footnote disclosure and the aggregate balance of such items must be shown separately from retained earnings and additional paid-in-capital in the equity section of the balance sheet. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods is required. SFAS No. 130 will have no material effect on the Company's financial statements.

DISCLOSURES ABOUT BUSINESS SEGMENTS

     In June 1997, the FASB adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way the Company reports information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial reports. SFAS No. 131 is effective for periods beginning after December 15, 1997. Management has implemented SFAS No. 131 in the year ended December 31, 1997, and believes its commercial banking and mortgage banking activities constitute operating segments which require additional disclosure about their respective assets, revenues, profit or loss and other operating data.

DISCLOSURES ABOUT PENSIONS AND OTHER POST-RETIREMENT BENEFITS

     In February 1998, the FASB issued SFAS No. 132 "Employers' Disclosure about Pensions and Other Retirement Benefits," (SFAS No. 132). SFAS No. 132 revises the disclosure requirements for employees' pensions and other post-retirement benefit plans. SFAS No. 132 is effective for fiscal years beginning after December 15, 1997, earlier application is encouraged. Management has implemented SFAS No. 132 in the year ended December 31, 1997.

INCOME TAXES

     The Company follows the liability method which establishes deferred tax assets and liabilities for the temporary differences between the financial reporting bases and the tax bases of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. Net deferred tax assets, whose realization is dependent on taxable earnings of future years, are recognized when a more-likely-than-not criterion is met, that is, unless a greater than 50% probability exists that the tax benefits will not actually be realized sometime in the future.

     Effective April 1, 1995, federal regulations restricted the amount of deferred tax assets that can be used to meet regulatory capital requirements to an amount that the institution expects to realize within one year, or 10% of Tier 1 capital, whichever is less.

     The Company and its subsidiaries file consolidated tax returns with the federal and state taxing authorities. A tax sharing agreement exists between the Company and its subsidiaries whereby taxes for the subsidiaries are computed as if the subsidiaries were separate entities. Amounts to be paid or credited with respect to current taxes are paid to or received from the Company.

PREMIUM ON DEPOSITS

     A premium on deposits is recorded for the difference between cash received and the carrying value of deposits acquired in purchase transactions. This premium is being amortized on a straight-line basis over three to four years. Approximately $202,000 and $527,000 was included in other assets in the accompanying financial statements, as of December 31, 1997, and 1996.

                    REPUBLIC BANCSHARES, INC. & SUBSIDIARIES

STOCK-BASED COMPENSATION PLANS

     The Company accounts for its stock-based compensation plans under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". Effective in 1996, the Company adopted the disclosure option of SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123), which requires that companies not electing to account for stock-based compensation as prescribed by the statement, disclose the pro forma effects on earnings and earnings per share as if SFAS No. 123 had been adopted. Additionally, certain other disclosures are required with respect to stock compensation and the assumptions used are to determine the pro forma effects of SFAS No. 123.

CASH EQUIVALENTS

     For purposes of preparing the Consolidated Statements of Cash Flows, cash equivalents are defined to include cash and due from banks, interest-bearing deposits in banks, and federal funds sold.

RECLASSIFICATIONS

     Certain reclassifications have been made to prior period financial statements to conform with the 1997 financial statement presentation.

3. INVESTMENT SECURITIES:

     The Company's investment securities consisted primarily of U.S. Treasury Bills, Notes, and Agencies. The investment securities of the Company at December 31, 1997 and 1996, are summarized as follows (in thousands):

                                                  AMORTIZED   UNREALIZED   UNREALIZED   MARKET
                                                    COST        GAINS        LOSSES      VALUE
                                                  ---------   ----------   ----------   -------
AT DECEMBER 31, 1997:
Available-for-sale securities:
  U.S. Government Treasuries....................   $10,512     $     9      $    --     $10,521
  U.S. Agencies.................................     4,000          14           --       4,014
  Revenue bond..................................     1,545          --           --       1,545
                                                   -------     -------      -------     -------
          Total U.S. Treasuries & Federal Agency
            Notes...............................   $16,057     $    23      $    --     $16,080
                                                   =======     =======      =======     =======
AT DECEMBER 31, 1996:
Available-for-sale securities:
  U.S. Government Treasuries....................   $72,905     $    --      $   (53)    $72,852
  Revenue Bond..................................     1,545          --           --       1,545
                                                   -------     -------      -------     -------
          Total available for sale..............    74,450          --          (53)     74,397
Trading securities:
  U.S. Agencies.................................     4,000          32           --       4,032
                                                   -------     -------      -------     -------
          Total U.S. Treasuries & Federal Agency
            Notes...............................   $78,450     $    32      $   (53)    $78,429
                                                   =======     =======      =======     =======

                    REPUBLIC BANCSHARES, INC. & SUBSIDIARIES

                                                                 1997       1996
                                                              ----------   -------
BOOK VALUE AT DECEMBER 31:
Available-for-sale securities:..................               $16,080     $74,397
Trading Securities..............................                    --       4,032
                                                               -------     -------
          Total U.S. Treasuries & Federal Agency
            Notes...............................               $16,080     $78,429
                                                               =======     =======

     The amortized cost and estimated market value of investment securities at December 31, 1997, by contractual maturity are shown below (in thousands):

                                                                  AVAILABLE-FOR-SALE
                                                           --------------------------------
                                                                       ESTIMATED   WEIGHTED
                                                           AMORTIZED    MARKET     AVERAGE
                                                             COST        VALUE      YIELD
                                                           ---------   ---------   --------
Due in 1 year or less....................................   $10,512     $10,521      5.68%
Due after 1 year through 5 years.........................     1,545       1,545      8.60
Due after 5 years........................................     4,000       4,014      7.45
                                                            -------     -------
          Total..........................................   $16,057     $16,080      6.40%
                                                            =======     =======

     Proceeds from sales of U.S. Treasury and Federal Agency Notes during the years ended 1997, 1996 and 1995, were $55,092,000, $7,545,000, and $2,972,000, respectively. Gross losses of $7,109, $ 0, and $27,891 were realized for the years ended December 31, 1997, 1996 and 1995. Gross gains of $193,218, $45,404, and $0, were realized during the years ended December 31, 1997, 1996 and 1995, respectively. U.S. Treasuries and Federal Agency Notes with a par value of $10,500,000 and $19,000,000 at December 31, 1997 and 1996, respectively, were pledged to secure public deposits and for other purposes. Net unrealized holding gains on trading securities of $764,000, $26,000, and $101,000 were included in income during 1997, 1996, and 1995, respectively.

4. MORTGAGE-BACKED SECURITIES:

     Mortgage-backed securities ("MBS"), sometimes referred to as pass-through certificates, represent an interest in a pool of loans. The securities are issued by three government agencies or corporations: (i) the Government National Mortgage Association ("GNMA"), (ii) the Federal Home Loan Mortgage Corporation ("FHLMC") and (iii) the Federal National Mortgage Association ("FNMA"). During 1997 and 1996 the Company securitized loans with a carrying value of $17,923,000 and $6,282,000, respectively. MBS securities held to maturity are recorded at amortized cost, while securities available-for-sale and trading are recorded at estimated market value. Mortgage-backed securities are summarized as follows (in thousands):

                                                 AMORTIZED   UNREALIZED   UNREALIZED   MARKET
                                                   GAINS       GAINS        LOSSES      VALUE
                                                 ---------   ----------   ----------   -------
AT DECEMBER 31, 1997:
Available for sale securities:
GNMA securities................................   $41,395       $648       $    --     $42,043
FHLMC securities...............................     5,963         --            (9)      5,954
FNMA securities................................     6,644        104            (2)      6,746
Other MBS securities...........................       716          8            --         724
                                                  -------       ----       -------     -------
          Total MBS available for sale.........   $54,718       $760       $   (11)    $55,467
                                                  =======       ====       =======     =======

                    REPUBLIC BANCSHARES, INC. & SUBSIDIARIES

                                                 AMORTIZED   UNREALIZED   UNREALIZED   MARKET
                                                   GAINS       GAINS        LOSSES      VALUE
                                                 ---------   ----------   ----------   -------
Trading securities:
GNMA securities................................   $16,346       $478       $    --     $16,824
FNMA Title 1 securities........................     1,200         --         1,200
Republic Bank Owner Trust 1997-1 M2............     4,350         --            --       4,350
Republic Bank Owner Trust 1997-1 B.............     4,350         --            --       4,350
Republic Bank Owner Trust 1997-1-
  Overcollateralization........................     2,400         --            --       2,400
Residual interest..............................     5,845         --            --       5,845
Excess servicing interest only strip...........     2,077         --            --       2,077
                                                  -------       ----       -------     -------
          Total MBS trading securities.........   $36,568       $478       $    --     $37,046
                                                  =======       ====       =======     =======
AT DECEMBER 31, 1996:
Available for sale securities:
Mortgage-backed securities.....................   $61,560       $108       $  (219)    $61,449
Collateralized mortgage backed obligations.....        --         --            --
Excess servicing interest only strip...........       588         --            --         588
                                                  -------       ----       -------     -------
          Total MBS available for sale.........   $62,148       $108       $  (219)    $62,037
                                                  =======       ====       =======     =======
Trading Securities:
Mortgage-backed securities.....................   $    --       $ --       $    --     $    --
Collateralized mortgage backed obligations.....     5,554         --            (6)      5,548
Excess servicing interest only strip...........        --         --            --          --
                                                  -------       ----       -------     -------
          Total MBS trading securities.........   $ 5,554       $ --       $    (6)    $ 5,548
                                                  =======       ====       =======     =======
Held to maturity securities:
Mortgage-backed securities.....................   $15,343       $218       $   (47)    $15,514
Collateralized mortgage backed obligations.....        --         --            --          --
Excess spread interest only strip receivable...        --         --            --          --
                                                  -------       ----       -------     -------
          Total MBS securities held to
            maturity...........................   $15,343       $218       $   (47)    $15,514
                                                  =======       ====       =======     =======

                                                                             1997       1996
                                                                          ----------   -------
BOOK VALUE AT DECEMBER 31:
Held to maturity securities....................                            $    --     $15,343
Available for sale securities..................                             55,467      62,037
Trading securities.............................                             37,046       5,548
                                                                           -------     -------
          Total MBS............................                            $92,513     $82,928
                                                                           =======     =======

     The trading asset category at December 31, 1997, included $2.1 million in excess spread on mortgage servicing rights, $8.7 million of securities purchased from the Company's securitization of High LTV Loans in December 1997 and the $8.2 million residual interest in cash flows from that securitization. The Company has recorded these assets at what it believes to be their fair market value, however, there is no ready market for residuals in cash flows from securitization of High Loan-to-Value Loans.

                    REPUBLIC BANCSHARES, INC. & SUBSIDIARIES

     At December 31, 1997, all MBS securities available for sale were scheduled to reprice in one year or less. The amortized cost and estimated market value of the MBS portfolio at December 31, 1997, by contractual maturity are shown below (in thousands). Actual maturities may differ from contractual maturities as a result of prepayments of the underlying mortgages:

                                                                       ESTIMATED   WEIGHTED
                                                           AMORTIZED    MARKET     AVERAGE
                                                             COST        VALUE      YIELD
                                                           ---------   ---------   --------
Due 5 - 10 years.........................................   $   716     $   724      7.39%
Due after 10 years.......................................    90,570      91,789      6.86
                                                            -------     -------
          Total..........................................   $91,286     $92,513      6.87
                                                            =======     =======

     Proceeds from sales of MBS securities during the years ended December 31, 1997, 1996 and 1995 were $59,111,000, $47,750,000 and $17,487,000, respectively.
Gross gains of $359,511, $495,837 and $130,038 and gross losses of $1,890,
$85,845 and $9,000, respectively, were realized on these sales. Mortgage backed securities with a par value of $29.3 million and a market value of $30.0 million were pledged to secure repurchase agreements at December 31, 1997.

5. LOANS AND LOANS HELD FOR SALE:

     Loans and loans held for sale at December 31, 1997 and 1996, are summarized as follows (in thousands):

                                                                 1997        1996
                                                              ----------   --------
Real estate mortgage loans:
  One-to-four family residential............................  $  644,235   $494,955
  Multi-family residential..................................      86,835     90,745
  Commercial real estate....................................     265,153    224,715
  Construction/land development.............................      50,203     42,206
  Home equity loans.........................................      44,389     23,622
Commercial loans............................................      36,515     37,626
Consumer loans..............................................      26,259     21,845
Other loans.................................................         442      1,294
                                                              ----------   --------
          Total gross portfolio loans.......................   1,154,031    937,008
Less-allowance for loan losses..............................     (20,776)   (18,747)
Less-undisbursed loans in process...........................          --    (10,824)
Less-premiums and unearned discounts on loans purchased.....      (3,273)    (4,731)
Less-unamortized loan fees..................................      (1,027)      (671)
                                                              ----------   --------
          Total loans held for portfolio....................   1,128,955    902,035
Residential loans held for sale.............................     151,404     46,593
                                                              ----------   --------
          Total loans.......................................  $1,280,359   $948,628
                                                              ==========   ========

     Mortgage loans serviced for others as of December 31, 1997 and 1996, were $370,106,000 and $224,311,000, respectively. Loans on which interest was not being accrued totaled approximately $26,959,000, $19,409,000, and $16,229,000 at December 31, 1997, 1996 and 1995, respectively. Had interest been accrued on these loans at their originally contracted rates, interest income would have been increased by approximately $2,138,000, $1,661,000, and $1,729,000 in the years ended December 31, 1997, 1996 and 1995, respectively. Loans past due 90 days or more and still accruing interest at December 31, 1997 and 1996, totaled approximately $196,000 and $113,000, respectively. The Company restructured loans totaling $0 and $2,516,000 during 1997 and 1996, respectively.

                    REPUBLIC BANCSHARES, INC. & SUBSIDIARIES

6. ALLOWANCE FOR LOAN LOSSES:

     Changes in the allowance for loan losses were as follows (in thousands):

                                                          FOR THE YEARS ENDED DECEMBER 31,
                                                          ---------------------------------
                                                            1997        1996        1995
                                                          ---------   ---------   ---------
BALANCE, beginning of year.............................    $18,747     $20,048     $15,272
  Provision for possible loan losses...................      2,628       2,582       2,162
  Allowance from Firstate acquisition..................        132          --          --
  Discount on purchased loans allocated to (from)
     allowance for loan losses.........................         39      (1,732)      7,658
  Loans charged off....................................     (1,003)     (2,448)     (5,536)
  Recoveries of loans charged off......................        223         297         492
                                                           -------     -------     -------
BALANCE, end of year...................................    $20,776     $18,747     $20,048
                                                           =======     =======     =======

     While management believes that the allowance for loan losses is adequate at December 31, 1997, based on currently available information, future additions to the allowance may be necessary due to changes in economic conditions, deterioration of creditworthiness of the borrower, the value of underlying collateral or other factors. Additionally, the Florida Department of Banking and Finance, the FDIC, and the Federal Reserve, as an integral part of their regular examination process, periodically review the allowance for loan losses. These agencies may require additions to the allowance based on their judgments about information available to them at the time of examination.

     The portion of the allowance for loan losses which arose due to the allocation of discounts on purchased loans may only be used to absorb losses on the related acquired loans. As of December 31, 1997 and 1996, approximately $6,197,000 and $7,150,000 of the allowance had arisen through an allocation of discounts on purchased loans.

7. PREMISES AND EQUIPMENT:

     Premises and equipment at December 31, 1997 and 1996, included (in thousands):

                                                                1997      1996
                                                              --------   -------
Land........................................................  $  7,202   $ 6,249
Buildings and improvements..................................    19,354    14,370
Furniture and equipment.....................................    16,008    12,634
Leasehold improvements......................................     2,279     1,051
Construction in progress....................................     1,137       268
                                                              --------   -------
          Total premises and equipment......................    45,980    34,572
Less-accumulated depreciation and amortization..............   (12,677)   (9,533)
                                                              --------   -------
  Premises and equipment, net...............................  $ 33,303   $25,039
                                                              ========   =======

8. OTHER REAL ESTATE (ORE):

     State banking regulations require the Company to dispose of all ORE acquired through foreclosure within five years of acquisition, with a possibility for additional extensions, each of up to five years. Failure to receive additional extensions could result in losses on ORE. There were three ORE properties totaling approximately $3,451,000 at December 31, 1997, which were required to be disposed of by year end. The Company has been granted an extension on these properties by the State of Florida. The largest piece of these properties is a tract of land carried at $2.6 million acquired through foreclosure in 1988 that has partially been developed as a shopping center site. The FDIC has also granted an extension of the holding period on this property. The Bank

                    REPUBLIC BANCSHARES, INC. & SUBSIDIARIES currently has a firm commitment to sell a substantial portion of the second largest property, with a book value of approximately $597,000, for an amount in excess of the current book value. While the current appraisal on this property indicates that the market value of the tract exceeds its book value, a sale to a party other than an end-user could result in proceeds below the current book value.

     During 1995, the former headquarter building was vacated and that space was leased to a third party. Since that building was no longer used for banking purposes, approximately $2,498,000 was transferred from premises and equipment to ORE held for investment. During 1996, this building was sold and a gain of $1,207,000 was recorded.

     Loans converted to ORE through foreclosure proceedings totaled $6,471,000, and $7,249,000, for the years ended December 31, 1997 and 1996, respectively. Sales of ORE that were financed by the Company totaled $113,000 and $6,572,000 for the years ended December 31, 1997 and 1996, respectively.

     Changes in the valuation allowance for ORE were as follows (in thousands):

                                                                FOR THE YEARS ENDED
                                                                    DECEMBER 31,
                                                              ------------------------
                                                               1997     1996     1995
                                                              ------   ------   ------
BALANCE, beginning of year..................................  $2,672   $2,090   $4,043
  Provision.................................................     530      111      240
  Charge-offs, net..........................................      77      471   (2,193)
                                                              ------   ------   ------
BALANCE, end of year........................................  $3,279   $2,672   $2,090
                                                              ======   ======   ======

9. INCOME TAXES:

     Income taxes are comprised of the following (in thousands):

                                                                 FOR THE YEARS ENDED
                                                                    DECEMBER 31,
                                                              -------------------------
                                                               1997      1996     1995
                                                              -------   ------   ------
Current provision...........................................  $ 7,991   $3,728   $2,528
Deferred benefit............................................   (1,895)    (693)     (12)
                                                              -------   ------   ------
                                                              $ 6,096   $3,035   $2,516
                                                              =======   ======   ======

     At December 31, 1997, the Company had approximately $7,061,000 of remaining federal and $8,784,000 of state net operating loss carryforwards. These carryforwards expire in the years 2005 through 2012.

     Following the change of ownership in 1993, and the two acquisitions in 1997, recognition of net operating loss carryforwards are limited to approximately $571,000 each year under the rules of IRC Section 382. If the full amount of the limitation is not used in any years, the amount not used increases the allowable limit in the subsequent year.

                    REPUBLIC BANCSHARES, INC. & SUBSIDIARIES

     Deferred tax assets and liabilities were comprised of the following at December 31, 1997 and 1996 (in thousands):

                                                               1997      1996
                                                              -------   -------
Gross deferred tax assets:
  Tax bases over financial bases for loans (loan loss
     allowance and discounts)...............................  $ 6,091   $ 3,643
  Financial amortization of premium over tax amortization...      701       646
  Interest on non-accrual loans.............................      522       452
  Tax bases over financial bases for ORE....................    1,516     1,346
  Net operating losses and tax credit carryforward..........    2,717     2,039
  Mark-to-market-loans held for sale........................    1,268       232
  Other.....................................................      457       149
                                                              -------   -------
       Gross deferred tax asset.............................   13,272     8,507
       Gross deferred tax liabilities.......................   (3,315)   (2,318)
                                                              -------   -------
       Net deferred tax asset...............................  $ 9,957   $ 6,189
                                                              =======   =======

     There were no valuation allowances against the deferred tax asset as management has determined that it is more likely than not that all of the deferred tax asset recorded will be realized. The net deferred tax asset increased during 1997 and 1996 by approximately $352,000 and $63,000, respectively, relating to the unrealized gain on available for sale securities which is recorded directly to stockholders' equity.

     Through the merger of FFO, the Company acquired an unrecognized deferred tax liability of approximately $2,700,000 related to base year reserves calculated under the thrift bad debt percentage method. If during any taxable year, the Company ceases to be a bank, these reserves shall be taken into account ratably over the six taxable year period beginning with such taxable year.

     The Company's effective tax rate varies from the statutory rate of 34%. The reasons for this difference are as follows (in thousands):

                                                                FOR THE YEARS ENDED
                                                                    DECEMBER 31,
                                                              ------------------------
                                                               1997     1996     1995
                                                              ------   ------   ------
Computed "expected" tax provision...........................  $5,454   $2,862   $3,377
  Increase (reduction) of taxes:
     Tax-exempt interest income.............................     (20)     (22)     (27)
       Valuation allowance..................................      --       --     (355)
     Goodwill amortization..................................     122       --       --
     Amortization of excess of fair value over purchase
       price................................................      --       --     (536)
  State taxes...............................................     578      304      298
  Other.....................................................     (38)    (109)    (241)
                                                              ------   ------   ------
          Total.............................................  $6,096   $3,035   $2,516
                                                              ======   ======   ======

10. OTHER BORROWINGS:

     At December 31, 1997, the Company was required by its collateral agreement with the FHLB to maintain qualifying first mortgage loans in an amount equal to at least 100% of the FHLB advances outstanding as collateral. The FHLB advances at December 31, 1997 and 1996, were collateralized by such loans and securities totaling $35.0 million and $32.2 million, respectively. In addition, all of the Company's FHLB stock is pledged as collateral for such advances.

                    REPUBLIC BANCSHARES, INC. & SUBSIDIARIES

     Maturities and average interest rates of advances from the FHLB as of December 31, 1997 and 1996, were as follows (in thousands):

                                                                             BALANCE AT
                                                                            DECEMBER 31,
                                                             WEIGHTED     ----------------
MATURITIES IN YEAR ENDING DECEMBER 31,                     AVERAGE RATE    1997      1996
--------------------------------------                     ------------   -------   ------
1997.....................................................      6.95%      $    --   $7,000
1998.....................................................      6.50        35,000       --
                                                               ----       -------   ------
          TOTAL..........................................                 $35,000   $7,000
                                                               ====       =======   ======

     On December 27, 1996, the Company issued $6,000,000 in convertible subordinated debentures at a fixed interest rate of 6.00%, interest payable semi-annually, with a maturity of December 1, 2011. The Company had the right to redeem the debentures beginning in 2001 at 106% of face value, with the premium declining 1% per year thereafter and without any premium if the price of the Company's common stock equals or exceeds 130% of the conversion price for not less than 20 consecutive trading days. During 1997, the Company's common stock exceeded 130% of the conversion price of $17.85714 for more than 20 consecutive days. As a result, the Company notified the trustee of its intention to redeem the debentures as of December 1, 1997. All of the holders converted their debentures prior to this date into a total of 336,000 shares of common stock.

11. OFF-BALANCE-SHEET RISK, COMMITMENTS AND CONTINGENCIES:

CONCENTRATION OF CREDIT RISK

     The Company's core customer loan origination base is located along the west coast and in central Florida. The majority of the Company's purchased loan portfolio is concentrated in the states of Florida, California, Texas, and in the northeastern United States. At December 31, 1997 and 1996, approximately 95% and 94%, respectively, of the Company's loan portfolio was secured by real estate. Mortgage loans secured by 1-4 family properties comprised approximately 56% and 53%, respectively, of total mortgage loans at December 31, 1997 and 1996.

OFF-BALANCE-SHEET ITEMS

     The Company enters into financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to limit exposure to changes in the value of loans held for sale. These financial instruments include commitments to extend credit, commercial and standby letters of credit, and forward contracts for the delivery of loans. These instruments involve, to varying degrees, elements of credit and interest-rate risk that are not recognized in the accompanying consolidated balance sheets.

     The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instruments discussed above is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

                    REPUBLIC BANCSHARES, INC. & SUBSIDIARIES

     A summary of financial instruments with off-balance-sheet risk at December 31, 1997, is as follows (in thousands):

                                                              CONTRACTUAL
                                                                AMOUNT
                                                              -----------
Commitments to extend credit................................   $ 76,698
Unfunded lines of credit....................................    156,013
Commercial and standby letters of credit....................     12,168
                                                               --------
          Total.............................................   $244,879
                                                               ========

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the agreement. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary upon extension of credit is based on management's credit evaluation of the counter party. Collateral held varies but may include premises and equipment, inventory and accounts receivable. Unfunded lines of credit represent the undisbursed portion of lines of credit which have been extended to customers.

     Commercial and standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party which typically do not extend beyond one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company typically holds certificates of deposit as collateral supporting those commitments, depending on the strength of the borrower. Outstanding unsecured standby letters of credit at December 31, 1997, totaled approximately $3,269,000.

     At December 31, 1997, in connection with managing the interest rate market risk on its loans held for sale of $151,404,000 and locked loans (without consideration for any fallout) of $56,097,000, the Company had outstanding $32,040,000 (estimated fair value of $31,910,000) of Forward Commitments which expire over the next two months, the period when the loans are expected to be sold and locked loans are expected to close.

     The Company reduces its risk of nonperformance under the hedging contracts by entering into those contracts with reputable security dealers and investors and evaluating their financial condition. However, there is a risk that certain of the locked loans do not close or are renegotiated in a declining interest rate market and close at lower prices. The Company reduces this risk by collecting nonrefundable commitment fees on certain of the locked loans and enters into forward commitments to deliver loans to investors primarily on a best efforts basis.

                    REPUBLIC BANCSHARES, INC. & SUBSIDIARIES

COMMITMENTS

     The Company has entered into a number of noncancelable operating leases primarily for branch banking locations. At December 31, 1997, minimum rental commitments based on the remaining noncancelable lease terms were as follows (in thousands):

  1998......................................................  $ 3,077
  1999......................................................    2,895
  2000......................................................    2,403
  2001......................................................    2,197
  2002......................................................    1,891
  Thereafter................................................       --
                                                              -------
       Gross operating lease commitments....................   12,463
  Less-sublease rentals.....................................   (1,620)
                                                              -------
     Net operating lease commitments........................  $10,843
                                                              =======

     Total rent expense for the years ended December 31, 1997, 1996 and 1995, was $2,546,000, $2,031,000, and $1,372,000, respectively. Total rental income from subleases for the years ended December 31, 1997, 1996 and 1995, was $582,000, $1,031,000, and $1,190,000, respectively.

     During 1994 a capital lease obligation of approximately $981,000 was incurred related to the leasing of data processing equipment with an implicit rate of 7.49%. Minimum lease payments under this capital lease are approximately $214,000 in 1998 and $107,000 in 1999. In addition, the Company is obligated to make processing payments in relation to its computer facilities of approximately $1,545,000 in 1998, $1,653,000 in 1999, $1,759,000 in 2000, and $293,000 in
2001.

CONTINGENCIES

     The Company is subject to various other legal proceedings and claims which arise in the normal course of business. In the opinion of management, the amount of liability with respect to these other proceedings would not have a material effect on the financial statements.

12. EMPLOYEE BENEFIT PLANS:

     On January 1, 1987, a retirement plan was adopted, covering substantially all employees, which includes a 401(k) arrangement. The Company's contributions were $437,200, $186,900, and $107,200 in the years ended December 31, 1997, 1996 and 1995, respectively.

13. FAIR VALUE OF FINANCIAL INSTRUMENTS:

     Generally, the Company's practice and intent is to hold its financial instruments to maturity, unless otherwise designated. Where available, quoted market prices are used to determine fair value. However, many of the Company's financial instruments lack quoted market prices. Although the Company has incorporated what it considers to be appropriate estimation methodologies for those financial instruments which lack quoted market prices, a significant number of assumptions must be used in determining such estimated fair values. Such assumptions include subjective assessments of current market conditions, perceived risks associated with these financial instruments and other factors. Different assumptions might be considered by the user of the financial statements to be more appropriate, and the use of alternative assumptions or estimation methodologies could have a significant effect on the resulting estimated fair values. The estimated fair values presented neither include nor give effect to the values associated with the Company's business, existing customer relationships, and branch banking network, among other things.

                    REPUBLIC BANCSHARES, INC. & SUBSIDIARIES

     The following estimates of the fair value of certain financial instruments held by the Company include only instruments that could reasonably be evaluated. The investment and mortgage backed securities portfolio was evaluated using market quotes, where available, or fair market value calculations as of December 31, 1997 and 1996. The fair value of the loan portfolio was evaluated using market quotes for similar financial instruments, where available. Otherwise, discounted cash flows at current market, after adjusting for credit deterioration and an average prepayment assumption, were used based upon current rates the Company would use in extending credit with similar characteristics. These rates may not necessarily be the same as those which might be used by other financial institutions for similar loans. Cash and due from banks and federal funds sold were valued at cost. The fair values disclosed for checking accounts, savings accounts, securities sold under agreements to repurchase, and certain money market accounts are, by definition, equal to the amount payable on demand at the reporting date, i.e., their carrying amounts. Fair values for time deposits are estimated using a discounted cash flow calculation that applies current interest rates to aggregated expected maturities. Standby letters of credit and commitments to extend credit were valued at book value as the majority of these instruments are based on variable rates. The value of the Company's mortgage servicing rights was determined using the net discounted cash flows from servicing.

     These evaluations may incorporate specific value to the Company in accordance with its asset/liability strategies, interest rate projections and business plans at a specific point in time and therefore, should not necessarily be viewed as liquidation value. They should also not be used in determining overall value of the Company due to undisclosed and intangible aspects such as business and franchise value, and due to changes to assumptions of interest rates and expected cash flows which might need to be made to reflect expectations of returns to be earned on instruments with higher credit risks.

     The table below illustrates the estimated fair value of the Company's financial instruments as of December 31 using the assumptions described above (in thousands):

                                                                 1997         1996
                                                              ----------   ----------
Cash and due from banks.....................................  $   45,998   $   34,109
                                                              ==========   ==========
Interest bearing deposits in banks..........................         671       11,783
                                                              ==========   ==========
Federal funds sold..........................................      33,000        8,000
                                                              ==========   ==========
Investment and mortgage backed securities...................     108,593      161,304
                                                              ==========   ==========
Loans and loans held for sale (net of allowance for loan
  losses)...................................................   1,306,678      991,635
                                                              ==========   ==========
Mortgage servicing rights...................................         269        1,690
                                                              ==========   ==========
Deposits....................................................   1,365,824    1,119,888
                                                              ==========   ==========
Securities sold under agreements to repurchase..............      19,654       15,372
                                                              ==========   ==========
FHLB stock..................................................      35,000        7,000
                                                              ==========   ==========
Subordinated debt...........................................          --        6,000
                                                              ==========   ==========
Standby letters of credit...................................      12,168        7,415
                                                              ==========   ==========
Commitments to extend credit and unfunded lines of credit...     232,711      121,420
                                                              ==========   ==========

14. STOCKHOLDERS' EQUITY:

PERPETUAL PREFERRED CONVERTIBLE STOCK

     The Company has 75,000 outstanding shares of perpetual preferred convertible stock. The preferred stock has a liquidation preference of $88 per share and carries a noncumulative dividend of $3.52 per year, payable quarterly. Dividends on the preferred stock must be paid before any dividends on common stock can be paid.

                    REPUBLIC BANCSHARES, INC. & SUBSIDIARIES

Beginning December 16, 1994, and thereafter, the preferred stock can be converted by the holders into 10 shares of common stock for each share of preferred stock. The holders of the preferred stock vote with the holders of the common stock and are entitled to 10 votes per share of preferred stock.

DIVIDENDS

     Florida Statutes limit the amount of dividends the Bank can pay in any given year to that year's net income plus retained net income from the two preceding years. Additionally, the Bank and the Company cannot pay dividends which would cause either to be undercapitalized as defined by federal regulations.

1993 NON-QUALIFIED STOCK OPTION PLAN

     On May 28, 1993, the Company adopted a non-qualified stock option plan (the Option Plan) which reserved 80,000 shares of common stock for future issuance under the Option Plan to eligible employees of the Company. As of December 31, 1997, 60,000 options were granted under the Option Plan and 30,000 were outstanding. The per share exercise price of each stock option is determined by the Board of Directors at the date of grant. The plan terminates in 2003 or at the discretion of the Board of Directors.

1995 INCENTIVE STOCK OPTION PLAN

     On April 29, 1994, the shareholders approved a qualified incentive stock option plan to certain key employees. In connection with the Company's holding company reorganization and share exchange in which all of the Company's stockholders became stockholders of the Company, the Company adopted the Republic Bancshares, Inc. 1995 Stock Option Plan (the "Plan") as a replacement for the Company's 1994 Stock Option Plan. The Plan was approved by the stockholders of the Bank at the Bank's Special Meeting held on February 27, 1996. On April 23, 1996, the shareholders approved certain amendments to the Plan (the "Amendment"). Under the Amendment, the total number of shares that may be purchased pursuant to the plan cannot exceed 525,000 over the life of the plan and provides that the maximum number of options granted to any one individual in any fiscal year under the plan cannot exceed 62,000. There is no limitation on the annual aggregate number of options to be granted in any fiscal year. Each option granted under the plan will be exercisable by the grantee during a term, not to exceed 10 years, fixed by the compensation committee of the Board of Directors ("the Committee"). However, no more than 20% of the shares subject to such options shall vest annually beginning at date of grant. However, in the event of a change in control, or termination of employment without cause, all options granted become exercisable immediately. Options under the plan, which have been granted to the employees of the Flagship/Capital mortgage banking division of the Company, vest at the rate of 20% at the end of each 12-month period over five years, contingent upon that division meeting specified net income performance goals as set by the Board of Directors. If the performance goal for each year is not met, then the options that would have become exercisable at the end of the 12-month period shall expire and be null and void. In addition, options granted to employees of this division shall not vest and become exercisable if there is a change in control or a termination of employment without cause, until the performance goal for at least one year has been met.

     Upon the grant of an option to a key employee, the Committee will fix the number of shares of common stock that the grantee may purchase upon exercise of the option, and the price at which the shares may be purchased. The exercise price for all options shall not be less than the fair market value. During 1997, 1996 and 1995, options to purchase 80,500, 270,900 and 59,700 shares, respectively, under the incentive stock option plan were granted. Of the options previously granted, 59,380 shares have expired, thereby making these options available for future grants. As of December 31, 1997, 408,750 options remained outstanding under this plan, with 116,250 available to be granted at a future time.

                    REPUBLIC BANCSHARES, INC. & SUBSIDIARIES

1997 STOCK APPRECIATION RIGHTS PLAN

     On October 21, 1997, the Board of Directors of the Company approved a Stock Appreciation Rights Plan (the "SAR Plan"). Under the SAR Plan, certain key employees have been granted the right to receive cash equal to the excess of the fair market value of a share of the Company's common stock at the time of exercise, over the fair market value of a share of the Company's common stock at date of grant, times the number of rights exercised. As of December 31, 1997, 40,250 SAR's had been granted at the then current market value of $26.675. No more than 20% of the shares may vest annually by beginning at date of grant. The term of an SAR may vary, but shall not be less than one year nor more than 10 years from the date of grant.

     The Company records compensation expense equal to the appreciation of the fair market value of the stock times the number of outstanding stock appreciation rights. As of December 31, 1997, there had been no appreciation of the Company's common stock over the fair market value at date of grant. Therefore, no compensation expense had been recorded.

AGGREGATE STOCK OPTION ACTIVITY

     The Company adopted SFAS No. 123 for disclosure purposes in 1996. For SFAS No. 123 purposes, the fair value of each option grant has been estimated as of the date of grant using the Black-Scholes option pricing model with the following assumptions (weighted averages) for 1997, 1996 and 1995: risk-free interest rate of 5.35%, 6.50% and 6.03%, respectively, expected life of seven years, dividend rate of zero percent, and expected volatility of 30.9% for 1997 and 25% for 1996 and 1995. The approximate fair value of the stock options granted in 1997, 1996, and 1995 is $959,000, $1,583,000 and $347,000,
respectively, which would be amortized as compensation expense over the vesting period of the options. Options vest equally over five years. Had compensation cost been determined consistent with SFAS No. 123, utilizing the assumptions detailed above, the Company's net income and earnings per share as reported would have been the following pro forma amounts (in thousands except share data):

                                                               1997     1996     1995
                                                              ------   ------   ------
Net Income
  As reported...............................................  $8,571   $4,879   $6,916
  Pro forma.................................................   8,210    4,683    6,873
Earnings per share -- diluted
  As reported...............................................    1.21      .74     1.10
  Pro forma.................................................    1.16      .71     1.10
Earnings per share -- basic
  As reported...............................................    1.40      .83     1.26
  Pro forma.................................................    1.34      .80     1.25

                    REPUBLIC BANCSHARES, INC. & SUBSIDIARIES

     Because the SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that expected in future years. A summary of the status of the Company's stock option plans at December 31, 1997, 1996 and 1995, and for the years then ended is presented in the table below:

                                          1997                  1996                  1995
                                   -------------------   -------------------   -------------------
                                   WTD AVG               WTD AVG               WTD AVG
                                   SHARES    EX PRICE    SHARES    EX PRICE    SHARES    EX PRICE
                                   -------   ---------   -------   ---------   -------   ---------
FIXED OPTIONS
  Outstanding -- beg. of year....  196,470    $11.87     131,810    $11.00      81,500     $8.75
  Granted........................   82,999     25.94      70,900     13.63      59,700     14.00
  Exercised......................  (21,300)    11.80          --        --      (3,170)     9.58
  Forfeited/Expired..............   (6,920)    13.04      (6,240)    13.42      (6,220)    11.06
                                   -------               -------               -------
  Outstanding -- end of year.....  251,249     16.38     196,470     11.87     131,810     11.00
                                   =======               =======               =======
  Exercisable -- end of year.....  118,979     12.52      92,530     10.29      45,112      9.07
  Wtd. avg. fair value of options
     granted.....................              11.91                  5.84                  5.81
PERFORMANCE OPTIONS
  Outstanding -- beg. of year....  200,000    $13.63     200,000    $13.63          --        --
  Granted........................       --        --          --        --          --        --
  Exercised......................       --        --          --        --          --        --
  Forfeited/Expired..............  (40,000)    13.63          --        --          --        --
                                   -------               -------               -------
  Outstanding -- end of year.....  160,000     13.63     200,000     13.63          --        --
                                   =======               =======               =======
  Exercisable -- end of year.....       --        --          --        --          --        --
  Wtd. avg. fair value of options
     granted.....................                 --                  5.84                    --

                OPTIONS OUTSTANDING                                   OPTIONS EXERCISABLE
----------------------------------------------------   -------------------------------------------------
    NUMBER       WEIGHTED-AVERAGE                           NUMBER        EXERCISABLE
   RANGE OF        OUTSTANDING         REMAINING       WEIGHTED-AVERAGE       AT        WEIGHTED-AVERAGE
EXERCISE PRICE     AT 12/31/97      CONTRACTUAL LIFE    EXERCISE PRICE     12/31/97      EXERCISE PRICE
--------------   ----------------   ----------------   ----------------   -----------   ----------------
        2.13           2,499           1.00 years           $ 2.13           2,499           $ 2.13
  5.40-10.50          61,610           5.89 years             8.02          54,040             7.67
 13.63-14.00         266,640           8.19 years            13.69          46,340            13.83
       26.68          80,500           9.79 years            26.68          61,100            26.68

15. EARNINGS PER SHARE:

NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE

     Diluted earnings per common and common equivalent share has been computed by dividing net income by the weighted average common and common equivalent shares outstanding during the periods. The weighted average common and common equivalent shares outstanding has been adjusted to include the number of shares that would have been outstanding if the stock options granted had been exercised, at the average market price for period, with the proceeds being used to buy shares from the market (i.e., the treasury stock method) and the perpetual preferred stock and the convertible subordinated debentures had been converted to common stock at the earlier of the beginning of the year or the issue date (i.e., the if-converted method). Basic earnings per common share was computed by dividing net income by the weighted average

                    REPUBLIC BANCSHARES, INC. & SUBSIDIARIES number of shares of common stock outstanding during the year. The table below reconciles the calculation of diluted and basic earnings per share (dollars in thousands, except share data):

                                                                         1997
                                                            -------------------------------
                                                                      WEIGHTED     EARNINGS
                                                             NET       SHARES        PER
                                                            INCOME   OUTSTANDING    SHARE
                                                            ------   -----------   --------
Net Income................................................  $8,571    6,128,014
  Basic earnings per share................................                          $1.40
  Options exercised during the period -- incremental
     effect prior to exercise.............................      --        5,198
  Options outstanding at end of period....................      --      117,835
  Convertible perpetual preferred stock...................      --      750,000
  Convertible subordinated debentures -- incremental
     effect prior to conversion...........................     245      300,452
                                                            ------    ---------     -----
  Diluted earnings per share..............................  $8,816    7,301,499     $1.21
                                                            ======    =========     =====

                                                                         1996
                                                            -------------------------------
                                                                      WEIGHTED     EARNINGS
                                                             NET       SHARES        PER
                                                            INCOME   OUTSTANDING    SHARE
                                                            ------   -----------   --------
Net Income................................................  $4,879    5,857,174
  Basic earnings per share................................                          $0.83
  Options exercised during the period -- incremental
     effect prior to exercise.............................      --           --
  Options outstanding at end of period....................      --       19,430
  Convertible perpetual preferred stock...................      --      750,000
  Convertible subordinated debentures -- incremental
     effect prior to conversion...........................      --           --        --
                                                            ------    ---------     -----
Diluted earnings per share................................  $4,879    6,626,604     $0.74
                                                            ======    =========     =====

                                                                         1995
                                                            -------------------------------
                                                                      WEIGHTED     EARNINGS
                                                             NET       SHARES        PER
                                                            INCOME   OUTSTANDING    SHARE
                                                            ------   -----------   --------
Net income................................................  $6,916    5,491,250
  Basic earnings per share................................                          $1.26
  Options exercised during the period -- incremental
     effect prior to exercise.............................      --          388
  Options outstanding at end of period....................      --       19,730
  Convertible perpetual preferred stock...................      --      750,000
  Convertible subordinated debentures -- incremental
     effect prior to conversion...........................      --           --        --
                                                            ------    ---------     -----
Diluted earnings per share................................  $6,916    6,261,368     $1.10
                                                            ======    =========     =====

                    REPUBLIC BANCSHARES, INC. & SUBSIDIARIES

     In 1997, the Company adopted SFAS No. 128, "Earnings per Share," effective December 15, 1997. As a result, the Company's reported earnings per share for 1996 and 1995 were restated. The effect of this accounting change on previously reported earnings per share ("EPS") data was as follows:

                                                              1996    1995
                                                              -----   -----
Primary EPS as Reported.....................................  $0.74   $1.10
Effect of SFAS No. 128......................................   0.09    0.16
                                                              -----   -----
Basic EPS as restated.......................................  $0.83   $1.26
                                                              =====   =====
Fully diluted EPS as Reported...............................  $0.74   $1.10
Effect of SFAS No. 128......................................     --      --
                                                              -----   -----
Diluted EPS as restated.....................................  $0.74   $1.10
                                                              =====   =====

16. REGULATORY CAPITAL REQUIREMENTS:

     The Company and the Bank are required to comply with the capital adequacy standards established by the Federal Reserve (for the Company) and the FDIC (for the Bank). There are three basic measures of capital adequacy for banks that have been promulgated by the Federal Reserve; two risk-based measures and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

     The minimum guidelines for the ratio ("Risk-Based Capital Ratio") of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8.0%. At least half of Total Capital (i.e., 4.0% of risk-weighted assets) must comprise common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of subordinated debt, other preferred stock, and a limited amount of loan loss reserves ("Tier 2 Capital"). In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio (the "Leverage Ratio") of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3.0% for banks that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 3.0%, plus an additional cushion of 100 to 200 basis points. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a "tangible Tier I Capital leverage ratio" (deducting all intangibles) and other indicators of capital strength in evaluating proposals for expansion or new activities. The Bank had previously undertaken in writing to the FDIC to achieve a Leverage Ratio of at least 5.50% by September 30, 1995, which it did, and will consider raising additional capital or reducing internal growth should the ratio fall below that level in the future. The Company's leverage ratio requirement remains at 5.00%. Other than the foregoing commitment, the Bank has not been advised by the FDIC of any specific minimum capital ratio requirement applicable to it.

     Failure to meet capital guidelines could subject a bank or a bank holding company to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and certain other restrictions on its business. Substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements under the federal prompt corrective action regulations.

     As of December 31, 1997 and 1996, the Company and the Bank were considered "well capitalized" under the federal banking agencies for prompt corrective action regulations. Regulatory capital ratios for 1996 have

                    REPUBLIC BANCSHARES, INC. & SUBSIDIARIES not been restated to include FFO, as the accounting methodology for a pooling of interest does not apply under regulatory guidelines. The table which follows sets forth the amounts of capital and capital ratios of the Company and the Bank as of December 31, 1997 and 1996, and the applicable regulatory minimums (in thousands):

                                                        COMPANY               BANK
                                                    ----------------    ----------------
                                                     AMOUNT    RATIO     AMOUNT    RATIO
                                                    --------   -----    --------   -----
As of December 31, 1997:
RISK-BASED CAPITAL:
  Tier 1 Capital
  Actual..........................................  $101,350   10.05%   $103,162   10.25%
  Minimum required to be "Adequately
     Capitalized".................................    40,329    4.00      40,265    4.00
  Excess over minimum to be "Adequately
     Capitalized".................................    61,021    6.05      62,897    6.25
  To be "Well Capitalized"........................    60,494    6.00      60,398    6.00
  Excess over "Well Capitalized" requirements.....    40,856    4.05      42,764    4.25
  Total Capital
  Actual..........................................   117,603   11.66     115,983   11.52
  Minimum required to be "Adequately
     Capitalized".................................    80,658    8.00      80,530    8.00
  Excess over minimum to be "Adequately
     Capitalized".................................    36,945    3.66      35,453    3.52
  To be "Well Capitalized"........................   100,823   10.00     100,663   10.00
  Excess over "Well Capitalized" requirements.....    16,780    1.66      15,320    1.52
TIER 1 CAPITAL TO TOTAL ASSETS (LEVERAGE):
  Actual..........................................   101,350    6.94     103,162    7.07
  Minimum required to be "Adequately
     Capitalized".................................    58,456    4.00      58,392    4.00
  Excess over minimum to be "Adequately
     Capitalized".................................    42,894    2.94      44,770    3.07
  To be "Well Capitalized"........................    73,070    5.00      72,990    5.00
  Excess over "Well Capitalized" requirements.....    28,280    1.94      30,172    2.07
As of December 31, 1996:
RISK-BASED CAPITAL:
  Tier 1 Capital
  Actual..........................................  $ 51,325    8.82%   $ 57,113    9.82%
  Minimum required to be "Adequately
     Capitalized".................................    23,268    4.00      23,260    4.00
  Excess over minimum to be "Adequately
     Capitalized".................................    28,057    4.82      33,853    5.82
  To be "Well Capitalized"........................    34,902    6.00      34,890    6.00
  Excess over "Well Capitalized" requirements.....    16,423    2.82      22,223    3.82
  Total Capital
  Actual..........................................    64,630   11.11      64,418   11.08
  Minimum required to be "Adequately
     Capitalized".................................    46,536    8.00      46,519    8.00
  Excess over minimum to be "Adequately
     Capitalized".................................    18,094    3.11      17,899    3.08
  To be "Well Capitalized"........................    58,170   10.00      58,149   10.00
  Excess over "Well Capitalized" requirements.....     6,460    1.11       6,269    1.08
TIER 1 CAPITAL TO TOTAL ASSETS (LEVERAGE):
  Actual..........................................    51,325    5.90      57,113    6.57
  Minimum required to be "Adequately
     Capitalized".................................    34,807    4.00      34,798    4.00
  Excess over minimum to be "Adequately
     Capitalized".................................    16,518    1.90      22,315    2.57
  To be "Well Capitalized"........................    43,509    5.00      47,848    5.50
  Excess over "Well Capitalized" requirements.....     7,816    0.90       9,265    1.07

                    REPUBLIC BANCSHARES, INC. & SUBSIDIARIES

17. RELATED PARTY TRANSACTIONS:

     William R. Hough, a director and one of the two controlling shareholders, is President and the controlling shareholder of William R. Hough & Co. ("WRHC"), an NASD-member investment banking firm. As part of the normal course of business the Company solicits competitive bids for the sales of mortgage securities from approved broker/dealers, including William R. Hough & Company. During 1997, the Company placed $115,410,000 of forward sales on mortgage backed securities through William R. Hough & Company. Additionally, the Company periodically purchased securities under agreement to repurchase at a rate based on the prevailing federal funds rate plus 1/8 of 1% per an agreement entered into on August 15, 1995.

     In addition, WRH Mortgage, Inc., a related interest of William R. Hough, acted as the Company's agent in the purchase of two loan pools from the Resolution Trust Corporation on May 23, 1995, and was paid due diligence fees totaling $39,997.

     In June 1995, in connection with a rights offering of the Company Common Stock conducted by the Company, William R. Hough & Co. participated as a soliciting dealer, and as such was entitled to receive solicitation fees in an amount equal to approximately $11,900. William R. Hough & Co. also participated in the selling group for the public offering of the Company Common Stock that took place in conjunction with the rights offering. In connection with the public offering, William R. Hough & Co. received approximately $18,000 in discounts and other fees.

     In July 1996, William R. Hough & Co. began offering sales of insurance and mutual fund products and investment advisory services on the premises of the Company. The Company was paid a monthly fee of $300 for each banking office participating in the program plus a fee of 15% of the gross commissions earned from sales of non-insurance products. On January 1, 1997, this agreement was terminated and replaced with a new agreement where the Company will be paid 50% of the net profits earned from sales of investment products on the Company's premises.

     In December 1996, the Company offered $6,000,000 of convertible subordinated debentures through a private placement on a "best efforts" basis exclusively through William R. Hough & Co. as "Sales Agent" for the Company. The sales agent agreement provided for the payment to William R. Hough & Co. of a fee of 1.50% for each $1,000 principal amount of debentures sold to directors of the Company or their spouses and 3% for each $1,000 of debentures sold to all others. The total amount of fees paid to William R. Hough & Company for the sale of the debentures was $162,000. In addition, the Company agreed to indemnify the sales agent against and contribute toward certain liabilities, including liabilities under the Securities Act, and to reimburse William R. Hough & Co. for certain expenses and legal fees related to the sale of the debentures of approximately $51,000.

     During the years ended December 31, 1996 and 1995, FFO purchased approximately $53.3 million, and $69.5 million of securities through WRHC, respectively. During the years ended December 31, 1996 and 1995, FFO sold approximately $46.0 million and $19.7 million of securities through WRHC, respectively. In connection with such transactions, FFO paid WRHC an aggregate of $118,000 and $92,000, in commissions during the years ended December 31, 1996 and 1995, respectively.

     In July 1997, in connection with an offering of trust preferred securities, William R. Hough & Company participated as co-manager, and as such was entitled to receive one-half of an underwriting fee of 3.75% of the dollar amount of preferred stock issued in an amount equal to approximately $539,063. In addition, the Company agreed to reimburse William R. Hough & Company for certain expenses and legal fees not to exceed $65,000.

     In December 1997, the Company completed a securitization of $60 million of high loan-to-value home equity loans. William R. Hough & Company participated as co-underwriters and was paid one-half of an amount equal to 1.5% of the principal amount of senior securities; 1.5% of the principal amount of

                    REPUBLIC BANCSHARES, INC. & SUBSIDIARIES subordinated securities; and 2.5% of the gross proceeds from the sale of interest only securities totaling $450,000. The Company also reimbursed William
R. Hough & Company for reasonable out-of-pocket expenses. Certain directors and executive officers of the Company and Bank, members of their immediate families, and entities with which such persons are associated are customers of the Bank. As such, they had transactions in the ordinary course of business with the Bank during 1997. All loans and commitments to lend included in those transactions were made in the ordinary course of business, upon substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, in the opinion of management, have not involved more than the normal risk of collectibility or presented other unfavorable features.

18. BANK HOLDING COMPANY FINANCIAL STATEMENTS:

     Condensed financial statements of the Company (Republic Bancshares, Inc.) at December 31 are presented below. Amounts shown as investment in the wholly-owned subsidiaries and equity in earnings of subsidiaries are eliminated in consolidation.

                           REPUBLIC BANCSHARES, INC.
                      PARENT-ONLY CONDENSED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                              AS OF DECEMBER 31,
                                                              ------------------
                                                                1997      1996
                                                              --------   -------
ASSETS
  Cash......................................................  $     --   $    --
  Investment in wholly-owned subsidiaries...................   124,307    80,391
  Prepaid issuance costs -- subordinated debt...............        --       212
                                                              --------   -------
          Total.............................................  $124,307   $80,603
                                                              ========   =======
LIABILITIES
  Subordinated debt.........................................  $     --   $ 6,000
  Junior subordinated debt to subsidiary....................    28,750        --
  Intercompany payable to subsidiary........................        26        --
  Accrued interest on subordinated debt.....................        --         4
                                                              --------   -------
          Total liabilities.................................        --         4
  Minority interest.........................................        --     6,421
STOCKHOLDERS' EQUITY
  Perpetual preferred convertible stock.....................     1,500     1,500
  Common stock..............................................    14,072    11,708
  Capital surplus...........................................    50,322    34,225
  Retained earnings.........................................    29,155    20,847
  Unrealized gains (losses) on available-for sale
     securities.............................................       482      (102)
          Total stockholders' equity........................    95,531    68,178
                                                              --------   -------
          Total.............................................  $124,307   $80,603
                                                              ========   =======

                    REPUBLIC BANCSHARES, INC. & SUBSIDIARIES

                           REPUBLIC BANCSHARES, INC.
                 PARENT-ONLY CONDENSED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                               1997      1996
                                                              -------   ------
Income
  Dividends from bank.......................................  $   828   $  264
  Interest expense on subordinated debt.....................     (392)      (5)
  Interest on borrowings from subsidiary....................   (1,090)      --
  Equity in undistributed net income of subsidiary..........    9,225    4,620
                                                              -------   ------
          Net income........................................  $ 8,571   $4,879
                                                              =======   ======

                           REPUBLIC BANCSHARES, INC.
                   PARENT-ONLY CONDENSED CASH FLOW STATEMENTS
                                 (IN THOUSANDS)

                                                              FOR THE YEARS ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1997       1996
                                                              --------   --------
OPERATING ACTIVITIES:
  Net income................................................  $  8,571   $  4,879
  Adjustments to reconcile net income to net cash (used in)
     provided by operating activities:
  Equity in undistributed net income of subsidiary..........    (9,225)    (4,620)
  Net decrease (increase) in other assets...................       212         --
  Net increase (decrease) in other liabilities..............        22          5
                                                              --------   --------
     Net cash (used in) provided by operating activities:...      (420)       264
                                                              --------   --------
INVESTMENT ACTIVITIES:
  Equity investment in banking subsidiary...................   (33,322)   (56,648)
  Equity investment in trust subsidiary.....................      (889)        --
  Equity investment in insurance subsidiary.................       (10)        --
                                                              --------   --------
     Net cash used in investing activities:.................   (34,221)   (56,648)
                                                              --------   --------
FINANCING ACTIVITIES:
  Issuance of stock in merger...............................    12,374     50,860
  Decrease in minority interest.............................    (6,421)        --
  Increase in retained earnings from merger.................         1         --
  Conversion/Issuance of subordinated debt..................      (152)     5,788
  Proceeds from exercise of stock options...................       240         --
  Proceeds of borrowings from subsidiary....................    28,750         --
  Dividend payments on perpetual preferred stock............      (264)      (264)
                                                              --------   --------
     Net cash provided by financing activities..............    34,528     56,384
                                                              --------   --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........        --         --
                                                              --------   --------
Cash balance beginning......................................        --         --
                                                              --------   --------
Cash balance ending.........................................  $     --   $     --
                                                              ========   ========

                    REPUBLIC BANCSHARES, INC. & SUBSIDIARIES

19. BUSINESS SEGMENTS:

     The Company's operations are divided into two business segments; commercial banking and mortgage banking. Commercial banking activities include the Company's lending for portfolio purposes, deposit gathering through the retail branch network, investment and liquidity management. Mortgage banking activities, which began in 1996, operate through a separate division of the Bank, include originating and purchasing mortgage loans for sale as well as selling those loans. The Company provides support for its mortgage banking division in areas such as secondary marketing, data processing and financial management. All funding for the mortgage banking division is provided through the Bank. The following are business segment results of operation for the years ended December 31, 1997 and 1996. The Company has elected to report its business segments without allocation of income taxes and minority interests.

                           REPUBLIC BANCSHARES, INC.
                             BUSINESS SEGMENT DATA
                     YEARS ENDED DECEMBER 31, 1997 AND 1998
                                ($ IN THOUSANDS)

                                             1997                                  1996
                              ----------------------------------    ----------------------------------
                              COMMERCIAL   MORTGAGE    COMPANY      COMMERCIAL   MORTGAGE    COMPANY
                               BANKING     BANKING      TOTAL        BANKING     BANKING      TOTAL
                              ----------   --------   ----------    ----------   --------   ----------
TOTAL ASSETS (AT
  YEAR-END).................  $1,401,001   $151,404   $1,552,405    $1,177,764   $46,593    $1,224,357
OPERATING DATA:
Interest income.............      99,327      9,130      108,457        87,473     1,471        88,944
Interest expense............      55,772      4,151       54,923        43,986       963        44,949
                              ----------   --------   ----------    ----------   -------    ----------
Net interest income.........      48,555      4,979       53,534        43,487       508        43,995
Provision for loan losses...       2,628         --        2,628         2,582        --         2,582
                              ----------   --------   ----------    ----------   -------    ----------
Net interest income after
  provision for loan
  losses....................      45,927      4,979       50,906        40,905       508        41,413
Other noninterest income....       9,728     15,303       25,031         5,671     1,074         6,745
Gain on sale of ORE held for
  investment................          --         --           --         1,207        --         1,207
General and administrative
  (G & A) expenses..........      40,002     17,482       57,484        34,773     2,056        36,829
Merger expenses.............       1,144         --        1,144            --        --            --
SAIF special assessment.....          --         --           --         4,005        --         4,005
Provision for losses on
  ORE.......................         530         --          530           111        --           111
ORE expense, net of ORE
  income....................         273         --          273          (490)       --          (490)
Amort. of goodwill & prem.
  on deposits...............         464         --          464           491        --           491
                              ----------   --------   ----------    ----------   -------    ----------
Income before income taxes &
  minority interest.........  $   13,242   $  2,800       16,042    $    8,893   $  (474)        8,419
                              ==========   ========                 ==========   =======
Income tax provision........                              (6,096)                               (3,035)
Minority interest in income
  from subsidiary trust.....                                (701)                                   --
Minority interest in
  F.F.O.....................                                (674)                                 (505)
                                                      ==========                            ==========
Net income..................                          $    8,571                            $    4,879
                                                      ==========                            ==========

                    REPUBLIC BANCSHARES, INC. & SUBSIDIARIES

20. PROPOSED MERGERS AND ACQUISITIONS (UNAUDITED):

NATIONSBANK AND BARNETT BRANCHES

     In December 1997, the Company entered into two purchase and assumption agreements with NationsBank Corporation ("NationsBank"), to acquire three branches of NationsBank's subsidiary bank, NationsBank, N.A. ("NationsBank Subsidiary"), and five branches of Barnett Bank, N.A. ("Barnett Subsidiary"), a wholly-owned subsidiary of Barnett Banks, Inc. ("BBI"), including the loans and other assets recorded at those branches, and to assume the deposits and other liabilities assigned to such branches for a purchase price of approximately $37.5 million, based on the most recent data available (the "NationsBank Subsidiary Acquisition"). The first purchase and assumption agreement (the "Florida Agreement") is for three NationsBank Subsidiary and four Barnett Subsidiary branches located throughout Florida (the "Florida Branches"), consisting of three in Monroe County (Key West, Marathon and Plantation Key), two in Marion County (Ocala and Silver Springs), one in Columbia County (Lake
City) and one in Suwannee County (Live Oak). The second purchase and assumption agreement (the "Georgia Agreement" and with the Florida Agreement, collectively, the "NationsBank Subsidiary Agreements") is for a Barnett Subsidiary branch located in Glynn County, Georgia (the "Georgia Branch" and with the "Florida Branches," collectively, the "NationsBank Subsidiary Branches"). At August 31, 1997, the Florida Branches had deposit liabilities of $225.5 million and loans of $163.9 million, and the Georgia Branch had deposit liabilities of $24.2 million and loans of $19.4 million. The NationsBank Subsidiary Acquisition will be accounted for using purchase accounting rules.

BANKERS SAVINGS BANK

     In February 1998, the Company and Bankers Savings Bank, Inc. ("BSB"), Coral Gables, Florida, entered into a definitive agreement (the "BSB Agreement") for the merger of BSB into the Bank stock by the Company (the "BSB Acquisition") at an exchange ratio of 0.54 of a share of the Company's Common Stock for each share of BSB's Common Stock, subject to certain changes in the price of the Company's Common Stock and a final valuation of BSB's headquarters building. BSB has two branches in Dade County and, as of December 31, 1997, had total assets of $67.1 million, total loans of $47.4 million and total deposits of $56.0 million. It is anticipated that the BSB Acquisition will be accounted for as a pooling of interests. The BSB Acquisition may be terminated by either BSB or the Company if it is not consummated by November 1, 1998.

DIME SAVINGS BANK

     In March 1998, the Company entered into an agreement with Dime Savings Bank, F.S.B. (the "DSB Agreement" and "DSB", respectively), to acquire a DSB branch in Deerfield Beach, Florida (Broward County) and to assume the deposits and other liabilities of approximately $192.5 million, assume the leasehold on the branch property and purchase the personal property and equipment of the branch for $100,000. The transaction will be accounted for using purchase accounting rules and must be consummated within 30 days of receiving regulatory approval.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Bankers Savings Bank, FSB:

     We have audited the accompanying statements of financial condition of Bankers Savings Bank, FSB (the "Bank") as of December 31, 1997 and 1996, and the related statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bankers Savings Bank, FSB as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/  DELOITTE & TOUCHE LLP

Miami, Florida
March 6, 1998

                           BANKERS SAVINGS BANK, FSB

                       STATEMENTS OF FINANCIAL CONDITION
                           DECEMBER 31, 1997 AND 1996

                                                                 1997          1996
                                                              -----------   -----------
                                        ASSETS
CASH AND CASH EQUIVALENTS...................................  $ 1,438,496   $ 1,728,006
SECURITIES HELD TO MATURITY (Fair value: $7,827,500 in 1997
  and $8,690,000 in 1996)...................................    7,999,733     9,001,841
MORTGAGE-BACKED SECURITIES HELD TO MATURITY (Fair value:
  $32,674 in 1997 and $33,272 in 1996)......................       32,674        33,272
LOANS HELD FOR SALE.........................................    3,924,027     6,071,369
LOANS RECEIVABLE, Net.......................................   47,187,759    42,845,815
ACCRUED INTEREST RECEIVABLE.................................      445,641       387,491
OFFICE PROPERTIES AND EQUIPMENT, Net........................    4,381,238     4,535,189
FEDERAL HOME LOAN BANK STOCK................................      499,600       499,600
REAL ESTATE OWNED...........................................      763,279       702,228
OTHER ASSETS................................................      387,615       533,940
                                                              -----------   -----------
          TOTAL.............................................  $67,060,062   $66,338,751
                                                              ===========   ===========

                         LIABILITIES AND SHAREHOLDERS' EQUITY
DEPOSITS....................................................  $56,016,293   $56,283,199
ADVANCES BY BORROWERS FOR TAXES AND INSURANCE...............      195,030       200,826
ADVANCES FROM FEDERAL HOME LOAN BANK........................    4,300,000     4,431,894
SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE..............    1,800,000     1,034,000
ACCRUED INTEREST PAYABLE....................................      305,215        99,856
OTHER LIABILITIES...........................................      206,131       207,227
                                                              -----------   -----------
          Total Liabilities.................................   62,822,669    62,257,002
                                                              -----------   -----------
COMMITMENTS AND CONTINGENCIES (NOTE 15)
SHAREHOLDERS' EQUITY:
  Common stock, par value $4 per share -- 10,000,000 shares
     authorized; 690,333 shares issued and outstanding......    2,761,332     2,761,332
  Additional paid-in capital................................    1,233,088     1,233,088
  Retained earnings.........................................      242,973        87,329
                                                              -----------   -----------
          Total shareholder's equity........................    4,237,393     4,081,749
                                                              -----------   -----------
          TOTAL.............................................  $67,060,062   $66,338,751
                                                              ===========   ===========

                See accompanying notes to financial statements.

                           BANKERS SAVINGS BANK, FSB

                            STATEMENTS OF OPERATIONS
                 YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995

                                                                1997         1996         1995
                                                             ----------   ----------   ----------
INTEREST INCOME:
  Loans....................................................  $4,108,816   $3,639,488   $4,287,960
  Securities held to maturity..............................     442,546      451,666      474,204
  Other....................................................     173,011      192,149      328,456
                                                             ----------   ----------   ----------
          Total interest income............................   4,724,373    4,283,303    5,090,620
                                                             ----------   ----------   ----------
INTEREST EXPENSE:
  Deposits.................................................   2,886,322    2,615,349    3,062,768
  Advances from Federal Home Loan Bank.....................     195,269      284,825      649,793
  Securities sold under agreements to repurchase...........      85,939       26,813        4,312
                                                             ----------   ----------   ----------
          Total interest expense...........................   3,167,530    2,926,987    3,716,873
                                                             ----------   ----------   ----------
NET INTEREST INCOME........................................   1,556,843    1,356,316    1,373,747
PROVISION FOR LOAN LOSSES..................................     101,000      131,050      120,548
                                                             ----------   ----------   ----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES........   1,455,843    1,225,266    1,253,199
                                                             ----------   ----------   ----------
OTHER INCOME:
  Net gain on sale of loans................................     589,541      483,534       69,857
  Loan servicing fees and other............................     258,954      285,764      199,808
  Rental income............................................     610,924      607,099      465,737
                                                             ----------   ----------   ----------
          Total other income...............................   1,459,419    1,376,397      735,402
                                                             ----------   ----------   ----------
OTHER EXPENSES:
  Employee compensation and benefits.......................   1,335,128    1,381,969    1,381,317
  Occupancy and equipment..................................     387,791      383,203      381,209
  Rental property operating expenses.......................     260,084      252,881      208,874
  Deposit insurance premiums...............................      45,743      556,378      161,122
  Other....................................................     730,872      814,110      698,270
                                                             ----------   ----------   ----------
          Total other expenses.............................   2,759,618    3,388,541    2,830,792
                                                             ----------   ----------   ----------
INCOME (LOSS) BEFORE INCOME TAXES..........................     155,644     (786,878)    (842,191)
BENEFIT FROM INCOME TAXES..................................          --       53,472      286,344
                                                             ----------   ----------   ----------
NET INCOME (LOSS)..........................................  $  155,644   $ (733,406)  $ (555,847)
                                                             ==========   ==========   ==========
AVERAGE SHARES OUTSTANDING:
  Basic....................................................     690,333      690,333      690,333
                                                             ==========   ==========   ==========
  Diluted..................................................     734,085      690,333      690,333
                                                             ==========   ==========   ==========
NET INCOME (LOSS) PER SHARE:
  Basic....................................................  $     0.23   $    (1.06)  $    (0.81)
                                                             ==========   ==========   ==========
  Diluted..................................................  $     0.21   $    (1.06)  $    (0.81)
                                                             ==========   ==========   ==========

                See accompanying notes to financial statements.

                           BANKERS SAVINGS BANK, FSB

                       STATEMENTS OF SHAREHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                            COMMON STOCK                                          TOTAL
                                        --------------------     ADDITIONAL       RETAINED    SHAREHOLDERS'
                                        SHARES      AMOUNT     PAID-IN CAPITAL    EARNINGS       EQUITY
                                        -------   ----------   ---------------   ----------   -------------
Balance,
  December 31, 1994...................  690,333   $2,761,332     $1,233,088      $1,376,582    $5,371,002
     Net loss.........................       --           --             --        (555,847)     (555,847)
                                        -------   ----------     ----------      ----------    ----------
Balance,
  December 31, 1995...................  690,333    2,761,332      1,233,088         820,735     4,815,155
     Net loss.........................       --           --             --        (733,406)     (733,406)
                                        -------   ----------     ----------      ----------    ----------
Balance,
  December 31, 1996...................  690,333    2,761,332      1,233,088          87,329     4,081,749
     Net income.......................       --           --             --         155,644       155,644
                                        -------   ----------     ----------      ----------    ----------
Balance,
  December 31, 1997...................  690,333   $2,761,332     $1,233,088      $  242,973    $4,237,393
                                        =======   ==========     ==========      ==========    ==========

                See accompanying notes to financial statements.

                           BANKERS SAVINGS BANK, FSB

                            STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                           1997           1996           1995
                                                       ------------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..................................  $    155,644   $   (733,406)  $   (555,847)
  Adjustments to reconcile net income (loss) to net
     cash provided by (used in) operating activities:
  Net gain on sale of real estate owned..............       (37,822)       (28,215)          (543)
  Depreciation and amortization......................       220,022        234,733        225,751
  Provision for loan losses..........................       101,000        131,050        120,548
  Origination of mortgage loans held for sale........   (54,423,756)   (43,492,840)   (40,435,789)
  Proceeds from sale of mortgage loans held for
     sale............................................    55,778,909     41,705,424     39,265,337
  (Increase) decrease in accrued interest
     receivable......................................       (58,150)        29,756         44,742
  Decrease (increase) in other assets................       146,326       (153,837)      (192,455)
  Increase (decrease) in accrued interest payable....       205,359        (26,814)       (37,802)
  (Decrease) increase in other liabilities...........        (1,096)        55,549        (35,088)
                                                       ------------   ------------   ------------
          Net cash provided by (used in) operating
            activities...............................     2,086,436     (2,278,600)    (1,601,146)
                                                       ------------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Net (increase) decrease in loans receivable........    (3,853,984)    (1,907,498)    17,357,957
  Proceeds from sale of Federal Home Loan Bank
     stock...........................................            --        113,200        363,100
  Proceeds from maturities of investment
     securities......................................     1,002,705             --             --
  Net proceeds from the sale of real estate owned....       180,000        282,488         63,222
  Decrease in interest-bearing deposits with other
     financial institutions..........................            --             --         28,626
  Purchases of office properties and equipment.......       (66,071)        (9,504)      (361,179)
                                                       ------------   ------------   ------------
          Net cash (used in) provided by investing
            activities...............................    (2,737,350)    (1,521,314)    17,451,726
                                                       ------------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net (decrease) increase in deposits................      (266,906)     5,309,059     (4,387,097)
  Net decrease in advances by borrowers for taxes and
     insurance.......................................        (5,796)       (25,773)      (189,969)
  Decrease in advances from Federal Home Loan Bank...      (131,894)      (543,106)   (14,542,857)
  Increase (decrease) in securities sold under
     agreements to repurchase........................       766,000       (826,000)     1,860,000
                                                       ------------   ------------   ------------
          Net cash provided by (used in) financing
            activities...............................       361,404      3,914,180    (17,259,923)
                                                       ------------   ------------   ------------
NET (DECREASE) INCREASE IN CASH AND CASH
  EQUIVALENTS........................................      (289,510)       114,266     (1,409,343)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR.......     1,728,006      1,613,740      3,023,083
                                                       ------------   ------------   ------------
CASH AND CASH EQUIVALENTS AT END OF YEAR.............  $  1,438,496   $  1,728,006   $  1,613,740
                                                       ============   ============   ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
  Interest paid during the year......................  $  2,721,628   $  2,953,801   $  3,754,675
                                                       ============   ============   ============
  Income tax refunds received during the year........  $    206,104   $     11,179   $     59,133
                                                       ============   ============   ============
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
  ACTIVITIES -- Loans totaling $321,254, $792,442 and
  $156,059 were foreclosed during 1997, 1996 and
  1995, respectively, and transferred into real
  estate owned.

                See accompanying notes to financial statements.

                           BANKERS SAVINGS BANK, FSB

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Bankers Savings Bank (the "Bank") was incorporated on February 6, 1987, as a Florida stock savings bank. On June 1, 1987, the Bank obtained its Certificate of Insurance of Deposit Accounts from the Federal Savings and Loan Insurance Corporation and, on June 19, 1987, obtained its Certificate of Authority (the "Certificate") from the Office of the Comptroller of the State of Florida to begin operations. On January 1, 1998, the Bank's Certificate was canceled pursuant to the conversion of the Bank to a federal charter, with the name Bankers Savings Bank, FSB. The Bank is engaged in the traditional banking practice of gathering deposits and originating loans, in addition to its mortgage banking business, in which it originates, purchases and sells loans. The Bank offers these services through its main office and branch located in Dade County, Florida.

     The accounting and reporting policies of the Bank conform, in all material respects, to generally accepted accounting principles and to general practices within the savings and loan industry. The following summarizes the most significant of these policies and practices:

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents -- Cash on hand and overnight deposits with the Federal Home Loan Bank of Atlanta are considered cash and cash equivalents for financial reporting purposes.

     Investment and Mortgage-Backed Securities -- Investment and mortgage-backed securities are accounted for under Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities. Under SFAS No. 115, investment securities must be classified and accounted for under the following conditions:

          Trading Account Securities -- Trading account securities are held in anticipation of short-term sales or market movements. Trading account securities are stated at fair value. Gains or losses on the sale of trading account securities, as well as unrealized fair value adjustments, are included in operating income. At December 31, 1997 and 1996, the Bank held no trading account securities.

          Securities Available for Sale -- Securities to be held for unspecified periods of time including securities that management intends to use as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, or other similar factors are classified as available for sale and are carried at fair value. Unrealized gains or losses are reported as a net amount in a separate component of stockholders' equity until realized. At December 31, 1997 and 1996, the Bank held no securities available for sale.

          Securities Held to Maturity -- Securities that management has a positive intent and the ability to hold to maturity are carried at cost, adjusted for amortization of premiums and accretions of discounts over the life of the securities using the interest method. At December 31, 1997 and 1996, all of the Bank's securities are classified as held to maturity.

     Loans Receivable -- Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances reduced by any charge-offs or specific valuation accounts and net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans.

     Discounts and premiums on purchased residential real estate loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

                           BANKERS SAVINGS BANK, FSB

     Loan origination fees and certain direct origination costs are deferred and recognized using the interest method as an adjustment of the yield of the related loan.

     Allowance for Loan Losses -- The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions. Many of these factors involve a significant degree of judgment and are subject to rapid change which may be unforeseen by management. Changes in these factors could result in material adjustments to the allowance in the near term.

     Impaired Loans -- Individually identified impaired loans are measured based on the present value of payments expected to be received, using the historical effective loan rate as the discount rate. Alternatively, measurement may also be based on observable market prices or, for loans that are solely dependent on the collateral for repayment, measurement may be based on the fair value of the collateral. Loans that are to be foreclosed are measured based on the fair value of the collateral. If the recorded investment in the impaired loan exceeds that measure of fair value, a valuation allowance is required as a component of the allowance for loan losses. Groups of smaller-balance homogeneous loans (generally residential mortgage and consumer loans) are collectively evaluated for impairment. Changes to the valuation allowance are recorded as a component of the provision for loan losses.

     Commercial loans that are past due 90 days or more as to principal or interest or where reasonable doubt exists as to timely collection, including loans that are individually identified as being impaired under SFAS No. 114, are generally classified as nonperforming loans unless, based on the evaluation of management, the loan is well secured and in the process of collection.

     At December 31, 1997 and 1996, there was approximately $151,000 and $456,000, respectively, in loans considered to be impaired. At December 31, 1997 and 1996, these impaired loans required an allowance for loan losses of approximately $29,000 and $68,000, respectively. The average recorded investment in impaired loans during the years ended December 31, 1997 and 1996 was $255,000 and $695,000, respectively.

     Mortgage Banking Activities -- The Bank originates mortgage loans for portfolio investment or sale in the secondary market. During the period of origination, mortgage loans are designated as held either for sale or investment purposes. Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value, in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income. Transfers of loans held for sale to the investment portfolio are recorded at the lower of cost or estimated market value on the transfer date.

     At December 31, 1997 and 1996, the Bank was servicing loans for others amounting to approximately $9,208,000 and $8,008,000, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors, and foreclosure processing. Loan servicing income is recorded on the accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees.

     Originated Mortgage Servicing Rights -- On January 1, 1996, the Bank adopted SFAS No. 122, Accounting for Mortgage Servicing Rights. SFAS No. 122 required mortgage servicing rights to be recognized as separate assets from the related loans. Upon origination of a mortgage loan, the book value of the mortgage loan is allocated to the mortgage servicing right and to the loan (without the mortgage servicing right) based on its estimated relative fair value, provided there is a plan to sell or securitize the related loan. On January 1, 1997, the Bank adopted SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which supersedes SFAS No. 122, and requires, among other things, that the book value of loans be allocated between the mortgage servicing right and the related loan at the time of sale or securtization, if servicing is retained.

                           BANKERS SAVINGS BANK, FSB

     Mortgage servicing rights are periodically evaluated for impairment based on the fair value of these rights. The fair vale of mortgage servicing rights is determined by discounting the estimated future cash flows using a discount rate commensurate with the risks involved. This method of valuation incorporates assumptions that market participants would use in their estimates of future servicing income and expense, including assumptions about prepayment, default and interest rates. For purposes of measuring impairment, the loans underlying the mortgage servicing rights are stratified on the basis of interest rate and type. The amount of impairment is the amount by which the mortgage servicing rights, net of accumulated amortization, exceed their fair value by strata. Impairment, if any, is recognized through a valuation allowance and a charge to current operations. A valuation allowance related to its mortgage servicing rights was not required at or for the year ended December 31, 1997 and 1996. Mortgage servicing rights are amortized in proportion to, and over the period of, the estimated net servicing income of the underlying mortgages.

     During the year ended December 31, 1997 and 1996, the Bank sold loans and retained mortgage servicing rights totaling approximately $13,000 and $47,000, respectively. At December 31, 1997 and 1996, the carrying amount of these mortgage servicing rights were approximately $47,000 and $43,000, respectively.

     Interest Rate Risk -- The Bank is engaged principally in providing first mortgage loans (both adjustable rate and fixed rate mortgage loans) to individuals (see Note 5 for the composition of the mortgage loan portfolio at December 31, 1997 and 1996). To a lesser extent, the Bank also purchases and holds securities which primarily provide fixed rate returns over short terms. Mortgage loans and securities held to maturity are funded primarily with short-term liabilities that have interest rates that vary with market rates over time.

     At December 31, 1997, the Bank had interest-earning assets of approximately $59,835,000 having a weighted-average effective interest rate of 7.97% and a remaining term of 7.7 years, and interest-bearing liabilities of approximately $59,346,000 having a weighted-average effective interest rate of 5.40% and a remaining term of 0.6 years based upon the contractual repricing or stated maturity of the underlying instrument and commitments to sell mortgage loans. The shorter remaining term of the interest-bearing liabilities indicates that the Bank is exposed to interest rate risk because, in a rising rate environment, liabilities will be repricing faster at higher interest rates, thereby reducing the market value of long-term assets and net interest income. Net interest income and the market value of net interest-earning assets will fluctuate based on changes in interest rates and changes in the levels of interest-sensitive assets and liabilities. The actual remaining term of interest-earning assets and interest-bearing liabilities may differ significantly from the stated remaining term as a result of prepayment, early withdrawals and similar factors.

     Real Estate Owned -- Real estate owned acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure is carried at the lower of cost or fair value less selling costs. The estimates of fair value are susceptible to changes that could result in a material adjustment to results of operations in the near term. Recovery of the carrying value of real estate owned is dependent to a great extent on economic, operating and other conditions that may be beyond the Bank's control. Expenses incurred from ownership of the properties, and gains and losses on dispositions, are included in other operating expenses.

     Allowance for Uncollected Interest -- The Bank provides an allowance for the entire amount of mortgage loan interest earned for all mortgage loans past due more than ninety days. Such interest, if ultimately collected, is credited to income in the period of recovery.

     Office Properties and Equipment -- Office properties and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on the straight-line method over the estimated useful lives of the related assets which range from five to thirty-five years; amortization of leasehold improvements is computed over the terms of the respective leases (including renewal periods which management intends to exercise) or their estimated useful lives, whichever is shorter.

     Income Taxes -- In accordance with SFAS No. 109, Accounting for Income Taxes, the Bank provides for deferred taxes under the liability method. Under such method, deferred taxes are adjusted for tax rate

                           BANKERS SAVINGS BANK, FSB
changes as they occur. Deferred income tax assets and liabilities are computed annually for differences between the financial statements and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Provision for income taxes is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

     Stock-Based Compensation -- SFAS No. 123, Accounting for Stock-Based Compensation, which became effective for the Bank on January 1, 1996, encourages, but does not require, companies to record compensation cost for employee and non-employee members of the Board stock-based compensation plans at fair value. The Bank has chosen to continue to account for stock-based compensation to employees and non-employee members of the Board using the intrinsic value method as prescribed by Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost for stock options issued to employees and non-employee members of the Board are measured as the excess, if any, of the fair value of the Bank's stock at the date of grant over the amount an employee or non-employee member of the Board must pay for the stock. See Note 12.

     Net Income (Loss) Per Share -- The Bank adopted SFAS No. 128, Earnings Per Share, for fiscal year 1997. Under SFAS No. 128, basic earnings per share is computed based on the average number of common shares outstanding and diluted earnings per share is computed based on the average number of common and dilutive potential common stock (consisting of only stock options, see Note 12) outstanding. SFAS No. 128 required the restatement of all prior-period earnings per share data.

     New Accounting Pronouncements -- In June 1996, the Financial Accounting Standards Board ("FASB") issued SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which is effective for transactions occurring after December 31, 1996. SFAS No. 125 provides guidance for determining whether a transfer of a financial asset is treated as a sale versus a financing. Additionally, if a transfer qualifies as a financing transaction, the statement contains provisions that may require the recognition of collateral received or provided, in addition to the financing balance.

     In December 1996, the FASB issued SFAS No. 127, Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125, which defers for one year the effective date of the collateral provisions for all transactions and the sale provisions for repurchase agreements, securities lending, and similar transactions. These provisions will be applied prospectively to transactions entered into after December 31, 1997. The adoption of such provisions is not expected to have a significant impact on the Bank's results of operations.

     In June 1997, the FASB issued SFAS No 130, Reporting Comprehensive Income. SFAS No. 130 requires that all components of comprehensive income be reported on one of the following: (1) the statement of income, (2) the statement of changes in stockholders' equity, or (3) a separate statement of comprehensive income. Comprehensive income is comprised of net income and all changes to stockholders' equity, except those due to investments by owners (changes in paid-in-capital) and distributions to owners (dividends). SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS No. 130 is not expected to have a material impact on the Bank's financial statements.

     Impact of New Legislative Issues -- In August 1996, Congress passed legislation which repeals the Bank's present method of accounting for bad debts for federal income tax purposes. The Bank currently uses the percentage of taxable income method to determine its bad debt deduction, in the computation of its taxable income. Under the new legislation, the Bank will be required to use the specific charge-off method, which may result in a different deduction for bad debts in determining taxable income than is presently computed under the current method. Additionally, the Bank will be required to recapture its post-1987 additions to its bad debt reserves. As the Bank had provided deferred taxes for the income tax bad debt

                           BANKERS SAVINGS BANK, FSB
reserves established after 1987, management does not anticipate any additional income tax liability related to the recapture. The new legislation is effective for taxable years beginning after December 31, 1995.

     On September 30, 1996, Congress passed, and the President signed, the Deposit Insurance Fund Act of 1996 which mandated that all institutions which have SAIF-insured deposits are required to pay a one-time special assessment of
65.7 basis points (subject to certain adjustments) on SAIF-insured deposits that were held at March 31, 1995 payable by November 27, 1996 to recapitalize the SAIF which is administered by the Federal Deposit Insurance Corporation ("FDIC"). The assessment was intended to bring the SAIF's reserve ratio to a comparable level of the Bank Insurance Fund at 1.25 percent of total insured deposits. The FDIC in connection with the recapitalization also lowered SAIF premiums beginning in January 1997. The Bank's share of this special assessment totaled approximately $408,000, and is included in the accompanying financial statements for the year ended December 31, 1996.

2. REGULATORY CAPITAL REQUIREMENTS AND OTHER REGULATORY MATTERS

     The Bank is subject to various regulatory capital requirements administered by the Office of Thrift Supervision ("OTS"). Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk-weighting, and other factors.

     Quantitative measures established by federal regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of tangible capital to adjusted total assets, total capital to risk-weighted total assets and tier I (core) capital to adjusted total assets, as defined in the regulations. Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

     As of December 31, 1997 and 1996, the most recent notification from the OTS categorized the Bank as well capitalized under the framework for prompt corrective action. To be considered well capitalized under prompt corrective action provisions, the Bank must maintain risk-based and core capital ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's OTS categorization.

                           BANKERS SAVINGS BANK, FSB

     The Bank's actual capital amounts and ratios are presented in the following table:

                                                                           TO BE CONSIDERED
                                                                           WELL CAPITALIZED
                                                        MINIMUM FOR           FOR PROMPT
                                                      CAPITAL ADEQUACY    CORRECTIVE ACTION
                                       ACTUAL             PURPOSES             PURPOSES
                                  ----------------    ----------------    ------------------
                                  RATIO    AMOUNTS    RATIO    AMOUNTS    RATIO     AMOUNTS
                                  -----    -------    -----    -------    ------    --------
AS OF DECEMBER 31, 1997:
Shareholder's equity, and ratio
  to total assets...............   6.3%    $ 4,237
                                  ====
Excess mortgage servicing
  rights........................           $    (5)
                                           -------
Tangible capital, and ratio to
  adjusted total assets.........   6.3%    $ 4,232     1.5%    $1,007            N/A
                                  ====     =======     ===     ======
Tier 1 (core) capital, and ratio
  to adjusted total assets......   6.3%    $ 4,232     3.0%    $2,012       5.0%     $3,353
                                  ====     =======     ===     ======      ====      ======
Tier 1 (core) capital, and ratio
  to risk-weighted total
  assets........................  10.3%    $ 4,232          N/A             6.0%     $2,462
                                  ====                                     ====      ======
Allowance for loan losses.......           $   360
                                           -------
Total risk-based capital, and
  ratio to risk-weighted total
  assets........................  11.2%    $ 4,592     8.0%    $3,283      10.0%     $4,104
                                  ====     =======     ===     ======      ====      ======
Total assets....................           $67,060
                                           =======
Adjusted total assets...........           $67,055
                                           =======
Risk-weighted total assets......           $41,038
                                           =======
AS OF DECEMBER 31, 1996:
Shareholder's equity, and ratio
  to total assets...............   6.1%    $ 4,082
                                  ====
Excess mortgage servicing
  rights........................           $    (4)
                                           -------
Tangible capital, and ratio to
  adjusted total assets.........   6.1%    $ 4,078     1.5%    $  999            N/A
                                  ====     =======     ===     ======
Tier 1 (core) capital, and ratio
  to adjusted total assets......   6.1%    $ 4,078     3.0%    $1,999       5.0%     $3,332
                                  ====     =======     ===     ======      ====      ======
Tier 1 (core) capital, and ratio
  to risk-weighted total
  assets........................   9.3%    $ 4,078          N/A             6.0%     $2,633
                                  ====                                     ====      ======
Allowance for loan losses.......           $   328
                                           -------
Total risk-based capital, and
  ratio to risk-weighted total
  assets........................  10.0%    $ 4,406     8.0%    $3,511      10.0%     $4,388
                                  ====     =======     ===     ======      ====      ======
Total assets....................           $66,339
                                           =======
Adjusted total assets...........           $66,335
                                           =======
Risk-weighted total assets......           $43,884
                                           =======

     In 1995, the Bank entered into supervisory agreements with the OTS and the State of Florida agreeing to address and correct certain matters of regulatory concern. The state agreement also included a requirement that the Bank maintain its tangible capital ratio at not less than 6.0 percent and the federal agreement places a

                           BANKERS SAVINGS BANK, FSB
restriction on asset growth. Management of the Bank believes that the Bank has substantially complied with all of the provisions of the supervisory agreements. As indicated in Note 1, as of January 1, 1998, the Bank became a federally chartered savings bank and is no longer subject to the State of Florida supervisory agreement.

3. SECURITIES HELD TO MATURITY

     The amortized cost and approximate fair values of securities held to maturity at December 31, 1997 and 1996 are as follows:

                                                            GROSS UNREALIZED
                                               AMORTIZED    -----------------      FAIR
                                                  COST      GAINS     LOSSES      VALUE
                                               ----------   ------   --------   ----------
DECEMBER 31, 1997
U.S. Agency securities.......................  $7,999,733            $172,233   $7,827,500
                                               ==========            ========   ==========
DECEMBER 31, 1996
U.S. Treasury Note...........................  $1,003,708   $1,292   $     --   $1,005,000
U.S. Agency securities.......................   7,998,133       --    313,133    7,685,000
                                               ----------   ------   --------   ----------
          Total..............................  $9,001,841   $1,292   $313,133   $8,690,000
                                               ==========   ======   ========   ==========

     The following table shows the amortized cost and fair value by maturity distribution (based on contractual maturities) of the held to maturity portfolio at December 31, 1997:

                                                     MATURITY DISTRIBUTION
                                 -------------------------------------------------------------
                                 LESS THAN    ONE - FIVE   SIX - TEN   AFTER TEN
                                  ONE YEAR      YEARS        YEARS       YEARS        TOTAL
                                 ----------   ----------   ---------   ----------   ----------
U.S. Agency securities.........  $1,999,733   $5,000,000      $--      $1,000,000   $7,999,733
                                 ==========   ==========      ===      ==========   ==========
Fair value.....................  $1,992,500   $4,842,500      $--      $  992,500   $7,827,500
                                 ==========   ==========      ===      ==========   ==========

4. MORTGAGE-BACKED SECURITIES HELD TO MATURITY

     A summary of the amortized cost and fair values of mortgage-backed securities held to maturity at December 31, 1997 and 1996 is as follows:

                                                              AMORTIZED COST   FAIR VALUE
                                                              --------------   ----------
1997
FHLMC adjustable rate.......................................     $32,674        $32,674
                                                                 =======        =======
1996
FHLMC adjustable rate.......................................     $33,272        $33,272
                                                                 =======        =======

     The mortgage-backed securities held by the Bank at December 31, 1997 and 1996 have a contractual maturity of approximately 20 years and are pledged as collateral for public deposits.

                           BANKERS SAVINGS BANK, FSB

5. LOANS RECEIVABLE

     Loans receivable (excluding loans held for sale) consist of the following at December 31, 1997 and 1996:

                                                                 1997          1996
                                                              -----------   -----------
Residential real estate (one to four units).................  $31,915,142   $33,167,000
Commercial real estate......................................   10,835,419     6,462,388
Commercial..................................................    2,267,288     1,878,576
Consumer....................................................    2,550,737     1,664,462
                                                              -----------   -----------
  Subtotal..................................................   47,568,586    43,172,426
Less: Net deferred loan fees, discounts and costs...........       (4,429)        1,787
      Allowance for loan losses.............................     (376,398)     (328,398)
                                                              -----------   -----------
          Loans receivable, net.............................  $47,187,759   $42,845,815
                                                              ===========   ===========

     Changes in the allowance for loan losses are as follows:

                                                           1997       1996       1995
                                                         --------   --------   --------
Balance at the beginning of the year...................  $328,398   $283,348   $189,000
Provision for loan losses..............................   101,000    131,050    120,548
Charge-offs............................................   (53,000)   (86,000)   (26,200)
                                                         --------   --------   --------
          Balance at the end of the year...............  $376,398   $328,398   $283,348
                                                         ========   ========   ========

     The Bank originates and purchases both adjustable and fixed interest rate loans. At December 31, 1997, the composition of these loans (excluding loans held for sale) was as follows:

             FIXED RATE                                   ADJUSTABLE RATE
----------------------------------------      ----------------------------------------
TERM OF MATURITY             BOOK VALUE       TERM TO RATE ADJUSTMENT      BOOK VALUE
----------------             -----------      -----------------------      -----------
Less than 10 years.........  $ 3,758,520      1 month - 1 year...........  $18,183,785
10 years - 20 years........    6,174,232      1 year - 7 years...........    4,078,939
Over 20 years..............   15,373,110
                             -----------                                   -----------
                             $25,305,862                                   $22,262,724
                             ===========                                   ===========

     The adjustable rate residential real estate loans have interest rate adjustment limitations (the interest rate on these loans typically cannot increase by more than 2% per year) and are generally indexed to the weekly average yield on U.S. Treasury securities, adjusted to a constant maturity of one year, as made available by the Federal Reserve Board. Future market factors may affect the correlation of the interest rate adjustment with the rates the Bank pays on the short-term deposits that have been primarily utilized to fund these loans.

     The majority of the Bank's lending activities are conducted with customers located in South Florida.

     The Bank had nonaccruing loans of approximately $946,000 and $1,172,000 at December 31, 1997 and 1996, respectively. If interest on these loans had been accrued, such income would have approximated $74,000 and $69,000 for 1997 and 1996, respectively.

     The Bank is subject to numerous lending-related regulations. Under the Financial Institutions Reform and Recovery Act of 1989, the Bank may not make real estate loans to one borrower in excess of 15% of its capital. This limitation results in a loan to one borrower limitation for the Bank of approximately $689,000 at December 31, 1997. The Bank was in compliance with the loans to one borrower regulation at December 31, 1997.

                           BANKERS SAVINGS BANK, FSB

6. ACCRUED INTEREST RECEIVABLE

     Accrued interest receivable is comprised of the following at December 31, 1997 and 1996:

                                                                1997       1996
                                                              --------   --------
Accrued interest receivable on loans (net of allowance for
  uncollected interest of $74,416 and $78,205,
  respectively).............................................  $367,218   $279,868
Accrued interest and dividends receivable on investment and
  mortgage-backed securities held to maturity and FHLB
  stock.....................................................    78,423    107,623
                                                              --------   --------
          Total.............................................  $445,641   $387,491
                                                              ========   ========

7. OFFICE PROPERTIES AND EQUIPMENT

     At December 31, 1997 and 1996, office properties and equipment are as follows:

                                                                 1997         1996
                                                              ----------   ----------
Land........................................................  $1,200,000   $1,200,000
Office building.............................................   3,430,607    3,401,285
Furniture, fixtures and equipment...........................     881,897      860,563
Leasehold improvements......................................     204,533      189,117
                                                              ----------   ----------
          Subtotal..........................................   5,717,037    5,650,965
Less: accumulated depreciation..............................   1,335,799    1,115,776
                                                              ----------   ----------
          Office properties and equipment -- net............  $4,381,238   $4,535,189
                                                              ==========   ==========

     Rent expense charged to operations was $45,262, $45,979 and $47,456 for the years ended December 31, 1997, 1996 and 1995, respectively.

     Depreciation expense charged to operations was $220,022, $228,248 and $219,350 for the years ended December 31, 1997, 1996 and 1995, respectively.

     The Bank leases a certain portion of its Coral Gables Office Building under various rental agreements. As of December 31, 1997, the approximate future minimum lease and sublease rental income for all non-cancelable leases and subleases with initial or remaining terms of more than one year is as follows:

YEAR ENDING DECEMBER 31,                                        AMOUNT
------------------------                                      ----------
1998........................................................  $  467,000
1999........................................................     375,000
2000........................................................     309,000
2001........................................................     207,000
2002........................................................      21,000
                                                              ----------
          Total future minimum rental income................  $1,379,000
                                                              ==========

                           BANKERS SAVINGS BANK, FSB

8. DEPOSITS

     The nominal interest rates paid on deposits and related balances at December 31, 1997 and 1996 are as follows:

                                                                 1997          1996
                                                              -----------   -----------
Transaction accounts:
  Noninterest bearing -- demand.............................  $ 2,770,329   $ 4,169,569
  Negotiable order of withdrawal ("NOW") accounts (below
     3.00%).................................................    2,156,866     2,239,356
                                                              -----------   -----------
          Total transaction accounts........................    4,927,195     6,408,925
                                                              -----------   -----------
Statement savings and money market accounts -- 3.00% - 5.25%
  for 1997 and 1996.........................................    7,881,595     6,849,618
                                                              -----------   -----------
Certificates of deposit:
  3.00% - 3.99%.............................................      331,547     1,852,288
  4.00% - 4.99%.............................................    3,089,834     6,684,248
  5.00% - 5.99%.............................................   31,521,018    26,733,874
  6.00% - 6.99%.............................................    4,662,471     4,252,122
  7.00% - 7.99%.............................................    3,584,798     3,469,244
  8.00% and over............................................       17,835        32,880
                                                              -----------   -----------
          Total certificates of deposit.....................   43,207,503    43,024,656
                                                              -----------   -----------
          Total.............................................  $56,016,293   $56,283,199
                                                              ===========   ===========

     Scheduled maturities of certificates of deposit as of December 31, 1997, for future fiscal years ending December 31, are as follows:

YEAR ENDING                                                     AMOUNT
-----------                                                   -----------
1998........................................................  $34,091,062
1999........................................................    6,155,890
2000........................................................    2,082,438
2001........................................................      537,679
2002........................................................      317,753
Thereafter..................................................       22,681
                                                              -----------
          Total.............................................  $43,207,503
                                                              ===========

     Interest on deposits by type of account for the years ended December 31, 1997, 1996 and 1995 is summarized below:

                                                        1997         1996         1995
                                                     ----------   ----------   ----------
Statement savings..................................  $  109,338   $   57,042   $   37,206
Money market.......................................     199,229      168,410      179,092
NOW................................................      41,523       33,021       23,884
Certificates of deposit............................   2,536,232    2,356,876    2,822,586
                                                     ----------   ----------   ----------
          Total....................................  $2,886,322   $2,615,349   $3,062,768
                                                     ==========   ==========   ==========

     The weighted average nominal interest rate payable on deposits at December 31, 1997 and 1996 was 5.10% and 4.58%, respectively.

                           BANKERS SAVINGS BANK, FSB

9. ADVANCES FROM FEDERAL HOME LOAN BANK

     Advances from the Federal Home Loan Bank at December 31, 1997 and 1996 of $4,300,000 and $4,431,894 respectively, are collateralized by a blanket floating lien on qualifying first mortgage loans of the Bank. As of December 31, 1997, the advances incur interest and are repayable as follows:

            YEAR ENDING DECEMBER 31,              INTEREST RATE   FIXED/ADJUSTABLE     AMOUNT
            ------------------------              -------------   ----------------   ----------
1998............................................       6.2%           Fixed          $  500,000
1998............................................       6.5         Adjustable         2,000,000
1998 to 2003 (payable in annual installments of
  $300,000).....................................       5.3            Fixed           1,800,000
                                                                                     ----------
          Total.................................                                     $4,300,000
                                                                                     ==========

10. SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

     The Bank has entered into sales of investment securities under agreements to repurchase the identical securities. The securities underlying the agreements are book-entry securities. The securities were delivered by appropriate entry from the Bank's account maintained at the Federal Home Loan Bank of Atlanta to the account of the counterparty, a primary dealer. At December 31, 1997, the borrowings bear interest at a rate of 7.10% and are callable at the option of the Bank or dealer. The dealer may have sold, loaned, or otherwise disposed of such securities to other parties in the normal course of their operations, and have agreed to resell substantially identical securities to the Bank at the maturity of the agreement.

     Information concerning securities sold under agreements to repurchase is summarized as follows:

                                                                 1997          1996
                                                              ----------    ----------
Average balance during the year.............................  $1,468,851    $  479,869
Average interest rate during the year.......................        5.83%         5.59%
Maximum month-end balance during the year...................   3,886,000     1,860,000
Securities held to maturity underlying the agreements at
  year-end:
  Carrying value............................................   2,000,000     1,115,000
  Estimated fair value......................................   1,935,000     1,062,000

11. INCOME TAXES

     During the years ended December 31, 1996 and 1995, the Bank recorded a benefit from income taxes of $53,472 and $286,344, respectively, comprised entirely of deferred federal income taxes. No provision was recorded during the year ended December 31, 1997 as the Bank had available net operating loss carryover.

     The benefit from income taxes for the years ended December 31, 1997, 1996 and 1995 differs from the amount obtained by applying the statutory federal income tax rate to pretax income for the following reasons:

                                                         1997       1996        1995
                                                       --------   ---------   ---------
Income tax expense (benefit), at statutory rate......  $ 52,919   $(267,538)  $(281,829)
Change in valuation allowance........................   (97,443)    295,243          --
Other, including capital loss carryover utilized.....    44,524     (81,177)     (4,515)
                                                       --------   ---------   ---------
          Total......................................  $      0   $ (53,472)  $(286,344)
                                                       ========   =========   =========

                           BANKERS SAVINGS BANK, FSB

     The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at December 31 are presented below:

                                                                1997        1996
                                                              ---------   ---------
Deferred tax liabilities:
  Federal Home Loan Bank stock dividends....................  $  36,501   $  38,592
  Net deferred loan costs...................................     34,370      86,888
  Depreciation and other....................................    102,446      15,173
                                                              ---------   ---------
     Gross deferred tax liability...........................    173,317     140,653
                                                              ---------   ---------
Deferred tax assets:
  Capital loss carryover....................................    122,783          --
  Net operating loss carryover..............................     89,430     270,943
  Excess of book allowance over tax allowance for loan
     losses.................................................     87,650     101,963
  Depreciation..............................................         --      10,939
  Excess of book allowance over tax allowance for interest
     receivable.............................................     28,003     105,866
  Real estate owned and other...............................    117,180      20,114
                                                              ---------   ---------
     Gross deferred tax asset...............................    445,046     509,825
                                                              ---------   ---------
     Valuation allowance....................................   (218,257)   (315,700)
                                                              ---------   ---------
          Net deferred tax asset............................  $  53,472   $  53,472
                                                              =========   =========

12. SHAREHOLDERS' EQUITY

     On February 22, 1996, the Bank's Board of Directors authorized two new stock option plans, one for the benefit of directors and another for employees. The number of shares of common stock available for grant under the directors' and employee plans are 100,000 and 125,000, respectively, at a price to be determined by the Board of Directors or committee, as the case may be, but in each case shall not be less than one hundred percent of the fair market value of the Bank's common stock at the date of grant. The options have a term of 5 years and are exercisable six months from the date of grant.

     Options outstanding and the activity for 1996 and 1997 are presented below:

                                                         DIRECTORS             EMPLOYEE
                                                     ------------------   ------------------
                                                     NUMBER OF   OPTION   NUMBER OF   OPTION
                                                      SHARES     PRICE     SHARES     PRICE
                                                     ---------   ------   ---------   ------
Options outstanding at December 31, 1995...........        --                   --
  Granted..........................................    48,000    $5.75      87,500    $5.75
  Canceled.........................................        --               (8,000)    5.75
                                                      -------              -------
Options outstanding at December 31, 1996...........    48,000     5.75      79,500     5.75
                                                      -------              -------
  Granted:
     January 1997..................................        --               10,000     5.75
     April 1997....................................    52,000     5.75      19,000     5.75
     July 1997.....................................        --               10,000     5.75
                                                      -------              -------
  Total granted....................................    52,000     5.75      39,000     5.75
                                                      -------              -------
  Canceled.........................................        --               (1,500)    5.75
                                                                           -------
Options outstanding at December 31, 1997...........   100,000    $5.75     117,000    $5.75
                                                      =======              =======

     During January 1998, the Bank granted 5,500 options to key employees at an exercise price of $8.19.

                           BANKERS SAVINGS BANK, FSB

     The Bank applies APB No. 25 and related interpretations in accounting for its stock option plans to employees and non-employee members of the Board as described in Note 1. Accordingly, no compensation expense has been recognized in the year ended December 31, 1997 and 1996 related to these plans. Compensation costs would have been increased by approximately $135,000 and $199,000 in 1997 and 1996, respectively, had the fair value of stock options granted been recognized as compensation expense as prescribed by SFAS No. 123. The fair value of the stock options at the date of grant were estimated using the minimum value method prescribed by SFAS No. 123.

13. OTHER EXPENSES

     Other expenses for the years ended December 31, 1997, 1996, and 1995 are comprised of:

                                                           1997       1996       1995
                                                         --------   --------   --------
Professional fees......................................  $179,482   $237,024   $206,586
Data processing........................................   134,294    122,122    117,931
Stationery and printing................................    43,991     38,296     32,469
Advertising............................................     9,552      8,903     25,906
Telephone..............................................    54,451     57,003     74,440
Miscellaneous..........................................   309,102    350,762    240,938
                                                         --------   --------   --------
          Total........................................  $730,872   $814,110   $698,270
                                                         ========   ========   ========

14. RELATED PARTY TRANSACTIONS

     The following expenses were incurred by the Bank in transactions with related parties (principal owners, directors and affiliates) for the years ended December 31, 1997, 1996 and 1995 and are included in other expenses in the accompanying statements of operations.

                                                               1997       1996       1995
                                                              -------   --------   --------
Legal services..............................................  $33,815   $108,560   $ 69,670
Office rental...............................................   45,262     50,259     54,848
Insurance premiums..........................................       --         --     40,874
                                                              -------   --------   --------
          Total.............................................  $79,077   $158,819   $165,392
                                                              =======   ========   ========

     Rental income for the years ended December 31, 1997, 1996 and 1995 includes approximately $17,000, $51,000 and $45,000, respectively, from related parties (principal owners and affiliates), and is included in rental income in the accompanying statements of operations.

     Directors, officers and their related entities have borrower relationships with the Bank in the ordinary course of business. Loan balances to these individuals and their related entities approximated $416,000 and $97,000 at December 31, 1997 and 1996, respectively.

15. COMMITMENTS AND CONTINGENCIES

     Several claims and lawsuits are pending against the Bank including alleged truth in lending violations. Management believes the outcome of such actions will not have a material adverse effect on the financial statements of the Bank.

     In the normal course of business, the Bank utilizes various financial instruments with off-balance sheet risk to meet the financing needs of its customers. These financial instruments consist principally of commitments to extend credit. The credit risks associated with financial instruments are generally managed in conjunction with the Bank's balance sheet activities and are subject to normal credit policies, financial

                           BANKERS SAVINGS BANK, FSB
controls, and risk limiting and monitoring procedures. Credit losses are incurred when one of the parties fails to perform in accordance with the terms of the contract. The Bank's off-balance sheet exposure to credit risk is represented by the contractual amount of the commitments to extend credit.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held consists of real estate. At December 31, 1997, the Bank had outstanding commitments to originate loans of approximately $1,264,000.

     The Bank had entered into commitments to sell loans of approximately $3,754,000 at December 31, 1997.

16. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following estimated fair value amounts have been determined by the Bank using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Bank could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                                AT DECEMBER 31, 1997        AT DECEMBER 31, 1996
                                              -------------------------   -------------------------
                                               CARRYING      ESTIMATED     CARRYING      ESTIMATED
                                                AMOUNT      FAIR VALUE      AMOUNT      FAIR VALUE
                                              -----------   -----------   -----------   -----------
ASSETS:
  Cash and cash equivalents.................  $ 1,439,000   $ 1,439,000   $ 1,728,000   $ 1,728,000
  Securities held to maturity...............    8,000,000     7,828,000     9,002,000     8,690,000
  Mortgage-backed securities held to
     maturity...............................       33,000        33,000        33,000        33,000
  Loans held for sale.......................    3,924,000     3,924,000     6,071,000     6,071,000
  Loans receivable, net.....................   47,188,000    47,317,000    42,846,000    43,001,000
  Federal Home Loan Bank stock..............      500,000       500,000       500,000       500,000
LIABILITIES:
  Demand deposits...........................   12,809,000    12,809,000    13,259,000    13,259,000
  Time deposits.............................   43,208,000    43,419,000    43,025,000    43,222,000
  Securities sold under repurchase
     agreements.............................    1,800,000     1,800,000     1,034,000     1,034,000
  Advance from Federal Home Loan Bank.......    4,300,000     4,254,000     4,432,000     4,180,000

     The fair value of securities is based on quoted market prices obtained from independent pricing services. The fair value of fixed-rate loans, time deposits, and other financial instruments is estimated based on the present value method using current entry-value rates applicable to each category of such financial instruments with maturities more than one year. Demand deposits and Federal Home Loan Bank stock are shown at their carrying value which approximates fair value.

     The fair value estimates presented herein are based on pertinent information available to management. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

                           BANKERS SAVINGS BANK, FSB

17. SUBSEQUENT EVENT

     On March 2, 1998, the Board of Directors of the Bank signed an Agreement and Plan of Merger (the "Merger Agreement") by and between Republic Bancshares, Inc. ("Republic") and the Bank, pursuant to which the Bank will be merged with and into Republic and Republic will be the surviving corporation. The Merger Agreement is subject to stockholder and regulatory approvals.


                   [Balance of page intentionally left blank]

                           BANKERS SAVINGS BANK, FSB

                       STATEMENTS OF FINANCIAL CONDITION
                      JUNE 30, 1998 AND DECEMBER 31, 1997


                                                                                DECEMBER 31,
                                                              JUNE 30, 1998         1997
                                                              -------------   -----------------
                                                               (UNAUDITED)
                                            ASSETS
CASH AND CASH EQUIVALENTS...................................   $ 6,571,288       $ 1,438,496
SECURITIES HELD TO MATURITY (Fair value: $5,861,481 in 1998
  and $7,827,500 in 1997)...................................     6,036,481         7,999,733
MORTGAGE-BACKED SECURITIES HELD TO MATURITY
  (Fair value: $32,281 in 1998 and $32,674 in 1997).........        32,281            32,674
LOANS HELD FOR SALE.........................................     7,035,572         3,924,027
LOANS RECEIVABLE, Net.......................................    42,372,268        47,187,759
ACCRUED INTEREST RECEIVABLE.................................       425,048           445,641
OFFICE PROPERTIES AND EQUIPMENT, Net........................     4,325,929         4,381,238
FEDERAL HOME LOAN BANK STOCK................................       392,900           499,600
REAL ESTATE OWNED...........................................       875,798           763,279
OTHER ASSETS................................................       274,276           387,615
                                                               -----------       -----------
          TOTAL.............................................   $68,341,841       $67,060,062
                                                               ===========       ===========
                             LIABILITIES AND SHAREHOLDERS' EQUITY
DEPOSITS....................................................   $60,700,971       $56,016,293
ADVANCES BY BORROWERS FOR TAXES AND INSURANCE...............       559,598           195,030
ADVANCES FROM FEDERAL HOME LOAN BANK........................     1,800,000         4,300,000
SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE..............            --         1,800,000
ACCRUED INTEREST PAYABLE....................................       477,618           305,215
OTHER LIABILITIES...........................................       418,422           206,131
                                                               -----------       -----------
          Total Liabilities.................................    63,956,609        62,822,669
                                                               -----------       -----------
SHAREHOLDERS' EQUITY:
  Common stock, par value $4 per share -- 10,000,000 shares
     authorized:
     705,333 shares in 1998 and 690,333 shares in 1997
       issued and outstanding...............................     2,813,332         2,761,332
  Additional paid-in capital................................     1,255,838         1,233,088
  Retained earnings.........................................       316,062           242,973
                                                               -----------       -----------
          Total shareholder's equity........................     4,385,232         4,237,393
                                                               -----------       -----------
          TOTAL.............................................   $68,341,841       $67,060,062
                                                               ===========       ===========


                See accompanying notes to financial statements.

                           BANKERS SAVINGS BANK, FSB

                      STATEMENTS OF OPERATIONS (UNAUDITED)
           FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1998 AND 1997

                                                    THREE MONTHS ENDED         SIX MONTHS ENDED
                                                         JUNE 30,                  JUNE 30,
                                                  -----------------------   -----------------------
                                                     1998         1997         1998         1997
                                                  ----------   ----------   ----------   ----------
INTEREST INCOME:
  Loans.........................................  $1,028,816   $1,008,892   $2,083,678   $1,971,178
  Securities held to maturity...................      69,490      115,938      166,731      237,146
  Other.........................................      74,191       36,240      134,147       85,115
                                                  ----------   ----------   ----------   ----------
          Total interest income.................   1,172,497    1,161,070    2,384,556    2,293,439
                                                  ----------   ----------   ----------   ----------
INTEREST EXPENSE:
  Deposits......................................     764,468      709,194    1,531,538    1,399,787
  Advances from Federal Home Loan Bank..........      23,964       35,687       61,615       99,295
  Securities sold under agreements to
     repurchase.................................          --       21,460       10,161       32,661
                                                  ----------   ----------   ----------   ----------
          Total interest expense................     788,432      766,341    1,603,314    1,531,743
                                                  ----------   ----------   ----------   ----------
NET INTEREST INCOME.............................     384,065      394,729      781,242      761,696
PROVISION FOR LOAN LOSSES.......................      21,000       19,000       42,000       34,000
                                                  ----------   ----------   ----------   ----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN
  LOSSES........................................     363,065      375,729      739,242      727,696
                                                  ----------   ----------   ----------   ----------
OTHER INCOME:
  Net gain on sale of loans.....................     197,431      111,900      353,884      241,252
  Loan servicing fees and other.................      70,537       56,273      141,004      126,097
  Rental income.................................     151,238      157,324      299,557      314,752
                                                  ----------   ----------   ----------   ----------
          Total other income....................     419,206      325,497      794,445      682,101
                                                  ----------   ----------   ----------   ----------
OTHER EXPENSES:
  Employee compensation and benefits............     354,406      330,906      715,753      678,489
  Occupancy and equipment.......................     111,533       91,483      213,079      188,805
  Rental property operating expenses............      59,913       65,390      121,940      131,611
  Deposit insurance premiums....................      13,072       13,591       26,834       19,305
  Other.........................................     197,721      159,913      382,992      326,186
                                                  ----------   ----------   ----------   ----------
          Total other expenses..................     736,645      661,283    1,460,598    1,344,396
                                                  ----------   ----------   ----------   ----------
INCOME BEFORE INCOME TAXES......................      45,626       39,943       73,089       65,401
BENEFIT FROM INCOME TAXES.......................          --           --           --           --
                                                  ----------   ----------   ----------   ----------
NET INCOME......................................  $   45,626   $   39,943   $   73,089   $   65,401
                                                  ==========   ==========   ==========   ==========
AVERAGE SHARES OUTSTANDING:
  Basic.........................................     690,498      690,333      690,416      690,333
                                                  ==========   ==========   ==========   ==========
  Diluted.......................................     814,071      690,333      816,714      713,988
                                                  ==========   ==========   ==========   ==========
NET INCOME PER SHARE:
  Basic.........................................  $     0.07   $     0.06   $     0.11   $     0.09
                                                  ==========   ==========   ==========   ==========
  Diluted.......................................  $     0.06   $     0.06   $     0.09   $     0.09
                                                  ==========   ==========   ==========   ==========

                See accompanying notes to financial statements.

                           BANKERS SAVINGS BANK, FSB

                 STATEMENTS OF SHAREHOLDERS' EQUITY (UNAUDITED)
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998

                                             COMMON STOCK                                        TOTAL
                                         --------------------     ADDITIONAL      RETAINED   SHAREHOLDERS'
                                         SHARES      AMOUNT     PAID-IN CAPITAL   EARNINGS      EQUITY
                                         -------   ----------   ---------------   --------   -------------
Balance, December 31, 1997.............  690,333   $2,761,332     $1,233,088      $242,973    $4,237,393
  Net income...........................                                             73,089        73,089
  Exercise of stock options............   15,000       52,000         22,750                      74,750
                                         -------   ----------     ----------      --------    ----------
Balance, June 30, 1998.................  705,333   $2,813,332     $1,255,838      $316,062    $4,385,232
                                         =======   ==========     ==========      ========    ==========

                See accompanying notes to financial statements.

                   [Balance of page intentionally left blank]

                           BANKERS SAVINGS BANK, FSB

                      STATEMENTS OF CASH FLOWS (UNAUDITED)
                FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

                                                                SIX MONTHS ENDED JUNE 30,
                                                              ------------------------------
                                                                  1998              1997
                                                              ------------      ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income................................................  $     73,089      $     65,401
  Adjustments to reconcile net income to net cash provided
     by (used in) operating activities:
  Net gain on sale of Real Estate Owned.....................            --            (6,991)
  Depreciation and amortization.............................       109,553           108,642
  Provision for loan losses.................................        42,000            34,000
  Origination of mortgage loans held for sale...............   (32,329,157)      (23,897,128)
  Proceeds from sale of mortgage loans held for sale........    29,217,611        24,905,055
  (Increase) decrease in accrued interest receivable........        20,593           (73,186)
  Decrease (increase) in other assets.......................       113,339           193,112
  Increase (decrease) in accrued interest payable...........       172,402           136,737
  (Decrease) increase in other liabilities..................       212,293            27,739
                                                              ------------      ------------
          Net cash provided by (used in) operating
            activities......................................    (2,368,277)        1,493,381
                                                              ------------      ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Net decrease (increase) in loans receivable...............     4,660,971        (1,784,867)
  Proceeds from sale of Federal Home Loan Bank Stock........       106,700                --
  Proceeds from maturities of investment securities.........     1,963,645         1,002,961
  Net proceeds from the sale of real estate owned...........            --           144,219
  Purchases of office properties and equipment..............       (54,243)          (42,943)
                                                              ------------      ------------
          Net cash used in investing activities.............     6,677,073          (680,630)
                                                              ------------      ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net (decrease) increase in deposits.......................     4,684,678           326,023
  Net (decrease) increase in advances by borrowers for taxes
     and insurance..........................................       364,568           403,729
  Decrease in advance from Federal Home Loan Bank...........    (2,500,000)       (1,831,894)
  Increase (decrease) in securities sold under agreements to
     repurchase.............................................    (1,800,000)        2,852,000
  Proceeds from exercise of stock options...................        74,750                --
                                                              ------------      ------------
          Net cash provided by financing activities.........       823,996         1,749,858
                                                              ------------      ------------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS........     5,132,792         2,562,609
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR..............     1,438,496         1,728,006
                                                              ------------      ------------
CASH AND CASH EQUIVALENTS AT END OF YEAR....................  $  6,571,288      $  4,290,615
                                                              ============      ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid during the year.............................  $  1,430,912      $  1,395,006
                                                              ============      ============
  Income tax refunds received during the period.............  $     56,840      $    206,104
                                                              ============      ============
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
  ACTIVITIES -- loans totaling $108,329 and $249,665 were
  foreclosed during the six months ended 6/30/98 and
  6/30/97, respectively, and transferred into real estate
  owned.

                See accompanying notes to financial statements.

                           BANKERS SAVINGS BANK, FSB

               NOTES TO UNAUDITED FINANCIAL STATEMENTS AT AND FOR
          THE THREE AND SIX MONTH PERIODS ENDED JUNE 30, 1998 AND 1997

     General -- The financial statements of Bankers Savings Bank (BSB) conform to generally accepted accounting principles and to general practices within the savings and loan industry. The accompanying interim financial statements are unaudited; however, in the opinion of management, all adjustments necessary for the fair presentation of the financial statements have been included. All such adjustments are of a normal recurring nature. The notes included herein should be read in conjunction with the notes to financial statements of BSB for the years ended December 31, 1997 and 1996, included in this prospectus.

     On January 1, 1998, BSB adopted the provisions of Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (Statement 125), relating to repurchase agreements, securities lending and other similar transactions and pledged collateral, which had been delayed until after December 31, 1997 by Statement of Financial Accounting Standards No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125, an amendment of FASB Statement No. 125" (Statement 127). Statement 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on a consistent application of a "financial-components approach" that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. Statement 125 provides standards for consistently distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The adoption of the additional provisions of Statement 125 as amended by Statement 127 resulted in no material impact on BSB's financial condition or results of operations.

     On January 1, 1998, BSB also adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting the components of comprehensive income and requires that all items that are required to be recognized under accounting standards as components of comprehensive income be included in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income includes net income as well as certain items that are reported directly within a separate component of shareholders' equity and bypass net income. The adoption of Statement 130 did not have a material impact on BSB's financial condition or results of operations.

     In February 1998, the Financial Accounting Standards Board issued Statement 132, "Employers' Disclosures about Pension and Other Postretirement
Benefits -- an amendment of FASB Statements No. 87, 88 and 106." This statement revises employers' disclosures about pension and other postretirement benefit plans, but does not change the measurement or recognition of those plans. It standardizes the disclosure requirements to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis and eliminates certain disclosures that are no longer as useful as they were when Statements 87, 88 and 106 were issued. This statement is effective for fiscal years beginning after December 15, 1997. Restatement of disclosures for previous periods provided for comparative purposes is required unless the information is not readily available, in which case the notes to the financial statements should include all available information and a description of the information not available. These disclosure requirements will have no material impact on BSB's financial position or results of operations.

     In June 1998, Statement No. 133, "Accounting for Derivative Instruments and for Hedging Activities," (Statement 133), was issued by the Financial Accounting Standards Board. Statement 133 provides a comprehensive and consistent standard for the recognition and measurement of derivative and hedging activities. It requires all derivatives to be recorded on the balance sheet at fair value and establishes unique accounting treatment for the following three different types of hedges: hedges of changes in the fair value of assets, liabilities or firm commitments, referred to as fair value hedges; hedges of the variable cash flows of forecasted transactions, referred to as cash flow hedges; and hedges of foreign currency exposures of net investments in foreign operations. The accounting for each of the three types of hedges results in recognizing offsetting changes in value or cash flows of both the hedge and the hedged item in earnings in the same period. Changes in the fair value of derivatives that do not meet the criteria of one of these three types of hedges are included in earnings in the period of change. Statement 133 is effective for fiscal years beginning after June 15, 1999. The impact of adopting Statement 133 on BSB's financial condition or results of operations is not expected to be material.

                                                                      APPENDIX A

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of the 2nd day of March, 1998 (as amended and restated as of September 4, 1998, this "Agreement"), by and among REPUBLIC BANCSHARES, INC. ("Republic"), a corporation organized and existing under the laws of the State of Florida, with its principal office located in St. Petersburg, Florida; REPUBLIC BANK (the "Bank"), a commercial bank organized and existing under the laws of the State of Florida that is a wholly-owned subsidiary of Republic, with its principal office located in St. Petersburg, Florida; and BANKERS SAVINGS BANK ("BSB"), a federal savings association organized and existing under the laws of the United States of America, with its principal office located in Coral Gables, Florida.

                                   WITNESSETH

     WHEREAS, Republic and BSB entered into an Agreement and Plan of Merger as of March 2, 1998, providing for the merger of BSB with and into the Bank and the exchange of all outstanding shares of the capital stock of BSB for shares of the common stock of Republic, except as therein otherwise provided (the "Merger"); and

     WHEREAS, Republic, the Bank and BSB entered into a First Amendment to Agreement and Plan of Merger as of March 2, 1998, which (i) set forth certain additional information concerning Republic, the Bank and BSB required to be included in an agreement and plan of merger under Section 658.42 of the Florida Statutes and (ii) amended the original Agreement and Plan of Merger in certain other respects; and

     WHEREAS, Republic, the Bank and BSB desire to enter into this Amended and Restated Agreement and Plan of Merger in order to reflect subsequent developments, to satisfy the requirements of Section 658.42 of the Florida Statutes, to consolidate the terms and conditions of the contemplated Merger into a single agreement and to amend the Agreement in certain additional respects; and

     WHEREAS, The Boards of Directors of Republic, the Bank and BSB are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective stockholders and, accordingly, have approved this Agreement and the Merger contemplated hereby, and Republic, in its capacity as sole stockholder of the Bank, has approved this Agreement and the Merger contemplated hereby; and

     WHEREAS, The parties to this Agreement intend for this Agreement to constitute the agreement and plan of merger prescribed by Section 658.42 of the Florida Statutes;

     WHEREAS, The parties to this Agreement intend that the Merger contemplated by this Agreement for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, Certain terms used in this Agreement are defined in Section 10.1 of this Agreement;

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations and covenants, and subject to the terms and conditions set forth below, the parties hereto agree as follows:

                                   ARTICLE 1

                        TRANSACTIONS AND TERMS OF MERGER

     1.1 Constituent Banks. The Bank is a commercial bank organized and existing under the laws of the State of Florida with its principal office at 111 Second Avenue, N.E., St. Petersburg, Florida 33701. A listing of each branch office of the Bank is attached hereto as Exhibit A. BSB is a savings association organized and existing under the laws of the United States of America, with its principal office at 2222 Ponce de Leon

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

Boulevard, Coral Gables, Florida 33134. A listing of each branch office of BSB is attached hereto as Exhibit B.

     1.2 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below), BSB will merge with and into the Bank in accordance with the provisions of Section 655.412 of the Florida Statutes and
Part 552 of the Rules and Regulations of the Office of Thrift Supervision (the "OTS Regulations"), and all outstanding shares of BSB Common Stock shall be exchanged into shares of Republic Common Stock, with the effect provided in
Section 655.417 of the Florida Statutes and Section 552.13 of the OTS Regulations. At the Effective Time, the separate existence of BSB shall cease, and, except as otherwise set forth in this Agreement, the Bank shall succeed to all the rights, privileges, immunities and franchises and all the property real, personal and mixed of BSB, without the necessity for any separate transfer. The Bank shall then be responsible and liable for all liabilities and obligations of BSB, and neither the rights of creditors nor any Liens on the property of BSB shall be impaired by the Merger.

     1.3 Date and Place of Closing. The closing for the Merger (the "Closing") will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the parties, acting through their duly authorized officers, may mutually agree. The place of Closing shall be at such location as may be mutually agreed upon by the parties.

     1.4 Effective Time. The Merger contemplated by this Agreement shall become effective on the date and at the time set forth in the certificate of merger (the "Certificate of Merger") issued by the Department pursuant to Section
658.45 of the Florida Statutes (the "Effective Time"). The parties shall request that the Certificate of Merger have as the Effective Time the date and time set forth in the filing made with the Department pursuant to Section 658.44(9) of the Florida Statutes. Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the duly authorized officers of each party, the parties shall use their reasonable efforts to cause the Effective Time to occur on or before the tenth business day (as designated by Republic) following the last to occur of: (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger; or (ii) the date on which the stockholders of BSB approve the matters relating to this Agreement required to be approved by such stockholders by applicable Law.

     1.5 Resulting State Bank. With respect to the resulting state bank, the parties hereto agree as follows:

          (a) Name. The name of the resulting state bank shall be Republic Bank and the specific location of the proposed main office will be 111 Second Avenue, N.E., St. Petersburg, Florida 33701. A list of each existing and proposed branch office of the resulting state bank is attached hereto as Exhibit C.

          (b) Directors. The directors of the Bank shall continue as the directors of the resulting state bank for the full unexpired terms of their offices and until their successors have been elected or appointed. A list of the names and addresses of each of the directors of the resulting state bank who will serve until the next meeting of stockholders at which directors are elected is attached hereto as Exhibit D.

          (c) Executive Officers. The officers of the Bank shall continue as the officers of the resulting state bank until their successors have been elected or appointed. A list of the names and addresses of each of the executive officers of the resulting state bank is attached hereto as Exhibit E.

          (d) Capital Stock and Retained Earnings. The Bank has 10,000,000 shares of common stock, $2.00 par value, authorized, of which 4,182,257 shares are outstanding as of the date hereof. The Bank also has 100,000 shares of noncumulative convertible perpetual preferred stock, $20.00 par value, authorized, of which 75,000 shares are outstanding as of the date hereof. As of December 31, 1997, the Bank had retained earnings of $29,155,000.

          (e) Trust Powers. The Bank, as the resulting state bank, will have trust powers. Currently, the Bank's trust powers are inactive with the Department, subject to activation upon the filing of an appropriate application and notice therefor.

          (f) Articles of Incorporation. The Articles of Incorporation of the Bank shall continue to be the Articles of Incorporation of the resulting state bank following the Effective Time. A copy of the Articles of Incorporation of the Bank is attached hereto as Exhibit F.

          (g) Bylaws. The By-Laws of the Bank shall continue to be its By-Laws following the Effective Time.

          (h) Nonconforming Activities. From and after the Effective Time, the Bank will not engage in any nonconforming activities, except to the extent necessary to fulfill obligations existing prior to the Merger pursuant to the provisions of Section 655.418(4) of the Florida Statutes.

     1.6 Approvals. This Agreement shall be submitted for the approval of the stockholders of BSB in the manner provided by the applicable Laws of the United States of America and the State of Florida and shall further be submitted for approval by the Department, the FDIC and such other state or federal regulatory agencies as federal or state Law shall require.

                                   ARTICLE 2

                          MANNER OF CONVERTING SHARES

     2.1 Conversion of Shares. Subject to the provisions of this Article 2, at the Effective Time by virtue of the Merger and without any action on the part of Republic or BSB, or the stockholders of either of the foregoing, the shares of the constituent entities shall be converted as follows:

          (a) Each share of Republic Common Stock and Republic Preferred Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (b) Each share of the BSB Common Stock (excluding shares held by any BSB Company or any Republic Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted or shares held by stockholders who perfect their dissenters' rights of appraisal) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for shares of Republic Common Stock at an exchange ratio (the "Exchange Ratio") determined in accordance with the following formula. The Exchange Ratio of BSB Common Stock shares into Republic Common Stock shares will be determined by (a) taking the difference between $4,237,000 and any bonuses paid to officers, directors or employees of BSB upon a change of control after deducting equivalent corporate taxes on such bonus payments; (b) adding to (or subtracting from) such difference any profits (or losses) earned (or incurred) by BSB in 1998 though the month-end prior to the date on which the Stockholders' Meeting is held; (c) multiplying this sum by 1.7; (d) adding $2,020,000 to the resulting product in (c); (e) dividing the resulting sum by the total number of shares of BSB Common Stock outstanding at the Effective Time; and
     (f) dividing the resulting quotient by the Market Value of Republic Common Stock (as defined in the following sentence). The "Market Value of Republic Common Stock" shall be $25.00 unless the average of the closing prices on the National Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Republic) for the twenty (20) consecutive trading days ending on the third business day immediately preceding the Effective Time (the "Average Market Price") for a share of Republic Common Stock is greater than $27.50 or lower than $22.50, in which case the Market Value of Republic Common Stock is the mean between the Average Market Price and $25.00.

          (c) Each of the options to purchase BSB Common Stock issued and outstanding at the Effective Time, which options and their respective dates of grant are disclosed in Section 2.1 of the BSB Disclosure Memorandum (the "BSB Options"), shall cease to be outstanding and shall be converted into and exchanged for the Right to acquire Republic Common Stock on substantially the same terms applicable to the BSB Options. The number of shares of Republic Common Stock to be issued pursuant to the exercise of such options shall equal the number of shares of BSB Common Stock subject to such options multiplied by the Exchange Ratio, provided that no fractions of shares of Republic Common Stock shall be issued, and the number of shares of Republic Common Stock to be issued upon the exercise of the BSB options, if a fractional share exists, shall equal the number of whole shares obtained by rounding to the nearest whole number, giving account to such fraction. The exercise price for the acquisition of each share of Republic Common Stock shall be the exercise price for each share of BSB Common Stock subject to such options divided by the Exchange Ratio, provided that the aggregate purchase price shall be adjusted as appropriate for any rounding to whole shares that may be done.

          (d) Provided that the stock option plan pursuant to which the BSB Options were issued permits such practice, holders of the BSB Options will also have the ability to convert their BSB Options directly into shares of Republic Common Stock. The number of shares of Republic Common Stock that will be issuable upon conversion of the BSB Options pursuant to this subparagraph (d), as converted into options to acquire shares of Republic Common Stock as provided above, will be (a) the difference between (i) the Average Market Price and (ii) the exercise price for a share of Republic Common Stock as determined pursuant to (c) above, divided by (b) the Average Market Price, such quotient to be multiplied by the number of shares of Republic Common Stock subject to such options.

     2.2 Anti-Dilution Provisions. In the event Republic changes the number of shares of Republic Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefore (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

     2.3 Shares Held by BSB or Republic. Each of the shares of BSB Common Stock held by any BSB or any Republic Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     2.4 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of BSB Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Republic Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Republic Common Stock multiplied by the Average Market Price. No such holder will be entitled to dividends, voting rights or any other rights as a stockholder in respect of any fractional shares.

     2.5 Dissenting Stockholders. Any holder of shares of BSB Common Stock who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by Section 552.14 of the OTS Regulations and, to the extent not inconsistent therewith, Section 658.44 of the Florida Statutes, shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the OTS Regulations and the Florida Statutes and has surrendered to BSB the certificate or certificates representing the shares for which payment is being sought. In the event that after the Effective Time a dissenting stockholder of BSB fails to perfect, or effectively withdraws or loses, such holder's right to appraisal and of payment for such holder's shares, Republic shall issue and deliver the consideration to which such holder of shares of BSB Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of BSB Common Stock held by such holder.

                                   ARTICLE 3

                               EXCHANGE OF SHARES

     3.1 Exchange Procedures. Promptly after the Effective Time, Republic and BSB shall cause ChaseMellon Shareholder Services (the "Exchange Agent") to mail to the former stockholders of BSB appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of BSB Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of BSB Common Stock (other than shares to be canceled pursuant to Section 2.3 of this Agreement or as to which dissenters' rights have been perfected as provided in Section 2.5 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 2.1 of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 3.2 of this Agreement. To the extent required by Section 2.4 of this Agreement, each holder of shares of BSB Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Republic Common Stock to which such holder may be otherwise entitled (without interest). Republic shall not be obligated to deliver the consideration to which any former holder of BSB Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of BSB Common Stock for exchange as provided in this Section 3.1, or otherwise complies with the procedures of the Exchange Agent with respect to lost, stolen or destroyed certificates. The certificate or certificates of BSB Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither Republic, BSB nor the Exchange Agent shall be liable to a holder of BSB Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

     3.2 Rights of Former BSB Stockholders. At the Effective Time, the stock transfer books of BSB shall be closed as to holders of BSB Common Stock immediately prior to the Effective Time and no transfer of BSB Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 3.1 of this Agreement, each certificate theretofore representing shares of BSB Common Stock (other than shares to be canceled pursuant to Section 2.3 of this Agreement or as to which dissenters' rights have been perfected as provided in Section 2.5 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 2.1 and 2.4 of this Agreement in exchange therefor. To the extent permitted by Law, former stockholders of record of BSB shall be entitled to vote after the Effective Time at any meeting of Republic stockholders the number of whole shares of Republic Common Stock into which their respective shares of BSB Common Stock are converted, regardless of whether such holders have exchanged their certificates representing BSB Common Stock for certificates representing Republic Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Republic on the Republic Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Republic Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of BSB Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided Section 3.1 of the Agreement. However, upon surrender of such BSB Common Stock certificate, both the Republic Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

                                   ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF BSB

     BSB hereby represents and warrants to Republic:

     4.1 Organization, Standing and Power. (a) BSB is a federal savings association duly organized, validly existing and in good standing under the Laws of the United States, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Material Assets. BSB is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BSB.

     (b) BSB is an "insured institution," as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, is a member of the Savings Association Insurance Fund and is a member in good standing of the Federal Home Loan Bank of Atlanta ("FHLB").

     4.2 Authority; No Breach by Agreement. (a) BSB has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of BSB, subject to the approval of this Agreement by the required vote of the holders of outstanding shares of BSB Common Stock, which is the only stockholder vote required for approval of this Agreement and consummation of the Merger by BSB. Subject to such requisite stockholder approval, this Agreement represents a legal, valid and binding obligation of BSB, enforceable against BSB in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by BSB, the consummation by BSB of the transactions contemplated hereby, nor compliance by BSB with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of BSB's Charter or Bylaws or (ii) constitute or result in a Default under, require any Consent pursuant to or result in the creation of any Lien on any Asset of any BSB Company under any Contract or Permit of any BSB Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BSB; or (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any BSB Company or any of their respective Material Assets.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BSB, no notice to, filing with or Consent of any public body or authority is necessary for the consummation by BSB of the Merger and the other transactions contemplated in this Agreement.

     4.3 Capital Stock. (a) The authorized capital stock of BSB consists of 10,000,000 shares of BSB Common Stock, of which no more than 692,333 shares are issued and outstanding as of the date of this Agreement. The stock register of BSB reflects 690,333 shares outstanding. BSB shall attempt to reconcile the discrepancy prior to closing and shall provide Republic with the accurate number of outstanding shares; provided, that if it is unable to do so, the consideration to be paid to the shareholders of BSB in exchange for their shares of BSB Common Stock shall be based upon 692,333 outstanding shares (or such greater number as shall be determined by BSB after investigation). All of the issued and outstanding shares of capital stock of BSB are duly and validly issued and outstanding and are fully paid and nonassessable under the OTS Regulations. None of the outstanding shares of capital stock of BSB has been issued in violation of any preemptive rights of the current or past stockholders of BSB. In the event any BSB options are exercised subsequent to January 1, 1998, the option price shall be added to BSB's equity as calculated in paragraph 2.1(b), and consequently, the number of outstanding shares will be increased to the number resulting from the exercise of the option.

     (b) Except as set forth in Section 4.3(a) of this Agreement, there are no shares or capital stock or other equity securities of BSB outstanding and, other than the options disclosed in Section 2.1 of the BSB Disclosure Memorandum, there are no outstanding rights relating to the capital stock of BSB.

     4.4 BSB Subsidiaries. BSB has disclosed in Section 4.4 of the BSB Disclosure Memorandum all of the BSB Subsidiaries as of the date of this Agreement. BSB or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each BSB Subsidiary. No equity securities of any BSB Subsidiary are or may become required to be issued (other than to another BSB Company) by reason of any Rights, and there are no Contracts by which any BSB Subsidiary is bound to issue (other than to another BSB Company) additional shares of its capital stock or Rights or by which any BSB Company is or may be bound to transfer any shares of the capital stock of any BSB Subsidiary (other than to another BSB Company). There are no Contracts relating to the rights of any BSB Company to vote or to dispose of any shares of the capital stock of any BSB Subsidiary. All of the shares of capital stock of each BSB Subsidiary held by a BSB Company are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the BSB Company free and clear of any Lien. Each BSB Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each BSB Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BSB.

     4.5 Financial Statements. (a) BSB has filed and made available to Republic all forms, reports and documents required to be filed by BSB with the OTS since December 31, 1993 (collectively, the "BSB Reports"). The BSB Reports: (i) at the time filed, complied in all Material respects with the applicable requirements of the OTS; and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in such BSB Reports or necessary in order to make the statements in such BSB Reports, in light of the circumstances under which they were made, not misleading. Except for BSB Subsidiaries that are registered as a broker, dealer or investment advisor, none of BSB's Subsidiaries is required to file any forms, reports or other documents with the OTS or the SEC.

     (b) Each of the BSB Financial Statements (including, in each case, any related notes) contained in the BSB Reports, including any BSB Reports filed after the date of this Agreement until the Effective Time, complied as to form in all Material respects with the applicable published rules and regulations of the OTS with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements, or in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented the consolidated financial position of BSB and its Subsidiaries as of the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be Material in amount.

     4.6 Absence of Undisclosed Liabilities. No BSB Company has any liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BSB, except liabilities that are accrued or reserved against in the consolidated balance sheets of BSB as of December 31, 1997 included in the BSB Financial Statements or reflected in the notes thereto. No BSB Company has incurred or paid any Liability since December 31, 1997, except for such liabilities incurred or paid in the ordinary course of business consistent with past business practice and that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BSB.

     4.7 Absence of Certain Changes or Events. Since December 31, 1997, except as disclosed in Section 4.7 of the BSB Disclosure Memorandum, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BSB; and
(ii) the BSB Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a Material breach or violation of any of the covenants and agreements of BSB provided in Article 7 of this Agreement.

     4.8 Tax Matters. (a) All Tax returns required to be filed by or on behalf of any of the BSB Companies have been timely filed or requests for extensions have been timely filed, granted and have not expired for periods ended on or before December 31, 1996, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on BSB, and all Tax Returns filed are complete and accurate in all Material respects. All Taxes shown on filed Tax returns have been paid. There is no audit examination, deficiency or refund litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on BSB, except as reserved against in the BSB Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

     (b) None of the BSB Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

     (c) Adequate provision for any Taxes due or to become due for any of the BSB Companies for the period or periods through and including the date of the respective BSB Financial Statements has been made and is reflected on such BSB Financial Statements.

     (d) Deferred Taxes of the BSB Companies have been adequately provided for in the BSB Financial Statements.

     (e) Each of the BSB Companies is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and tax withholding requirements under federal, state and local tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BSB.

     (f) None of the BSB Companies has made any payments, is obligated to make any payments, or is a party to any Contract, agreement or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Code.

     (g) There are no Liens with respect to Taxes upon any of the Assets of the BSB Companies, other than Liens for Taxes on real estate of BSB obtained as a result of or in lieu of foreclosures, which Liens are reflected in the carrying value of the Assets on the BSB Financial Statements, and Liens on real estate securing loans made by BSB.

     (h) Except as contemplated by this Agreement, there has not been an ownership change, as defined in Code Section 382(g), of the BSB Companies that occurred during or after any taxable period in which the BSB Companies incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1994.

     (i) No BSB Company has filed any consent under Section 341(f) of the Code concerning collapsible corporations.

     (j) All Material elections with respect to Taxes affecting the BSB Companies as of the date of this Agreement have been or will be timely made as set forth in Section 4.8 of the BSB Disclosure Memorandum. After the date hereof, no Material election with respect to Taxes will be made by BSB without the prior consultation with Republic.

     (k) No BSB Company has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

     4.9 Assets. Except as disclosed in Section 4.9 of the BSB Disclosure Memorandum or reflected on the BSB Financial Statements, the BSB Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets that are Material to the conduct of their business. All tangible properties that are Material to the businesses of the BSB Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with BSB's past practices. All Assets that are Material to BSB's business on a consolidated basis, held under leases or subleases by any of the BSB Companies, are held under valid written Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. A list of insurance policies maintained by BSB is set forth in Section 4.9 of the BSB Disclosure Memorandum. Except as disclosed in Section 4.9 of the BSB Disclosure Memorandum, none of the BSB Companies has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or
(ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims pending under such policies of insurance and no notices have been given by a BSB Company under such policies. The Assets of the BSB Companies include all Assets required to operate the business of the BSB Companies as presently conducted.

     4.10 Environmental Matters. (a) To the Knowledge of BSB, each BSB Company, its Participation Facilities and its Loan Properties are and have been in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BSB and/or are set forth in Section 4.10 of the BSB Disclosure Memorandum.

     (b) There is no Litigation pending or, to the Knowledge of BSB, threatened before any court, governmental agency or authority or other forum in which any BSB Company or any of its Loan Properties or Participation Facilities (or any BSB Company in respect of any such Loan Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under or involving a site owned, leased or operated by any BSB Company or any of its Loan Properties or Participation Facilities.

     (c) To the Knowledge of BSB, there have been no releases of Hazardous Material in, on, under or affecting any Participation Facility or Loan Property of an BSB Company, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BSB.

     4.11 Compliance with Laws. BSB is a federal savings association organized under the Home Owners' Loan Act of 1933, as amended, and the OTS Regulations. Each BSB Company has in effect all Permits necessary for it to own, lease or operate its Material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BSB, and there has occurred no default under any such Permit, other than defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BSB. None of the BSB Companies:

          (a) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BSB; and

          (b) except as disclosed in Section 4.11 of the BSB Disclosure Memorandum, has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any BSB Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BSB; (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BSB; or (iii) requiring any BSB Company to enter into or consent to the issuance of a cease and desist Order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management or the payment of dividends.

     4.12 Labor Relations. No BSB Company is the subject of any Litigation asserting that it or any other BSB Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other BSB Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any BSB Company, pending or threatened, or to the Knowledge of BSB, is there any activity involving any BSB Company's employee's seeking to certify a collective bargaining unit or engaging in any other organization activity.

     4.13 Employee Benefit Plans. (a) BSB has disclosed in Section 4.13 of the BSB Disclosure Memorandum, and has delivered or made available to Republic prior to the execution of this Agreement copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan, all other written employee programs, arrangements or agreements, all medical, vision, dental or other health plans, all life insurance plans and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by or contributed to by any BSB Company for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate (collectively, the "BSB Benefit Plans"). None of the BSB Benefit Plans is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA.

     (b) No BSB Company has any Liability for retiree health and life benefits under any of the BSB Benefit Plans and there are no restrictions on the rights of such BSB Company to amend or terminate any such Plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on BSB.

     (c) Except as disclosed in Section 4.13 of the BSB Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of any BSB Company from any BSB Company under any BSB Benefit Plan or otherwise; (ii) increase any benefits otherwise payable under any BSB Benefit Plan; or (iii) result in any acceleration of the time of payment or vesting of any such benefit, where such payment, increase or acceleration is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BSB.

     (d) The actuarial present values of all accrued deferred compensation entitlement (including entitlement under any executive compensation, supplemental retirement or employment agreement) of employees and former employees of any BSB Company and their respective beneficiaries, other than entitlement accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Code or Section 302 of ERISA, have been fully reflected on the BSB Financial Statements to the extent required by and in accordance with GAAP.

     (e) There are no Material claims pending (or, to the Knowledge of BSB, threatened in a writing which is under review, or has been reviewed within twelve (12) months prior to the date of this Agreement, by counsel to BSB or BSB's Director of Human Resources) by or on behalf of any BSB Benefit Plan, by any employee or beneficiary covered under any BSB Benefits Plan or otherwise concerning the operation or administration of any BSB Benefit Plan (other than routine claims for benefits).

     4.14 Material Contracts. Except as otherwise reflected in the BSB Financial Statements and as disclosed in Section 4.14 of the BSB Disclosure Memorandum, none of the BSB Companies, nor any of their respective Assets, businesses or operations, is a party to or is bound or affected by or receives benefits under (i) any employment, severance, terminating, consulting or retirement Contract providing for aggregate payments to any person in any calendar year in excess of $100,000; (ii) any Contract relating to the borrowing of money by any BSB Company or the guarantee by any BSB Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements and FHLB advances of depository institution subsidiaries, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business) (together with all Contracts referred to in Section 4.8 and

4.13(a) of this Agreement, the "BSB Contracts"). With respect to each BSB
Contract: (i) the Contract is in full force and effect; (ii) no BSB Company is in default thereunder, other than defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BSB; (iii) no BSB Company has repudiated or waived any Material provision of any such Contract; and (iv) no other party to any such Contract is, to the knowledge of BSB, in default in any respect, other than defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BSB or has repudiated or waived any Material provision thereunder. Except for FHLB advances, all of the indebtedness of any BSB Company for money borrowed is prepayable at any time by such BSB Company without penalty or premium.

     4.15 Legal Proceedings. (a) Except as disclosed in Section 4.15(a) of the BSB Disclosure Memorandum, there is no Litigation instituted or pending or, to the Knowledge of BSB, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any BSB Company, or against any Asset, Employee Benefit Plan, interest or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BSB, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding against any BSB Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BSB.

     (b) Section 4.15(b) of the BSB Disclosure Memorandum includes a summary report of all Litigation as of the date of this Agreement to which any BSB Company is a party and which names a BSB Company as a defendant or cross-defendant.

     4.16 Reports. Since January 1, 1995, or the date of organization if later, each BSB Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BSB). As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all Material respects with all applicable Laws. As of its respective date, each such report and document did not, in all Material respects, contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     4.17 Statements True and Correct. None of the information supplied or to be supplied by any BSB Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by Republic with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any BSB Company or any Affiliate thereof for inclusion in the Proxy Statement/Prospectus to be mailed to BSB's stockholders in connection with the Stockholders' Meeting, and any other documents to be filed by an BSB Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statements/Prospectus or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any BSB Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

     4.18 Tax and Regulatory Matters. Except as specifically contemplated by this Agreement, no BSB Company or any Affiliate thereof has taken or agreed to take any action or has any knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (ii) materially impede or delay receipt of any consents of Regulatory Authorities referred to in Section 8.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such section.

     4.19 Charter Provisions. Each BSB Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any Rights to any person under the Charter or Articles of Incorporation, Bylaws or other governing instruments of any BSB Company or restrict or impair the ability of Republic or any of its Subsidiaries to vote or otherwise to exercise the Rights of a stockholder with respect to shares of any BSB Company that may be directly or indirectly acquired or controlled by it.

     4.20 Derivatives Contracts. Except as disclosed in Section 4.20 of the BSB Disclosure Memorandum, neither BSB nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial Contract, or any other interest rate or foreign currency protection Contract not included on its balance sheet that is a financial derivative Contract (including various combinations thereof).

                                   ARTICLE 5

            REPRESENTATIONS AND WARRANTIES OF REPUBLIC AND THE BANK

     Republic hereby represents and warrants to BSB as follows:

     5.1 Organization, Standing and Power. Republic is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Material Assets. The Bank is a commercial bank duly organized, validly existing and in good standing under the Laws of the State of Florida and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Material Assets. Republic and the Bank are each duly qualified or licensed to transact business as a foreign corporation in good standing in the states and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic.

     5.2 Authority; No Breach by Agreement. (a) Republic and the Bank have the corporate power and authority necessary to execute, deliver and perform their obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Republic and the Bank. This Agreement represents a legal, valid and binding obligation of Republic and the Bank, enforceable against Republic and the Bank in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by Republic or the Bank, the consummation by Republic or the Bank of the transactions contemplated hereby nor compliance by Republic or the Bank with any of the provisions hereof will (i) conflict with or result in a breach of any provision of Republic's or the Bank's Articles of Incorporation or By-Laws or (ii) constitute or result in a default under, require any Consent pursuant to or result in the creation of any Lien on any Asset of any Republic Company under any Contract or Permit of any Republic Company, where such Default or Lien or any failure to obtain such Consent is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic; or (iii) subject to receipt of the requisite consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Republic Company or any of their respective Material Assets.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws and rules of the NASD and other than Consents required from Regulatory Authorities, and other than Consents, filings or notifications, which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate a Material Adverse Effect on Republic, no notice to, filing with or Consent of any public body or authority is necessary for the consummation by Republic and the Bank of the Merger and the other transactions contemplated in this Agreement.

     5.3 Capital Stock. The authorized capital stock of Republic consists of 20,000,000 shares of Republic Common Stock, of which 7,035,886 shares were issued and outstanding as of December 31, 1997, and 100,000 shares of Republic Preferred Stock, of which 75,000 shares were issued and outstanding as of December 31, 1997. All of the issued and outstanding shares of Republic Common Stock and Republic Preferred Stock are, and all of the shares of Republic Common Stock to be issued in exchange for shares of BSB Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the Florida Business Corporation Act. None of the outstanding shares of Republic Common Stock has been, and none of the shares of Republic Common Stock to be issued in exchange for shares of BSB Common Stock upon consummation of the Merger will be, issued in violation of any preemptive Rights of the current or past stockholders of Republic.

     5.4 Republic Subsidiaries. Republic or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of the Bank and each other Republic Subsidiary. No equity securities of any Republic Subsidiary are or may become required to be issued (other than to another Republic Company) by reason of any Rights, and there are no Contracts by which any Republic Subsidiary is bound to issue (other than to another Republic Company) additional shares of its capital stock or Rights or by which any Republic Company is or may be bound to transfer any shares of the capital stock of any Republic Subsidiary (other than to another Republic Company). There are no Contracts relating to the Rights of any Republic Company to vote or to dispose of any shares of the capital stock of any Republic Subsidiary. All of the shares of capital stock of each Republic Subsidiary held by a Republic Company are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Republic Company, free and clear of any Lien. Each Republic Subsidiary is either a bank or a corporation, and is duly organized, validly existing and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each Republic Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic. Each Republic Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or Savings Association Insurance Fund.

     5.5 SEC Filings; Financial Statements. (a) Republic has filed and made available to BSB all forms, reports and documents required to be filed by Republic and the Bank with the FDIC and the SEC since December 31, 1993, other than registration statements on Forms S-4 and S-8 (collectively, the "Republic SEC Reports"). The Republic SEC Reports (i) at the time filed, complied in all Material respects with the applicable requirements of the Securities Laws and
(ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in such Republic SEC Reports or necessary in order to make the statements in such Republic SEC Reports, in light of the circumstances under which they were made, not misleading.

     (b) Each of the Republic Financial Statements (including, in each case, any related notes) contained in the Republic SEC Reports, including any Republic SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all Material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented the consolidated financial position of Republic and its subsidiaries as of the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be Material in amount.

     5.6 Absence of Undisclosed Liabilities. To the Knowledge of Republic, no Republic Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Republic as of December 31, 1997 included in the Republic Financial Statements or reflected in the notes thereto. Except as disclosed in Section 5.6 of the Republic Disclosure Memorandum, no Republic Company has incurred or paid any Liability since December 31, 1997, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic.

     5.7 Absence of Certain Changes or Events. Since December 31, 1997, except as disclosed in the Republic Financial Statements delivered prior to the date of this Agreement or in Section 5.7 of the Republic Disclosure Memorandum, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic, and (ii) the Republic Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a Material breach or violation of any of the covenants and agreements of Republic provided in Article 7 of this Agreement.

     5.8 Tax Matters. (a) All Tax Returns required to be filed by or on behalf of any of the Republic Companies have been timely filed or requests for extensions have been timely filed, granted and have not expired for periods ended on or before December 31, 1996, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on Republic, and all Tax Returns filed are complete and accurate in all Material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Republic, except as reserved against in the Republic Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

     (b) Adequate provision for any Taxes due or to become due for any of the Republic Companies for the period or periods through and including the date of the respective Republic Financial Statements has been made and is reflected on such Republic Financial Statements.

     (c) Deferred Taxes of the Republic Companies have been adequately provided for in the Republic Financial Statements.

     5.9 Environmental Matters. (a) To the Knowledge of Republic, each Republic Company, its Participation Facilities and its Loan Properties are and have been in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic.

     (b) There is no Litigation pending or, to the Knowledge of Republic, threatened before any court, governmental agency or authority or other forum in which any Republic Company or any of its Loan Properties or Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under or involving any of its Loan Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic.

     (c) To the Knowledge of Republic, there have been no releases of Hazardous Material in, on, under or affecting any Participation Facility or Loan Property of a Republic Company, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic.

     5.10 Compliance with Laws. Republic is duly registered as a bank holding company under the BHC Act. Each Republic Company has in effect all Permits necessary for it to own, lease or operate its Material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic, and there has occurred no Default under any such Permit, other than Defaults that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic. No Republic Company:

          (a) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic; and

          (b) has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any Republic Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic, or (iii) requiring any Republic Company to enter into or consent to the issuance of a cease and desist Order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, that restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management or the payment of dividends.

     5.11 Legal Proceedings. Except as set forth in Section 5.11 of the Republic Disclosure Memorandum, there is no Litigation instituted or pending or, to the Knowledge of Republic, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Republic Company, or against any Asset, interest or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding against any Republic Company that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic.

     5.12 Reports. Since January 1, 1995, or the date of organization if later, each Republic Company has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except, in the case of state securities authorities, failures to file that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic). As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all Material respects with all applicable Laws. As of its respective date, each such report and document did not, in all Material respects, contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     5.13 Statements True and Correct. None of the information supplied or to be supplied by any Republic Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by Republic with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact or omit to state any Material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Republic Company or any Affiliate thereof for inclusion in the Proxy Statement/Prospectus to be mailed to BSB's stockholders in connection with its Stockholders' Meeting, and any other documents to be filed by any Republic Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby will, at the respective time such documents are filed, and with respect to the Proxy Statement/Prospectus, when first mailed to the stockholders of BSB, be false or misleading with respect to any Material fact or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any

Material fact, or omit to state any Material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any Republic Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

     5.14 Tax and Regulatory Matters. Except as specifically contemplated by this Agreement, no Republic Company or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for treatment as a reorganization within the meaning of Section 368(a) of the Code or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

                                   ARTICLE 6

                    CONDUCT OF BUSINESS PENDING CONSUMMATION

     6.1 Affirmative Covenants of BSB. Unless the prior written consent of Republic shall have been obtained and, except as otherwise expressly contemplated herein, BSB shall and shall cause each of its Subsidiaries to: (i) operate its business only in the usual, regular and ordinary course; (ii) preserve intact its business organization and Assets and maintain its rights and franchises; (iii) use its reasonable efforts to maintain its current employee relationships; and (iv) take no action that would (a) adversely affect the ability of any party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(b) of this Agreement or (b) adversely affect the ability of any party to perform its covenants and agreements under this Agreement.

     6.2 Negative Covenants of BSB. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, BSB covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of an authorized officer of Republic:

          (a) except as required by applicable Law, amend the Charter or Articles of Incorporation, By-Laws or other governing instruments of any BSB Company; or

          (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of an BSB Company to another BSB Company) in excess of an aggregate of $50,000 (for the BSB Companies on a consolidated basis) except in the ordinary course of the business of BSB or the BSB Subsidiaries consistent with past practices (which shall include, for BSB and for BSB Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank of Atlanta or the FHFB, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose or suffer the imposition on any Asset of any BSB Company of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers and Liens in effect as of the date hereof that are disclosed in the BSB Disclosure Memorandum); or

          (c) repurchase, redeem or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any BSB Company, or declare or pay any dividend or make any other distribution in respect of BSB's capital stock;

          (d) except for this Agreement and except with respect to options outstanding on the date hereof, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of BSB Common Stock or any other capital stock of any BSB Company, or any stock appreciation rights, or any option, warrant, conversion or other Right to acquire any such stock or any security convertible into any such stock; or

          (e) adjust, split, combine or reclassify any capital stock of any BSB Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of BSB Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber (x) any shares of capital stock of any BSB Subsidiary (unless any such shares of stock are sold or otherwise transferred to another BSB Company) or (y) any Asset other than in the ordinary course of business for reasonable and adequate consideration; or

          (f) except for purchases of U.S. Treasury securities, U.S. Government agency securities or Freddie Mac, Fannie Mae, Ginnie Mae or other investment grade securities, purchase any securities or make any Material investment, either by purchase of stock or securities, contributions to capital, Asset transfers or purchase of any Assets, in any Person other than a wholly-owned BSB Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity or (iii) the creation of new wholly-owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

          (g) grant any increase in compensation or benefits to the employees or officers of any BSB Company, except in accordance with past practice disclosed in Section 6.2(g) of the BSB Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement; except as authorized by Section 7.13 of this Agreement, enter into or amend any severance agreements with officers of any BSB Company; grant any Material increase in fees or other increases in compensation or other benefits to directors of any BSB Company, except in accordance with past practice disclosed in Section 6.2(g) of the BSB Disclosure Memorandum; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or

          (h) except as authorized by Section 7.13 of this Agreement, enter into or amend any employment Contract between any BSB Company and any Person (unless such amendment is required by Law) that the BSB Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

          (i) adopt any new employee benefit plan as such term is defined in
     Section 3.2 of ERISA or make any Material change in or to any other employee benefit plans of any BSB Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax-qualified status of any such plan; or

          (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

          (k) commence any Litigation other than in accordance with past practice or settle any Litigation involving any Liability of any BSB Company for Material money damages or restrictions upon the operations of any BSB Company; or

          (l) except in the ordinary course of business, modify, amend or terminate any Material Contract or waive, release, compromise or assign any Material Contract or waive, release, compromise or assign any Material rights or claims.

     6.3 Covenants of Republic. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Republic covenants and agrees that it shall (i) continue to conduct its business and the business of its Subsidiaries in a manner designed, in its reasonable judgment, to enhance the long-term value of the Republic Common Stock and the business prospects of the Republic Companies and (ii) take no action that would (a) materially adversely affect the ability of any party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(b) of this Agreement, or (b) materially adversely affect the ability of any party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any Republic Company from discontinuing or disposing of any of its Assets or business if such action is, in the judgment of Republic, desirable in the conduct of the business of Republic and its Subsidiaries.

     6.4 Adverse Changes in Condition. Each party agrees to give written notice promptly to the other party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries that (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it, or (ii) would cause or constitute a Material breach of any of its representations, warranties or covenants contained herein, and to use its reasonable effects to prevent or promptly to remedy the same.

     6.5 Reports. Each party and its Subsidiaries shall file all reports required to be filed by it with the Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC or OTS, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders' equity and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC or the OTS will comply in all Material respects with the Securities Laws and will not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                   ARTICLE 7

                             ADDITIONAL AGREEMENTS

     7.1 Registration Statement; Proxy Statement; Stockholder Approval. As soon as reasonably practicable after execution of this Agreement, Republic (i) as sole stockholder of the Bank, shall approve this Agreement and (ii) shall file the Registration Statement with the SEC and shall use its reasonable efforts to cause the Registration Statement to become effective under the Securities Act and take any action required to be taken under the applicable state blue sky or other Securities Laws in connection with the issuance of the shares of Republic Common Stock upon consummation of the Merger. BSB shall furnish all information concerning it and the holders of the BSB Common Stock as Republic may reasonably request in connection with such action. BSB shall call a Stockholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and such other related matters as they deem appropriate. In connection with the Stockholders' Meeting, (i) BSB shall mail the Proxy Statement/Prospectus to its stockholders, (ii) the parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement/Prospectus, (iii) the Board of Directors of BSB shall recommend (subject to compliance with their fiduciary duties as advised by counsel) to their stockholders the approval of the matters submitted for approval, and (iv) the Board of Directors and officers of BSB shall (subject to compliance with their fiduciary duties as advised by counsel) use their reasonable efforts to obtain such stockholders' approval.

     7.2 Exchange Listing. Republic shall use its reasonable efforts to list, prior to the Effective Time, on the National Market, subject to official notice of issuance, the shares of Republic Common Stock to be issued to the holders of BSB Common Stock pursuant to the Merger.

     7.3 Applications. Republic shall promptly prepare and file, and BSB shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement.

     7.4 Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, the Bank and BSB shall execute and file a Certificate of Merger with the Department.

     7.5 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each party agrees to use, and to cause its Subsidiaries to use, its reasonable best efforts to take, or cause to be taken, all actions and to do or cause to be done all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable best efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 8 of this Agreement; provided that nothing herein shall preclude either party from exercising its rights under this Agreement. Each party shall use, and shall cause each of its Subsidiaries to use, its reasonable best efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     7.6 Investigation and Confidentiality. (a) Prior to the Effective Time, each party shall keep the other party advised of all Material developments relevant to its business and to consummation of the Merger and shall permit the other party to make or cause to be made such investigation of its business and properties and those of its Subsidiaries and of their respective financial and legal conditions as the other party reasonably requests; provided, that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operation. No investigation by a party shall affect the representations and warranties of the other party.

     (b) Each party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other party concerning its and its Subsidiaries' businesses, operations and financial positions ("Confidential Information") and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. Each party shall maintain the confidentiality of all Confidential Information obtained in connection with this Agreement or the transactions contemplated hereby unless: (i) such information becomes publicly available through no fault of such party, or was, is or becomes available to that party from a source other than the other party or its Representatives, which source was itself not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality with respect to that information; or (ii) the furnishing or use of such information is required by proper judicial, administrative or other legal proceeding; provided, that the other party is promptly notified in writing of such request, unless such notification is not, in the opinion of counsel, permitted by Law. Each party and its Representatives will hold and maintain all Confidential Information in confidence and will not disclose to any third party or permit any third party access to any Confidential Information or the substance thereof; provided, that a party may disclose Confidential Information to such of its Representatives who need to know such information in connection with the transactions contemplated hereby. If this Agreement is terminated prior to the Effective Time, each party shall promptly return or certify the destruction of all documents and copies thereof and all work papers containing Confidential Information received from the other party.

     (c) Each party agrees to give the other party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other party, which it has discovered through the course of its investigation, that represents, or is reasonably likely to represent, either a Material breach of any representation, warranty, covenant or agreement of the other party or that has had or is reasonably likely to have a Material Adverse Effect on the other party.

     7.7 Press Releases. Prior to the Effective Time, Republic and BSB shall mutually agree upon and jointly issue any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 7.7 shall be deemed to prohibit any party from making any disclosure that its counsel deems necessary or advisable in order to satisfy such party's disclosure obligations imposed by Law.

     7.8 Certain Actions. Except with respect to this Agreement and the transactions contemplated hereby, no BSB Company nor any Affiliate thereof nor any Representatives thereof retained by any BSB Company shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of BSB's Board of Directors as advised by counsel, no BSB Company or any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to or enter into any Contract with respect to, any Acquisition Proposal, but BSB may communicate information about such an Acquisition Proposal to its stockholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. BSB shall promptly notify Republic orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. BSB shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing and (ii) direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing.

     7.9 Tax Treatment. Each of the parties undertakes and agrees to use its reasonable efforts to cause the Merger and to take no action which would cause the Merger not to qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the Code for federal income tax purposes.

     7.10 State Takeover Laws. Each BSB Company shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable state or federal "moratorium", "control share", "fair price", "business combination" or other anti-takeover statute or regulation ("Takeover Laws").

     7.11 Charter Provisions. Each BSB Company shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any Rights to any Person under the Charter or Articles of Incorporation, By-Laws or other governing instruments of any BSB Company or restrict or impair the ability of Republic or any of its Subsidiaries to vote, or otherwise to exercise the Rights of a stockholder with respect to, shares of any BSB Company that may be directly or indirectly acquired or controlled by it.

     7.12 Agreement of Affiliates. BSB has disclosed in Section 7.12 of the BSB Disclosure Memorandum each Person whom it reasonably believes is an "affiliate" of BSB for purposes of Rule 145 under the Securities Act. BSB shall use its reasonable efforts to cause each such Person to deliver to Republic not later than 30 days prior to the Effective Time, a written agreement, in substantially the form of Exhibit 1, providing that such Person will not sell, pledge, transfer or otherwise dispose of the shares of BSB Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer or otherwise dispose of the shares of Republic Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the Securities Act and the rules and regulations thereunder, and Republic shall be entitled to place restrictive legends upon certificates for shares of Republic Common Stock issued to affiliates of BSB pursuant to this Agreement to enforce the provisions of this
Section 7.12. Republic shall not be required to maintain the effectiveness of the Registration Statement under the Securities Act for the purposes of resale of Republic Common Stock by such affiliates.

     7.13 Employee Benefits and Contracts. (a) Following the Effective Time, Republic shall provide generally to officers and employees of the BSB Companies, who at or after the Effective Time become employees of a Republic Company, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Republic Common Stock except as set forth in this Section 7.13), on terms and conditions that when taken as a whole are substantially similar to those currently provided by the Republic Companies to their similarly situated officers and employees. For purposes of participation and vesting (but not accrual of benefits) under such employee benefit plans, (i) service as an employee of BSB shall be treated as service under Republic's qualified defined benefit plans, (ii) service as an employee of BSB shall be treated as service under Republic's qualified defined contribution plans, and (iii) service as an employee of BSB shall be treated as service under Republic's various benefit plans offered to its employees.

     (b) Republic shall honor on terms reasonably agreed upon by the parties thereto all employment, severance, consulting and other compensation Contracts either authorized by Section 7.13(b) of this Agreement or disclosed in Section
7.13 of the BSB Disclosure Memorandum to Republic between any BSB Company and any current or former director, officer or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the BSB Benefit Plans.

     7.14 Indemnification. (a) Until such times as the applicable statute of limitations shall have expired with respect to any such Liabilities, Republic shall indemnify, defend and hold harmless the present and former directors, officers, employees and agents of the BSB Companies (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the full extent permitted under Florida Law and the OTS Regulations, and by BSB's Charter and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation. Without limiting the foregoing, in any case in which approval by Republic is required to effectuate any indemnification, Republic shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Republic and the Indemnified Party.

     (b) If Republic or any of its successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its Assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Republic shall assume the obligations set forth in this Section 7.14.

     (c) The provisions of this Section 7.14 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party, his or her heirs and representatives.

     7.15 Certain Modifications. Republic and BSB shall consult with respect to their loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and BSB shall make such modifications or changes to its policies and practices, if any, prior to the Effective Time, as may be mutually agreed upon. Republic and BSB also shall consult with respect to the character, amount and timing of restructuring and Merger-related expense charges to be taken by each of the parties in connection with the transactions contemplated by this Agreement and shall take such charges in accordance with GAAP, prior to the Effective Time, as may be mutually agreed upon by the parties. Neither parties' representations, warranties and covenants contained in this Agreement shall be deemed to be inaccurate or breached in any respect as a consequence of any modifications or charges undertaken solely on account of this Section 7.15.

     7.16 Conversion of Data Processing System. BSB hereby certifies that it has notified its outside data processing service provider of its intent to terminate its data processing Contract effective October 6, 1998. BSB shall take such steps as may reasonably requested by Republic to convert to the Bank's outside data processing service provider, commencing upon termination of BSB's existing contract, and to coordinate the transition of the data processing systems of BSB to those of the Bank upon consummation of the Merger. In connection therewith, the parties agree as follows:

          (a) Termination by BSB of its data processing contract as provided herein shall not constitute a breach of any warranty, representation or covenant contained in this Agreement.

          (b) In the event the transition to the data processing service of the Bank results in increased costs over that provided in BSB's existing contract (including, without limitations, start up fees, item processing costs, conversion fees and expenses), Republic shall reimburse BSB for such costs upon request. Such increased costs, to the extent they are incurred during a month prior to the month in which regulatory approvals are received to consummate the Merger, shall be treated as income of BSB for the purposes of Section 2.1(b) of this Agreement.

          (c) In the event the Agreement is terminated for any reason, Republic and the Bank shall indemnify and hold BSB harmless from all costs, liabilities and expenses (including costs resulting from customer claims) incurred by BSB in (i) terminating such agreement or Contract it may have entered into with the Bank's data processing service provider, and (ii) the resumption of data processing services from its current processing service provider or such other provider as it may reasonably select. In connection therewith, Republic and the Bank shall take all reasonable steps to assure that BSB continues to receive data processing services from the Bank's data processing service provider, and time as may be required to effect an orderly transition to a new provider.

          (d) Notwithstanding any other provision of this Agreement, the provisions of this Section 7.16 shall survive the termination of this Agreement.
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

     7.17 Pooling Treatment of the Merger. Republic and the Bank acknowledge that in the event an agreement by BSB to sell or the sale by BSB of the real estate and building owned by BSB at 2222 Ponce de Leon Boulevard, Coral Gables, Florida results in a different accounting treatment other than a "pooling of interests", Republic and the Bank may not assert such event as a cause or condition that might permit them to refuse to consummate the transactions contemplated by this Agreement.

                                   ARTICLE 8

               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

     8.1 Conditions to Obligations of Each Party. The respective obligations of each party to perform this Agreement and to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both parties pursuant to Section 10.6 of this Agreement:

          (a) Stockholder Approval. The stockholders of BSB, and Republic, as sole stockholder of the Bank, shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law, by the provisions of any governing instrument, or by the rules of the NASD.

          (b) Regulatory Approvals. All Consents of, filings and registration with and notifications to all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority that is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) that in the reasonable judgment of the Board of Directors of Republic would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, Republic would not, in its reasonable judgement, have entered into this Agreement.

          (c) Consents and Approvals. Each party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 8.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such party that, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such party. No Consent so obtained that is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of Republic or BSB would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

          (d) Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action that prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

          (e) Registration Statement. The Registration Statement shall have become effective under the Securities Act, no stop Orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the Securities Act relating to the issuance or trading of the shares of Republic Common Stock issuable pursuant to the Merger shall have been received.

          (f) Tax Matters. Each party shall have received a written opinion or opinions from its respective counsel in a form reasonably satisfactory to such parties (the "Tax Opinions"), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and (ii) the exchange in the Merger of BSB Common Stock for Republic Common Stock will not give rise to gain or loss to the stockholders of BSB with respect to such exchange (except to the extent of any cash received). In rendering such Tax Opinions, such counsel shall be entitled to rely upon representations of officers of BSB and Republic reasonably satisfactory in form and substance to such counsel.

     8.2 Conditions to Obligations of Republic. The obligations of Republic to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Republic pursuant to Section 10.6(a) of this Agreement:

          (a) Representations and Warranties. Each of the representations and warranties of BSB set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties that are confined to a specified date shall speak only as of such date). The representations and warranties of BSB set forth in Section 4.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties set forth in Sections 4.18 and 4.19 shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of BSB set forth in this Agreement (including the representations and warranties set forth in Sections 4.3, 4.18 and 4.19) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on BSB; provided that, for purposes of this sentence only, those representations and warranties which are qualified by reference to "Material" or "Material Adverse Effect" or to the "Knowledge" of BSB or to a matter being "known" by BSB shall be deemed not to include such qualifications.

          (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of BSB to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

          (c) Certificates. BSB shall have delivered to Republic (i) a certificate, dated as of the Closing Date and signed on its behalf by its duly authorized officers, to the effect that the conditions of its obligations set forth in Sections 8.2(a) and 8.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by BSB's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Republic and its counsel shall request.

          (d) Legal Opinion. Republic shall have received the opinions of Alston & Bird LLP, counsel to BSB, or other counsel reasonably acceptable to Republic, dated as of the Closing Date or such earlier date as may be agreed to by the parties, with respect to such matters related to BSB and the Merger as Republic may reasonably request. As to certain matters of fact, such counsel may rely on certificates of public officials and senior officers of BSB knowledgeable and having responsibility with respect to the matters covered by such certificate.

     8.3 Conditions to Obligations of BSB. The obligations of BSB to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by BSB pursuant to Section 10.6(b) of this Agreement.

     (a) Representations and Warranties. For purposes of this Section 8.3(a), the accuracy of the representations and warranties of Republic and the Bank set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Republic and the Bank set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of Republic and the Bank set forth in Section 5.14 of this Agreement shall be true and correct in all Material respects. There shall not exist inaccuracies in the representations and warranties of Republic and the Bank set forth in this Agreement (including the representations and warranties set forth in Sections 5.3 and 5.14) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Republic; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "Material" or "Material Adverse Effect" or to the "Knowledge" of Republic or to a matter being "known" by Republic shall be deemed not to include such qualifications.

     (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Republic to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

     (c) Certificates. Republic shall have delivered to BSB (i) a certificate, dated as of the Closing Date and signed on its behalf by its duly authorized officers, to the effect that the conditions of its obligations set forth in Sections 8.3(a) and 8.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Republic's Board of Directors and Republic's approval, as sole stockholder to the Bank, evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as BSB and its counsel shall request.

     (d) Legal Opinion. BSB shall have received the opinions of Holland & Knight LLP, special counsel to Republic, dated as of the Closing Date or such earlier date as may be agreed to by the parties, with respect to such matters related to Republic and the Merger as BSB may reasonably request. As to certain matters of fact, such counsel may rely on certificates of public officials and senior officers of BSB knowledgeable and having responsibility with respect to the matters covered by such certificate.

                                   ARTICLE 9

                                  TERMINATION

     9.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of BSB, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a) By mutual consent of the Board of Directors of Republic and the Board of Directors of BSB; or

          (b) By the Board of Directors of either party (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 8.2(a) of this Agreement in the case of BSB and Section 8.3(a) of this Agreement in the case of Republic or in Material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other party contained in this Agreement that cannot be or has not been cured within 30 days after the giving or written notice to the breaching party of such inaccuracy and which inaccuracy would provide the terminating party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 8.2(a) of this Agreement in the case of Republic and Section 8.3(a) of this Agreement in the case of BSB; or

          (c) By the Board of Directors of either party in the event of a Material breach by the other party of any covenant or agreement contained in this Agreement that cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or

          (d) By the Board of Directors of either party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the stockholders of BSB fail to vote their approval of the matters submitted for the approval at the Stockholders' Meeting where the transactions were presented to such stockholders for approval and voted upon; or

          (e) By the Board of Directors of either party in the event that the Merger shall not have been consummated by December 1, 1998, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the party electing to terminate pursuant to this Section 9.1(e); or

          (f) By the Board of Directors of either party (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 8.2(a) of this Agreement in the case of BSB and Section 8.3(a) of this Agreement in the case of Republic or in Material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 9.1(e) of this Agreement.

     9.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 9.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this
Section 9.2, Section 7.6(b), Section 7.16 and Article 10 of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to
Section 9.1(b), 9.1(c), or 9.1(f) of this Agreement shall not relieve the breaching party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

     9.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants and agreements of the parties shall not survive the Effective Time except this Section 9.3 and Articles 1, 2, 3, and 10 and Sections 7.12 and 7.14 of this Agreement.

                                   ARTICLE 10

                                 MISCELLANEOUS

     10.1 Definitions. (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

          "Acquisition Proposal" with respect to a party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or Assets of, or other business combination involving such party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the Assets of, such party or any of its Subsidiaries.

          "Affiliate" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such a capacity.

          "Agreement" shall mean this Amended and Restated Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

          "Assets" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character and description, whether real, personal, or mixed, tangible or intangible, accrued or contingent or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

          "BHC Act" shall mean the Bank Holding Company Act of 1956, as amended.

          "BSB Common Stock" shall mean the $4.00 par value common stock of BSB.

          "BSB Companies" shall mean, collectively, BSB and all BSB
     Subsidiaries.

          "BSB Disclosure Memorandum" shall mean the written information entitled "Bankers Savings Bank Disclosure Memorandum" previously delivered to Republic describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section or subsection of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section or subsection shall not be deemed to be disclosed for purposes of any other Section or subsection not specifically referenced with respect thereto.

          "BSB Financial Statements" shall mean (i) statements of income, changes in stockholders' equity and cash flows (including related notes and schedules, if any, for each of the three years ended December 31, 1997, 1996 and 1995, as filed by BSB in SEC Documents and (ii) the consolidated statements of condition of BSB (including related notes and schedule, if any) and related statements of income, changes in stockholders' equity and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 1997.

          "BSB Subsidiaries" shall mean the Subsidiaries of BSB, which shall include any corporation, bank, savings association or other organization acquired as a Subsidiary of BSB in the future and owned by BSB at the Effective Time.

          "Closing Date" shall mean the date on which the Closing occurs.

          "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

          "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

          "Default" shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or
     (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate or to accelerate, increase or impose any Liability under, any Contract, Order or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a party.

          "Department" shall mean the Florida Department of Banking and Finance.

          "Environmental Laws" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) that are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Material.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          "Exhibits", inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

          "FDIC" shall mean the Federal Deposit Insurance Corporation.

          "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

          "Hazardous Material" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance or toxic substance (as those terms are defined by any applicable Environmen-tal Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products or oil (and specifically shall include asbestos requiring abatement, removal or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

          "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean the personal knowledge of the chairman, president, chief financial officer, chief accounting officer, chief credit officer, general counsel, and any assistant or deputy general counsel, or any senior or executive vice president of such Person and the knowledge of any such persons obtained or which would have been obtained from a reasonable investigation.

          "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

          "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

          "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, and (ii) for parties or their Subsidiaries that are depository institutions, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business.

          "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a party, its business, its Assets (including Contracts related to it) or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by the Regulatory Authorities.

          "Loan Property" shall mean any property owned, leased or operated by the party in question or by any of its Subsidiaries or in which such party or Subsidiary holds a security or other interest (including an interest in fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

          "Material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided, that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

          "Material Adverse Effect" on a party shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business or results of operations of such party and its Subsidiaries, taken as a whole, or (ii) the ability of such party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of a party (or any of its Subsidiaries) taken with the prior informed consent of the other party in contemplation of the transactions contemplated hereby, and (d) the Merger and compliance with the provisions of this Agreement on the operating performance of the parties.

          "NASD" shall mean the National Association of Securities Dealers, Inc.

          "National Market" shall mean The Nasdaq National Market.

          "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

          "OTS" shall mean the Office of Thrift Supervision.

          "Participation Facility" shall mean any facility or property in which the party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

          "Permit" shall mean any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

          "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert or any person acting in a representative capacity.

          "Proxy Statement/Prospectus" shall mean the proxy statement used by BSB to solicit the approval at the Stockholders' Meeting of the transactions contemplated by this Agreement, which shall include the prospectus of Republic relating to the issuance of the Republic Common Stock to holders of BSB Common Stock.

          "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the OTS, the Office of the Comptroller of the Currency, the FDIC, all state regulatory agencies having jurisdiction over Republic, the Bank, BSB and their respective Subsidiaries, the NASD and the SEC.

          "Republic Common Stock" shall mean the $2.00 par value common stock of Republic.

          "Republic Companies" shall mean, collectively, Republic and all Republic Subsidiaries.

          "Republic Disclosure Memorandum" shall mean the written information entitled "Republic Bancshares, Inc. Disclosure Memorandum" delivered prior to the date of this Agreement to BSB describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section or subsection of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section or subsection shall not be deemed to be disclosed for purposes of any other Section or subsection not specifically referenced with respect thereto.

          "Republic Financial Statements" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of Republic as of December 31, 1997 and 1996, and the consolidated statements of condition (including related notes and schedules, if any) of the Bank as of December 31, 1995, and the related restated statements of income, changes in stockholders' equity and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 1997, 1996 and 1995, as filed by Republic or the Bank in SEC Documents and (ii) the consolidated statements of condition of Republic (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 1997.

          "Republic Preferred Stock" shall mean the $20.00 par value noncumulative convertible perpetual preferred stock of Republic.

          "Republic Subsidiaries" shall mean the Subsidiaries of Republic and any corporation, bank, savings association or other organization acquired as a Subsidiary of Republic in the future and owned by Republic at the Effective Time.

          "Rights" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other rights.

          "SEC" shall mean the United States Securities and Exchange Commission.

          "SEC Documents" shall mean all forms, proxy statements, registration statements, reports, schedules and other documents filed or required to be filed by a party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

          "Securities Act" shall mean the Securities Act of 1933, as amended.

          "Securities Laws" shall mean the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

          "Stockholders' Meeting" shall mean the meeting of the stockholders of BSB to be held pursuant to Section 7.1 of this Agreement, including any adjournment or adjournments thereof.

          "Subsidiaries" shall mean all those corporations, banks, associations or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

          "Tax" or "Taxes" shall mean all federal, state, local and foreign taxes, charges, fees, levies, imposts, duties or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions thereto.

          "Taxable Period" shall mean any period prescribed by any governmental authority, including the United States or any state, local or foreign government or subdivision or agency thereof for which a Tax Return is required to be filed or Tax is required to be paid.

          "Tax Return" shall mean any report, return, information return or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a party or its Subsidiaries.

     (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Average Market Price.....................................  Section 2.1(b)
BSB Benefit Plans........................................  Section 4.13(a)
BSB ERISA Plan...........................................  Section 4.13(a)
BSB Options..............................................  Section 2.1(c)
BSB Pension Plan.........................................  Section 4.13(a)
BSB Reports..............................................  Section 4.5(a)
Certificate of Merger....................................  Section 1.4
Closing..................................................  Section 1.3
Code.....................................................  Preamble
Confidential Information.................................  Section 7.6
Effective Time...........................................  Section 1.4
Exchange Agent...........................................  Section 3.1
Exchange Ratio...........................................  Section 2.1(b)
FHLB.....................................................  Section 4.1(b)
Indemnified party........................................  Section 7.14
Market Value of Republic Common Stock....................  Section 2.1(b)
Merger...................................................  Preamble
OTS Regulations..........................................  Section 1.2
Republic SEC Reports.....................................  Section 5.5(a)
Takeover Laws............................................  Section 7.10
Tax Opinion..............................................  Section 8.1(f)

     (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

     10.2 Expenses. (a) BSB may (i) pay a fee to RP Financial, LC. (an investment banking firm selected by BSB) in connection with a fairness opinion regarding the transactions contemplated by this Agreement, and (ii) reimburse an individual in connection with actual costs incurred in connection with engaging in certain discussions with Republic, such reimbursement not to exceed $5,000. Except as set forth in the preceding sentence, each of the parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees and fees and expenses of its own financial or other consultants, investment brokers, accountants and counsel, except that each of the parties shall bear and pay one-half of the printing costs incurred in connection with the printing and filing of the Registration Statement and the Proxy Statement/Prospectus.

     (b) Nothing contained in this Section 10.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a party of the terms of this Agreement or otherwise limit the rights of the nonbreaching party.

     10.3 Brokers and Finders. Each of the parties represents and warrants that neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his, her or its representing or being retained by or allegedly representing or being retained by BSB or Republic, each of BSB and Republic, as the case may be, agrees to indemnify and hold the other party harmless of and from any Liability in respect of any such claim.

     10.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties or their respective successors, any rights, remedies, obligations or

Liabilities under or by reason of this Agreement, other than as provided in Sections 6.12 and 7.14 of this Agreement.

     10.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the parties upon the approval of the Boards of Directors of each of the parties, whether before or after stockholder approval of this Agreement has been obtained; provided, that the provisions of this Agreement relating to the manner or basis in which shares of BSB Common Stock will be exchanged for Republic Common Stock shall not be amended after the Stockholder's Meeting without the requisite approval of the holders of the issued and outstanding shares of BSB Common Stock entitled to vote thereon.

     10.6 Waivers. (a) Prior to or at the Effective Time, Republic, acting through its Board of Directors, chief executive officer, chief financial officer or other authorized officer shall have the right to waive any Default in the performance of any term of this Agreement by BSB, to waive or extend the time for the compliance or fulfillment by BSB of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Republic under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Republic.

     (b) Prior to or at the Effective Time, BSB, acting through its Board of Directors, chief executive officer, chief financial officer or other authorized officer shall have the right to waive any Default in the performance of any term of this Agreement by Republic, to waive or extend the time for the compliance or fulfillment by Republic of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of BSB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of BSB.

     (c) The failure of any party at any time to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

     10.7 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of Law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     10.8 Notices. All notices or other communications that are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage prepaid, or by courier or overnight carrier to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

     BSB: Bankers Savings Bank
        2222 Ponce de Leon Blvd.
        Coral Gables, FL 33134
        Telecopy No.: (305) 567-8933
        Attn: Octavio Hernandez
               President

     Copy to Counsel:

             John L. Douglas, Esq.
             Alston & Bird LLP
             One Atlantic Center
             1201 West Peachtree Street, Suite 4000
             Atlanta, GA 30309
             Telecopy No.: (404) 881-7777

     Republic:  Republic Bancshares, Inc.
             111 Second Avenue, N.E., Suite 300
             St. Petersburg, Florida 33701
             Telecopy No.: (813) 825-0269
             Attn: John W. Sapanski Chairman of the Board
                    Chief Executive Officer and President

     Copy to Counsel:

             Republic Bancshares, Inc.
             111 Second Avenue, N.E., Suite 300
             St. Petersburg, Florida 33701
             Telecopy No.: (813) 895-5791
             Attn: Christopher M. Hunter, Esq.
                    General Counsel

     10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida, without regard to any applicable conflicts of Laws, except to the extent that the provisions of Title 12 of the United States Code and the OTS Regulations and the implementing regulations of the FDIC govern the transactions contemplated by this Agreement.

     10.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     10.11 Captions. The captions contained in this Agreement are for reference purposes only and are part of this Agreement.

     10.12 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of the parties.

     10.13 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     10.14 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

BANKERS SAVINGS BANK, FSB


  By:            /s/ JOHN C. HANSEN                      By:           /s/ OCTAVIO HERNANDEZ
  ------------------------------------------------       ------------------------------------------------
                 Assistant Secretary                                     Octavio Hernandez
                                                                             President

[CORPORATE SEAL]

REPUBLIC BANCSHARES, INC.

  By:          /s/ CHRISTOPHER M. HUNTER                 By:          /s/ JOHN W. SAPANSKI
  ------------------------------------------------       ------------------------------------------------
                Christopher M. Hunter                                    John W. Sapanski
                 Corporate Secretary                                  Chairman of the Board,
                                                                      Chief Executive Officer
                                                                           and President

[CORPORATE SEAL]

REPUBLIC BANK

  By:         /s/ CHRISTOPHER M. HUNTER                  By:           /s/ JOHN W. SAPANSKI
  ------------------------------------------------       ------------------------------------------------
                Christopher M. Hunter                                    John W. Sapanski
                      Secretary                                       Chairman of the Board,
                                                                      Chief Executive Officer
                                                                           and President

[CORPORATE SEAL]

                                                                      APPENDIX B



                               September 25, 1998



Board of Directors


Bankers Savings Bank, FSB


2220 Ponce De Leon Boulevard


Coral Gables, Florida 33134



Members of the Board:



     You have requested RP Financial, LC. ("RP Financial") to provide you with an opinion as to the fairness from a financial point of view to the shareholders of Bankers Savings Bank, FSB, a federally-chartered savings bank ("BSB"), of the Agreement and Plan of Merger dated as of March 2, 1998, and amended and restated as of September 4, 1998 (the "Agreement"), by and among Republic Bancshares, Inc., St. Petersburg, Florida, a Florida Corporation ("Bancshares"), its wholly owned subsidiary, Republic Bank ("Republic"), and BSB. The Agreement is incorporated herein by reference. Unless otherwise defined, all capitalized terms incorporated herein have the meanings ascribed to them in the Agreement.



SUMMARY DESCRIPTION OF CONSIDERATION



     At the Effective Time, each share of common stock of BSB issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into shares of Bancshares Common Stock (the "Merger Consideration") at an Exchange Ratio. The Exchange Ratio of BSB Common Stock shares into Bancshares Common Stock shares will be determined by (a) calculating the December 31, 1997 book value of BSB less the dollar amount of certain change in control payments to be made to BSB's executive officers ($4,237,000 minus $250,000 or $3,987,000); (b) adding to (or subtracting from)
$3,987,000 any profits earned (or losses incurred) by BSB in 1998 through the month-end prior to the date on which the Special Meeting is held; (c) multiplying the sum in (b) by 1.7; (d) adding to the product in (c) $2,020,000, which represents the difference between the sales price of BSB's main office facility and its book value as of December 31, 1997; (e) dividing the resulting sum in (d) by the total number of shares of BSB Common Stock outstanding at the Effective Time, yielding a fixed per share value for each share of BSB Common Stock (the "BSB Per Share Value"); and (f) dividing the resulting quotient by the Market Value of Bancshares' Common Stock (as defined below). "Market Value of Bancshares' Common Stock" is defined as $25.00 unless the reported average closing prices by the National Market for the twenty (20) consecutive trading days ending on the third business day immediately preceding the Effective Time ("Twenty Day Average Market Price") for a share of Bancshares Common Stock is greater than $27.50 or lower than $22.50, in which case the Market Value of Bancshares' Common Stock is the mean between the Twenty Day Average Market Price and $25.00.



     Each of the options to purchase BSB Common Stock issued and outstanding at the Effective Time, shall cease to be outstanding and shall be converted into and exchanged for the Right to acquire Bancshares Common Stock on substantially the same terms applicable to the BSB options. The number of shares of Bancshares Common Stock to be issued pursuant to the exercise of such options shall equal the number of shares of BSB Common Stock subject to such options multiplied by the Exchange Ratio, provided that no fractions of shares of Bancshares Common Stock shall be issued, and the number of shares of Bancshares Common Stock to be issued upon the exercise of the BSB options, if a fractional share exists, shall equal the number of whole shares obtained by rounding to the nearest whole number, giving account to such fraction. The exercise price for the acquisition of each share of Bancshares Common Stock shall be the exercise price for each share of BSB common stock subject to such options divided by the Exchange Ratio, provided that the aggregate purchase price shall be adjusted as appropriate for any rounding to whole shares that may be done.



     As of the record date, BSB had 705,333 shares of common stock issued and outstanding and 212,000 stock options outstanding. Cash will be paid in lieu of fractional shares.

RP FINANCIAL BACKGROUND AND EXPERIENCE



     RP Financial, as part of its financial institution valuation and consulting practice, is regularly engaged in the valuation of financial institution securities in connection with mergers and acquisitions of commercial banks and thrift institutions, initial and secondary offerings, mutual-to-stock conversions of thrift institutions, and business valuations for other corporate purposes for financial institutions. As specialists in the valuation of securities of financial institutions, RP Financial has experience in, and knowledge of, the Florida and Southeast markets for thrift and bank securities and financial institutions operating in Florida.



MATERIALS REVIEWED



     In rendering this fairness opinion, RP Financial reviewed the following material: (1) the Agreement including exhibits; (2) financial and other information for BSB, all with regard to balance and off-balance sheet composition, profitability, interest rates, volumes, maturities, trends, credit risk, interest rate risk, liquidity risk and operations: (a) audited financial statements for the fiscal years ended December 31, 1995 through 1997, (b) regulatory and internal financial and other reports through June 30, 1998, (c) the most recent proxy statement for BSB, (d) internal budgets and financial projections prepared by management and (e) BSB's management and Board comments regarding past and current business, operations, financial condition, and future prospects; and (3) financial and other information for Bancshares including: (a) audited financial statements for the fiscal years ended December 31, 1995 through 1997, incorporated in Annual Reports to shareholders, (b) Form 10K as of December 31, 1997, (c) shareholder, regulatory and internal financial and other reports through June 30, 1998, (d) internal budgets and financial projections prepared by management of Bancshares, (e) registration statement on Form S-4 dated as of September 24, 1998 and filed in conjunction with the issuance of common stock to BSB's stockholders; (f) the Proxy Statement furnished to BSB's stockholders in connection with the adoption of the Agreement; and (g) Bancshares' management comments regarding past and current business, operations, financial condition, and future prospects.



     In addition, RP Financial reviewed financial, operational, market area and stock price and trading characteristics for Bancshares and the stock price and relatively limited trading information available for BSB relative to publicly-traded banks and savings institutions, respectively, with comparable resources, financial condition, earnings, operations and markets. RP Financial also considered the economic and demographic characteristics in the local market area, and the potential impact of the regulatory, legislative and economic environments on operations for BSB and Bancshares and the public perception of banks and savings institutions. RP Financial also considered: (a) a transaction summary, as set forth in the Proxy Statement, of the financial terms of the Merger, including the aggregate Merger Consideration relative to tangible book value, trailing twelve month earnings, budgeted 1998 earnings, assets, and deposit liabilities of BSB; (b) the financial terms, financial condition, operating performance, and market area of other recently completed and pending mergers and acquisitions of comparable financial institution entities, including Florida transactions specifically and Southeast U.S. transactions both generally and specifically; (c) discounted cash flow analyses for BSB on a stand-alone basis, incorporating estimated earnings and equity levels implied by BSB's current business plan and future prospects; and (d) the pro forma impact on Bancshares of the acquisition of BSB, which is expected to be accounted for as a pooling. Furthermore, RP Financial also considered the pro forma impact of the Merger to the holders of BSB Common Stock (incorporating the Merger Consideration, transaction adjustments and potential earnings improvements), including the pro forma impact to the market value per share, tangible book value per share, and earnings per share of the Bancshares Common Stock. RP Financial also considered the greater liquidity characteristics of the Bancshares Common Stock relative to the BSB Common Stock, the enhanced competitive position of Bancshares resulting from the Merger, and the opportunities for Bancshares to increase earnings in the future. The results of these analyses and the other factors considered were evaluated as a whole, with the aggregate results indicating a range of financial parameters utilized to assess the Merger Consideration as described in the Agreement.



     In rendering its opinion, RP Financial relied, without independent verification, on the accuracy and completeness of the information concerning BSB and Bancshares furnished by the respective institutions to RP Financial for review, as well as publicly-available information regarding other financial institutions and economic and demographic data. BSB and Bancshares did not restrict RP Financial as to the material it was permitted to review. RP Financial did not perform or obtain any independent appraisals or evaluations of the assets and liabilities and potential and/or contingent liabilities of BSB or Bancshares.



     RP Financial expresses no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the merger as set forth in the Agreement to be consummated. In rendering its opinion, RP Financial assumed that, in the course of obtaining the necessary regulatory and governmental approvals for the Merger, no restriction will be imposed on Bancshares that would have a material adverse effect on the ability of the Merger to be consummated as set forth in the Agreement.



OPINION



     It is understood that this letter is directed to the Board of Directors of BSB in its consideration of the Agreement, and does not constitute a recommendation to any shareholder of BSB as to any action that such shareholder should take in connection with the Agreement, or otherwise.



     It is understood that this opinion is based on market conditions and other circumstances existing on the date hereof.



     It is understood that this opinion may be included in its entirety in any communication by BSB or its Board of Directors to the stockholders of BSB. It is also understood that this opinion may be included in its entirety in any regulatory filing by BSB or Bancshares, and that RP Financial consents to the summary of the opinion in the proxy materials of BSB, and any amendments thereto. Except as described above, this opinion may not be summarized, excerpted from or otherwise publicly referred to without RP Financial's prior written consent.



     Based upon and subject to the foregoing, and other such matters considered relevant, it is RP Financial's opinion that, as of the date hereof, the Merger Consideration to be received by BSB's shareholders, as described in the Agreement, is fair to such shareholders from a financial point of view.



                                          Respectfully submitted,



                                          RP FINANCIAL, LC.

                                                                      APPENDIX C

SECTION 552.14 DISSENTER AND APPRAISAL RIGHTS.

     (a) Right to demand payment of fair or appraised value. Except as provided in paragraph (b) of this section, any stockholder of a Federal stock association combining in accordance with sec. 552.13 of this part shall have the right to demand payment of the fair or appraised value of his stock: Provided, That such stockholder has not voted in favor of the combination and complies with the provisions of paragraph (c) of this section.

     (b) Exceptions. No stockholder required to accept only qualified consideration for his or her stock shall have the right under this section to demand payment of the stock's fair or appraised value, if such stock was listed on a national securities exchange or quoted on the National Association of Securities Dealers' Automated Quotation System ("NASDAQ") on the date of the meeting at which the combination was acted upon or stockholder action is not required for a combination made pursuant to sec. 552.13(h)(2) of this part. "Qualified consideration" means cash, shares of stock of any association or corporation which at the effective date of the combination will be listed on a national securities exchange or quoted on NASDAQ, or any combination of such shares of stock and cash.

     (c) Procedure -- (1) Notice. Each constituent Federal stock association shall notify all stockholders entitled to rights under this section, not less than twenty days prior to the meeting at which the combination agreement is to be submitted for stockholder approval, of the right to demand payment of appraised value of shares, and shall include in such notice a copy of this section. Such written notice shall be mailed to stockholders of record and may be part of management's proxy solicitation for such meeting.


     (2) Demand for appraisal and payment. Each stockholder electing to make a demand under this section shall deliver to the Federal stock association, before voting on the combination, a writing identifying himself or herself and stating his or her intention thereby to demand appraisal of and payment for his or her shares. Such demand must be in addition to and separate from any proxy or vote against the combination by the stockholder.


     (3) Notification of effective date and written offer. Within ten days after the effective date of the combination, the resulting association shall:

          (i) Give written notice by mail to stockholders of constituent Federal stock associations who have complied with the provisions of paragraph
     (c)(2) of this section and have not voted in favor of the combination, of the effective date of the combination;

          (ii) Make a written offer to each stockholder to pay for dissenting shares at a specified price deemed by the resulting association to be the fair value thereof; and

          (iii) Inform them that, within sixty days of such date, the respective requirements of paragraphs (c)(5) and (c)(6) of this section (set out in the notice) must be satisfied.

The notice and offer shall be accompanied by a balance sheet and statement of income of the association the shares of which the dissenting stockholder holds, for a fiscal year ending not more than sixteen months before the date of notice and offer, together with the latest available interim financial statements.

     (4) Acceptance of offer. If within sixty days of the effective date of the combination the fair value is agreed upon between the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section, payment therefor shall be made within ninety days of the effective date of the combination.

     (5) Petition to be filed if offer not accepted. If within sixty days of the effective date of the combination the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section do not agree as to the fair value, then any such stockholder may file a petition with the Office, with a copy by registered or certified mail to the resulting association, demanding a determination of the fair market value of the stock of all such stockholders. A stockholder entitled to file a petition under this section who fails to file such petition within sixty days of the effective date of the combination shall be deemed to have accepted the terms offered under the combination.

     (6) Stock certificates to be noted. Within sixty days of the effective date of the combination, each stockholder demanding appraisal and payment under this section shall submit to the transfer agent his certificates of stock for notation thereon that an appraisal and payment have been demanded with respect to such stock and that appraisal proceedings are pending. Any stockholder who fails to submit his or her stock certificates for such notation shall no longer be entitled to appraisal rights under this section and shall be deemed to have accepted the terms offered under the combination.

     (7) Withdrawal of demand. Notwithstanding the foregoing, at any time within sixty days after the effective date of the combination, any stockholder shall have the right to withdraw his or her demand for appraisal and to accept the terms offered upon the combination.


     (8) Valuation and payment. The Director shall, as he or she may elect, either appoint one or more independent persons or direct appropriate staff of the Office to appraise the shares to determine their fair market value, as of the effective date of the combination, exclusive of any element of value arising from the accomplishment or expectation of the combination. Appropriate staff of the Office shall review and provide an opinion on appraisals prepared by independent persons as to the suitability of the appraisal methodology and the adequacy of the analysis and supportive data. The Director after consideration of the appraisal report and the advice of the appropriate staff shall, if he or she concurs in the valuation of the of the shares, direct payment by the resulting association of the appraised fair market value of the shares, upon surrender of the certificates representing such stock. Payment shall be made, together with interest from the effective date of the combination, at a rate deemed equitable by the Director.


     (9) Costs and expenses. The costs and expenses of any proceeding under this section may be apportioned and assessed by the Director as he or she may deem equitable against all or some of the parties. In making this determination the Director shall consider whether any party has acted arbitrarily, vexatiously, or not in good faith in respect to the rights provided by this section.

     (10) Voting and distribution. Any stockholder who has demanded appraisal rights as provided in paragraph (c)(2) of this section shall thereafter neither be entitled to vote such stock for any purpose nor be entitled to the payment of dividends or other distributions on the stock (except dividends or other distribution payable to, or a vote to be taken by stockholders of record at a date which is on or prior to, the effective date of the combination): Provided, That if any stockholder becomes unentitled to appraisal and payment of appraised value with respect to such stock and accepts or is deemed to have accepted the terms offered upon the combination, such stockholder shall thereupon be entitled to vote and receive the distributions described above.

     (11) Status. Shares of the resulting association into which shares of the stockholders demanding appraisal rights would have been converted or exchanged, had they assented to the combination, shall have the status of authorized and unissued shares of the resulting association.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The provisions of the Florida Business Corporation Act (the "FBCA") and Bancshares' By-Laws (the "By-Laws") set forth the extent to which the Registrant's directors and officers may be indemnified against liabilities they may incur while serving in such capacities. The FBCA provisions for indemnification are summarized below.

     Section 607.0850(1) of the FBCA empowers a corporation to indemnify any person who was or is a party to any proceeding (other than an action by, or in right of, the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. This Subsection further provides that the termination of proceeding by judgment, order, settlement or conviction or upon a plea of nolo contender or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     Section 607.0850(2) empowers a corporation to indemnify any person who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable unless, any only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     Section 607.0850(3) provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in the defense of any proceeding referred to in the preceding subparagraphs, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith.

     Section 607.0850(4) provides that any indemnification under subsections (1) or (2), unless pursuant to a determination by a court, shall be made by the corporation only as authorized in a specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct as set forth in subsections (1) or (2). Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to such proceeding; (b) if such a quorum is not obtaining or, even if obtainable, by majority vote of a committee duly designated by the board of directors (in which directors who are parties may participate) consisting solely of two or more directors who are not at the time parties to the proceeding; (c) by independent legal counsel selected by the board of directors described in paragraph (a) or the committee described in paragraph (b), or if a quorum of the directors cannot be obtained for paragraph (a) and the committee cannot be designated under paragraph (b), selected by a majority vote of the full board of directors (in which directors who are parties may participate); or
(d) by the shareholders by a majority vote of a quorum consisting of shareholders who are not parties to such proceeding or, if no such quorum is obtainable, by a majority vote of shareholders who were not parties to such proceeding.

     Section 607.0850(5) provides that evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, persons specified by paragraph 4(c) shall evaluate the reasonableness of expenses and may authorize indemnification.

     Section 607.0850(6) provides that expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he is ultimately found not to be entitled to indemnification by the corporation. Expenses incurred by other employees and agents may be paid in advance upon terms or conditions that the board of directors deems appropriate.

     Section 607.0850(7) provides that the indemnification and advancement of expenses provided pursuant to this section are not exclusive, and the corporation is empowered to make any other or further indemnification or advancement of expenses of any of its directors, officers, employees or agents, under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, unless a judgement or other final adjudication establishes that such person's actions or omissions to act were material to the cause of action so adjudicated and constitute (a) a violation of the criminal law, unless such person had reasonable cause to believe that his conduct was lawful or had no reasonable cause to believe that his conduct was unlawful; (b) a transaction from which such person derived an improper personal benefit; (c) in the case of a director, a circumstance under which the liability provisions of Section 607.0834 of the FBCA are applicable; or (d) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor, or in a proceeding by or in the right of a shareholder.

     Section 607.0850(8) provides that indemnification and advancement of expenses shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators unless otherwise provided when authorized or ratified.

     Section 607.0850(9) provides that unless the corporation's articles of incorporation provide otherwise, notwithstanding the failure of a corporation to provide indemnification and despite any contrary determination of the board or of the shareholders of the specific case, a director, officer, employee or agent who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice that it considers necessary, may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses, if it determines that (a) the director, officer, employee or agent is entitled to mandatory indemnification under subsection (3), in which case the court shall also order the corporation to pay the director reasonable expenses incurred in obtaining court-ordered indemnification or advancement or expenses; (b) the director, officer, employee or agent is entitled to indemnification or advancement of expenses, or both, by virtue of the exercise by the corporation of its power pursuant to subsection (7); or (c) the director, officer, employee or agent is reasonably entitled to indemnification or advancement of expenses, or both, in view of all the relevant circumstances, regardless of whether such person meet the standard of conduct set forth in subsection (1), subsection (2) or subsection (7).

     Section 607.0850(12) provides that the corporation is empowered to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

     The Registrant maintains an insurance policy insuring the Registrant and directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits (See exhibit index immediately preceding the exhibits for the page number where each exhibit can be found).


EXHIBIT                         DESCRIPTION OF EXHIBITS
-------                         -----------------------
  2      --   Agreement and Plan of Merger, dated as of March 2, 1998 (as amended and restated as of September 4, 1998), by and among
              Bancshares, Republic and BSB (included as Appendix A to the
              Proxy Statement/Prospectus and incorporated by reference
              herein)
  3.1    --   Amended and Restated Articles of Incorporation of Bancshares
              (incorporated by reference from Exhibit 3.1 of Bancshares'
              Registration Statement on Form S-4, File No. 33-808895,
              dated December 28, 1995)
  3.2    --   By-Laws of Bancshares (incorporated by reference from
              Exhibit 3.2 of Bancshares Registration Statement on Form
              S-4, File No. 33-808895, dated December 28, 1995)
  4      --   Specimen Common Stock Certificate (incorporated herein by
              reference from Exhibit 4.1 of Registrant's Registration
              Statement on Form S-4, File No. 33-808895, dated December
              28, 1995)
  5      --   Opinion of Holland & Knight LLP, including consent*
  8.1    --   Opinion of Holland & Knight LLP regarding federal income tax matters, including consent
  8.2    --   Opinion of Alston & Bird LLP regarding federal income tax
              matters, including consent
 23.1    --   Consent of Arthur Andersen LLP regarding use of report
 23.2    --   Acknowledgement from Arthur Andersen LLP regarding
              Bancshares' Form 10-Q for the quarter ended June 30, 1998
 23.3    --   Consent of Deloitte & Touche LLP
 23.4    --   Consent of Holland & Knight LLP (included in Exhibit 5)*
 23.5    --   Consent of Alston & Bird LLP (included in Exhibit 8.2)
 23.6    --   Consent of RP Financial, LC.
 24      --   Powers of Attorney (included in the signature page on page
              II-5)*
 99      --   Form of Proxy of BSB


---------------


* Filed with Bancshares' Registration Statement on Form S-4 filed September 10, 1998, Registration No. 333-63137 and incorporated herein by reference.


     Schedules are omitted because they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

ITEM 22.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act.

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Registrant's Articles of Incorporation or By-Laws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes to respond to requests for information that are incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of responding to the request.

     (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and Bancshares being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Pre-effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Petersburg, State of Florida, on September 24, 1998.


                                          REPUBLIC BANCSHARES, INC.

                                          By:     /s/ JOHN W. SAPANSKI
                                            ------------------------------------
                                                      John W. Sapanski
                                                        Chairman and
                                                  Chief Executive Officer


                                          Date: September 24, 1998



     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.



                      SIGNATURE                                 DATE                      TITLE
                      ---------                                 ----                      -----

                /s/ JOHN W. SAPANSKI                     September 24, 1998    Chairman, Chief Executive
-----------------------------------------------------                            Officer and Director
                  John W. Sapanski                                               (principal executive
                                                                                 officer)

               /s/ WILLIAM R. FALZONE                    September 24, 1998    Treasurer (principal
-----------------------------------------------------                            financial and accounting
                 William R. Falzone                                              officer)

                          *                              September 24, 1998    Director
-----------------------------------------------------
                     Fred Hemmer

                          *                              September 24, 1998    Director
-----------------------------------------------------
                     Marla Hough

                          *                              September 24, 1998    Director
-----------------------------------------------------
                  William R. Hough

                          *                              September 24, 1998    Director
-----------------------------------------------------
                    Alfred T. May

                                                         September 24, 1998    Director
-----------------------------------------------------
                 William J. Morrison

              *By: /s/ JOHN W. SAPANSKI
  ------------------------------------------------
                  John W. Sapanski
                  Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT                         DESCRIPTION OF EXHIBITS
-------                         -----------------------
  2      --   Agreement and Plan of Merger, dated as of March 2, 1998 (as amended and restated as of September 4, 1998), by and among
              Bancshares, Republic and BSB (included as Appendix A to the
              Proxy Statement/Prospectus and incorporated by reference
              herein)
  3.1    --   Amended and Restated Articles of Incorporation of Bancshares
              (incorporated by reference from Exhibit 3.1 of Bancshares'
              Registration Statement on Form S-4, File No. 33-808895,
              dated December 28, 1995)
  3.2    --   By-Laws of Bancshares (incorporated by reference from
              Exhibit 3.2 of Bancshares Registration Statement on Form
              S-4, File No. 33-808895, dated December 28, 1995)
  4      --   Specimen Common Stock Certificate (incorporated herein by
              reference from Exhibit 4.1 of Registrant's Registration
              Statement on Form S-4, File No. 33-808895, dated December
              28, 1995)
  5      --   Opinion of Holland & Knight LLP, including consent*
  8.1    --   Opinion of Holland & Knight LLP regarding federal income tax matters, including consent
  8.2    --   Opinion of Alston & Bird LLP regarding federal income tax
              matters, including consent
 23.1    --   Consent of Arthur Andersen LLP regarding use of report
 23.2    --   Acknowledgement from Arthur Andersen LLP regarding
              Bancshares' Form 10-Q for the quarter ended June 30, 1998
 23.3    --   Consent of Deloitte & Touche LLP
 23.4    --   Consent of Holland & Knight LLP (included in Exhibit 5)*
 23.5    --   Consent of Alston & Bird LLP (included in Exhibit 8.2)
 23.6    --   Consent of RP Financial, LC.
 24      --   Powers of Attorney (included in the signature page on page
              II-5)*
 99      --   Form of Proxy of BSB


---------------


* Filed with Bancshares' Registration Statement on Form S-4 filed September 10, 1998, Registration No. 333-63137 and incorporated herein by reference.